Registration No. 333-171988

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1 to
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rodman & Renshaw Capital Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	6211	84-1374481

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1251 Avenue of the Americas
New York, NY 10020
(212) 356-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward Rubin
Chief Executive Officer
Rodman & Renshaw Capital Group, Inc.
1251 Avenue of the Americas
New York, NY 10020
(212) 356-0500
(212) 430-1711
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth S. Rose, Esq. Morse, Zelnick, Rose & Lander, LLP 405 Park Avenue, Suite 1401 New York, NY 10022 (212) 838-5030 (212) 208-6809 (facsimile)	Eden L. Rohrer, Esq. Darrel A. Rice, Esq. Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, TX 75219 (214) 651-5969 (214) 200-0664 (facsimile)

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

          If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED MARCH 15, 2011

HUDSON HOLDING CORPORATION
111 TOWN SQUARE PLACE, SUITE 1500A
JERSEY CITY, NEW JERSEY 07310

March 16, 2011

Dear Stockholder of Hudson Holding Corporation:

          You are cordially invited to attend the Special Meeting of Stockholders of Hudson Holding Corporation (referred to as the “Meeting”) that will be held on Friday, April 8, 2011, at 10:00 a.m., Eastern Daylight Time. Hudson Holding Corporation (referred to as “Hudson”) has entered into an Amended and Restated Agreement and Plan of Merger, dated as of January 4, 2011 (referred to as the “Merger Agreement”), with Rodman & Renshaw Capital Group, Inc. (referred to as “Rodman”). If the merger and the other transactions contemplated by the Merger Agreement (referred to as the “Merger”) are approved and consummated, Hudson will merge with and into a wholly owned subsidiary of Rodman and will no longer be a publicly held corporation. The Hudson board of directors has unanimously determined that the Merger and the Merger Agreement are advisable, and are fair to, and in the best interests of, Hudson and its stockholders and has approved the Merger Agreement and the Merger. The Merger requires the approval of holders of a majority of the outstanding shares of Hudson common stock, par value $0.001 per share, and we are asking you to vote to approve and adopt the Merger Agreement and approve the Merger at the Meeting.

          Holders of Hudson common stock as of the close of business on March 11, 2011 (referred to as the “Record Date”) will be entitled to vote at the Meeting. Each share of Hudson common stock is entitled to one vote for each matter to be voted on at the Meeting. The holders of shares entitled to cast a majority of the total votes of the outstanding shares of Hudson common stock on the Record Date, present in person or represented by proxy at the Meeting and entitled to vote, will constitute a quorum at the Meeting.

          On the Record Date, there were 76,965,367 shares of Hudson common stock outstanding held by approximately 161 stockholders of record. Hudson does not have cumulative voting. Hudson stockholders have dissenters’ rights and may receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the Merger. To maintain dissenters’ rights, a stockholder must: (1) deliver written notice of its intent to demand payment for its shares to Hudson before the Meeting or at the Meeting but before the vote is taken and (2) not vote in favor of the Merger. See “Proposal One: The Merger—Appraisal Rights” beginning on page 71.

          Upon completion of the Merger, each share of Hudson common stock will be converted into the right to receive 0.0338 shares of Rodman common stock, par value $0.001 per share, subject to adjustment if Hudson’s “Net Liquid Assets” (as defined) is less than $4 million on the closing date of the Merger. Based on the number of shares of Hudson common stock and Rodman common stock outstanding as of the Record Date, and assuming no adjustment, current Hudson stockholders are expected to own approximately 7% of the outstanding Rodman common stock following the Merger.

          Rodman common stock is traded on the NASDAQ Global Market, under the symbol “RODM”. Based on $2.69, the closing price of Rodman common stock on the NASDAQ Global Market on January 4, 2011, the last trading day before public announcement of the Merger Agreement, the Merger consideration represented approximately $0.09 in value for each share of Hudson common stock (referred to as the “Merger Consideration”). Based on $2.06, the closing price of Rodman common stock on March 14, 2011, the Merger Consideration represented approximately $0.07 in value for each share of Hudson common stock, assuming no adjustment.

          Both Hudson and Rodman are excited about this transaction because Hudson and Rodman believe they will: (1) realize the benefits of the firms’ highly complementary platforms, where management believes there is relatively little overlap; (2) accelerate Rodman’s investment banking business growth;
(3) diversify Rodman’s revenue stream; (4) benefit from the complementary fit between Rodman’s investment banking and Hudson’s sales and trading; (5) utilize the skills and relationships of the combined senior management teams; and (6) realize benefits from operating cost efficiencies, which the companies believe will allow them to enhance profitability.

          The Hudson board of directors recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and approve the Merger. In addition, certain directors, executive officers and other stockholders of Hudson have agreed to vote their shares of Hudson common stock, representing in the aggregate approximately 52.1% of the voting power of the outstanding shares of Hudson common stock, FOR the proposal to approve and adopt the Merger Agreement and approve the Merger.

          Your vote is very important. Regardless of the number of shares you own or whether or not you plan to attend the Meeting, it is important that your shares be represented and voted. Voting instructions are inside.

          The obligations of Rodman and Hudson to complete the Merger are subject to several conditions set forth in the Merger Agreement and summarized in the accompanying proxy statement/prospectus. Important information about Rodman, Hudson, the Meeting, the Merger Agreement, the Merger and the other proposals for consideration at the Meeting is contained in the accompanying proxy statement/prospectus. I urge you to read the entire document carefully and in its entirety. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 17 of the accompanying proxy statement/prospectus. Neither the Securities and Exchange Commission, which is referred to as the SEC, nor any state securities regulatory authority has approved or disapproved of the Merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense. Additional information regarding Rodman and Hudson can be obtained from filings with the Securities and Exchange Commission. Please see “Where You Can Find More Information” in the accompanying proxy statement/prospectus for instructions on how to access those filings.

          I look forward to seeing you at the Meeting.

Sincerely,

Anthony M. Sanfilippo
Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY SUBMIT YOUR PROXY BY MAIL

The accompanying proxy statement/prospectus is first being distributed to the stockholders of Hudson Holding Corporation on or about March 18, 2011.

Sources of Additional Information

          If you have any questions about the Meeting or if you need additional copies of the accompanying proxy statement/prospectus, you should contact:

Hudson Holding Corporation
Attention: Secretary
111 Town Square Place, Suite 1500A
Jersey City, New Jersey 07310
(201) 216-0100

          To receive timely delivery of additional copies of this proxy statement/prospectus in advance of the Meeting, please make your request no later than April 1, 2011.

          For a more detailed description of how you may obtain information about Rodman and Hudson that is not included in this proxy statement/prospectus, see “Where You Can Find More Information” on page 96 of the accompanying proxy statement/prospectus.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF

HUDSON HOLDING CORPORATION

Time & Date:	Friday, April 8, 2011, at 10:00 a.m., Eastern Daylight Time.

Location:	111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310.

Items of Business:	•

To consider and vote on a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of January 4, 2011 (as it may be amended from time to time, the “Merger Agreement”), among Rodman, HHC Acquisition, Inc. (referred to as “Merger Sub”), a wholly owned subsidiary of Rodman, and Hudson, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, and approve the merger and other transactions contemplated by the Merger Agreement (referred to as the “Merger”);

•

To approve the adjournment of the Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Meeting; and

• To consider and vote upon any other business that properly comes before the Meeting or any adjournment or postponement of the Meeting.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

Record Date for Voting:	You are entitled to vote only if you were a Hudson stockholder at the close of business on March 11, 2011 (the “Record Date”).

Meeting Admission:

You are entitled to attend the Meeting only if you were a Hudson stockholder as of the close of business on the Record Date or hold a valid proxy for the Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the Record Date prior to being admitted to the Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in “street name”), you should be prepared to provide proof of beneficial ownership on the Record Date, such as your most recent account statement or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Meeting. The Meeting will begin promptly at 10:00 a.m., Eastern Daylight Time. Check-in will begin at 9:30 a.m., Eastern Daylight Time, and you should allow ample time for check-in procedures.

Voting:

Your vote is very important. Whether or not you plan to attend the Meeting, we encourage you to read the accompanying proxy statement/prospectus and submit your proxy or voting instructions for the Meeting as soon as possible. You may submit your proxy or voting instructions for the Meeting by completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “The Hudson Holding Corporation Special Meeting” beginning on page 40 of the accompanying proxy statement/prospectus and the instructions on the proxy card or voting instruction card.

Inspection of List of Stockholders of Record:

A list of the stockholders of record as of the Record Date will be available for inspection during ordinary business hours at the office of Hudson’s General Counsel and Secretary, 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, from March 28, 2011 to April 8, 2011, as well as at the Meeting, for any purpose germane to the Meeting.

Additional Information:

Important information about Rodman, Hudson, the Meeting and the Merger is contained in the accompanying proxy statement/prospectus. I urge you to read the entire document (including the annexed documents, which are incorporated by reference into the proxy statement/prospectus) carefully and in its entirety. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 17.

By order of the Board of Directors,

Keith R. Knox
Secretary

i

ii

ANNEX A	Amended and Restated Agreement and Plan of Merger	A-1
ANNEX B	Opinion of New Century Capital Partners	B-1
ANNEX C	Form of Stockholder Voting Agreement	C-1
ANNEX D	Appraisal Rights	D-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

          The following are some questions that you, as a Hudson stockholder, may have regarding the Merger and the other matters being considered at the Hudson Holding Corporation Special Meeting of Stockholders (referred to as the “Meeting”), and the answers to those questions. You are urged to carefully read this proxy statement/prospectus, including the annexed documents, which are incorporated by reference, in its entirety because the information in this section does not provide all of the information that might be important to you with respect to the Merger and the other matters being considered at the Meeting. In this proxy statement/prospectus, unless stated to the contrary or the context requires otherwise, the terms the “Company,” “we,” “our,” “ours,” and “us” refer to Hudson and its subsidiaries.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Rodman and Hudson have agreed to the Merger. Under the terms of the Merger Agreement that is described in this proxy statement/prospectus, Hudson will merge with and into a wholly owned subsidiary of Rodman and will no longer be a publicly held corporation. See “Proposal One: The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus contains important information about Rodman, Hudson, the Meeting, the Merger Agreement, the Merger and the other proposals for consideration at the Meeting. This document is being delivered to you as both a proxy statement of Hudson and a prospectus of Rodman in connection with the Merger. It is the proxy statement by which the Hudson board of directors is soliciting proxies from you to vote on the approval and adoption of the Merger Agreement and the approval of the Merger and the other matters to be voted on at the Meeting or at any adjournment or postponement of the Meeting. It is also the prospectus pursuant to which Rodman will issue Rodman common stock to you in the Merger.

You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Hudson and may be entitled to vote at the upcoming Meeting. To complete the Merger, the holders of a majority of the voting power of the outstanding shares of Hudson common stock must vote to approve and adopt the Merger Agreement and approve the Merger, and all other conditions to the Merger must be satisfied or waived. You should read this proxy statement/prospectus carefully.

Q:	What will happen in the proposed Merger?

A:

In the Merger, Hudson will merge with and into HHC Acquisition, Inc. (referred to as “Merger Sub”), a wholly owned subsidiary of Rodman, which will be the surviving entity in the Merger. As a result, Hudson’s corporate existence will terminate and Merger Sub will acquire all of Hudson’s assets and liabilities and will succeed to all of Hudson’s business operations. See “Proposal One: The Merger—Structure of the Merger.”

Q:	Why are Rodman and Hudson proposing to merge?

A:

Rodman and Hudson are proposing to merge because they believe that the complementary strengths of their two companies make a combination compelling and in the best interests of each company and their respective stockholders, clients and employees. Rodman and Hudson believe the combination of Rodman and Hudson will:

	•	accelerate Rodman’s sales and trading growth and diversify the combined firm’s revenue stream;
	•	expand the distribution of Rodman’s capital markets offerings through Hudson’s distribution network;
	•	expand Rodman’s market making ability, derivative, special situation, block and international trading ability in key sectors;
	•	expand Rodman’s research coverage into such key sectors as transportation, gaming, industrials and technology;
	•	benefit from the complementary fit between Rodman’s investment banking franchise and Hudson’s sales and trading expertise;

•	utilize the skills and relationships of the combined senior management teams; and
•	realize benefits from operating cost efficiencies, which the companies believe will allow them to enhance profitability.

Please see page 48 of this proxy statement/prospectus for the factors considered by the Hudson board of directors in recommending that Hudson stockholders vote FOR the proposal to approve and adopt the Merger Agreement and approve the Merger. Please see page 67 of this proxy statement/prospectus for Rodman’s reasons for the Merger.

Q:	What will I receive in the Merger?

A:

If the Merger Agreement is approved and adopted and the Merger is approved by Hudson stockholders and the Merger is completed, you will receive in exchange for each share of Hudson common stock that you own that number of shares of Rodman common stock (referred to as the “Exchange Ratio”) as shall be equal to (i) (a) $7,000,000 plus or minus, as the case may be, (b) 50% of the amount (the “Adjustment Amount”) by which the Net Liquid Assets (as defined below) are greater or less than $4 million (unless otherwise agreed) divided by (ii) $2.69, divided by (iii) the aggregate number of shares of Hudson common stock issued and outstanding on the closing date of the Merger. Net Liquid Assets means (i) (a) all cash and cash equivalents, (b) level I assets, (c) all bonds classified as level II assets and restricted equity securities valued at 50% of their freely tradable value, (d) the intrinsic value of level III warrants that are currently exercisable, (e) due from brokers, (f) current account receivables, and (g) prepaid expenses, less (ii) all liabilities, excluding deferred rent payable; all as determined in accordance with GAAP.

As of the Record Date, there were 76,965,367 shares of Hudson common stock outstanding and Hudson has, pursuant to the Merger Agreement, agreed (with certain exceptions) not to issue any additional shares of its common stock. Based upon 76,965,367 shares of Hudson common stock being outstanding immediately prior to the effectiveness of the Merger, and without taking into account any Adjustment Amount, the Exchange Ratio would be 0.0338. For each $100,000 of Adjustment Amount, the Exchange Ratio would be adjusted upward or downward, as the case may be, by approximately 0.0005.

You will not receive fractional shares of Rodman common stock. Instead, you will receive the cash value, without interest, of any fractional share of Rodman common stock that you might otherwise have been entitled to receive, based on the 10-day average closing price for Rodman common stock ending on the second complete trading day prior to the closing date of the Merger.

Q:	How will the Merger affect stock options to acquire Hudson common stock, other equity awards and warrants?

A:

On January 4, 2011, the Hudson board of directors accelerated the vesting of all unvested shares of restricted Hudson common stock and options to purchase shares of Hudson common stock. At the effective time of the Merger, all outstanding Hudson stock options that have not been exercised will expire and terminate, all outstanding shares of restricted stock will convert into the right to receive approximately $0.09 in value for each share of Hudson common stock (referred to as the “Merger Consideration”), based on the $2.69 closing price of a share of Rodman common stock on January 4, 2011, and any outstanding Hudson warrants will be converted into the right to purchase and receive a number of shares of Rodman common stock equal to the number of shares of Hudson common stock subject to the warrant multiplied by the Exchange Ratio, and the exercise price of the warrant will equal the exercise price per share of Hudson common stock of such warrant divided by the Exchange Ratio.

Q:	When do you expect the Merger to be completed?

A:

Rodman and Hudson are working toward completing the Merger as quickly as possible. The Merger is expected to close on or around April 8, 2011, subject to receipt of Hudson stockholder approval, regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the Merger will occur.

Q:	Are there conditions to completing the Merger?

A:

Yes. Rodman’s and Hudson’s respective obligations to complete the Merger are subject to the satisfaction or waiver of certain specified closing conditions. See “The Merger Agreement—Conditions to Complete the Merger.”

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not approved and adopted by Hudson stockholders or if the Merger is not completed for any other reason, you will not receive any payment for your shares of Hudson common stock in connection with the Merger. Instead, Hudson will remain an independent public company and its common stock will continue to be quoted on the OTC Bulletin Board. If the Merger Agreement is terminated under specified circumstances, Hudson may be required to pay Rodman a termination fee of $350,000 as described under “The Merger Agreement—Expenses and Fees—Termination Fees Payable by Hudson” beginning on page 86.

Q:	Am I entitled to appraisal rights?

A:

Yes. Delaware law provides dissenters’ rights in the Merger to Hudson stockholders. This means that Hudson stockholders are legally entitled to receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the Merger. To maintain your dissenters’ rights, you must: (1) deliver written notice of your intent to demand payment for your shares to Hudson’s Secretary at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310 either before the Meeting or at the Meeting but before the vote is taken and (2) not vote in favor of the Merger and the Merger Agreement. This notice must be in addition to, and separate from, any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the Merger and the Merger Agreement. Voting against, abstaining from voting, or failing to vote on the adoption of the Merger and the Merger Agreement will not constitute notice of intent to demand payment or demand for payment of fair value under Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters’ rights. A copy of the section of the Delaware General Corporation Law (referred to as the “DGCL”) pertaining to dissenters’ rights is provided as Annex D to this document. See “Proposal One: The Merger—Appraisal Rights” beginning on page 71.

Q:	What are the tax consequences of the Merger to me?

A:

The Merger is intended to constitute a tax-free “reorganization” for U.S. federal income tax purposes. If so treated, the exchange of your shares of Hudson common stock for shares of Rodman common stock generally will not cause you to recognize gain or loss for U.S. federal income tax purposes. However, you will recognize income or gain with respect to cash received instead of any fractional shares of Rodman common stock. It is a condition to the Merger that Hudson and Rodman receive a legal opinion to the effect that the Merger constitutes such a reorganization for U.S. federal income tax purposes. The opinion will not bind the Internal Revenue Service, which could take a different view. To review the tax consequences to stockholders in greater detail, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 91.

The consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your own tax consequences from the Merger.

Q:	Are there any risks related to the proposed transaction or any risks related to owning Rodman common stock?

A:	Yes. You should carefully review the “Risk Factors” beginning on page 17.

Q:	What stockholder approvals are required for the Merger?

A:

To approve and adopt the Merger Agreement and approve the Merger, the holders of a majority of the voting power of the outstanding shares of Hudson common stock must vote “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger. Only holders of record of Hudson common stock at the close of business on March 11, 2011 (referred to as the “Record Date”), are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 76,965,367 shares of Hudson common stock outstanding and entitled to vote at the Meeting. Failure to vote your shares, abstentions and broker non-votes will have the same effect as voting against the proposal to approve and adopt the Merger Agreement and approve the Merger. See “The Hudson Special Meeting—Quorum; —Vote Required; —Abstentions; —Shares Held in Street Name.”

Q:

What stockholder approvals are required for the adjournment of the Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the approval and adoption of the Merger Agreement and the approval of the Merger?

A:

The holders of a majority of the voting power present in person or represented by proxy at the Meeting must vote “FOR” the adjournment of the Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the approval and adoption of the Merger Agreement and the approval of the Merger for such proposal to pass. Abstentions will have the same effect as voting against the proposal to adjourn the Meeting. If you fail to instruct your broker to vote your shares, your broker may vote your shares in its discretion on this proposal. See “The Hudson Holding Corporation Special Meeting—Quorum; —Vote Required; —Abstentions.”

Q:	What do I need to do now?

A:

Please carefully review this proxy statement/prospectus and vote the proxy card or voting instruction card you receive as soon as possible. Your proxy card or voting instruction card must be received, no later than 11:59 p.m., Eastern Daylight Time, on April 7, 2011 in order for your shares to be voted at the Meeting, unless you attend and vote at the Meeting.

Q:	How does the Hudson board of directors recommend I vote on the Merger, the approval of certain payments and the adjournment proposals?

A:

After careful consideration, the Hudson board of directors unanimously determined that the Merger and the Merger Agreement are advisable, and are fair to, and in the best interests of, Hudson and its stockholders and approved the Merger Agreement and the Merger. Accordingly, the Hudson board of directors recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and approve the Merger and FOR the adjournment of the Meeting, if necessary, for any purpose, including to solicit additional proxies in favor of the approval and adoption of the Merger Agreement and the approval of the Merger. See “Proposal One: The Merger—Hudson’s Reasons for the Merger; —Recommendation of the Hudson Board of Directors.”

Q:	Why is it important for me to vote?

A:

Hudson and Rodman cannot complete the Merger without the approval of holders of a majority of the outstanding shares of Hudson common stock. Therefore, any shares that are not voted will have the same effect as a vote “AGAINST” the Merger.

Q:	Have any Hudson stockholders agreed to vote FOR the Merger Agreement and the Merger?

A:

Yes. Seaport Hudson LLC, Anthony M. Sanfilippo, Keith R. Knox, Peter Zugschwert, John C. Shaw, Jr., John W. Mascone, Kenneth D. Pasternak, Ajay Sareen and Frank J. Drazka, who, as of the Record Date, collectively own approximately 52.1% of the voting power of the outstanding shares of Hudson common stock, have agreed to vote their shares FOR the proposal to approve and adopt the Merger Agreement and approve the Merger.

Q:	Do I need to send in my Hudson stock certificates now?

A:	No. If the Merger is consummated, instructions will be sent to you regarding the exchange of your Hudson stock certificates for the Merger Consideration payable to you in the Merger.

Q:	When and where will the Meeting be held?

A:	The Meeting will take place on Friday, April 8, 2011, at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, commencing at 10:00 a.m., Eastern Daylight Time.

Q:	What matters will be voted on at the Meeting?

A:	You will be asked to vote on the following proposals:

• to approve and adopt the Merger Agreement and approve the Merger contemplated by the Merger Agreement;

•

to approve the adjournment of the Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Meeting; and

• to conduct any other business that properly comes before the Meeting or any adjournment or postponement of the Meeting.

Q:	What vote is needed for each proposal?

A:	The following are the vote requirements for the various proposals:

•

Approval and Adoption of the Merger Agreement and Approval of the Merger: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the approval and adoption of the Merger Agreement and approval of the Merger. To approve and adopt the Merger Agreement and approve the Merger, the holders of a majority of the voting power of the outstanding shares of Hudson common stock must vote “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger.

•

All Other Matters: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to all other matters at the Meeting. The holders of a majority of the voting power present in person or represented by proxy at the Meeting must vote “FOR” the approval of each other proposal for it to pass. Abstentions will have the same effect as voting against the proposal to approve such matter.

Q:	Who can vote at the Meeting?

A:	Hudson stockholders of record at the close of business on the Record Date are entitled to vote at the Meeting.

Q:	What is the Record Date for the Meeting?

A:	The Record Date for the Meeting is March 11, 2011.

Q:	What constitutes a quorum for purposes of the Meeting?

A:

The holders of shares entitled to cast a majority of the total votes of the outstanding shares of Hudson common stock on the Record Date, present in person or represented by proxy at the Meeting and entitled to vote will constitute a quorum for the transaction of business at the Meeting. Withheld votes, abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Q:	How can I vote?

A:	If you are a stockholder of record, you may submit a proxy for the Meeting by completing, signing, dating and returning the proxy card in the pre-addressed envelope provided.

If you hold your shares of Hudson common stock in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you must provide the stockholder of record of your shares with instructions on how to vote your shares.

If you are a stockholder of record, you may also vote in person at the Meeting. If you hold shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you may not vote in person at the Meeting unless you obtain a signed proxy from the stockholder of record giving you the right to vote the shares. You will also need to present photo identification and comply with the other procedures described in “The Hudson Holding Corporation Special Meeting—Date, Time and Place; Attending the Special Meeting” on page 40. Giving a proxy will not affect your right to vote your shares of Hudson common stock if you attend the Meeting and want to vote in person.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Many Hudson stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and shares beneficially owned.

Stockholder of Record: If your shares are registered directly in your name with Hudson’s transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by Hudson. As a stockholder of record, you have the right to grant your proxy directly to Hudson or to vote in person at the Meeting. Hudson has enclosed a proxy card for your use.

Beneficial Owner: If your shares of Hudson common stock are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:

If you hold shares directly as a stockholder of record and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	What happens if I don’t indicate how to vote on my proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted voted as the Hudson board of directors recommends, which is:

• FOR the approval and adoption of the Merger Agreement and approval of the Merger; and

•

FOR the approval of the adjournment of the Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement and approve the Merger.

Q:	What happens if I do not vote?

A:

If you do not sign and send in your proxy card or vote at the Meeting, or submit voting instructions, as applicable, it will have the effect of a vote against the approval and adoption of the Merger Agreement and approval of the Merger, but it will not affect the adjournment proposal. See “The Hudson Holding Corporation Special Meeting—Quorum; —Vote Required; —Abstentions; —Shares Held in Street Name.”

Q:	What happens if I abstain?

A:	Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions have the same effect as a vote against each proposal.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:

No. If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the New York Stock Exchange (referred to as the “NYSE”), we believe that brokers do not have discretionary authority to vote on the proposal to approve and adopt the Merger Agreement. Accordingly, a broker non-vote will have the same effect as a vote against approval and adoption of the Merger Agreement and approval of the Merger.

Q:	Can I change my vote after I have voted?

A:

Yes. Hudson stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the Meeting. Proxies may be revoked by written notice to the corporate secretary of Hudson, by a later-dated proxy signed and returned by mail, or by attending the Meeting and voting in person. However, attending the Meeting without voting will not revoke your previously submitted proxy.

Hudson stockholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those Hudson stockholders may not vote their shares in person at the Meeting unless they obtain a signed proxy from the stockholder of record giving them the right to vote their shares.

Q:	Who will count the votes?

A:	Andrew Lewin, Hudson Securities’ General Counsel, will act as election inspector and will certify the results and perform any other acts required by the Delaware General Corporation Law (the “DGCL”).

Q:	What do I do if I have questions?

A:	If you have any questions about the Meeting or if you need additional copies of this proxy statement/prospectus, you should contact:

Hudson Holding Corporation
Attention: Secretary
111 Town Square Place, Suite 1500A
Jersey City, New Jersey 07310
(201) 216-0100

SUMMARY

          This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You are encouraged to read carefully this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the Merger Agreement, the Merger and the other matters being considered at the Meeting. See “Where You Can Find More Information” on page 96. The Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference. You are encouraged to read it, as it is the most important legal document that governs the Merger. Page references are included to direct you to a more complete description contained elsewhere in this proxy statement/prospectus of the topics presented in this summary. In addition, Rodman and Hudson encourage you to read the information included elsewhere in this proxy statement/prospectus, which includes important business and financial information about Rodman and Hudson, and in the reports they file with the Securities and Exchange Commission (referred to as the “SEC”). See “Rodman & Renshaw Capital Group, Inc. Business and Financial Information” beginning on page 97 of this proxy statement/prospectus; “Hudson Holding Corporation Business and Financial Information” beginning on page 96; and “Where You Can Find More Information” beginning on page 129.

The Companies

Rodman & Renshaw Capital Group, Inc.
1251 Avenue of the Americas
New York, New York 10020
(212) 356-0500

          Rodman (NASDAQ Global Market: RODM), headquartered in New York City, is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. Rodman also provides research and sales and trading services primarily to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. Rodman has been ranked the #1 Placement Agent by deal volume of PIPE and RD financing transactions completed every year since 2005. The sectors that Rodman currently serves include life science/healthcare, China, energy, metals/mining, financial services and cleantech and the regions Rodman currently serves include North America and China. Rodman’s primary product and service offerings include financing transactions, including private placements and public offerings. Rodman also provides research and sales and trading services to institutional investors.

          Additional information about Rodman and its subsidiaries is included elsewhere in this proxy statement/prospectus and in the reports it files with the SEC. See “Rodman & Renshaw Capital Group, Inc. Business and Financial Information” beginning on page 97 and “Where You Can Find More Information” beginning on page 96.

Hudson Holding Corporation
111 Town Square Place, Suite 1500A
Jersey City, New Jersey 07310
(201) 216-0100

          Hudson Holding Corporation (OTCBB: HDHL.OB), through its wholly owned subsidiary Hudson Securities, Inc. (referred to as “Hudson Securities”), provides a full range of corporate finance, advisory, and capital markets services and institutional equity research focused on the micro-, small- and mid-cap marketplace. Hudson Securities is dedicated to meeting the liquidity needs of its clients by providing execution solutions and making markets in over 15,000 U.S. and foreign securities. As a registered broker-dealer under the Securities Exchange Act of 1934 (referred to as the “Exchange Act”), Hudson Securities is a member of the Financial Industry Regulatory Authority (referred to as “FINRA”).

          Additional information about Hudson and its subsidiaries is included elsewhere in this proxy statement/prospectus and in the reports it files with the SEC. See “Hudson Holding Corporation Business and Financial Information” beginning on page 129 and “Where You Can Find More Information” beginning on page 96.

HHC Acquisition, Inc.
1251 Avenue of the Americas
New York, New York 10020
(212) 356-0500

          HHC Acquisition, Inc. (referred to as “Merger Sub”), is a newly-formed and wholly owned subsidiary of Rodman. If Rodman and Hudson complete the Merger, Hudson will be merged with and into Merger Sub, with Merger Sub being the surviving entity. Upon the effectiveness of the Merger, Hudson’s corporate existence will terminate and Merger Sub will acquire all of Hudson’s assets and liabilities and will succeed to all of Hudson’s business operations. Merger Sub was organized solely for use in the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Merger
(see page 43)

          Rodman and Hudson agreed to the acquisition of Hudson by Rodman under the terms of the Merger Agreement that is described in this proxy statement/prospectus. Pursuant to the Merger Agreement, Hudson will merge with and into Merger Sub, with Merger Sub being the surviving entity. It is intended that the Merger will be effected immediately after the effective time of the Merger without further approval, authorization or direction from or by any of the parties to the Merger Agreement. Rodman and Hudson have attached the Merger Agreement as Annex A to this proxy statement/prospectus. Rodman and Hudson encourage you to read carefully the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Effects of the Merger; Merger Consideration
(see page 77)

          At the effective time of the Merger, each share of Hudson common stock issued and outstanding, except for shares of Hudson common stock that are owned by Hudson or Rodman or by any direct or indirect wholly owned subsidiary of Hudson (which will be canceled as a result of the Merger) will be converted into the right to receive, subject to certain adjustments as described below, that number of shares of Rodman common stock (referred to as the “Exchange Ratio”) as shall be equal to (i) (a) $7,000,000 plus or minus, as the case may be, (b) 50% of the Adjustment Amount divided by (ii) $2.69, divided by (iii) the aggregate number of shares of Hudson common stock issued and outstanding on the closing date of the Merger.

          As of the Record Date, there were 76,965,367 shares of Hudson common stock outstanding and Hudson has, pursuant to the Merger Agreement agreed (with certain exceptions) not to issue any additional shares of its common stock. Based upon 76,965,367 shares of Hudson common stock being outstanding immediately prior to the effectiveness of the Merger, and without taking into account any Adjustment Amount, the Exchange Ratio, would be 0.0338. For each $100,000 of Adjustment Amount, the Exchange Ratio would be adjusted upward or downward, as the case may be, by approximately 0.0005.

          Other than possible adjustments as described in the next paragraph below, the Exchange Ratio will not change between now and the date of the Merger, including as a result of a change in the trading price of Rodman common stock or Hudson common stock or the operating and financial performance of either company. Therefore, the specific dollar value of the shares of Rodman common stock received by Hudson stockholders in the Merger will depend on the market value of Rodman common stock at the time the Merger is completed.

          Notwithstanding the foregoing, the Exchange Ratio will be adjusted if between the signing of the Merger Agreement and the effective time of the Merger the outstanding Rodman common stock or Hudson common stock, or securities convertible or exchangeable into or exercisable into Rodman common stock or Hudson common stock, is changed into a different number of shares or different class by reason of any distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer with a Record Date within such period, or any similar event occurs, in which case the Exchange Ratio will be adjusted to eliminate the effects of such event on the Merger Consideration.

          Rodman will not issue fractional shares of Rodman common stock in the Merger. As a result, Hudson stockholders will receive cash for any fractional shares of Rodman common stock that they would otherwise be entitled to receive in the Merger. For a full description of the Merger Consideration including the treatment of fractional shares, see “The Merger Agreement—Merger Consideration” beginning on page 77 of this proxy statement/prospectus.

Treatment of Hudson Stock Options, Other Equity-Based Awards and Warrants
(see page 78)

          On January 4, 2011, the Hudson board of directors accelerated the vesting of all unvested shares of restricted Hudson common stock and options to purchase shares of Hudson common stock. At the effective time of the Merger, all outstanding Hudson stock options that have not been exercised will expire and terminate, all outstanding shares of restricted Hudson common stock will convert into the right to receive the per share Merger Consideration and any outstanding Hudson warrants will be converted into the right to purchase and receive a number of shares of Rodman common stock equal to the number of shares of Hudson common stock subject to the warrant multiplied by the Exchange Ratio, and the exercise price of the warrant will equal the exercise price per share of Hudson common stock of such warrant divided by the Exchange Ratio.

Risk Factors
(see page 17)

          By voting in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger, you will be choosing to invest in Rodman common stock. An investment in Rodman common stock involves a high degree of risk. In addition to the other information contained in the documents annexed and incorporated by reference into this proxy statement/prospectus, you should carefully consider the factors discussed under the caption entitled “Risk Factors” beginning on page 17 in deciding whether to vote in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger.

          This proxy statement/prospectus (including the annexed documents, which are incorporated by reference into this proxy statement/prospectus) contains forward-looking statements that involve risks, uncertainties and assumptions, such as statements of Rodman’s, Hudson’s and the combined company’s plans, objectives, expectations and intentions. When used in this proxy statement/prospectus and the annexed documents incorporated by reference into this proxy statement/prospectus, the words such as “may”, “might”, “should”, “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “seeks”, “will”, “should”, “would”, “projects”, “predicts”, “continues” and similar expressions or the negatives of these terms and other comparable terminology are intended to identify certain of these forward-looking statements. Because these forward-looking statements involve risks, uncertainties and assumptions, including those discussed under the caption entitled “Risk Factors”, the actual results of Rodman, Hudson and the combined company could differ materially from those expressed or implied by the forward-looking statements in this proxy statement/prospectus.

The Meeting; Hudson Stockholders Entitled to Vote; Required Vote
(see page 40)

          The Meeting will be held on Friday, April 8, 2011 at 10:00 a.m., Eastern Daylight Time, at the offices of Hudson Holding Corporation, 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310. At the Meeting, Hudson stockholders will be asked to:

•	consider and vote on a proposal to approve and adopt the Merger Agreement and approve the Merger contemplated by the Merger Agreement;

•

approve the adjournment of the Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Meeting; and

•	conduct any other business that property comes before the Meeting or any adjournment or postponement of the Meeting.

          The close of business on March 11, 2011 was the Record Date for the Meeting. Only Hudson stockholders on the Record Date are entitled to notice of and to vote at the Meeting. Each share of Hudson common stock will be entitled to one vote on each matter to be acted upon at the Meeting. On the Record Date, there were 76,965,367 shares of Hudson common stock outstanding.

          The approval of holders of a majority of the voting power of the outstanding shares of Hudson common stock is required to approve and adopt the Merger Agreement and approve the Merger.

          Seaport Hudson LLC, Anthony M. Sanfilippo, Keith R. Knox, Peter Zugschwert, John C. Shaw, Jr., John W. Mascone, Kenneth D. Pasternak, Ajay Sareen and Frank J. Drazka, who, as of the Record Date, collectively own approximately 52.1% of the voting power of the outstanding shares of Hudson common stock, have agreed to vote their shares FOR the proposal to approve and adopt the Merger Agreement and approve the Merger.

Recommendation of the Hudson Board of Directors and Hudson Reasons for the Merger
(See page 49)

          After careful consideration of the numerous factors described in the section entitled “Proposal One: The Merger—Hudson’s Reasons for the Merger; —Recommendation of the Hudson Board of Directors” beginning on page 48, the Hudson board of directors unanimously determined that the Merger and the Merger Agreement are advisable, and are fair to, and in the best interests of, Hudson and its stockholders. Accordingly, the Hudson board of directors recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and approve the Merger.

          In addition, the Hudson board of directors recommends that you vote FOR the other proposals described in this proxy statement/prospectus.

Opinion of Hudson’s Financial Advisor
(See page 49)

          On January 4, 2011, New Century Capital Partners (which we refer to as “New Century”), rendered its oral opinion to the Hudson board of directors (which was subsequently confirmed in writing by delivery of New Century’s written opinion dated the same date) to the effect that, as of January 4, 2011, the Exchange Ratio provided for in the proposed Merger was fair to the Hudson stockholders from a financial point of view.

          New Century’s opinion was directed to the board of directors of Hudson and addressed only the fairness to the Hudson stockholders, from a financial point of view, of the Exchange Ratio provided for in the proposed Merger, and did not address any other aspect or implication of the proposed Merger. The summary of New Century’s opinion in this proxy statement prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement prospectus and which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by New Century in preparing its opinion. However, neither New Century’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement prospectus are intended to be, and do not constitute advice or a recommendation to any holder of Hudson common stock as to how such holder should act or vote with respect to any matter relating to the proposed Merger. See “Proposal One: The Merger—Opinion of Hudson’s Financial Advisor” beginning on page 49.

No Rodman Stockholder Approval
(See page 70)

          Rodman stockholders are not required to approve and adopt the Merger Agreement or approve the Merger or the issuance of shares of Rodman common stock as part of the Merger Consideration.

Interests of Certain Persons in the Merger
(See page 68)

          When considering the recommendation by the Hudson board of directors to vote FOR the proposal to approve and adopt the Merger Agreement and approve the Merger, you should be aware that some directors and executive officers of Hudson have interests in the Merger that may be different from your interests. Rodman currently anticipates that the senior management of Hudson, including several of its executive officers, will become executive officers and/or key employees of Rodman following the Merger. Some Hudson directors, officers and employees who hold stock options and/or restricted stock pursuant to existing plans may receive certain benefits in connection with the Merger, including accelerated vesting of those stock options and/or restricted stock. Hudson directors and officers will also receive indemnification from Rodman, and Rodman has agreed to provide and pay for liability insurance benefits for members of the Hudson board of directors. The Hudson board of directors was aware of these interests and considered them in approving the Merger Agreement and the Merger.

Security Ownership by Directors and Executive Officers of Hudson
(See page 93)

          As of the Record Date for the Meeting, the directors and executive officers of Hudson and their affiliates, as a group, beneficially owned approximately 56.8% of the outstanding voting power of Hudson common stock. The approval of the holders of a majority of the voting power of the outstanding shares of Hudson’s common stock is required to approve and adopt the Merger Agreement and approve the Merger.

Ownership of Rodman Following the Merger
(See page 70)

          If the Merger is completed, and assuming no adjustment to the Merger Consideration, holders of Hudson common stock collectively will receive approximately 2.6 million shares of Rodman common stock in the Merger based on the number of shares of Hudson common stock outstanding as of the Record Date.

          Based on the number of shares of Rodman common stock and Hudson common stock outstanding as of January 4, 2011, and assuming no adjustment to the Merger Consideration, current Hudson stockholders are expected to own approximately 7% of the outstanding common stock of Rodman following the Merger.

Listing of Rodman Common Stock and Delisting and Deregistration of Hudson Common Stock
(See page 74)

          Application will be made to have the shares of Rodman common stock issued in the Merger approved for listing on the NASDAQ Global Market. If the Merger is completed, Hudson common stock will no longer be quoted on the OTC Bulletin Board and will be deregistered under the Exchange Act, and, as a result, Hudson will no longer file periodic reports with the SEC.

Regulatory Approvals
(See page 71)

          Rodman and Hudson have both agreed to use their commercially reasonable best efforts to apply for and obtain all regulatory approvals necessary or advisable in connection with the transactions contemplated by the Merger Agreement, including approval from FINRA.

Appraisal Rights
(See page 71)

          Holders of Hudson common stock are entitled to appraisal rights under Delaware law in connection with the Merger and may receive payment in cash for the fair value of their shares, excluding any appreciation in value that results from the Merger. To maintain your dissenters’ rights, you must: (1) deliver written notice of your intent to demand payment for your shares to Hudson’s Secretary at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310 either before the Meeting or at the Meeting but before the vote is taken and (2) not vote in favor of the Merger and the Merger Agreement. This notice must be in addition to, and separate from, any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the Merger and the Merger Agreement. Voting against, abstaining from voting, or failing to vote on the adoption of the Merger and the Merger Agreement will not constitute notice of intent to demand payment or demand for payment of fair value under Delaware law. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your dissenters’ rights. A copy of the section of the DGCL pertaining to dissenters’ rights is provided as Annex D to this document. See “Proposal One: The Merger—Appraisal Rights” beginning on page 71.

Conditions To Complete The Merger
(See page 84)

          Each of Rodman’s, Merger Sub’s and Hudson’s obligation to effect the Merger is subject to the satisfaction (or, to the extent permissible, waiver) of a number of conditions, including:

•	approval and adoption of the Merger Agreement and approval of the Merger by Hudson stockholders in accordance with Delaware law;

•	the absence of any applicable law that prohibits, makes the Merger illegal or enjoins the consummation of the Merger;

•

such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, governmental authorities as set forth in the disclosure schedules to the Merger Agreement having been obtained, made or occurred;

•	certain individuals identified shall have entered into employment agreements with Rodman on mutually agreed upon terms;

•	the Net Liquid Assets of Hudson as of the closing date of the Merger shall exceed $2.5 million, less any Agreed Upon Expenditure Amount (as defined);

•	holders of not more than 5% of Hudson’s outstanding shares of common stock shall have perfected their statutory right to seek appraisal of their shares;

•	the accuracy of representations and warranties of Hudson or Rodman, as applicable, contained in the Merger Agreement; and

•

subsequent to the date of the Merger Agreement, there not having occurred any event, occurrence, revelation or development of a state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Hudson.

Expected Timing of the Merger
(See page 77)

          Rodman and Hudson are working toward completing the Merger as quickly as possible. The Merger is expected to close on or around April 8, 2011, subject to receipt of Hudson stockholder approval, governmental and regulatory approvals and the satisfaction of other usual and customary closing conditions. However, no assurance can be given as to when, or if, the Merger will occur.

Termination
(See page 86)

          Rodman and Hudson may mutually agree to terminate the Merger Agreement before completing the Merger, even after Hudson stockholder approval. In addition, either of Rodman or Hudson may terminate the Merger Agreement under certain circumstances, including:

•	the Merger has not been completed by June 30, 2011 (except that this right is not available to any party whose breach of the Merger Agreement resulted in failure of the Merger to be completed); or

•

there is any applicable law that (i) makes consummation of the Merger illegal or otherwise prohibited or (ii) enjoins Hudson or Rodman from consummating the Merger and such injunction has become final and nonappealable.

Rodman may also terminate the Merger Agreement if:

•

the Hudson board of directors has changed or withdrawn its recommendation or fails to publicly confirm the recommendation of the Hudson board of directors to proceed with the Merger within five business days of a written request by Rodman that it do so; or

•

Hudson breaches its representations and warranties, covenants or agreements under the Merger Agreement such that the applicable closing conditions will not have been satisfied (and such condition is incapable of being satisfied prior to June 30, 2011).

Hudson may terminate the Merger Agreement if:

•

the Hudson board of directors authorizes Hudson, subject to complying with the terms of the Merger Agreement, to enter into a written agreement concerning a Superior Proposal, as defined in the Merger Agreement, but only if Hudson pays any amounts due as described under “The Merger Agreement—Expenses and Fees” and prior to any such termination:

•

Hudson notifies Rodman in writing of its intention to terminate the Merger Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and

•

Rodman does not make, within four days of receipt of such written notification (subject to certain extensions), an offer that is at least as favorable to the stockholders of Hudson as such Superior Proposal; or

•

Rodman or Merger Sub breaches its representations and warranties, covenants or agreements such that certain closing conditions will not have been satisfied (and such conditions are incapable of being satisfied prior to June 30, 2011).

Termination Fees Payable by Hudson
(See page 86)

          Under the terms of the Merger Agreement, Hudson would be obligated to pay Rodman a $350,000 cash termination fee if:

•	the Hudson board of directors authorizes Hudson, subject to complying with the terms of the Merger Agreement, to enter into a written agreement concerning a Superior Proposal; or

•

an Adverse Recommendation Change occurs or the Hudson board of directors fails to publicly confirm the recommendation by the Hudson board of directors to proceed with the Merger within five business days of a written request by Rodman that it do so, but only if such Adverse Recommendation Change was not solely the result of the occurrence of a material adverse effect with respect to Rodman.

Material U.S. Federal Income Tax Consequences
(See page 91)

          The Merger is intended to constitute a tax-free “reorganization” for U.S. federal income tax purposes. If so treated, the exchange of your shares of Hudson common stock for shares of Rodman common stock generally will not cause you to recognize gain or loss for U.S. federal income tax purposes. However, you will recognize income or gain with respect to cash received instead of any fractional shares of Rodman common stock. It is a condition to the Merger that Hudson and Rodman receive a legal opinion as to the U.S. federal income tax treatment of the Merger with respect to both companies and their respective stockholders. This opinion will not bind the Internal Revenue Service, which could take a different view.

          The consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor to determine your own tax consequences from the Merger.

Accounting Treatment
(See page 71)

          In accordance with accounting principles generally accepted in the United States, Rodman will account for the Merger using the acquisition method of accounting for business combinations.

Comparison of Rights of Hudson Stockholders and Rodman Stockholders
(See page 88)

          Hudson’s certificate of incorporation and bylaws and Delaware corporate law govern the rights of Hudson stockholders. Rodman’s certificate of incorporation and bylaws and Delaware corporate law will govern your rights as a stockholder of Rodman following the Merger. Your rights under Rodman’s certificate of incorporation and bylaws will differ in some respects from your rights under Hudson’s certificate of incorporation and bylaws.

Summary Pro Forma Condensed Combined Financial Information
(See page F-64)

          The following Summary Pro Forma Condensed Combined Financial Information is derived from the pro forma financial information included elsewhere in the proxy statement/prospectus and should be read in conjunction therewith.

Pro Forma Condensed Combined Statements of Operations:

Year Ended December 31, 2010 (amounts in thousands, except per share amounts)	Rodman	Hudson	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Investment banking	$87,245	3,333	—		90,578
Merchant banking	1,573	—	—		1,573
Commissions	4,102	18,066	—		22,168
Conference fees	3,158	—	—		3,158
Principal transactions	(12,597)	12,072	—		(525)
Interest and other income	134	805	—		939

Total revenues	83,615	34,276	—		117,891

Operating expenses:
Compensation and benefits	54,653	23,708	—		78,361
Non-compensation expenses	37,006	19,811	(72	)B	56,745

Total operating expenses	91,659	43,519	(72)		135,106

Operating loss	(8,044)	(9,243)	72		(17,215)
Income tax expense (benefit)	(2,487)	1,003	—		(1,484)

Net loss	$(5,557)	(10,246)	72		(15,731)

Net loss per common share:
Basic	$(0.15)	(0.15)			(0.41)

Diluted	$(0.15)	(0.15)			(0.41)

Weighted average common shares outstanding:
Basic	36,079	70,026			38,681	A

Diluted	36,079	70,026			38,681	A

A
Historical Rodman average shares oustanding	36,079
Pro forma Rodman equivalent shares to be issued	2,602

	38,681

B
Elimination of Hudson’s historical intangible asset amortization	72

Summary Pro Forma Condensed Combined Financial Information (cont’d)

Year Ended December 31, 2009 (amounts in thousands, except per share amounts)	Rodman	Hudson	Pro Forma Adjustments	Pro Forma Combined

Revenues:
Investment banking	$90,433	—	—	90,433
Merchant banking	36,018	—	—	36,018
Commissions	4,423	16,983	—	21,406
Conference fees	1,598	—	—	1,598
Principal transactions	(512)	21,482	—	20,970
Interest and other income	265	669	—	934

Total revenues	132,225	39,134	—	171,359

Operating expenses:
Compensation and benefits	62,437	25,472	—	87,909
Non-compensation expenses	27,708	20,610	—	48,318

Total operating expenses	90,145	46,082	—	136,227

Operating income (loss)	42,080	(6,948)	—	35,132
Income tax benefit	3,913	12	—	3,925

Net income (loss)	45,993	(6,936)	—	39,057
Less: Net income to non-controlling interest	18,695	—	—	18,695

Net income (loss) to common stockholders	$27,298	(6,936)	—	20,362

Net income (loss) per common share:
Basic	$0.77	(0.14)		0.53

Diluted	$0.73	(0.14)		0.51

Weighted average common shares outstanding:
Basic	35,588	50,128		38,190	A

Diluted	37,399	50,128		40,001	A

A	Basic	Diluted

Historical Rodman average shares oustanding	35,588	37,399
Pro forma Rodman equivalent shares to be issued	2,602	2,602

	38,190	40,001

Pro Forma Condensed Combined Statement of Financial Condition Data:
(amounts in thousands)

December 31, 2010

Cash and cash equivalents	$18,564
Financial instruments owned, at fair value	$42,517
Total assets	$94,092
Total liabilities	$35,807
Common stockholders’ equity	$58,285

RISK FACTORS

          By voting in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger, you will be choosing to invest in Rodman common stock. An investment in Rodman common stock may involve significant risk. You should carefully consider the following risk factors, as well as the other information contained in this proxy statement/prospectus, including the annexed documents, which are incorporated by reference into this proxy statement/prospectus, in evaluating whether to vote your shares to approve and adopt the Merger Agreement and approve the Merger. This summary of risks is not exhaustive. New risks may emerge from time to time and it is not possible to predict all risk factors, nor can we assess the impact of all factors on the Merger and the combined company following the Merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Related to the Merger

As a holder of Hudson common stock, if the Merger is completed, you will receive a fixed number of shares of Rodman common stock for each share of Hudson common stock you own notwithstanding any changes in the value of Hudson common stock or Rodman common stock.

          Upon completion of the Merger, each share of Hudson common stock will be exchanged for a fixed number of shares of Rodman common stock. There will be no adjustment for changes to reflect the market price of either Hudson common stock or Rodman common stock or the operating and financial performance of either company. Accordingly, the specific dollar value of the Rodman common stock that you will receive upon completion of the Merger will depend on the market value of Rodman common stock at the time of completion of the Merger. The Merger may not be completed immediately following the Meeting if all regulatory approvals have not yet been obtained and other conditions have not been satisfied or waived. Neither company is permitted to terminate the Merger Agreement or re-solicit the vote of Hudson stockholders solely because of changes in the market prices of either company’s common stock or because of changes in the operating and financial performance of either company that do not amount to a material adverse effect, as defined in the Merger Agreement. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Rodman’s and Hudson’s respective current and anticipated businesses and operations as well as regulatory considerations. Many of these factors are beyond Rodman’s and Hudson’s control. Additionally, future sales of substantial amounts of Rodman common stock in the public market, or the availability of such shares for sale, could adversely affect the market price of Hudson common stock and Rodman common stock. You should obtain current market quotations for shares of Rodman common stock and for shares of Hudson common stock. We cannot assure you that the value of the Rodman common stock that you will receive in the Merger will not decline prior to or after the Merger.

Hudson directors and executive officers have interests that may influence them to support and approve the Merger.

          Some of the directors and executive officers of Hudson may receive certain benefits as a result of the Merger, including employment agreements and continuing indemnification against liabilities. They may also have certain Hudson stock options and other equity awards and existing employment terms that provide them with interests in the Merger, such as accelerated vesting of restricted stock and stock options in certain circumstances following the closing of the Merger that are different from, or are in addition to, the interests of other stockholders in the Merger. As a result, these directors and officers may be more likely to vote to approve and adopt the Merger Agreement and approve the Merger than if they did not have these interests. Some of these executive officers and directors have already agreed to vote in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger. Certain Hudson stockholders, who, in the aggregate, own approximately 52.1% of the voting power of the outstanding shares of Hudson common stock entitled to vote at the Meeting, have agreed to vote in favor of the Merger Agreement and the Merger. For a description of some of these interests, see “Proposal One: The Merger—Interests of Certain Persons in the Merger”; “The Merger Agreement—Treatment of Hudson Stock Option, Other Equity-Based Awards and Warrants; —Employee Matters; —Other Covenants and Agreements”; and “Other Agreements Related to the Merger” beginning on pages 78 and 87, respectively.

The market price of the shares of Rodman common stock may be affected by factors different from those affecting the shares of Hudson common stock.

          Upon completion of the Merger, holders of Hudson common stock will become holders of Rodman common stock. The businesses of Rodman differ from those of Hudson in certain respects and, accordingly, the results of operations of the combined company and the market price of Rodman common stock following the Merger may be affected by factors different from those currently affecting the independent results of operations of Rodman and Hudson. For example, Rodman’s financial performance depends relatively more on its investment banking business which is principally focused on growth sectors in the economy, including healthcare, China, energy and metals and mining.

          On the other hand, Hudson’s financial performance depends relatively more on trading volume and general market conditions.

          As a result of the Merger, the financial performance of the combined firm, from the perspective of current Rodman stockholders, will be relatively more subject to the risks associated with Hudson’s sales and trading business and, from the perspective of current Hudson stockholders, will be relatively more subject to the risks associated with Rodman’s investment banking businesses. For a discussion of the businesses of Rodman and Hudson and of certain factors to consider in connection with those businesses, see “Rodman & Renshaw Capital Group, Inc. Business and Financial Information” beginning on page 97 and “Hudson Holding Corporation Business and Financial Information” beginning on page 129.

          The market price of Hudson common stock prior to the Merger may also not be reflective of Hudson’s underlying current operating and financial performance or its longer term prospects because the market price for the Hudson shares may begin to track the share price of Rodman common stock if investors assume that the Merger is likely to be completed.

Rodman and Hudson may experience difficulties, unexpected costs and delays in integrating their businesses, business models and cultures and the combined company may not realize synergies, efficiencies or cost savings from the Merger.

          Rodman and Hudson have operated and, until the Merger is completed, will continue to operate, independently. The success of the combined company following the completion of the Merger may depend in large part on the ability to integrate the two companies’ businesses, business models and cultures. In particular, investment banking businesses such as Hudson’s and Rodman’s depend to a large degree on the efforts and performance of individual employees whose efforts and performance may be affected by any difficulties in the integration of the businesses. In the process of integrating Rodman and Hudson, Rodman may experience difficulties, unanticipated costs and delays. The challenges involved in the integration may include:

•	the necessity of coordinating geographically disparate organizations and addressing possible differences in corporate and regional cultures and management philosophies;

•	managing the combined company at geographically separate locations that employ a significant number of employees;

•	retaining personnel from different companies and integrating them into a new business culture while maintaining their focus on providing consistent, high-quality client service;

•	integrating information technology systems and resources;

•	integrating accounting systems and adjusting internal controls to cover Hudson’s operations;

•	unforeseen expenses or delays associated with the transaction;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the transaction; and

•	meeting the expectations of clients with respect to the integration.

          The integration of certain operations, in particular the two companies’ research and brokerage businesses, following the transaction will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the ongoing businesses of the combined company. Employee uncertainty and lack of focus during the integration process may also disrupt the businesses of the combined company.

          It is possible that the integration process could result in the loss of key employees, diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the combined company’s ability to maintain relationships with clients and employees or the ability to achieve the anticipated benefits of the transaction, or could reduce the combined company’s earnings or otherwise adversely affect the business and financial results of the combined company. In addition, the integration process may strain the combined company’s financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company’s core business objectives.

          Even if Rodman and Hudson are able to integrate their businesses and operations successfully, there can be no assurance that this integration will result in any synergies, efficiencies or cost savings or that any of these benefits will be achieved within a specific time frame. Any of these factors could adversely affect the combined company’s business and results of operations.

If Rodman is unable to integrate Hudson personnel successfully or retain key Hudson or Rodman personnel after the Merger is completed, the combined company’s business may suffer.

          Rodman’s ability to obtain and successfully execute its business depends upon the personal reputation, judgment, business generation capabilities and project execution skills of Rodman’s and Hudson’s senior professionals. Any management disruption or difficulties in integrating Rodman’s and Hudson’s professionals could result in a loss of clients and customers or revenues from clients and customers and could significantly affect the combined company’s business and results of operations.

          The success of the Merger will depend in part on Rodman’s ability to retain the talents and dedication of the professionals currently employed by Rodman and Hudson. It is possible that these employees might decide not to remain with Rodman or Hudson while Rodman and Hudson work to complete the Merger or with Rodman after the Merger is completed. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, the combined company’s business activities might be adversely affected, management’s attention might be diverted from successfully integrating Hudson’s operations to hiring suitable replacements, and the combined company’s business might suffer. In addition, Rodman and Hudson might not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms.

Integration of Hudson’s operations with Rodman’s operations may impair Rodman’s ability to achieve the expected benefits of the Merger.

          Following completion of the Merger, Rodman expects to make changes to certain aspects of each of the companies’ operations to integrate Hudson’s operations with those of Rodman. In addition, Rodman expects that the Merger could affect each of the companies’ existing client relationships or its ability to enter into new client relationships. Any changes that Rodman makes to each of the companies’ operations could disrupt their businesses and client relationships and could materially and adversely affect Rodman’s ability to achieve the expected benefits of the transaction and its business and results of operations.

The Merger is subject to conditions to closing that could result in the Merger being delayed or not consummated, which could negatively impact Rodman’s and Hudson’s stock price and the combined company’s future business and operations. In order to obtain required regulatory approvals, Rodman may become subject to conditions that it does not currently anticipate.

          The Merger is subject to conditions to closing as set forth in the Merger Agreement, including obtaining the requisite Hudson’s stockholder approval, regulatory approvals, Hudson having in excess of $2.5 million in Net Liquid Assets on the Closing Date and holders of not more than 5% of the outstanding shares of Hudson common stock perfecting their statutory appraisal rights. If any of the conditions to the transaction are not satisfied or, where permissible, not waived, the Merger will not be consummated. Failure to consummate the transaction could negatively impact Hudson’s stock price, future business and operations, and financial condition. Any delay in the consummation of the Merger or any uncertainty about the consummation of the Merger may adversely affect the future businesses, growth, revenue and results of operations of Rodman, Hudson or the combined company.

          The Merger is subject to regulatory approvals. These regulatory approvals may not be received, or may be received later than anticipated. Regulatory approvals that are received may impose restrictions or conditions that restrict the combined company’s activities or otherwise adversely affect the combined company’s business and results of operations.

The delay in closing the planned Merger could have an adverse effect on Hudson’s revenues in the near-term.

          To the extent a prolonged delay in completing the Merger creates uncertainty among Hudson’s clients, such delay could have an adverse effect on Hudson’s results of operations, and quarterly revenues could be substantially below market expectations and could cause a reduction in the stock price of Hudson common stock.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.

          The pro forma financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Rodman and Hudson and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial statements.

          In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page F-64.

Rodman and Hudson expect to incur significant costs associated with the Merger.

          Rodman estimates that it will incur direct transaction costs of approximately $0.6 million associated with the Merger. Hudson estimates that it will incur direct transaction costs of approximately $1.0 million, which will be recognized as expenses as incurred. Rodman and Hudson believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter prior to the one in which the Merger is completed, in the quarter in which the Merger is completed and, possibly, the following quarters as well, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger and the integration of the two companies. Although Rodman expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Rodman to offset incremental transaction and Merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The Merger may not be accretive and may cause dilution to Rodman’s earnings per share, which may negatively affect the market price of Rodman common stock.

          Rodman expects to achieve various operating cost savings and efficiencies following a transition and integration period. As a result, Rodman expects the transaction to be neutral to earnings by the fourth quarter of 2011 and accretive in 2012. This expectation is based on preliminary estimates which may materially change. Rodman could also encounter additional transaction and integration—related costs or other factors such as the failure to realize all of the benefits anticipated in the Merger. All of these factors could cause dilution to Rodman’s earnings per share or decrease or delay the expected accretive effect of the Merger and cause a decrease in the price of Rodman common stock.

The shares of Rodman common stock to be received by Hudson stockholders if the Merger is approved and consummated will have different rights from the shares of Hudson common stock.

          Upon completion of the Merger, Hudson stockholders will become Rodman stockholders and their rights as stockholders will be governed by Rodman’s certificate of incorporation and bylaws. The rights associated with Hudson common stock are different from the rights associated with Rodman common stock. Please see “Comparison of Rights of Rodman & Renshaw Capital Group, Inc. Stockholders and Hudson Holding Corporation Stockholders” beginning on page 88 for a discussion of the different rights associated with Rodman and Hudson common stock.

The termination fee and restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Hudson.

          Until the completion of the Merger, with limited exceptions, the Merger Agreement prohibits Hudson from entering into an alternative acquisition transaction with, or soliciting any alternative Acquisition Proposal from, another party. Hudson has agreed under certain circumstances to pay Rodman a termination fee equal to $350,000, including where the Hudson board of directors withdraws its support of the Merger to enter into a business combination with a third party. These provisions could discourage other companies from trying to acquire Hudson even though those other companies might be willing to offer greater value to Hudson stockholders than Rodman has offered in the Merger.

Risks Related to Hudson if the Merger Is Not Completed

If the Merger is not completed, the price of Hudson common stock and future business and operations could be harmed.

          If the Merger is not completed, Hudson may be subject to the following material risks, among others:

•	Hudson may not be able to find a party willing to pay an equivalent or more attractive exchange ratio than the Exchange Ratio offered by Rodman;

•	the price of Hudson common stock may decline to the extent that the current market price of Hudson common stock reflects an assumption that the Merger will be completed;

•	certain of Hudson’s costs related to the Merger, such as legal, accounting and certain financial advisory fees, must be paid even if the Merger is not completed;

•

Hudson would not realize the benefits it expects by being part of a combined company with Rodman, as well as the potentially enhanced financial position as a result of being part of the combined company;

•

the diversion of management attention from Hudson’s day-to-day business and the unavoidable disruption to its employees and its relationships with clients as a result of efforts and uncertainties relating to Hudson’s anticipated Merger with Rodman may detract from Hudson’s ability to grow revenues and minimize costs, which, in turn may lead to a loss of market position that Hudson could be unable to regain if the Merger does not occur;

•

under the Merger Agreement, Hudson is subject to certain restrictions on the conduct of its business prior to completing the Merger which may affect its ability to execute certain of its business strategies; and

•

Hudson may not be able to continue its present level of operations, may need to scale back its business and may not be able to take advantage of future opportunities or effectively respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations. Hudson’s capital requirements have been and will continue to be significant. Hudson has limited regulatory net capital and also cash and cash equivalents, and relies on working capital to fund its operations. At December 31, 2010, Hudson’s regulatory net capital was $3.1 million, which was $2.1 million in excess of its requirement of $1.0 million. In the event that Hudson continues to sustain losses from operations to fund its regulatory net capital and working capital needs, it will need to raise working capital immediately through a debt or equity financing, if available, or curtail operations.

Stockholders may sell substantial amounts of Hudson common stock in the public market, which is likely to depress the price of Hudson common stock.

          A significant number of shares of Hudson common stock may be sold at any time prior to the Merger. If Hudson current stockholders sell Hudson common stock in the public market prior to the Merger, it is likely that arbitrageurs will acquire such shares. These arbitrageurs would likely sell all such shares in the public market immediately following any announcement, or anticipated announcement, that the Merger with Rodman failed, or will likely fail, to close for regulatory or other reasons, which in turn would likely cause the market price of Hudson common stock to decline.

          In addition to the other negative effects on Hudson, all such sales of Hudson common stock might make it more difficult for Hudson to sell equity or equity-related securities in the future if the Merger with Rodman is not completed.

Risks Related to Hudson

     In addition to the other information set forth in this report, you should carefully consider the following factors which could materially affect Hudson’s business, financial condition or future results of operations. Although the risks described below are those that Hudson believes are the most significant, these are not the only risks facing Hudson. Additional risks and uncertainties not currently known to Hudson or that Hudson currently does not deem to be material also may materially affect Hudson’s business, financial condition or future results of operations. Hudson may amend or supplement these risk factors from time to time in other reports it files with the SEC.

There is substantial doubt about Hudson’s ability to continue as a going concern if it is unable to complete the Merger. In that case, if Hudson does not generate significant revenue or secure financing, Hudson may be required to cease or curtail our operations.

          Hudson has incurred significant losses and negative cash flows from operations in the past, and these results have had a negative impact on Hudson’s financial condition. There can be no assurance that Hudson’s business will become profitable in the future and that additional losses from operations will not be incurred. If these trends continue in the future, they could have a material adverse effect on Hudson’s financial condition. Based on Hudson’s internal forecasts and assumptions regarding its short term cash requirements, in the event the Merger is not consummated and Hudson is unable to locate additional funding on acceptable terms, Hudson believes that it may not have sufficient working capital or regulatory net capital to support its current operating plans through December 31, 2011. This raises substantial doubt about Hudson’s ability to continue as a going concern.

          Although Hudson expects the Merger to result in a combined entity with substantially improved capital resources, consummation of the Merger is subject to various conditions, and Hudson can provide no assurance that it will successfully consummate the Merger.

          In the event that Hudson fails to complete the Merger and continues to incur losses from operations to fund its working capital and regulatory net capital needs, it will need to raise working capital through a debt or equity financing, which may not be on favorable terms to Hudson, if available at all, or conduct another business combination, which may not be on as favorable terms as the Merger. Furthermore, Hudson may not be able to continue its present level of operations, may need to scale back its business and may not be able to take advantage of future opportunities or effectively respond to competitive pressures, any of which could have a material adverse effect on its business and results of operations.

          Hudson’s audited financial statements were prepared under the assumption that it will continue its operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Hudson’s financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern. If Hudson cannot continue as a going concern, its stockholders will lose some or all of their investment in Hudson.

          In addition, Hudson’s customers, employees, vendors, correspondent institutions, and others with whom Hudson does business may react negatively to the substantial doubt about Hudson’s ability to continue as a going concern. This negative reaction may lead to heightened concerns regarding Hudson’s financial condition that could result in a significant loss in customer relationships, key employees, vendor relationships and Hudson’s ability to do business with correspondent institutions upon which it relies.

Stock market volatility and other securities industry risks could adversely affect Hudson’s business.

          Substantially all of Hudson’s revenues are derived from securities market activities. As a result, Hudson is directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. In recent years, the U.S. securities markets have been very volatile, which has periodically reduced trading volume and net revenues. The tightening of credit, the threat of terrorist attacks and the global financial crisis and other events have also resulted in substantial market volatility and accompanying reductions in trading volume and net revenues. Severe market fluctuations or weak economic conditions could reduce Hudson’s trading volume and net revenues and adversely affect Hudson’s profitability.

Hudson is subject to market exposure and could be adversely affected by a decrease in the price of securities which Hudson holds in its trading accounts.

          Hudson conducts its market-making activities predominantly as principal, which subjects Hudson’s capital to significant risks. These activities involve the purchase, sale or short sale of securities for Hudson’s own account and, accordingly, involve risks of price fluctuations and illiquidity, or rapid changes in the liquidity of markets that may limit or restrict Hudson’s ability to either resell securities Hudson purchases or to repurchase securities Hudson sells in such transactions. From time to time, Hudson may have large position concentrations in securities of a single issuer or issuers engaged in a specific industry, which might result in higher trading losses than would occur if Hudson’s positions and activities were less concentrated. Further, Hudson may trade on margin, which permits it to borrow funds from Hudson’s clearing broker in order to take positions for Hudson’s own account that exceed the available funds that Hudson has deposited with its clearing broker, which might result in higher trading losses than would occur if Hudson’s positions and activities were restricted to its funds on deposit. The success of Hudson’s market-making activities primarily depends upon its ability to attract order flow, the skill of its personnel, general market conditions, the amount of, and volatility in, its quantitative market-making and program trading portfolios, effective hedging strategies, the price volatility of specific securities and the availability of capital. To attract order flow, Hudson must be competitive on price, size of securities positions traded, liquidity, order execution, technology, reputation and client relationships and service. In Hudson’s role as a market maker, Hudson attempts to derive a profit from the difference between the prices at which Hudson buys and sells securities. However, competitive forces often require Hudson to match the quotes other market makers display and to hold varying amounts of securities in inventory. By having to maintain inventory positions, Hudson is subject to a high degree of risk. There can be no assurance that Hudson will be able to manage such risk successfully or that Hudson will not experience significant losses from such activities.

There is a risk that Hudson’s future operating results may fluctuate significantly.

          Hudson may experience significant variation in its future results of operations. These fluctuations may result from, among other things:

•	introductions of or enhancements to market-making services by Hudson or its competitors;

•	the value of Hudson’s securities positions and Hudson’s ability to manage the risks attendant thereto;

•	the volume of Hudson’s market-making activities;

•	the dollar value of securities traded;

•	volatility in the securities markets;

•	Hudson’s market share with institutional clients;

•	Hudson’s ability to manage personnel, overhead and other expenses, including Hudson’s occupancy expenses under its office leases

•	the strength of Hudson’s client relationships; the amount of, and volatility in, Hudson’s quantitative market-making and program trading portfolios;

•	changes in payments for order flow and clearing costs;

•	the addition or loss of executive management and sales, trading and technology professionals;

•	compensation expenses associated with recruiting new employees;

•	legislative, legal and regulatory changes;

•	legal and regulatory matters;

•	geopolitical risk;

•	the amount and timing of capital expenditures and divestitures;

•	the incurrence of costs associated with acquisitions and dispositions;

•	investor sentiment;

•	technological changes and events;

•	seasonality; and

•	competition and market and economic conditions.

          If demand for Hudson’s services declines due to any of the above factors, and Hudson is unable to timely adjust its cost structure, Hudson’s operating results could be materially and adversely affected.

Hudson’s traders may take larger risks than permitted which could result in large losses.

          Although Hudson requires its traders to adhere to certain position limits (generally no more than $500,000 in total positions for the most experienced traders), sometimes a trader takes a position beyond these limits and subjects Hudson to greater risks. Hudson has established procedures to guard against this, including real-time position monitoring which should promptly alert management to any excessive risks. However, there can be no assurance that management will be able to guard against all risks taken by each employee.

Hudson is dependent on its clearing brokers, which may go out of business or charge Hudson for a default by a counterparty to a trade.

          As a market maker, the majority of Hudson’s securities transactions are conducted as principal with broker-dealer and institutional counterparties located in the United States. Hudson clears its securities transactions through two unaffiliated clearing brokers. Under the terms of the agreements between Hudson and its clearing brokers, the clearing brokers have the right to charge Hudson for losses that result from a counterparty’s failure to fulfill its contractual obligations. No assurance can be given that any such counterparty will not default on its obligations, which default could have a material adverse effect on Hudson’s business, financial condition and operating results. In addition, at any time, a substantial portion of Hudson’s assets are held by its clearing brokers and, accordingly, Hudson is subject to credit risk with respect to such clearing brokers. Consequently, Hudson is reliant on the ability of its clearing brokers to adequately discharge their obligations on a timely basis. Hudson is also dependent on the solvency of such clearing brokers. Any failure by the clearing brokers to adequately discharge their obligations on a timely basis, or failure by the clearing brokers to remain solvent, or any event adversely affecting the clearing brokers, could have a material adverse effect on Hudson’s business, financial condition and operating results. If Hudson’s clearing brokers were to go out of business or decide not to continue to act as Hudson’s clearing broker, its operating results would be adversely affected until Hudson could replace them.

Reduced market volume, price and liquidity can impact Hudson’s revenues.

          Hudson’s revenues may decrease in the event of a decline in market volume, prices or liquidity. Declines in the volume of securities transactions and in market liquidity generally result in lower revenues from market-making activities. Lower price levels of securities may also result in reduced revenue capture, and thereby reduced revenues from market-making transactions, as well as result in losses from declines in the market value of securities held in inventory. Sudden sharp declines in market values of securities can result in illiquid markets, declines in the market values of securities held in inventory, the failure of buyers and sellers of securities to fulfill their obligations and settle their trades, and increases in claims and litigation. Any decline in market volume, price or liquidity or any other of these factors could have a material adverse effect on Hudson’s business, financial condition and operating results.

Hudson operates in a highly regulated industry and compliance failures could adversely affect its business.

          The securities industry is subject to extensive regulation covering all aspects of the securities business. The various governmental authorities and industry self-regulatory organizations that supervise and regulate Hudson generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend or expel Hudson or any of Hudson’s officers or employees who violate applicable laws or regulations. Hudson may also be subject to an enforcement action for failure to supervise if any of its employees or traders violates applicable laws or regulations. Hudson’s ability to comply with all applicable laws and rules is largely dependent on its establishment and maintenance of compliance and reporting systems, as well as its ability to attract and retain qualified compliance and other personnel. If Hudson does not comply with the rules and regulations established, it could be subject to disciplinary or other regulatory or legal actions in the future. In addition, it is possible that any past noncompliance could subject Hudson to future civil lawsuits, the outcome of which could have a material adverse effect on Hudson’s financial condition and operating results.

          Hudson is required to keep accurate books and records. There is considerable fluctuation during any year and from year-to-year in the volume of transactions Hudson must process. Hudson records security transactions and posts its books daily. Operations personnel monitor operations to determine compliance with applicable laws, rules and regulations. Failure to keep current and accurate books and records can render Hudson liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by its clients.

Hudson has a prior disciplinary record with FINRA, which could have an adverse effect on its ability to operate if Hudson becomes subject to additional FINRA disciplinary action.

          During the period from approximately 1990 through the present, Hudson was cited by FINRA for violations of FINRA’s Rules of Fair Practice and Marketplace Rules on at least 20 occasions and was fined amounts ranging from $250 to $82,500. The total amount of such fines was approximately $405,000. On January 8, 2009, FINRA accepted Hudson’s Letter of Acceptance, Waiver and Consent to settle with FINRA on a violation limited to failure to tailor anti-money laundering procedures to include market making and trading, plus a $10,000 fine. The existence of such prior violations could have an adverse effect on Hudson should such violations recur under the supervision of current management. On or about January 28, 2011, Hudson agreed to settle with FINRA eight separate outstanding regulatory reviews from 2007, 2008 and 2009 related to trading and market-making activities for censures and fines in the aggregate amount of $95,000.

Hudson faces substantial competition that could reduce its market share and harm its financial performance.

          All aspects of Hudson’s business are highly competitive. Hudson competes directly with national and regional full service broker-dealers and, to a lesser extent, with discount brokers, investment advisors and certain commercial banks. The financial services industry has become considerably more concentrated as numerous securities firms have either ceased operations or have been acquired by or merged into other firms. These mergers and acquisitions have increased competition from these firms, many of which have significantly greater capital and financial and other resources than Hudson has. With respect to retail brokerage activities, certain regional firms with which Hudson competes have operated in certain markets longer than Hudson has and have established long-standing client relationships. Hudson also competes with others in the financial services industry in recruiting registered representatives and new employees as well as retaining current personnel, and Hudson could be adversely affected in the event it was to lose registered representatives who either individually or in the aggregate accounted for a significant percentage of Hudson’s revenues.

Hudson may not be able to grow.

          As part of its long-term growth strategy, Hudson intends to recruit individual registered representatives and to evaluate the acquisition of other firms or assets that would complement or expand its business in attractive service markets or that would broaden its customer relationships. Hudson cannot assure you that it will be successful in its recruiting efforts or that it will be able to identify suitable acquisition candidates available for sale at reasonable prices or that it will be able to consummate any acquisition. Further, future acquisitions may further increase Hudson’s leverage or, if it issues equity securities to pay for the acquisitions, stockholders could suffer dilution of their interests. If Hudson is unable to raise adequate capital, it will not have the available funds to create new products.

Hudson’s investments have increased its costs.

          Hudson has made investments to: (1) expand the number of available trading positions by renting additional office space; (2) increase trade automation by internally developing new and enhanced software; (3) increase the trade throughput capacity by enhancing the trading platform to a third party “dedicated complex”; (4) expand the number of securities in which Hudson provided execution solutions or made markets; (5) expand the institutional sales division through the addition of experienced producers with established account relationships; and (6) expand the service offerings through the addition of an investment banking and research division as well as a retail brokerage presence. These investments have increased Hudson’s cost base. There can be no assurance that Hudson will be able to successfully generate additional revenues to cover these increased costs.

Hudson’s new investment banking and research initiatives may not be successful.

          Hudson recently announced the acquisition of the equity research and investment banking business of a Chicago based equity research boutique focused on the needs of institutional investors, which expands Hudson’s investment banking and research services. There can be no assurance that Hudson will be successful in offering such services.

If Hudson loses senior management and key personnel or is unable to attract and retain skilled employees when needed, Hudson may not be able to operate its business successfully.

          Hudson is particularly dependent on the services of Anthony M. Sanfilippo and Keith Knox. The loss of either of these individuals would have a significant negative effect on Hudson’s business. In addition, Hudson believes that its success will depend in large part upon its continued ability to attract and retain skilled traders and other employees, which is difficult because the market for the services of such individuals is very competitive. On October 12, 2009, Hudson entered into a three-year employment agreement, effective as of October 12, 2009, with Mr. Anthony M. Sanfilippo, whereby he will serve as Chief Executive Officer. On January 4, 2007, Hudson entered into a five-year employment agreement, effective as of January 1, 2007, as amended May 19, 2008 and October 12, 2009, with Mr. Keith R. Knox, whereby he will continue in his present position as President.

Hudson needs to comply with stringent capital requirements and therefore if Hudson suffers significant losses it could be below its net capital requirement.

          Many of the regulatory agencies and industry self-regulatory organizations that regulate Hudson have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer, less deductions for certain types of assets. Currently, Hudson is required to maintain net capital of at least $1,000,000. As of December 31, 2010, Hudson had net capital of approximately $3,148,000 and excess net capital (that is, net capital less required net capital) of approximately $2,148,000. Hudson intends to maintain such funds as are necessary to operate its business and to maintain compliance with regulatory net capital requirements. Changes to its business may require Hudson to maintain higher net capital levels than currently. If Hudson fails to maintain the required net capital, Hudson may be subject to suspension or revocation of its licenses. If such net capital rules are changed or expanded, or if there is an unusually large charge against Hudson’s net capital, Hudson might be required to limit or discontinue those portions of its business that require the intensive use of capital. A large operating loss or charge against net capital could adversely affect Hudson’s ability to expand or even maintain its present level of business.

Hudson’s exposure to litigation and regulatory proceedings could adversely affect its business.

          From time to time, Hudson is named as a defendant in various routine actions that are incidental to its activities as a broker-dealer, including civil actions, arbitrations, plus proceedings and investigation by self-regulatory organizations. Many aspects of the securities brokerage business involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. Any such litigation brought in the future could have a material adverse effect on Hudson’s business, financial condition and operating results.

          From time to time, Hudson may also be engaged in various legal proceedings not related to securities. Hudson currently maintains various types of insurance, including employment practices liability insurance, the proceeds of which may help to reduce the amount Hudson may otherwise be required to pay with respect to certain types of claims. However, there can be no assurance that Hudson will be able to obtain such insurance in the future. If it can be obtained, the price for such insurance may be unreasonable. Even if such insurance is in force, the amount of any award may exceed the maximum coverage provided by such insurance, in which case Hudson will be required to pay any uncovered portion. Specifically, Hudson is involved in legal proceedings related to the approval of the Merger by its board of directors and alleged unpaid employment compensation. See “Hudson Holding Corporation Business and Financial Information—Legal Proceedings.”

Hudson’s revenues have been dependent on certain key employees and/or customers.

          One of Hudson’s employees accounted for 15% of Hudson’s total revenues, which included revenues from a single customer that accounted for 8% of Hudson’s total revenues, during the fiscal year ended March 31, 2010. During the fiscal year ended March 31, 2009, Hudson had one such active employee who accounted for 27% of total revenues, which included revenues from a single customer that accounted for 18% of total revenues. This employee ceased employment on January 19, 2010.

Hudson’s common stock is not actively traded, so you may be unable to sell at or near ask prices or at all if you need to sell your Shares to raise money or otherwise desire to liquidate your Shares.

          Hudson’s common stock has historically been sporadically traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing Hudson’s common stock at or near ask prices at any given time has been, and may continue to be, relatively small or non-existent. This situation is attributable to a number of factors, including the fact that Hudson is a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if Hudson came to the attention of such persons, they tend to be risk-adverse and would be reluctant to purchase or recommend the purchase of Hudson’s shares until such time as Hudson becames more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in Hudson’s shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Hudson cannot assure you that a broader or more active public trading market for its common stock will develop or be sustained, or that current trading levels will be sustained or not diminish.

The application of the “penny stock” rules to Hudson’s common stock could limit the trading and liquidity of the common stock, adversely affect the market price of Hudson’s common Stock and increase your transaction costs to sell those shares.

          As long as Hudson is not listed on an exchange and the trading price of Hudson’s common stock is below $5.00 per share, the open-market trading of Hudson’s common stock will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of Hudson’s common stock, reducing the liquidity of an investment in the common stock and increasing the transaction costs for sales and purchases of Hudson’s common stock as compared to other securities.

The market price for Hudson’s common stock is particularly volatile given Hudson’s status as a relatively unknown company with a small and thinly traded public float, limited operating history and variable profitability which could lead to wide fluctuations in Hudson’s share price. You may be unable to sell Hudson’s common stock at or above your purchase price, which may result in substantial losses to you.

          The market for Hudson’s common stock is characterized by significant price volatility when compared to seasoned issuers, and Hudson expects that its share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in Hudson’s share price is attributable to a number of factors. First, as noted above, Hudson’s common stock is sporadically and thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by Hudson’s stockholders may disproportionately influence the price of those shares in either direction. The price for Hudson’s shares could, for example, decline precipitously in the event that a large number of shares of Hudson’s common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, Hudson is a speculative or “risky” investment due to Hudson’s limited operating history, and uncertainty of future market acceptance for Hudson’s services. As a consequence of this enhanced risk, more risk adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

          Many of these factors are beyond Hudson’s control and may decrease the market price of Hudson’s common stock, regardless of its operating performance. Hudson cannot make any predictions or projections as to what the prevailing market price for its common stock will be at any time, including as to whether its common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

          In addition, the market price of Hudson’s common stock could be subject to wide fluctuations in response to:

•	quarterly variations in Hudson’s revenues and operating expenses;

•	fluctuations in interest rates;

•	the operating and stock price performance of other companies that investors may deem comparable to Hudson; and

•	news reports relating to trends in Hudson’s markets or general economic conditions.

          The stock market in general and the market prices for brokerage-related companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of Hudson’s stock, regardless of its operating performance.

          Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of Hudson’s share price.

Hudson does not intend to pay dividends to its stockholders.

          Hudson does not have any current plans to pay dividends to its stockholders. Hudson currently intends to retain any future earnings for funding growth and, therefore, does not expect to pay any dividends in the foreseeable future.

     Five current or former employees beneficially own approximately 31% of the voting capital stock of Hudson, and two other stockholders beneficially own approximately 41% of the voting capital stock of Hudson.

          Anthony Sanfilippo, Keith R. Knox, Mark Leventhal (a former officer of Hudson Securities), Martin Cunningham (Hudson’s former chief executive officer), and Steven Winkler (an employee and retired trading manager at Hudson’s wholly owned broker-dealer subsidiary), each beneficially own approximately 8.9%, 4.4%, 5.0%, 6.5% and 5.8% of Hudson’s common stock, respectively. Kenneth Pasternak and Seaport Hudson LLC beneficially own approximately 21.2% and 19.8% of Hudson’s common stock, respectively. Accordingly, these persons could substantially influence the outcome of any matters submitted to a vote of Hudson’s stockholders, management policy or financing decisions. For example, in connection with the Merger Agreement, Rodman entered into the Voting Agreement with Seaport Hudson LLC, Anthony M. Sanfilippo, Keith R. Knox, Peter Zugschwert, John C. Shaw, Jr., John W. Mascone, Kenneth D. Pasternak, Ajay Sareen and Frank J. Drazka, who, as of the Record Date, collectively own approximately 52.1% of the voting power of the outstanding shares of Hudson common stock. Pursuant to the Voting Agreement, such persons agreed to vote their shares of Hudson in favor of the proposal to approve and adopt the Merger Agreement and approve the Merger. For a discussion of the Voting Agreement, see “Other Agreements Relating to the Merger—The Stockholder Voting Agreement” on page 87.

Future sales of Hudson’s common stock could put downward selling pressure on Hudson’s shares, and adversely affect the stock price. There is a risk that this downward pressure may make it impossible for a stockholder to sell its shares at any reasonable price, if at all.

          Future sales of substantial amounts of Hudson’s common stock in the public market, or the perception that such sales could occur, could put downward selling pressure on Hudson’s shares, and adversely affect the market price of Hudson’s common stock.

The large number of recently issued shares to investors and shares issuable upon exercise of warrants could have an adverse affect on Hudson’s stock price.

          Hudson has issued a large number of shares of common stock and warrants to purchase common stock in private placements in the recent past. For example, in November and December 2009, Hudson completed private placement offerings and sold an aggregate of $4,837,500 of its common stock at a purchase price of $0.25 a share. The offerings were subscribed by several existing shareholders, an institutional investor and certain officers, directors and employees. In connection with the financing, Hudson issued 19,350,000 shares of common stock. Hudson also entered into a registration rights agreement with the investors that provides for two “demand” registrations at the Hudson’s expense.

          The price of Hudson’s common stock could significantly decline if such investors elect to sell their shares in the market at times when there are not a corresponding number of investors willing to purchase such shares. In addition, the large number of outstanding warrants will likely cause an overhang on the market and prevent the market price of the common stock from rising above the warrant exercise price.

There are limitations in connection with the availability of quotes and order information on the OTC Bulletin Board.

          Trades and quotations on the OTC Bulletin Board involve a manual process, and the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not be able to sell shares of Hudson’s common stock at the optimum trading prices.

There are delays in order communication on the OTC Bulletin Board.

          Electronic processing of orders is not available for securities traded on the OTC Bulletin Board and high order volume and communication risks may prevent or delay the execution of one’s OTC Bulletin Board trading orders. This lack of automated order processing may affect the timeliness of order execution reporting and the availability of firm quotes for shares of Hudson’s common stock. Heavy market volume may lead to a delay in the processing of OTC Bulletin Board security orders for shares of Hudson’s common stock, due to the manual nature of the market. Consequently, one may not able to sell shares of Hudson’s common stock at the optimum trading prices.

There is limited liquidity on the OTC Bulletin Board.

          When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of Hudson’s common stock, there may be a lower likelihood of one’s orders for shares of Hudson’s common stock being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of one’s order entry.

There is a limitation in connection with the editing and canceling of orders on the OTC Bulletin Board.

          Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and one may not be able to cancel or edit one’s order. Consequently, one may not able to sell shares of Hudson’s common stock at the optimum trading prices.

A large number of restricted stock shares and options to purchase shares that have been granted, and may continue to be granted, to new and existing employees may dilute the ownership interest of existing shareholders and may adversely affect the stock price.

          As of March 11, 2011, options to purchase 9,030,000 shares of Hudson’s common stock are outstanding and an additional 5,679,818 shares are available for issuance as awards of restricted stock and stock options under Hudson’s two stock incentive plans (the “2005 Plan” and the “2007 Plan”). The shares issuable under both the 2005 Plan and 2007 Plan have been registered for potential resale by grantees under both the 2005 Plan and the 2007 Plan. Given the effectiveness of such registration statement, the holders have the ability to sell the shares upon exercise of the options or the vesting of restricted stock. The price of Hudson’s common stock could significantly decline if such investors elect to sell their shares in the market at times when there are not a corresponding number of investors willing to purchase such shares. In addition, the large number of outstanding options will likely cause an overhang on the market and prevent the market price of Hudson’s common stock from rising above the option exercise prices.

Increased dealer compensation could adversely affect Hudson’s stock price.

          The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of shares of Hudson’s common stock on the OTC Bulletin Board if the stock must be sold immediately. Further, purchasers of shares of Hudson’s common stock may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for shares of Hudson’s common stock on the OTC Bulletin Board. Due to the foregoing, demand for shares of Hudson’s common stock on the OTC Bulletin Board may be decreased or eliminated.

Shares eligible for future sale may adversely affect the market.

          In addition, from time to time, certain of Hudson’s stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, which is referred to herein as the “Securities Act,” subject to certain limitations. Shares held for more than six months by non-affiliates may be available for public sale without regard to volume limitations and by means of ordinary brokerage transactions in the open market pursuant to Rule 144.

          In general, pursuant to Rule 144, after satisfying a six-month holding period: (i) affiliated stockholders (subject to aggregation principles) may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated stockholders may sell without such limitations, provided Hudson is current in its public reporting obligations. Any substantial sale of Hudson’s common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of Hudson’s securities.

Risks Relating to Rodman

          In addition to the other information set forth in this report, you should carefully consider the following factors which could materially affect Rodman’s business, financial condition or future results of operations. Although the risks described below are those that Rodman believes are the most significant, these are not the only risks facing Rodman. Additional risks and uncertainties not currently known to Rodman or that Rodman currently does not deem to be material also may materially affect Rodman’s business, financial condition or future results of operations. Rodman may amend or supplement these risk factors from time to time in other reports it files with the SEC.

Rodman has limited cash and cash equivalents and relies on cash flow from operations to operate its business.

          At December 31, 2010 and 2009, Rodman had cash and cash equivalents of approximately $14.8 million and $15.5 million, respectively. Rodman’s capital requirements have been and will continue to be significant. Historically, Rodman has relied upon cash flow from operations to fund its working capital needs. In light of current market and economic conditions, it is difficult, if not impossible, to predict the timing or likelihood of generating revenues. In the event that Rodman does not generate adequate cash flow from operations to fund its working capital needs, it will need to raise working capital through a debt or equity financing, if available, or curtail operations.

Limitations on access to capital could impair Rodman’s ability to expand its businesses.

          Liquidity, or ready access to funds, is essential to financial services firms. Rodman & Renshaw, LLC (referred to as “R&R”), Rodman’s broker-dealer subsidiary, is subject to the net capital requirements of the SEC, FINRA and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair Rodman’s ability to expand its business. Furthermore, there are laws that authorize regulatory bodies to block or reduce R&R’s ability to distribute funds to Rodman. As a result, regulatory actions could impede Rodman’s access to funds that it needs to make payments on obligations or dividend payments. In addition, because Rodman holds equity interests in its subsidiaries, its rights as an equity holder to the assets of these subsidiaries may not materialize, if at all, until the claims of the creditors of these subsidiaries are satisfied.

Rodman derives a significant portion of its revenues from the life science sector, primarily from biotechnology companies. Adverse developments or a decline in investor interest in this sector could harm its business.

          In 2010, 2009 and 2008, 31%, 53% and 59%, respectively, of Rodman’s revenues were derived from the life science sector. Rodman anticipates that the life science sector (primarily biotechnology companies) will continue to account for a significant portion of its revenues in the foreseeable future. The life science sector is known for its volatility due to a number of factors including the following:

•	many companies in this sector rely on a single product or class of products;
•	the sector is highly regulated;
•	a company’s success and viability depends on the results of clinical trials, which are unpredictable;
•	technological developments;
•	disposition of patent applications;
•	international respect of patents;
•	product recalls;
•	general economic conditions and political developments;
•	global competition; and
•	availability of insurance coverage.

          Despite expansion into other sectors, Rodman’s revenue and net profits will continue to be subject to the volatility of the life science sector, which could have a detrimental impact on its results of operations.

Rodman derives a significant portion of our revenues from China based companies which could be adversely affected by changes in the political and economic policies of the government of the Peoples Republic of China (PRC).

          In 2010, 2009 and 2008, 28%, 24% and 8%, respectively, of Rodman’s revenues were derived from the China sector. Rodman’s China based revenue is principally derived from companies that are listed on, or seek listing on, a U.S. stock exchange. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity, greater economic decentralization and globalization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time, with or without notice. Further, the China region and markets may experience volatility, political turmoil, uncertainty or difficult economic or market conditions that differ from those in the United States. Any of these changes could negatively impact Rodman’s current business and its expansion plans within the China region which could have a negative impact on its revenues and results of operations.

Rodman’s growth may depend on its ability to complete acquisitions and integrate operations of acquired businesses and personnel.

          Rodman cannot assure you that any of the transactions that it has already completed or that it may complete in the future will be successful and cannot assure you that it will realize the anticipated benefits of these transactions. In fact, these transactions may cause margin fluctuation or otherwise have a material adverse effect upon Rodman’s operating results.

          Achieving the benefits of acquisitions and new hiring depends on the timely, efficient and successful execution of a number of post-transaction events, including, in the case of acquisitions, integrating the acquired business, personnel, systems and operations into Rodman’s business platform, operations and reporting and information systems. In the case of new hires and joint ventures, the post-transaction challenges include integrating the new people into Rodman’s corporate culture and managing them properly. Rodman’s ability to integrate new businesses and new hires may be adversely affected by many factors, including the size of the business acquired, the number of and the personality of the people involved and the allocation of our limited management resources among various integration efforts. Integration and management issues may also require a disproportionate amount of our management’s time and attention and distract our management from running our historical businesses.

          In connection with future acquisitions, Rodman may decide to consolidate the operations of any acquired business with its existing operations or make other changes with respect to the acquired business, which could result in special charges or other expenses. Rodman’s results of operations also may be adversely affected by expenses it incurs in making acquisitions and hiring new personnel. For example, in the case of acquisitions, Rodman’s results of operations will be impacted by expenses, including legal and accounting fees, incurred in connection with the transaction, amortization of acquisition-related intangible assets with definite lives and by additional depreciation expense attributable to acquired assets. Any of the businesses Rodman acquires may also have liabilities or adverse operating issues, including some that Rodman fails to discover before the acquisition and the indemnity for such liabilities may be limited. Rodman’s ability to make any future acquisitions may depend upon obtaining additional financing. Rodman may not be able to obtain additional financing on acceptable terms or at all. To the extent Rodman seeks to acquire other businesses in exchange for its common stock, fluctuations in its stock price could have a material adverse effect on its ability to complete acquisitions.

A principal investing platform, in which Rodman invests its own capital, will expose it to a significant risk of capital loss.

          Principal investing involves numerous risks, including illiquidity, loss of invested capital and revaluation. In the past, Rodman has used a portion of its own capital in a variety of principal investment activities, including purchasing “shell” companies to be used in connection with future financing transactions. From time to time, Rodman also purchases securities offered in financing transactions for which it is acting as placement agent. Rodman also holds a portfolio of equity securities, including stock and warrants that it received as compensation in connection with investment banking assignments. As of December 31, 2010, Rodman had an outstanding investment commitment of $12.1 million to Aceras BioMedical, which will use those funds to purchase promising compounds or equity securities in early stage companies in the life science and/or biotechnology sectors and its operating budget. Other principal investing activities may involve purchasing securities in other high-risk financings of early-stage, pre-public, or distressed companies. These securities are likely to be restricted as to resale and may, in any event, be highly illiquid. For example, in the case of investments in marketable securities, principal investments could be significant relative to the overall capitalization of the company in which Rodman invests. Resale of a significant amount of these securities might adversely affect their market and/or sales price. Moreover, the companies in which we invest may rely on new or developing technologies or novel business models or concentrate on markets which have not yet developed and which may never develop sufficiently to support successful operations. Even if Rodman makes an appropriate investment decision based on the intrinsic value of an enterprise, it cannot assure you that general market conditions will not cause the market value of our investments to decline. For example, an increase in interest rates, currency fluctuations, a general decline in the stock markets, or other market conditions adverse to companies of the type in which Rodman may invest could result in a decline in the value of its investments or a total loss of its investment. This could materially and adversely impact its financial results and the price of its common stock.

          Rodman may also commit its own capital to facilitate client sales and trading activities. The number and size of these transactions may adversely affect its results of operations. To the extent Rodman has long positions in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent Rodman has short positions in any of those markets an upturn in those markets could expose us to potentially large losses as it attempts to cover its short positions by acquiring assets in a rising market. These long and short positions and the movement of the market relative to these positions could further contribute to the fluctuations in revenues and earnings, which, in turn, could contribute to volatility in the price of Rodman’s common stock.

Rodman’s client base and the number of products it offers are limited. Rodman’s growth rate will be impaired unless it expands its client base and increases its investment banking revenues.

          Rodman derives most of its revenues from investment banking engagements, including placement agent and underwriting fees and strategic advisory fees, which also have higher profit margins than our other categories of revenue. For the years 2010, 2009 and 2008, investment banking transactions accounted for 91%, 68% and 84%, respectively, of Rodman’s revenues excluding principal transactions.

          Rodman’s future growth still largely depends on its ability to generate significant placement agent and underwriting fees. To do so, Rodman must: (i) continue to build up our expertise in the life sciences, metals/mining, energy and China sectors and consider expansion into new sectors; (ii) increase the volume of corporate finance transactions in which it acts as sole or lead manager; and (iii) actively solicit engagements for larger transactions. Significant factors affecting this strategy include Rodman’s relatively small size and competition from larger investment banks. Rodman cannot assure you that it will be able to compete effectively for new investment banking engagements. If Rodman is unable to increase its investment banking revenue, its rate of growth will be adversely affected, which may cause the price of Rodman’s common stock to decline.

Rodman’s future success depends on its ability to continue to expand its investment banking services into sectors of the economy other than biotechnology.

          For the years 2010, 2009 and 2008, investment banking revenues from companies in sectors other than biotechnology and life science were 69%, 47% and 41%, respectively, of Rodman’s total investment banking revenues. Since Rodman did not have any particular expertise in sectors other than biotechnology prior to the second quarter of 2008, it relied, in part, on its relationships with institutional investors and private equity funds to make introductions to companies that need capital and on its own ability to identify opportunities to which it can apply its corporate finance know-how. Rodman cannot assure you that it will be able to continue to receive referrals from institutional investor sources or that its expansion into the metals/mining and energy sectors will result in additional investment banking revenues.

Rodman’s revenue and profits are highly volatile, which may make it difficult for Rodman to achieve steady earnings growth on a quarterly basis and may cause the price of its common stock to decline. In addition, the investment banking sector can be highly volatile, which could adversely impact its revenues and profits.

          Rodman has experienced, and expects to continue to experience, significant variations from period-to-period in its revenues and results of operations. These variations may be attributed in part to the fact that investment banking revenues, which represent the largest portion of its revenues, are typically earned when the financing or merger or acquisition transaction is consummated, the timing of which is uncertain and largely beyond its control. If a transaction fails to close, Rodman will earn little or no revenue despite the fact that it may have devoted considerable resources to, and incurred significant out-of-pocket expenses in connection with, the transaction. As a result, Rodman’s business depends a great deal on market conditions as well as the decisions and actions of its clients and interested third parties. For example, a client could delay or terminate financing transactions because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, adverse market conditions or because its business is experiencing unexpected operating or financial problems. In addition, many companies seeking a financing simultaneously explore a merger or sale option. Rodman’s investment banking revenues would be adversely affected if companies for which it is acting as placement agent or underwriter were sold and it were not also engaged as a strategic advisor.

          Market conditions and valuations for companies in the life science, metals/mining and energy sectors, as well as general market conditions, can materially affect Rodman’s financial performance. The nature of Rodman’s revenue generation, including the size of transactions, the timing of transaction closings and the sectors in which those transactions occur, make Rodman’s future performance difficult to predict and potentially highly variable. Revenues for many of the services Rodman provides are earned only upon the successful completion of a transaction. Accordingly, revenues and net income in any period may not be indicative of full-year results or the results of any other period and may vary significantly from year-to-year and quarter-to-quarter depending on whether and when transactions are completed and the number, size and type of transactions completed. In particular, recent volatility in the capital markets may lead to disruptions that delay or eliminate revenue opportunities.

Rodman’s results may be adversely affected in future periods by the volatility of financial instruments in its portfolio.

          Rodman may engage in large block trades in a single security or maintain large position concentrations in a single security or warrant, securities or warrants of a single issuer, or securities or warrants of issuers engaged in a specific industry. Any downward price movement in these securities or warrants could result in a reduction of Rodman’s revenues and profits in the future.

Rodman’s corporate finance and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.

          Rodman’s investment banking engagements are usually transaction specific as opposed to long-term engagements. As such, Rodman must continually seek new engagements even from companies to which it provided services in the past. For this reason, Rodman believes it is important to nurture strong relationships with its clients. Although Rodman has been successful in securing repeat engagements from clients in the past, we cannot assure you that this trend will continue. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If Rodman is unable to generate a substantial number of new engagements that generate fees from new or existing clients, its business, results of operations and financial condition could be adversely affected.

Rodman depends on the services of a limited number of key executives and the loss of their services would have a material adverse effect on its business, operations and financial condition.

          Rodman depends on the efforts and reputations of Michael Vasinkevich, its Vice Chairman, Edward Rubin, its Chief Executive Officer and President, and John J. Borer III, its Head of Investment Banking. Their reputations and relationships with clients and potential clients are critical elements in expanding its business, and Rodman’s historical and future performance is believed to be strongly correlated to their involvement to date and their continued involvement in Rodman’s operations. The loss or reduction of the services of any of Messrs. Vasinkevich, Rubin and/or Borer, due to death, disability, termination of employment or regulatory restriction, could have a material adverse effect on Rodman’s operations, including its ability to attract new company clients and to raise capital from institutional investors.

          Rodman currently has at-will employment agreements with each of Messrs. Vasinkevich, Rubin and Borer. Rodman cannot assure you that one or more of Messrs. Vasinkevich, Rubin and Borer will not resign, join a competitor or form a competing company or that the restrictive covenants in their employment agreements are enforceable.

The investment banking industry is highly competitive. If Rodman fails to address the challenges posed by this competition, it could lose its leading position in these areas, causing its operating results to suffer.

          The investment banking industry is intensely competitive, particularly in those areas in which Rodman specializes (i.e., biotechnology and life science, metals/mining and energy, and PIPE and RD transactions), and is expected to remain so for the foreseeable future. Rodman has experienced intense price competition in its various businesses. Pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, could adversely affect its revenues, even as the size and number of its investment banking transactions may increase. Many of Rodman’s competitors are larger, have greater financial and other resources and longer operating histories than Rodman, giving them a significant competitive advantage. Rodman’s principal competitors include Canaccord Adams, Inc., Cowen Group, Inc, Jefferies Group, Inc., JMP Group, Inc, Ladenburg Thalmann Financial Services, Inc., Lazard Ltd., Leerink Swann & Co., Maxim Group, Inc., Oppenheimer & Co., Inc., Piper Jaffray Companies, Roth Capital Partners, LLC, and Stifel Financial Corp. (as a result of its acquisition in May 2010 of Thomas Weisel Partners Group, Inc.). If Rodman expands its business into new sectors and new business lines, it will face competition from other firms as well. Rodman competes on the basis of a number of factors, including the scope and quality of services, price, market focus and industry knowledge, client relationships and reputation. Larger firms provide a broader range of investment banking services to their clients than Rodman does. If Rodman does not address these competitive factors successfully, it may not be able to execute its strategy or even maintain its existing market share. In either case, Rodman’s operating results would suffer as would the price of its common stock.

Rodman will likely face competition from larger investment banking firms. In order to compete with them, Rodman may have to increase its operating expenses significantly and/or make larger commitments of capital in its trading and underwriting business. This increases the potential for capital loss, which could adversely impact Rodman’s operating results.

          Rodman is a relatively small investment bank. Historically it has tried to avoid competing with larger investment banks. However, Rodman expects this to change as we pursue investment banking opportunities with larger companies and engagements for larger transactions. Larger investment banks not only offer a broader range of products and services than Rodman, as compared to Rodman they also have significantly greater financial and marketing resources, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and may have more established relationships with clients. Thus, they are better able to respond to changes in the investment banking industry, compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share.

          In addition, financial services firms have begun to make larger and more frequent commitments of capital in many of their activities. In order to win business, they are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant stockholders, instead of the more traditional marketed underwriting process in which marketing is typically completed before an investment bank commits to purchase securities for resale. They are willing to provide debt financing out of internal funds, often giving them a significant competitive advantage. Because Rodman does not have the resources to match these investment banking firms, it may be unable to compete as effectively for larger clients and larger transactions. In that case, Rodman may not be able to execute that part of its strategy, which could have an adverse impact on its operations and financial condition.

Rodman’s ability to retain our senior professionals and recruit additional professionals is critical to its strategy and its failure to do so may adversely affect its reputation, business, results of operations and financial condition.

          Rodman’s ability to obtain and successfully execute the transactions that generate a significant portion of its revenues depends upon the reputation, judgment, business generation capabilities and project execution skills of its senior professionals. The reputations of its senior professionals and their relationships with its clients are a critical element in obtaining and executing client engagements. Accordingly, retaining these particular employees is critical to Rodman’s future success and growth. In addition, Rodman may add investment bankers and other financial professionals. However, turnover in the investment banking industry is high and Rodman encounters intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as hedge funds and private equity funds. Rodman has experienced departures of investment banking and other professionals in the past and losses of key employees may occur in the future. As a result of such departures, Rodman may not be able to retain valuable relationships and some of its clients could choose to use the services of a competitor. We cannot assure you that Rodman’s efforts to recruit and retain the required personnel will be successful as the market for qualified financial professionals is extremely competitive. Similarly, we cannot assure you that Rodman’s compensation arrangements and non-competition and non-solicitation agreements with its key employees are broad or effective enough to deter or prevent employees from resigning, joining or forming competitors or soliciting Rodman’s clients. Further, we cannot assure you that Rodman could successfully enforce our rights under those agreements. If Rodman is unable to retain its senior professionals and/or recruit additional professionals, its reputation, business, results of operations and financial condition will be adversely affected.

Rodman’s compensation policy may adversely affect its ability to recruit, retain and motivate our senior managing directors and other key employees, which in turn could adversely affect its ability to compete effectively and to grow its business.

          Rodman’s target for total compensation and benefits expense is currently 60% of total consolidated revenues less non-cash principal transactions. This target includes equity, equity-based incentives, amortization of forgivable loans and other non-cash employee benefits. Rodman’s reliance on equity and equity-based incentives for a significant portion of the compensation package it pays to its senior executives may not be effective, especially if the market price of its common stock declines. This compensation policy could adversely impact the overall compensation its key employees, including its senior executive officers and managing directors, may receive. Rodman’s senior executives and managing directors may receive less compensation under this formula than they otherwise would receive at other firms, which would make it more difficult for Rodman to retain its key employees, including its senior executives and managing directors, and attract new key employees.

If Rodman is unable to manage its growth successfully, it may not be able to sustain profitability. Continued growth may place significant demands on Rodman’s operational, administrative and financial resources.

          Rodman’s growth has caused, and if it continues, will continue to cause, significant demands on its operational, administrative and financial infrastructure and increase its expenses. If Rodman does not effectively manage its growth, the quality of its services could suffer, which would adversely affect its operating results and reputation. If Rodman continues to grow, it will have to hire, train and manage a larger work force and improve its financial and management controls and reporting systems and procedures. These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management resources. If the improvements are not implemented successfully, Rodman’s ability to manage its growth will be impaired and it may incur significant additional expenditures to address these issues, further impairing our financial condition and profitability. We cannot assure you that Rodman will be able to manage growth effectively and any failure to do so could adversely affect its ability to generate revenues and control expenses.

Rodman’s risk management policies and procedures may leave it exposed to unidentified or unanticipated risks.

          Rodman’s risk management strategies and techniques may not be fully effective in mitigating its risk exposure in all market environments or against all types of risk. Rodman is exposed to the risk that third parties that owe Rodman money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, and breach of contract or other reasons. Rodman is also subject to the risk that its rights against third parties may not be enforceable in all circumstances, and, as a result, default risks may arise from events or circumstances that are difficult to detect, foresee or reasonably guard against. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which, in turn, could adversely affect Rodman. If any of the variety of processes and strategies Rodman utilizes to manage its exposure to various types of risk are not effective, Rodman may incur losses.

Rodman’s operations and infrastructure and those of the service providers upon which it relies may malfunction or fail.

          Rodman outsources various aspects of its technology infrastructure, including data centers, disaster recovery systems, and wide area networks, as well as most trading applications. Rodman depends on its technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of its control and could negatively impact its business. Rodman has experienced disruptions on occasion, none of which has been material to its operations or results. However, we cannot assure you that future disruptions with these providers will not occur or that their impact would not be material.

          Rodman also faces the risk of operational failure or termination of relations with any of the clearing agents, exchanges, clearing houses or other financial intermediaries it uses to facilitate securities transactions. Any such failure or termination could adversely affect Rodman’s ability to effect transactions and to manage its exposure to risk.

          In addition, Rodman’s ability to conduct business may be adversely impacted by a disruption in the infrastructure, including electrical, communications, transportation and other services, that support its businesses and the area in which it is located. This may affect, among other things, Rodman’s financial, accounting or other data processing systems. Nearly all of Rodman’s employees work in close proximity to each other. Although Rodman has a formal disaster recovery plan in place, if a disruption occurs and its employees are unable to communicate with or travel to other locations, Rodman’s ability to service and interact with its clients may suffer, and it may not be able to implement contingency plans that depend on communication or travel.

          Rodman’s operations also rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Although Rodman takes protective measures and endeavors to modify them as circumstances warrant, its computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have an adverse impact on their integrity and/or viability. If one or more of such events occur, this could jeopardize Rodman’s or its clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, Rodman’s computer systems and networks, or otherwise cause interruptions or malfunctions in Rodman’s, its clients’, our counterparties’ or third parties’ operations. Rodman may be required to expend significant additional resources to modify its protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and it may be subject to litigation and financial losses that are either not insured or not fully covered through any insurance that it maintains.

Rodman may be required to make substantial payments under certain indemnification agreements.

          In connection with its conversion from a limited liability company to a corporation, Rodman entered into agreements that provide for it to indemnify its former members against certain tax liabilities relating to pre-conversion periods. If Rodman is required to make payments under these indemnification agreements, its financial condition could be adversely affected.

Difficult market conditions can adversely affect Rodman’s business in many ways, which could materially reduce its revenue and/or income.

          Rodman’s business, operating results and financial condition has been materially and adversely affected by adverse conditions in the global financial markets and adverse economic conditions throughout the world since the third quarter of 2007. 2008 was particularly difficult, marked by the failure or near failure of a number of large and prestigious firms in the financial services industry. Although market conditions improved in 2009 and 2010 and the U.S. economy has begun to recover, Rodman cannot predict the timing, length or extent of any economic recovery. Rodman has no control over the political events and the global and local economic developments that influence market conditions and dynamics.

          Rodman’s revenues are directly related to the volume and value of investment banking transactions in which it is involved. During periods of unfavorable market or economic conditions, such as those that existed throughout 2008, the first quarter of 2009, and from May 2010 to early September 2010, the volume and size of these transactions decreased, reducing the demand for Rodman’s services and increasing price competition among financial services companies seeking those engagements. In addition, weakness in equity markets and diminished trading volume of securities adversely impacted Rodman’s sales and trading business. Finally, the general decline in the value of securities adversely impacted Rodman’s investment portfolio. The impact of these factors was exacerbated by Rodman’s fixed costs and its inability to scale back other costs within a time frame sufficient to match any decreases in revenue relating to market and economic conditions.

Significantly expanded corporate governance and public disclosure requirements may result in fewer public offerings and discourage companies from engaging in capital market transactions, which may reduce the number of investment banking opportunities available for Rodman to pursue.

          Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted the U.S. Congress, the SEC, NYSE and NASDAQ to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forego public offerings or elect to be listed on foreign markets, Rodman’s underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley law and the corporate governance rules imposed by self-regulatory organizations and stock exchanges have diverted the attention of many companies away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that either are or are planning to become public companies are incurring significant expenses in complying with the SEC reporting requirements relating to internal controls over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on Rodman’s business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

          The financial services industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, NASDAQ, FINRA and state attorney generals. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. Rodman may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. Each of the regulatory bodies with jurisdiction over Rodman has regulatory powers dealing with many aspects of financial services, including, but not limited to, the authority to impose fines and to grant, cancel, restrict or otherwise impose conditions on the right to carry on particular businesses. For example, a failure to comply with the obligations imposed by the Exchange Act on broker-dealers and the Investment Advisers Act on investment advisers, including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, or by the Investment Company Act of 1940, could result in investigations, sanctions and reputational damage. Rodman also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities, FINRA or other self-regulatory organizations that supervise the financial markets. Substantial legal liability or significant regulatory action against Rodman could have adverse financial effects on Rodman or harm its reputation, which could harm Rodman’s business prospects.

          Financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. Rodman has adopted, and regularly reviews and updates, various policies, controls and procedures to address or limit actual or perceived conflicts. However, appropriately addressing conflicts of interest is complex and difficult and Rodman’s reputation could be damaged if we fail, or appear to fail, to appropriately address conflicts of interest. Rodman’s policies and procedures to address or limit actual or perceived conflicts may also result in increased costs and additional operational personnel. Failure to adhere to these policies and procedures may result in regulatory sanctions or litigation against Rodman. For example, the research operations of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking professionals at securities firms. A number of securities firms in the United States reached a global settlement in 2003 and 2004 with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into the alleged conflicts of interest of research analysts, which resulted in rules that have imposed additional costs and limitations on the conduct of Rodman’s business.

PIPE transactions have been subject to intense regulatory scrutiny over the last few years. To the extent the investor interest is reduced as a result, Rodman’s business will be adversely affected.

          A significant factor in Rodman’s growth to date has been its leading position as placement agent in PIPE transactions. These transactions usually can be accomplished in less time and at less cost than registered public offerings. Various regulatory and governmental agencies, including the SEC, have been reviewing PIPE transactions. Periodically, Rodman receives requests for information from the SEC and other regulatory and governmental agencies regarding PIPEs in general or regarding specific transactions. In most cases, these communications include a request for copies of transaction documents. Rodman always complies with these requests. If the SEC or any other regulatory agency promulgates regulations that make it more difficult or expensive to consummate PIPE transactions, investors and issuers may prefer other financing strategies, such as registered public offerings. Since underwriting registered public offerings has not historically been a significant source of revenue for Rodman, any decline in the number of PIPE transactions could have a material adverse impact on Rodman’s business, operations and financial condition, which may cause the price of Rodman’s common stock to decline.

Rodman’s exposure to legal liability is significant, and damages and other costs that it may be required to pay in connection with litigation and regulatory inquiries, and the reputational harm that could result from legal action against, could adversely affect its businesses.

          Rodman faces significant legal risks in its businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been significant. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, employment claims, potential liability for “fairness opinions” and other advice Rodman provides to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements.

          As an investment banking firm, Rodman depends, to a large extent, on its reputation for integrity and professionalism to attract and retain clients. Moreover, Rodman’s role as advisor to its clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and acquisitions and other transactions. Therefore, Rodman’s activities may subject it to the risk of significant legal liabilities to its clients and aggrieved third parties, including its clients’ stockholders who could bring securities class action suits against Rodman. Rodman’s investment banking engagements typically include broad indemnities from its clients and provisions to limit its exposure to legal claims relating to its services. However, Rodman cannot be certain, and cannot assure anyone, that these provisions will protect us or be enforceable in all cases. As a result, Rodman may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against Rodman could harm its results of operations or reputation, which could adversely affect its business and prospects.

Employee misconduct, which is difficult to detect and deter, could impair Rodman’s ability to attract and retain clients and subjecting Rodman to significant legal liability and reputational harm.

          Over the past number of years, there have been a number of highly-publicized cases involving fraud or other misconduct by employees in the financial services industry, and there is a risk that Rodman’s employees could engage in misconduct that adversely affects its business. For example, Rodman often deals with confidential matters of great significance to its clients. If Rodman employees were to improperly use or disclose confidential information provided by its clients, Rodman could be subject to regulatory sanctions and suffer serious harm to its reputation, financial position, current client relationships and ability to attract future clients. The violation of these obligations and standards by any of Rodman’s employees would adversely affect us as well. It is not always possible to deter employee misconduct, and the precautions Rodman takes to detect and prevent this activity may not be effective in all cases. If Rodman employees engage in misconduct, Rodman’s business could be adversely affected.

Risks Related to Rodman’s Common Stock

We cannot assure you that an active trading market for Rodman’s common stock will continue. Any decrease in trading volume could make it more difficult for you to liquidate your position in a timely fashion.

          Since October 16, 2007, Rodman’s common stock has been listed on the NASDAQ Global Market, trading under the symbol “RODM”. Since then, there have periods when Rodman’s stock was thinly traded. We cannot assure you that an established and liquid trading market for Rodman’s stock will continue. Accordingly, investors should consider the potential lack of liquidity and the long-term nature of an investment in Rodman’s common stock prior to investing.

The market price of Rodman’s common stock may be volatile.

          Since October 16, 2007, the day Rodman’s stock commenced trading on the NASDAQ Global Market, through March 14, 2011, the closing sales price of Rodman’s common stock has fluctuated from $6.35 to $0.19. This wide range could be attributable to a number of factors including one or more of the following:

•	actual or anticipated fluctuations in our financial condition or results of operations;
•	the success or failure of Rodman’s operating strategies and our perceived prospects and those of the financial services industry in general;
•	realization of any of the risks described in this section;
•	failure to be covered by securities analysts or failure to meet the expectations of securities analysts;
•	a decline in the stock prices of peer companies; and
•	a discount in the trading multiple of Rodman’s common stock relative to that of common stock of certain of Rodman’s peer companies due to perceived risks associated with Rodman smaller size.

          As a result, shares of Rodman common stock may trade at prices significantly below the price at the time of the Merger. Furthermore, declines in the price of Rodman common stock may adversely affect our ability to conduct future offerings or to recruit and retain key employees, including managing directors and other key professional employees.

If securities analysts do not publish research or reports or if they downgrade Rodman or the sectors in which it operates, the price of Rodman common stock could decline.

          The trading market for Rodman common stock may depend, in part, on research and reports that industry or financial analysts publish about Rodman or the financial services or investment banking industries. Negative reports about us or the financial services or investment banking industries could have an adverse impact on the price of Rodman’s stock. In addition, while the financial services and investment banking industries receive extensive coverage, Rodman’s stock only receives limited coverage, which may also adversely impact liquidity. Given the limited coverage of Rodman’s stock, one negative report could have a disproportionate impact on the price of Rodman’s stock.

Provisions contained in Rodman’s organizational documents may discourage an acquisition of Rodman, which could adversely impact the price of Rodman common stock.

          Rodman’s organizational documents contain provisions that may impede the removal of directors and may discourage a third party from making a proposal to acquire Rodman. Rodman’s board of directors has the ability to take defensive measures that could impede or thwart a takeover such as, under certain circumstances, adopting a poison pill or causing Rodman to issue preferred stock that has greater voting rights than Rodman’s common stock. If a change of control or change in management that Rodman’s stockholders might otherwise consider to be favorable is prevented or delayed, the market price of Rodman’s common stock could decline.

Rodman is controlled by a limited number of stockholders whose interests may differ from those of its other stockholders.

          Immediately after the Merger, Rodman’s largest stockholder, Paul Revere, LLC (“Revere”), will own approximately 35% of Rodman’s outstanding common stock. Revere is owned one-third by Edward Rubin, Rodman’s Chief Executive Officer and President, and a trust for the benefit of certain members of his family, and two-thirds by a trust, the beneficiaries of which are the wife and children of Michael Vasinkevich, Rodman’s Vice Chairman. In addition, Rodman’s directors and other senior executive officers collectively will own approximately 18% of Rodman’s common stock immediately after the Merger, excluding any shares owned by Revere. As a result, Rodman’s public stockholders, which will include the former holders of Hudson’s common stock, have limited influence over the election of directors, management, company policies or major corporate decisions that require the consent of stockholders owning a majority of Rodman’s issued and outstanding shares of common stock, such as mergers, consolidations and the sale of all or substantially all of Rodman’s assets. This could adversely impact the market value of Rodman’s common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions, that, if they never materialize or if they prove incorrect, could cause the actual results of Rodman and its consolidated subsidiaries, Hudson and its consolidated subsidiaries, or the combined company, to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to, statements about: future financial and operating results; Rodman’s, Hudson’s and the combined company’s plans, objectives, strategies, expectations and intentions; products and operations; Rodman’s and Hudson expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the Merger and related transactions; benefits of the transaction to customers, stockholders and employees; the expected tax treatment of the transaction; approval and adoption of the Merger Agreement and approval of the Merger by Hudson stockholders; the satisfaction of the closing conditions to the Merger; the timing of the completion of the Merger; future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing.

          When used in this proxy statement/prospectus (including the annexed documents, which are incorporated by reference into this proxy statement/prospectus), words such as “may”, “might”, “should”, “expects”, “anticipates”, “believes”, “estimates”, “intends”, “plans”, “seeks”, “will”, “should”, “would”, “projects”, “predicts”, “continues” and similar expressions or the negatives of these terms and other comparable terminology help to identify these forward-looking statements.

          Most of the risks, uncertainties and assumptions referred to above are outside Rodman’s and Hudson’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to:

•	those discussed and identified in public filings with the SEC made by Rodman or Hudson;

•	the inability to close the Merger in a timely manner;

•

the inability to complete the Merger due to the failure to obtain stockholder approval and adoption of the Merger Agreement and approval of the Merger or the failure to satisfy other conditions to completion of the Merger, including required regulatory approvals;

•	the failure of the transaction to close for any other reason;

•

the possibility that the integration of Hudson’s business and operations with those of Rodman may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Hudson’s or Rodman’s existing businesses;

•	the challenges of integrating and retaining key employees;

•	the effect of the announcement of the transaction on Rodman’s, Hudson’s or the combined company’s respective business relationships, operating results and business generally;

•	the possibility that the anticipated synergies and cost savings of the Merger will not be realized, or will not be realized within the expected time period;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the challenges of maintaining and increasing revenues on a combined company basis following the close of the Merger;

•	diversion of management’s attention from ongoing business concerns;

•	general competitive, economic, political and market conditions and fluctuations;

•	actions taken or conditions imposed by the United States or foreign governments;

•	adverse outcomes of pending or threatened litigation or government investigations; and

•	the impact of competition in the industries and in the specific markets in which Rodman and Hudson, respectively, operate.

          The foregoing list is not exclusive. Additional information concerning these and other risks is discussed under the caption entitled “Risk Factors” beginning on page __. All forward-looking statements included in this proxy statement/prospectus and all subsequent written and oral forward-looking statements concerning Rodman, Hudson, the Meeting, the Merger, the related transactions or other matters attributable to Rodman or Hudson, or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements above. These forward-looking statements speak only as of the date on which the statements were made and Rodman and Hudson expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement/prospectus or elsewhere, whether written or oral, relating to the matters discussed in this proxy statement/prospectus.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

          The following table sets forth, for the years ended December 31, 2010 and 2009, selected per share data for Rodman common stock on a historical and pro forma combined basis and for Hudson common stock on a historical and pro forma combined equivalent basis. The pro forma data provided in the table below is for informational purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. You should read the data provided below with the historical consolidated financial statements and related notes of Rodman for the years ended December 31, 2010 and 2009 and included elsewhere in this proxy statement/prospectus and in Rodman’s Annual Report on Form 10-K for the years ended December 31, 2010 and 2009 and filed with the SEC, and of Hudson for its year ended March 31, 2010 and for the three and nine month periods ended December 31, 2010 included elsewhere in this proxy statement/prospectus and in Hudson’s Annual Report on Form 10-K for the year ended March 31, 2010 and Quarterly Report on Form 10-Q for the period ended December 31, 2010 filed with the SEC. The pro forma combined equivalent data is calculated by multiplying each pro forma combined per share amount by the Exchange Ratio. For further information, please see the section titled “Where To Find More Information” beginning on page 96. You should also read the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page F-64.

Pro Forma Per Share Data:

	Year Ended 30-Dec-10	Year Ended 31-Dec-09

Rodman historical data:
Loss per basic share	$(0.15)	$0.77
Loss per diluted share	(0.15)	0.73
Net book value per share	1.57	1.79

Hudson historical data:
Loss per basic share	(0.15)	(0.14)
Loss per diluted share	(0.15)	(0.14)
Net book value per share	0.08	0.22

Pro forma combined data:
Loss per basic share	(0.41)	0.53
Loss per diluted share	(0.41)	0.51
Net book value per share	1.62	1.94

Pro forma combined equivalent data:
Loss per basic share	(0.01)	0.02
Loss per diluted share	(0.01)	0.02
Net book value per share	0.05	0.07

COMPARATIVE PER SHARE MARKET PRICE DATA

          Rodman common stock trades on the NASDAQ Global Market under the symbol “RODM.” Hudson common stock is quoted on the OTC Bulletin Board under the symbol “HDHL.OB.”

          The following table shows, for the calendar quarters indicated, the high and low sale prices per share, adjusted for stock splits and the like, for Rodman common stock as reported on the NASDAQ Global Market and the high and low “bid” and “asked” prices for Hudson common stock as quoted on the OTC Bulletin Board. OTCBB prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Historical Prices:

	Rodman Common Stock		Hudson Common Stock

Calendar Year	High	Low	High	Low

2010
First Quarter	$5.53	$3.91	$0.44	$0.19
Second Quarter	4.62	2.50	0.22	0.13
Third Quarter	3.10	1.99	0.18	0.07
Fourth Quarter	3.28	2.06	0.12	0.06

2009
First Quarter	1.10	0.19	0.35	0.06
Second Quarter	1.04	0.29	0.65	0.25
Third Quarter	6.35	0.98	0.42	0.20
Fourth Quarter	6.16	3.22	0.35	0.16

          The following table sets forth the high, low and closing prices for Rodman common stock as reported on the NASDAQ Global Market and the high and low “bid” and “asked” prices for Hudson common stock as quoted on the OTC Bulletin Board, on January 4, 2011, the last trading day before Rodman and Hudson announced the Merger, and March 14, 2011, the last full trading day for which prices were available as of the date of this proxy statement/prospectus. The table also includes the value of Hudson common stock on an equivalent price per share basis, as determined by reference to the value of Merger Consideration to be received in respect of each share of Hudson common stock in the Merger. These equivalent prices per share reflect the fluctuating value of the Rodman common stock that Hudson stockholders would receive in exchange for each share of Hudson common stock if the Merger was completed on either of these dates, applying the Exchange Ratio of 0.0338 shares of Rodman common stock for each share of Hudson common stock.

	Rodman Common Stock			Hudson Common Stock			Equivalent Value of Hudson Common Stock

	High	Low	Close	High	Low	Close	High	Low	Close

January 4, 2011	$2.72	$2.68	$2.69	$0.11	$0.10	$0.10	$0.09	$0.09	$0.09
March 14, 2011	$2.14	$2.02	$2.06	$0.05	$0.05	$0.05	$0.07	$0.07	$0.07

          The above table shows only historical comparisons. These comparisons may not provide meaningful information to Hudson stockholders in determining whether to adopt the Merger Agreement. Hudson stockholders are urged to obtain current market quotations for Rodman and Hudson common stock and to review carefully the other information contained in this proxy statement/prospectus, when considering whether to adopt the Merger Agreement. See “Where You Can Find Additional Information” beginning on page 96.

          As of March 11, 2011, there were approximately 160 holders of record of Hudson common stock and 260 holders of record of Rodman common stock.

Dividend Data

          Hudson has never declared or paid a cash dividend on its common stock. Rodman has never declared or paid a cash dividend on its common stock. Rodman currently intends to retain any future earnings to fund the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future.

THE HUDSON HOLDING CORPORATION SPECIAL MEETING

Date, Time and Place; Attending the Meeting

          The Meeting will take place on Friday, April 8, 2011, at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, commencing at 10:00 a.m., Eastern Daylight Time. Check in will begin at 9:30 a.m., Eastern Daylight Time, and you should allow ample time for check-in procedures.

          You are entitled to attend the Meeting only if you were a Hudson stockholder as of the close of business on March 11, 2011, the Record Date, or hold a valid proxy for the Meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name is subject to verification against the list of stockholders of record on the Record Date prior to being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker or nominee, you should be prepared to provide proof of beneficial ownership on the Record Date, such as your most recent account statement or similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Meeting.

Matters to be Considered

          At the Meeting, Hudson stockholders will be asked to vote on the following proposals:

•	to approve and adopt the Merger Agreement and approve the Merger;

•

to approve the adjournment of the Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement and approve the Merger at the time of the Meeting; and

•	to conduct any other business that properly comes before the Meeting or any adjournment or postponement of the Meeting.

          A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement and the other information contained in this proxy statement/prospectus (including the annexed documents which are incorporated by reference into this proxy statement/prospectus) carefully before deciding how to vote.

Record Date; Stock Entitled to Vote

          You are entitled to vote only if you were a Hudson stockholder of record as of the close of business on the Record Date. Each share of Hudson common stock is entitled to one vote for each matter to be voted on. On March 11, 2011, there were 76,965,367 shares of Hudson common stock outstanding held by approximately 160 stockholders of record.

Quorum

          The holders of shares entitled to cast a majority of the total votes of the outstanding shares of Hudson common stock on the Record Date, present in person or represented by proxy at the Meeting and entitled to vote, will constitute a quorum for the transaction of business at the Meeting. Withheld votes, abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum.

Vote Required

          The following are the vote requirements for the various proposals:

•

Approval and Adoption of the Merger Agreement and Approval of the Merger: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the approval and adoption of the Merger Agreement and approval of the Merger. To approve and adopt the Merger Agreement and approve the Merger, the holders of a majority of the voting power of the outstanding shares of Hudson common stock must vote “FOR” the approval and adoption of the Merger Agreement and the approval of the Merger. Because approval is based on the affirmative vote of a majority of the combined voting power of the shares outstanding, your failure to vote or an abstention will have the same effect as a vote against approval and adoption of the Merger Agreement and against approval of the Merger.

•

All Other Matters: You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to all other matters at the Meeting. The holders of a majority of the voting power present in person or represented by proxy at the Meeting must vote “FOR” the approval of each other matter for it to pass. Abstentions will have the same effect as voting against the proposal to approve such other matter. Because approval is based on the affirmative vote of the combined voting power of all shares present in person or by proxy, your failure to vote or an abstention will have the same effect as a vote against the adjournment of the Meeting.

Abstentions

          Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions have the same effect as a vote against each proposal.

Voting of Proxies by Holders of Record

          If your shares are registered directly in your name with Hudson’s transfer agent, you are considered the stockholder of record with respect to those shares and this proxy statement/prospectus is being sent directly to you by Hudson. As a stockholder of record, you have the right to grant your proxy directly to Hudson or any other person or to vote in person at the Meeting. Hudson has enclosed a proxy card for your use. As a stockholder of record, you may submit a proxy for your shares in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with this proxy statement/prospectus. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the meeting.

          If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. See “—Shares Held in Street Name” below.

          You also may vote by submitting a ballot in person if you attend the Meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, even if you plan to attend the Meeting. You will also need to present photo identification and comply with the other procedures described above in “—Date, Time and Place; Attending the Meeting” above. Giving a proxy will not affect your right to vote your Hudson shares if you attend the Meeting and want to vote in person.

          Your vote is important. Accordingly, please submit your proxy by mail, whether or not you plan to attend the Meeting in person. Proxies must be received by 11:59 p.m., Eastern Daylight Time, on April 7, 2011.

Shares Held in Street Name

          If your shares are held in a brokerage account, bank account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and this proxy statement/prospectus is being forwarded to you by your broker, bank or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Meeting unless you obtain a legal proxy from the broker, bank or nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or nominee holding your shares. Your broker, bank or nominee has enclosed voting instructions for your use in directing your broker, bank or nominee how to vote your shares.

          If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, we believe that brokers do not have discretionary authority to vote on the proposal to approve and adopt the Merger Agreement. Accordingly, a broker non-vote will have the same effect as a vote against approval and adoption of the Merger Agreement and approval of the Merger.

Revocability of Proxies

          A proxy submitted by proxy card may be revoked before the vote is cast by the designated proxy by (i) giving written notice to our Secretary and General Counsel at 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310, (ii) subsequently submitting another proxy bearing a later date or (iii) attending the Meeting and voting in person. Attending the Meeting without voting will not revoke your previously submitted proxy.

          Hudson stockholders whose shares are held in the name of a broker or nominee may change their votes by submitting new voting instructions to their brokers or nominees. Those Hudson stockholders may not vote their shares in person at the Meeting unless they obtain a signed proxy from the stockholder of record giving them the right to vote their shares.

Election Inspector

          Hudson’s General Counsel will act as election inspector and will certify the election results and perform any other acts required by the DGCL.

Solicitation of Proxies

          This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Hudson board of directors to be voted at the Meeting.

          Hudson is paying for costs associated with the preparation of the proxy statement/prospectus and related materials and solicitation of proxies from Hudson stockholders. Although there are no formal agreements to do so, Hudson will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials to Hudson’s stockholders and beneficial owners of Hudson common stock in accordance with applicable rules. In addition to solicitation by mail, Hudson directors, officers and employees may solicit proxies in person, by telephone, by fax or by electronic or other means of communication, but they will not receive special compensation for such activities.

PROPOSAL ONE: THE MERGER

          The following is a discussion of the proposed Merger and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. You are urged to read this entire proxy statement/prospectus, including the Merger Agreement, for a more complete understanding of the Merger.

Structure of the Merger

          Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, Hudson will be merged with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of Rodman, and Hudson’s existence as an independent entity will terminate. Upon completion of the Merger, each share of Hudson common stock issued and outstanding immediately prior to the effective time of the Merger, except for shares of Hudson common stock held directly and indirectly by Hudson and Rodman (which will be canceled if the Merger is approved and consummated), will be converted into the right to receive, subject to adjustment under limited circumstances as described below, that number of shares of Rodman common stock (the “Exchange Ratio”) as shall be equal to (i) (a) $7,000,000 plus or minus, as the case may be, (b) 50% of the Adjustment Amount, divided by (ii) $2.69, divided by (iii) the aggregate number of shares of common stock of Hudson issued and outstanding on the closing date of the Merger.

          As of the Record Date, there were 76,965,367 shares of Hudson common stock outstanding and Hudson has, pursuant to the Merger Agreement agreed (with certain exceptions) not to issue any additional shares of its common stock. Based upon 76,965,367 shares of Hudson common stock being outstanding immediately prior to the effectiveness of the Merger, and without taking into account any Adjustment Amount the Exchange Ratio would be 0.0338. For each $100,000 of Adjustment Amount, the Exchange Ratio will be adjusted upward or downward, as the case may be, by 0.0005.

          Other than possible adjustments as described in the next paragraph below, the Exchange Ratio is fixed, which means that it will not change between now and the date of the Merger, including as a result of a change in the trading price of Rodman common stock or Hudson common stock or the operating and financial performance of either company. Therefore, the value of the shares of Rodman common stock received by Hudson stockholders in the Merger will depend on the market price of Rodman common stock at the time the Merger is completed.

          The Exchange Ratio will be adjusted if between signing of the Merger Agreement and the effective time of the Merger the outstanding Rodman common stock or Hudson common stock, or securities convertible or exchangeable into or exercisable into Rodman common stock or Hudson common stock, is changed into a different number of shares or different class by reason of any distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer with a Record Date within such period, or any similar event occurs, in which case the Exchange Ratio will be adjusted to eliminate the effects of such event on the Merger Consideration.

Background of the Merger

          The Rodman board of directors, together with its senior management, continually reviews, considers and evaluates the securities industry and considers acquisitions on a strategic and opportunistic basis. Over the past several years, Rodman has grown substantially, primarily by completing and successfully integrating a number of acquisitions. The focus of these acquisitions has been to expand Rodman’s client base, the range of financial services and products available to its clients and its geographic reach, all to develop and enhance Rodman’s position as a premier middle-market focused investment bank.

          Hudson continually evaluates strategic opportunities to strengthen its business and to deliver value to its stockholders, in particular by seeking ways to diversify its business and expand its platform to provide a wider array of products and services for its clients. Over the past three years, Hudson’s board of directors and senior management engaged in numerous meetings with various firms to explore strategic partnerships and other alternatives.

          On June 1, 2010, Michael Vasinkevich, Rodman’s Vice Chairman and David Horin, Rodman’s Chief Financial Officer, met with Anthony Sanfilippo, Hudson’s Chief Executive Officer, and Ajay Sareen, Hudson’s Chief Administrative Officer, at Rodman’s New York headquarters to discuss their respective firm’s platforms, history and market opportunities. At the conclusion of the meeting, both firms suggested that they continue discussions. Prior to the initial meeting with Rodman, Hudson management had had a series of meetings with another broker dealer (the “Firm”), which was a potential candidate to integrate onto the Hudson platform. Hudson signed a non-disclosure agreement with this Firm in April 2010 and was in the process of conducting due diligence with respect to a potential transaction with the Firm at the time the initial Rodman meeting took place.

          On June 2, 2010, Rodman presented Hudson with a proposed form of mutual non-disclosure agreement.

          On June 7, 2010, Edward Rubin, Rodman’s Chief Executive Officer, David Horin and Michael Vasinkevich met with Ajay Sareen at Hudson’s Jersey City headquarters. At the meeting, the participants discussed the potential strategic and cultural alignment between the two firms as well as potential areas in which the two firms complement one another and potential cost synergies if the firms were to combine. Edward Rubin reiterated that the firms should enter into a mutual non-disclosure agreement, in the form previously provided.

          On June 14, 2010, Edward Rubin, Michael Vasinkevich, and David Horin met with Anthony Sanfilippo and Ajay Sareen at Rodman’s New York headquarters to further explore the potential of a strategic transaction. At the conclusion of the meeting, Rodman and Hudson determined that if discussions with respect to a strategic acquisition were to continue, they would need to enter into a mutual non-disclosure agreement.

          Following the June 14, 2010 meeting, Hudson’s management evaluated Rodman’s offer to enter into a non-disclosure agreement but determined that the due diligence process with the Firm was in full force and consuming Hudson’s resources and that Hudson was not in a position at that time to engage with Rodman simultaneously. Hudson advised Rodman that it was in the middle of evaluating a strategic acquisition and, accordingly, declined to enter into the non-disclosure agreement and discussions terminated.

          On June 28, 2010, at a regularly scheduled meeting of the Hudson board of directors, management notified the board of the Rodman meetings and reviewed the approach Hudson was making to the Firm to acquire its businesses.

          On July 12, 2010, Hudson presented a preliminary offer to the Firm, with the intent of integrating its business lines onto the Hudson platform. However, in mid-August 2010, discussion with the Firm broke off.

          On July 29, 2010, at a regularly scheduled meeting of the Rodman board of directors, Mr. Vasinkevich briefed Rodman’s board of directors on the initial conversations with Hudson.

          On September 15, 2010, at a regularly scheduled meeting of the Hudson board of directors, the board of directors determined, following a management presentation of Hudson’s business and finances, that if market volumes did not improve, the impact of that on Hudson’s cash balance and projected cash burn rate favored the exploration of strategic alternatives. The board of directors also advised management to interview bankers to act as a strategic advisor to Hudson.

          Following the September 15, 2010 Hudson board of directors meeting, management of Hudson contacted Rodman and reinitiated discussions related to the possibility of a combination transaction. Hudson commenced its review of selected materials, based on public information, relating to a strategic combination with Rodman.

          In September and October, Mr. Sanfilippo held informal discussions with eight broker-dealers other than Rodman to explore strategic opportunities for Hudson. Additionally, during that time, Hudson approached four other broker-dealers either directly or through intermediaries, which did not result in a meeting. Mr. Sanfilippo also met with five investment banking firms prior to Hudson’s decision on a strategic advisor, and each of these firms was made aware of Hudson’s strategic goals and was in a position to make referrals. Some referrals resulted, but no referrals went beyond the informal discussion stage.

          On September 27, 2010, Edward Rubin, Michael Vasinkevich and David Horin met with Anthony Sanfilippo and Ajay Sareen at Rodman’s New York headquarters and discussed details of a potential merger transaction including diligence matters. Further, Mr. Rubin renewed his suggestion that the firms enter into a mutual non-disclosure agreement.

          On October 4, 2010, Hudson and Rodman entered into a mutual confidentiality agreement, dated as of September 30, 2010.

          On October 11, 2010, David Horin, Michael Vasinkevich, Anthony Sanfilippo and Ajay Sareen met for lunch at a New York restaurant and began discussing the relative valuations of the firms, prospective terms of a merger and the strategic value to each company’s stockholders of a combination.

          On October 14, 2010, the Hudson board of directors held a special telephonic meeting. At that meeting, Mr. Sanfilippo reviewed the strategic opportunities being explored by Hudson. Mr. Sanfilippo then summarized the discussions with Rodman and provided Hudson’s board of directors with general background information on Rodman. Mr. Sanfilippo discussed Rodman’s and Hudson’s respective histories, business philosophies and cultures, as well as the strategic value of a combination.

          On October 27, 2010, Rodman submitted a proposed form of No-Shop Agreement/Term Sheet to Hudson to acquire Hudson for $6,000,000 in cash.

          On October 27, 2010, Mr. Sanfilippo held preliminary discussions with New Century concerning hiring New Century as a financial advisor to Hudson’s board of directors.

          On October 29, 2010, the Hudson board of directors held a special telephonic meeting to discuss the Rodman proposal, Mr. Sanfilippo provided information on Rodman’s investment banking and research business, noting that there was very little overlap in research and Hudson had broader research sales capabilities for distribution of research. Financial information was reviewed and discussed, as well as the potential synergies if a transaction were to be completed. The Hudson board of directors then determined that in order for stockholders to benefit from the synergies created by a combination with Rodman, it would be preferable to receive stock and not cash as consideration. The Hudson board of directors also instructed management to engage New Century to advise Hudson in connection with the potential sale of Hudson to, or a merger of Hudson with, Rodman.

          On October 29, 2010, at a regularly scheduled meeting of the Rodman board of directors, Mr. Vasinkevich informed Rodman’s board of directors of management’s strategic view of a business combination with Hudson, the strategic value of a combination and preliminary financial terms.

          On October 29, 2010, Hudson engaged New Century to act as financial advisor to Hudson in connection with the proposed transaction.

          In the first week of November 2010, the parties exchanged legal, regulatory, financial and tax due diligence request lists. During November and December, the parties exchanged due diligence materials and participated in due diligence meetings. Hudson engaged Haynes and Boone, LLP to assist with legal and regulatory due diligence in connection with a potential transaction with Rodman, and Rodman retained Morse, Zelnick, Rose & Lander, LLP and Fried, Frank, Harris, Shriver & Jacobson LLP to assist with legal and regulatory due diligence, KPMG LLP to assist with the financial due diligence and Moffett & Grigorian LLP to assist with tax due diligence.

          On November 2, 2010, Rodman submitted a revised Term Sheet to Hudson to acquire Hudson for $6,000,000 in shares of Rodman common stock in a tax-free stock-for -stock exchange (subject to upward or downward adjustment, dollar-for-dollar, based upon any change in Hudson’s net liquid assets between December 31, 2010 and the closing date of the transaction). The revised Term Sheet also provided for a $4,000,000 break-up fee.

          On November 4, 2010, at the request of Hudson’s board of directors, Steve Terry of New Century, Hudson’s financial advisor, transmitted comments on the Term Sheet to Rodman, which proposed a substantially higher price for Rodman’s acquisition of Hudson in a tax free stock-for-stock exchange. Following Rodman’s receipt of the revised Term Sheet, Michael Vasinkevich and David Horin had a telephone call with Anthony Sanfilippo and Ajay Sareen and representatives of New Century to discuss the terms proposed. During that call, Rodman reiterated its $6,000,000 offer.

          On November 5, 2010, the Hudson board of directors held a special telephonic meeting at which New Century advised the Hudson board of directors that Rodman had revised its offer from all cash to all stock, and was requesting a break-up fee. At the request of Hudson’s board of directors, New Century then provided Hudson’s board of directors with market data regarding where other public brokerage companies were trading.

          On November 8, 2010, Mr. Sanfilippo had a telephonic discussion with Michael Vasinkevich and David Horin. A negotiation ensued and Mr. Vasinkevich increased Rodman’s offer to $7,000,000 in shares of Rodman common stock for all of Hudson, which amount represented a premium over the then current market value of Hudson’s common stock.

          On November 9, 2010, the Hudson board of directors held a special telephonic meeting, with Haynes and Boone, LLP, Hudson’s outside counsel, and New Century in attendance to discuss Rodman’s offer.

          On November 10, 2010, Rodman submitted a revised proposed form of No-Shop Agreement/Term Sheet to Hudson to acquire Hudson for $7,000,000 payable in shares of Rodman common stock in a tax-free stock-for-stock exchange. The term sheet also provided for a break-up fee equal to the greater of 5% of the proposed purchase price or Rodman’s actual out-of-pocket expenses actually incurred in connection with the proposed transaction.

          On November 11, 2010, Edward Rubin, David Horin and Kenneth S. Rose, Esq., of Morse, Zelnick, Rose & Lander, LLP, Rodman’s counsel, had a conference call with Anthony Sanfilippo and Ajay Sareen to review, discuss and clarify certain matters related to the November 10, 2010 No-Shop Agreement/Term Sheet submitted by Rodman.

          On November 18, 2010, following internal discussions, Ajay Sareen telephoned David Horin and explored fixing the price per share of Rodman common stock for the purposes of determining the exchange ratio in the proposed merger. After conferring with Mr. Vasinkevich and Mr. Rubin, Mr. Horin telephonically advised Mr. Sareen of Rodman’s willingness to fix the price per share of Rodman common stock.

          On November 19, 2010, the Hudson board of directors held a special telephonic meeting, with Haynes and Boone, LLP and New Century in attendance, and discussed the negotiations with Rodman. Mr. Sanfilippo outlined the proposed exchange ratio, based on a value of $2.69 for each share of Rodman stock.

          On November 19, 2010, Steven Terry of New Century transmitted a revised No-Shop Agreement/Term Sheet to Rodman containing a $7,000,000 purchase price for Hudson in a tax-free stock-for-stock exchange with the price per share of Rodman’s common stock fixed at $2.69 for the purposes of determining the exchange ratio. The Term Sheet also provided for a break-up fee equal to 5% of the proposed purchase price and a closing condition that Hudson have a minimum of $4,000,000 of “net liquid assets” on the closing date.

          On November 21, 2010, Rodman submitted a revised proposed form of No-Shop Agreement/Term Sheet to Hudson to acquire Hudson for a $7,000,000 purchase price for Hudson in a tax-free stock-for-stock exchange with the price per share of Rodman’s common stock fixed at $2.69 for the purposes of determining the exchange ratio. The Term Sheet also provided for a break-up fee equal to the greater of 5% of the proposed purchase price or Rodman’s actual out-of-pocket expenses actually incurred in connection with the proposed transaction and a closing condition that Hudson have a minimum of $4,000,000 of “net liquid assets” on the closing date.

          On November 22, 2010, Darrel Rice, Esq. of Haynes and Boone, LLP, provided to Kenneth S. Rose, Esq. of Morse, Zelnick, Rose & Lander, LLP with Hudson’s comments on the draft No-Shop Agreement/Term Sheet submitted by Rodman on November 21, 2010.

          On November 22, 2010, Rodman’s counsel transmitted a revised draft of the No-Shop Agreement/Term Sheet to Hudson’s counsel.

          On November 24, 2010, the Hudson board of directors held a special telephonic meeting, with Haynes and Boone, LLP and New Century in attendance, to discuss the draft No-Shop Agreement/Term Sheet which was provided to the Hudson board of directors in advance of the meeting. Such discussion included the consideration to be received by the Hudson stockholders in the proposed transaction.

          On November 24, 2010, Rodman and Hudson executed the No-Shop Agreement/Term Sheet containing a $7,000,000 purchase price for Hudson in a tax-free stock-for-stock exchange with the price per share of Rodman’s common stock fixed at $2.69 for the purposes of determining the exchange ratio. The Term Sheet also provided for a break-up fee equal to 5% of the proposed purchase price and a closing condition that Hudson have a minimum of $4,000,000 of “net liquid assets” on the closing date.

          Throughout November and December, Hudson management and New Century conducted a due diligence investigation of Rodman and its business and financial position and Rodman conducted a due diligence investigation of Hudson.

          On December 1, 2010, Edward Rubin, David Horin, Anthony Sanfilippo and Ajay Sareen met to discuss due diligence findings, timing of the proposed transaction, business philosophies and cultures, comparative compensation and cost structures of various business lines, as well as their view of the future entity and the strategic value of a combination.

          On December 3, 2010, Morse Zelnick Rose & Lander, LLP, distributed to Hudson and its counsel, an initial draft of the Merger Agreement. During the period from December 3, 2010 to December 31, 2010, the parties discussed, negotiated and exchanged revised drafts of the Merger Agreement.

          On December 17, 2010, the Hudson board of directors held a special telephonic meeting at which representatives of Haynes & Boone, LLP, and New Century were present to receive an update on the status of negotiations with Rodman. The board discussed in detail the status of negotiations, the timing of the transaction, and various due diligence matters, including due diligence matters for both Hudson and Rodman. The Hudson board of directors was advised that Rodman agreed to reduce the closing condition that Hudson have a minimum of $4,000,000 of “net liquid assets” on the closing date to $2,500,000 (less any agreed upon expenditures), and that in the event that net liquid assets at closing exceeded or was less than $4,000,000, the $7,000,000 purchase price would be increased, or decreased, as the case may be, by 50% of such excess or lesser amount.

          On December 27, 2010, a special meeting of the Rodman board of directors was noticed for Wednesday, January 4, 2011 to consider the proposed Merger with Hudson.

          On December 30, 2010, Morse Zelnick Rose & Lander, LLP, distributed to Rodman’s board of directors a package that included a draft of the Merger Agreement, Rodman’s presentation detailing the strategic rationale of the transaction, KPMG’s due diligence report and a preliminary draft press release with respect to the proposed Merger.

          On December 31, 2010, Anthony Sanfilippo distributed to Hudson’s board of directors by email for their review prior to the January 3, 2011 Hudson board meeting a draft of the Merger Agreement, the draft schedules to the Merger Agreement, and a draft of proposed resolutions of the board of directors approving the Merger.

          On January 3, 2011, the Hudson board of directors held a special telephonic meeting, with Haynes and Boone, LLP and New Century in attendance, to discuss the terms and conditions of the draft Merger Agreement and related documentation, drafts of which were provided to the Hudson board of directors in advance of the meeting. Darrel A. Rice, Esq. of Haynes and Boone, LLP and Mr. Andrew Lewin, the general counsel of Hudson Securities, presented summaries of the agreements as well as a discussion of open issues remaining with respect to the draft documents. At this meeting, at the request of Hudson’s board of directors, representatives from New Century discussed selected financial data, including where other public brokerage companies were trading and prior acquisitions of publicly traded and privately held brokerage companies. The Hudson board of directors, with the assistance of management and Hudson’s legal and financial advisors, discussed the risks of the combination compared to the risks of continuing operations on a stand-alone basis given Hudson’s financial condition. During the course of such discussions, management and Hudson’s legal and financial advisors responded to numerous questions from the Hudson board of directors. Management discussed some of the steps that would follow execution of the definitive agreements if the transaction were to be approved, including the steps required to finalize communications plans to investors, employees, clients, suppliers and other constituencies.

          On January 3, 2011, Mr. Rubin, Mr. Sanfilippo, Mr. Sareen and Mr. Horin met telephonically to plan for a proposed analyst conference call on January 5, 2011 at 11:00 a.m., Eastern Standard Time, regarding the Merger and to finalize any pending diligence items. The parties also agreed that, subject to approval of their respective boards of directors of the Merger, they would inform their respective employees about the Merger after the closes of the markets on January 4, 2011.

          On January 4, 2011, the Rodman board of directors met with all directors present. Also in attendance were David Horin and Gregory Dow, Rodman’s General Counsel, and Kenneth S. Rose, Esq., of Morse, Zelnick, Rose & Lander, LLP. Mr. Rubin provided the board of directors with an overview of the proposed Merger and management’s recommendation that Rodman proceed with the transaction. Mr. Vasinkevich provided the board of directors with a detailed background about Hudson, including its significant sales and trading business. Further, Mr. Rubin, Mr. Vasinkevich and Mr. Horin reviewed the terms of the transaction, the strategic benefits, the key employees’ backgrounds and the results of Rodman’s due diligence investigation. After discussion, the Rodman board of directors unanimously approved and declared advisable the Merger Agreement and the Merger and determined that the Merger Agreement and all related documents and exhibits thereto, in each case substantially in the form presented to the Rodman board of directors, and determined that the terms of the Merger, are fair to, and in the best interests of, Rodman and its stockholders.

          On January 4, 2011, the Hudson board of directors held a special telephonic meeting with all directors present to consider the transaction with the assistance of Hudson’s legal and financial advisors. Management summarized the terms of the transaction. New Century reviewed its updated financial analyses with respect to Hudson and the proposed transaction and, thereafter, at the request of the Hudson board of directors delivered its oral opinion (which was subsequently confirmed in writing by delivery of New Century’s written opinion dated the same date) to the effect that, as of January 4, 2011, the proposed Merger was fair from a financial point of view, to the stockholders of Hudson. Darrel A. Rice, Esq. of Haynes and Boone, LLP reviewed the board of directors’ fiduciary duties in connection with the consideration of the proposed transaction, and presented summaries of the terms of the Merger Agreement and other agreements proposed to be entered into in connection with the transaction. At the meeting, the Hudson board of directors also considered the fact that Hudson’s management communicated with investment banking and brokerage firms, both public and private, regarding potential business combination transactions, none of which led to any substantive discussions. In light of this, the Hudson board of directors determined that the proposed transaction with Rodman, together with the flexibility provided by the non-solicitation provisions in the Merger Agreement, would enable the board of directors to exercise its fiduciary obligations.

          After discussion, the Hudson’s board of directors unanimously: (i) determined that the Merger Agreement and all related documents and exhibits thereto, in each case substantially in the form presented to the Hudson board of directors, and the Merger were in the best interests of Hudson and its stockholders; (ii) approved and declared advisable the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement; and (iii) recommended the approval by Hudson stockholders of the Merger pursuant to the terms of the Merger Agreement.

          Following the respective board of directors meetings of Hudson and Rodman, on the evening of January 4, 2011, the parties executed the Merger Agreement.

          On January 5, 2011, before the commencement of trading in the shares of Rodman and of Hudson, both firms issued a joint press release announcing that the boards of directors of both companies had approved the terms of the Merger and that the Merger Agreement had been executed. An analyst call co-hosted by Mr. Rubin, Mr. Horin and Mr. Sanfilippo followed later that morning.

Hudson’s Reasons for the Merger

          The Hudson board of directors, at the meeting described above on January 4, 2011, unanimously: (i) determined that the Merger Agreement and the Merger are fair to and in the best interests of Hudson and its stockholders; (ii) approved, adopted and declared advisable the Merger Agreement and the Merger and authorized the execution and delivery of the Merger Agreement; and (iii) resolved to recommend that the Hudson stockholders approve and adopt the Merger Agreement and approve the Merger and directed that such matter be submitted for consideration of the Hudson stockholders at the Meeting.

          In reaching its decision to approve, adopt and declare advisable the Merger Agreement and the Merger and to recommend that the Hudson stockholders approve and adopt the Merger Agreement and approve the Merger, the Hudson board of directors consulted with Hudson’s senior management team, as well as Hudson’s internal and outside legal and financial advisors, and considered a number of factors, including the following material factors that the Hudson board of directors viewed as supporting its decision to approve and declare advisable the Merger Agreement and the Merger and to unanimously recommend that the Hudson stockholders approve and adopt the Merger Agreement and approve the Merger:

•

the financial analysis reviewed and discussed with the Hudson board of directors by representatives of New Century, as well as the oral opinion of New Century to the board of directors on January 4, 2011 (which was subsequently confirmed in writing by delivery of New Century’s written opinion dated the same date) with respect to the fairness to holders of Hudson common stock from a financial point of view of the Exchange Ratio provided for in the proposed Merger;

•

Hudson’s financial condition, including a weakening cash position, a corresponding decrease in excess net capital and projected cash burn rate, and its impact on Hudson’s ability to retain employees and existing customers and attract new employees and customers over time;

•

Hudson’s and Rodman’s financial performance and condition, results of operations, management, business quality, prospects, competitive position and businesses as separate entities and on a combined basis;

•

the anticipated financial performance and condition, results of operations, management, business quality, prospects, competitive position and businesses of Rodman and Hudson after giving effect to the Merger;

•	the strategic nature of the Merger and increased opportunity for growth;

•

the risks faced by Hudson as a stand-alone company, including challenges in retaining key employees and clients and limitations on Hudson’s ability to maintain volumes and margins in the trading, market making and capital markets businesses with a significantly smaller capital base than some competitors;

•	industry trends;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Hudson common stock and Rodman common stock;

•	the belief that the consideration to be paid by Rodman in the Merger represented the highest price per share that could be negotiated with Rodman;

•	the financial and non-financial terms and conditions of the Merger Agreement, including:

• the Merger Consideration; and

• the parties’ representations, warranties and covenants and closing conditions;

•

the opportunity for Hudson stockholders to participate in a larger company with a more liquid market for its stock and, as stockholders of the combined company, to participate in any increases in the value of its business following the Merger; and

•	the results of due diligence investigations by management with the assistance of Hudson’s legal and financial advisors.

          The Hudson board of directors also considered potentially negative risks of the transaction, including:

•	the risk that despite the efforts of Hudson and Rodman, key Hudson personnel might not remain employed by Hudson or, following the closing, the combined company;

•	the risk that potential benefits sought in the transaction may not be achieved in the expected timeframe or at all;

•	risks associated with Rodman’s business;

•	the risk that the satisfaction of the other conditions to closing the Merger might not be accomplished within the expected timeframe or at all;

•	the possibility that the Merger might not be consummated and the potential adverse effects of the public announcement of the Merger on:

• Hudson’s operating results;

• Hudson’s ability to attract new employees and retain key employees; and

• Hudson’s overall competitive position;

•

the absence of any right of Hudson to terminate the Merger Agreement if the value of Rodman common stock falls below any particular level prior to the Merger or because of changes in the operating and financial performance of either company that do not amount to a material adverse effect, as defined in the Merger Agreement; and

•	that the consummation of the Merger will preclude Hudson stockholders from participating directly in any future growth of Hudson were it to remain an independent public company.

          The foregoing discussion of the factors considered by the Hudson board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Hudson board of directors. In reaching its decision to approve and declare advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and to unanimously recommend that the Hudson stockholders approve and adopt the Merger Agreement and approve the Merger, the Hudson board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. After taking into consideration all of the information and factors described above, members of the Hudson board of directors at its January 4, 2011 meeting unanimously concluded that the Merger and the Merger Agreement are advisable, and are fair to, and in the best interests of, Hudson and its stockholders and that Hudson should proceed with the Merger.

Recommendation of the Hudson Board of Directors

          The Hudson board of directors believes that the Merger and the Merger Agreement are advisable, and are fair to, and in the best interests of, Hudson and its stockholders and recommends that Hudson stockholders vote FOR the proposal to approve and adopt the Merger Agreement and approve the Merger.

Opinion of Hudson’s Financial Advisor

          On January 4, 2011, New Century made a presentation to the board of directors of Hudson, which was subsequently reduced to writing, stating that, as of January 4, 2011, based upon and subject to the assumptions made, matters considered, and limitations on New Century’s review as set forth in New Century’s opinion (the “Opinion”) that the transactions, including the Exchange Ratio (collectively, the “Transaction”), contemplated by the draft Agreement and Plan of Merger (but not including the Amended and Restated Agreement and Plan of Merger, the “Original Purchase Agreement”) was fair, from a financial point of view, to the stockholders of Hudson.

          The full text of the Opinion is attached as Annex B hereto. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by New Century in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the Opinion.

          New Century’s Opinion speaks only as of the date of the Opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date as well as the consideration to be paid in connection with the Transaction contemplated by Hudson and Rodman. Events occurring after that date could materially affect its Opinion. New Century has not undertaken to update, revise, reaffirm or withdraw its Opinion or otherwise comment upon events occurring after the date of the Opinion. Hudson has not obtained nor will it obtain an updated fairness opinion from New Century to reflect the current terms of the acquisition.

          New Century’s Opinion was for the use and benefit of the board of directors of Hudson in its consideration of the Transaction and does not constitute a recommendation as to how any holder of shares of Common Stock of the Company should vote on the approval and adoption of the Merger and the Merger Agreement.

Process

          New Century’s Opinion is given in good faith but neither New Century nor its officers or directors shall be held responsible for any errors or omissions. In arriving at its Opinion, New Century reviewed and analyzed all the information it deemed necessary and appropriate including:

•	certain financial, operational and business information and data regarding Rodman and Hudson;

•	certain financial, market performance and other data of certain other public companies that New Century deemed relevant;

•

certain historical financial, operational and business information and data regarding Hudson, including its financial statements, 10-Ks, 10-Qs and proxy statements for the fiscal years ending March 31, 2009 and March 31, 2010 (collectively, the “Hudson Financial Statements”);

•	Hudson’s internal Financial Forecast and Projections for the year ending March 31, 2011 (“Hudson’s Financial Forecasts”);

•	certain focus reports (the “Focus Reports”) and a cash analysis (the “Cash Analysis”) regarding Hudson that the senior management of Hudson prepared;

•	certain information regarding the stock price and trading history of the common stock of Hudson and Rodman;

•

certain historical financial, operational and business information and data regarding Rodman, including its financial statements, 10-Ks, 10-Qs and proxy statements for the year ending December 31, 2009 (collectively, the “Rodman Financial Statements”);

•	Rodman’s internal Financial Forecast and Projections for the years ending December 31, 2010, December 31, 2011 and December 31, 2012 (collectively, “Rodman’s Financial Forecasts”);

•	the Original Purchase Agreement; and

•	Industry information that New Century deemed relevant for purposes of its Opinion.

          New Century also reviewed and discussed with senior management of Hudson and Rodman and their respective accountants certain financial, operational and business information and data regarding Hudson, Rodman, and the financial services, investment banking, clearing, sales and trading, and private equity industries.

          In rendering its Opinion, New Century has assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that was publicly available regarding Hudson and Rodman. New Century has also assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that Hudson, Rodman and their respective accountants provided to, reviewed with or discussed with New Century. New Century has assumed, with the assurances of senior management of Hudson, that the Hudson Financial Statements have been reasonably prepared in accordance with industry and GAAP accounting standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century, or that would make the Hudson Financial Statements incomplete or misleading. New Century has assumed, with the assurances of senior management of Rodman, that the Rodman Financial Statements have been reasonably prepared in accordance with industry and GAAP accounting standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century, or that would make the Rodman Financial Statements incomplete or misleading. New Century also has assumed, with the assurances of senior management of Hudson, that all other financial information and data provided to New Century regarding Hudson, including Hudson’s Financial Forecasts, Focus Reports and Cash Analysis have been reasonably prepared in accordance with industry standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century, or that would make any of the information or data provided to New Century incomplete or misleading. New Century has assumed, with the assurances of senior management of Rodman, that all other financial information and data provided to New Century regarding Rodman, including Rodman’s Financial Forecasts, have been reasonably prepared in accordance with industry standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century, or that would make any of the information or data provided to New Century incomplete or misleading.

          In rendering its Opinion, New Century has assumed that the Transaction will be consummated as described in the Original Purchase Agreement, and that the Original Purchase Agreement would be further revised, but that further revisions to the Original Purchase Agreement will not materially change the analysis or conclusions of New Century in its Opinion. New Century has assumed and relied upon, without assuming responsibility or liability for verifying, that the Transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. New Century also has assumed and relied upon, without assuming responsibility or liability for verifying, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act and Exchange Act and any other applicable federal, state and/or international laws, statutes, rules and regulations. New Century has further assumed and relied upon, without assuming responsibility or liability for independently verifying, that the operational, financial and strategic benefits that Hudson and Rodman represented to New Century will be achieved by the Transaction. New Century expresses no opinion as to whether Hudson and Rodman will be able to achieve any such operational, financial or strategic benefits in connection with the Transaction. In addition, New Century has assumed and relied upon, without assuming responsibility or liability for independently verifying, that there will be no material change in Hudson’s or Rodman’s business, customers, assets, prospects, operations or financial conditions prior to the consummation of the Transaction. New Century has further assumed that the representations and warranties made by Hudson and Rodman in the Original Purchase Agreement are and will be true and correct in all respects that would be material to its analysis. Furthermore, New Century has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Hudson or Rodman that would be material to its analysis.

          New Century is not a legal, regulatory or tax expert. Accordingly, New Century expresses no opinion regarding the legal, regulatory or tax effect of the Transaction. New Century also does not express any opinion regarding the effect on the Transaction of any credit rating, accounting rules or regulations pertaining to Hudson or Rodman, or any potential changes thereto. New Century has relied upon the assessments made by Hudson and Rodman with respect to such issues. Furthermore, New Century does not express any opinion regarding any financial assumptions relied upon by the senior management of Hudson or Rodman regarding the future operations of Rodman. New Century has not (i) undertaken to determine whether there is any pending or threatened litigation, regulatory action, contingent liabilities or unasserted claims against Hudson or Rodman, or an analysis of same; (ii) performed appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Hudson or Rodman; (iii) received or reviewed any executed or definitive purchase, acquisition or merger agreement involving Hudson and Rodman; (iv) conducted a physical inspection, or performed an independent evaluation or appraisal, of any investments, real estate or other assets of Hudson or Rodman; (v) contacted any of the customers of Hudson or Rodman, or completed any customer due diligence; (vi) reviewed books and records of Hudson or Rodman other than as referenced in the Opinion; or (vi) received or reviewed any title documents or confirmed whether Hudson or Rodman, or their respective affiliates, have good title or ownership of any of their investments, real estate or other assets.

          The Opinion is based on economic, monetary, market and other conditions as they exist, and the information made available to New Century, as of the date of the Opinion. New Century expresses no opinion regarding any potential changes to economic, monetary, market or other conditions that may occur after the date of the Opinion. New Century has not performed any analysis regarding the value of liquidating Hudson or any of its assets. Hudson’s senior management has expressed doubt to New Century as to Hudson’s ability to continue as a going concern. In addition, Hudson’s accountants have not completed their audit of Hudson for the fiscal year ending March 31, 2011. New Century expresses no opinion regarding: (i) whether or when Hudson’s accountant will complete their audit of Hudson for fiscal year ending March 31, 2011; (ii) what the accountant’s opinions or findings will be in connection with any such audit; or (iii) whether the accountant will express doubt about Hudson’s ability to continue as a going concern and its audit of Hudson. Based on the representation of, and information and data provided to New Century by, the senior management of Hudson, Hudson currently has negative cash flow, is not profitable, and has significant liabilities that may soon exceed the value of its assets. New Century has assumed that neither Hudson nor Rodman is a party to any material pending transaction other than this Transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off. It should be understood that subsequent developments may affect the Opinion and that New Century does not have any obligation and assumes no responsibility to update, revise or reaffirm its Opinion based upon circumstances and events occurring after the date of the Opinion, New Century has been advised by Rodman that Rodman conducts a significant portion of its business with companies based in China. New Century expresses no opinion about Rodman’s business relationship with any such companies, whether Rodman will continue to maintain any relationship with such companies and what affect changes to the political and economic policies of the government of the People’s Republic of China or any other government will have on such relationship. New Century expresses no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied. New Century does not express any opinion as to the price at which Rodman’s shares may trade upon consummation of the Transaction, or at any future time. New Century also expresses no opinion on whether the applicable stock market will react favorably to the Transaction, or whether any party to the Original Purchase Agreement will decide to cancel or terminate the Transaction. New Century was not requested to opine as to, and the Opinion does not address, the business decision to proceed with the Transaction or the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Hudson. Furthermore, New Century expresses no opinion as to whether any alternative transaction might produce consideration for the stockholders of Hudson in excess of the amount contemplated by this Transaction, and New Century was specifically not engaged to perform a market test of interest from any other potential acquirers.

          New Century did not attribute any particular weight to any analyses considered by it or the various valuation approaches contained herein, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in the Opinion. No company mentioned in the Opinion, whether it is a public or private company, is identical to Hudson or Rodman. Accordingly, these analyses must take into account differences in the financial and operational characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

          New Century’s Opinion is limited to the fairness, from a financial point of view, to the stockholders of the consideration to be received by Hudson in connection with the Transaction, and New Century expresses no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of Hudson. The Opinion, and the analysis and assumptions contained therein, must be considered as a whole, and selecting only portions of the analysis could create an incomplete or misleading view of the process underlying the analysis performed by New Century in connection with the preparation of the Opinion. The Opinion is not intended to be and does not constitute a recommendation to the stockholders or the board of directors of Hudson as to how they should vote or otherwise act with respect to the Transaction, and should not be relied upon by any stockholder or director as such. The Opinion, and the analysis contained therein, may not be quoted or referred to or used for any purpose without the prior written consent of New Century, except that the Opinion may be disclosed in connection with any information statement or proxy statement used in connection with the Transaction, provided that New Century expressly approves all statements in such documents relating to New Century or its Opinion in advance of any such disclosure, and provided that the Opinion is reproduced in full and any description of or reference to New Century, its Opinion, any summary thereof or presentation is in a form and substance reasonably acceptable to New Century and its legal counsel.

Market Overview

          Using publicly available information, New Century compared selected financial data of Hudson with similar data of selected publicly traded financial services companies considered by New Century to be comparable to Hudson (the “Comparable Companies”). The methodology assumes that companies in the same industry share similar markets. The potential for earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. New Century noted that although such companies were considered similar, none of the companies have the same management, makeup, size or combination of business as Hudson or Rodman. The comparable group is comprised of three groups: Boutique Investment Banks, Middle Market Investment Banks, and Brokerage Trading Firms. The Boutique Investment Bank group includes: JMP Group, Keefe Bruyette & Woods, Landenburg Thalmann, Merriman Curhan Ford, Oppenheimer, Rodman & Renshaw Capital Group, Sanders Morris Harris, and Stifel Financial. The Middle Market Investment Bank Group includes: Canaccord Financial, Duff & Phelps, Evercore Partners, Jefferies Group, Lazard, Piper Jaffray, and Raymond James Financial. The Brokerage Trading Firm Group includes: BGC Partners, Charles Schwab, Cohen & Company, E*Trade Financial, GFI Group,

Interactive Brokers, Investment Technology Group, Knight Capital Group, MarketAxess, MF Global, OptionsXpress, Primerica, and TD Ameritrade.

          New Century reviewed selected price and volume data and illustrated the relative stock price performance of the Comparable Companies against the NASDAQ index, the S&P 500 index and the Dow Jones Industrial Average index for the period January 1, 2010 through January 3, 2011.

(1)

Brokerage / Trading Firms Group includes: BGC Partners, Charles Schwab, Cohen & Company, E*Trade Financial, GFI Group, Interactive Brokers, Investment Technology Group, Knight Capital Group, MarketAxess, MF Global, OptionsXpress, Primerica, and TD Ameritrade.

(2)

Boutique Investment Banks Group includes: JMP Group, Keefe Bruyette & Woods, Landenburg Thalmann, Merriman Curhan Ford, Oppenheimer, Rodman & Renshaw Capital Group, Sanders Morris Harris, and Stifel Financial.

(3)	Middle Market Investment Banks Group includes: Canaccord Financial, Duff & Phelps, Evercore Partners, Jefferies Group, Lazard, Piper Jaffray, and Raymond James Financial.

	Hudson	Rodman	NASDAQ	DJIA	S&P 500	Fin. Services

% Off High	25.0%	48.6%	100.0%	100.0%	100.0%	97.1%
% Off Low	166.7%	135.2%	128.7%	120.5%	124.4%	121.3%
Index Value on 1/3/2011	37.0%	62.7%	116.6%	110.3%	112.3%	112.6%

Source: Thomson One, as of January 3, 2011

	Hudson	Rodman	NASDAQ	DJIA	S&P 500	Fin. Services

% Off High	52.6%	58.2%	100.0%	100.0%	100.0%	99.9%
% Off Low	166.7%	135.2%	128.7%	120.5%	124.4%	121.3%
Index Value on 1/3/2011	58.8%	58.2%	107.7%	104.7%	105.8%	99.9%

	Hudson	Rodman	NASDAQ	DJIA	S&P 500	Fin. Services

% Off High	17.5%	41.9%	100.0%	99.7%	100.0%	89.3%
% Off Low	183.3%	738.9%	158.5%	140.1%	141.4%	140.7%
Index Value on 1/3/2011	30.3%	542.9%	153.4%	138.9%	141.4%	140.7%

Trading Range		Average Price		Daily Volume (000’s)

Spot	$0.10	5 Days	$0.11	Spot	20,500
High	$0.40	10 Days	$0.11	High	755,100
Low	$0.06	20 Days	$0.11	Low	0
		30 Days	$0.10	Average	54,681
		60 Days	$0.09
		90 Days	$0.09
		100 Days	$0.09
		l20 Days	$0.10
		l80 Days	$0.12

Hudson Trading Volume Analysis: January 1, 2010 – January 3, 2011

Source: Thomson One, as of January 3, 2011

Trading Range		Average Price		Daily Volume (000’s)

Spot	$2.69	5 Days	$2.64	Spot	199,007
High	$5.53	10 Days	$2.65	High	1,749,600
Low	$1.99	20 Days	$2.63	Low	26,800
Average	$3.25	30 Days	$2.57	Average	164,170
		60 Days	$2.61
		90 Days	$2.50
		100 Days	$2.47
		120 Days	$2.51
		180 Days	$2.79
		LTM	$3.25

Rodman Trading Volume Analysis: January 1, 2010 – January 3, 2011

Source: Thomson One, as of January 3, 2011

Exchange Ratio Analysis

Trading Statistics	Spot	10 Day	20 Day	30 Day	60 Day	90 Day

Current (1/3/2011)	0.037	0.040	0.040	0.038	0.034	0.037
Period High		0.046	0.046	0.046	0.046	0.055
Period Low		0.037	0.034	0.033	0.021	0.021
Relative Level(1)		33.4%	51.4%	43.0%	53.4%	47.1%

•	Per the Agreement, the exchange ratio is .0338

(1)	Relative Level is an indicator of the average, relative to the high (100%) and low (0%) values.

Public Comparable Companies Analysis

          New Century prepared a public comparable companies analysis, which analyzed the public market information and trading multiples of companies comparable to those involved in the Transaction.

	Selected Public Comparable Group - Valuation Metrics ($ millions except per share data)

					EV / Revenue						Book Value				Tangible Book Value

Company Name	Price 1/3/2011	% of 52 wk high	Market Cap	Enterprise Value	LTM		2010E		2011E		Book Value (BV)	BV/ Share	Price/ BVPS		Tangible BV (TBV)		TBV/ Share		Price/ TBVPS

Middle-Market Investment Banks
Canaccord Financial	$14.25	100%	$1,178	$616	1.0	x	0.9	x	0.8	x	$684	$8.29	1.7	x		$364		$4.41	3.2	x
Duff & Phelps	$17.01	90%	$697	$703	1.9	x	1.9	x	1.7	x	$330	$8.06	2.1	x		$168		$4.09	4.2	x
Evercore Partners	$35.56	93%	$702	$694	1.7	x	1.8	x	1.4	x	$331	$16.78	2.1	x		$140		$7.09	5.0	x
Jefferies Group	$26.99	100%	$4,638	$8,144	3.4	x	3.7	x	3.3	x	$2,654	$15.45	1.7	x		$2,290		$13.33	2.0	x
Lazard	$39.67	96%	$4,732	$5,259	2.8	x	2.9	x	2.5	x	$636	$5.45	7.3	x(1)		$317		$2.72	14.6	x(1)
Piper Jaffray	$35.76	68%	$743	$932	1.8	x	1.9	x	1.7	x	$805	$38.70	0.9	x		$426		$20.49	1.7	x
Raymond James Financial	$33.01	98%	$4,124	$1,831	0.6	x	0.6	x	0.5	x	$2,597	$20.79	1.6	x		$2,534		$20.28	1.6	x

Middle-Market Investment Banks High			$4,732	$8,144	3.4	x	3.7	x	3.3	x	$2,654	$38.70	2.1	x		$2,534		$20.49	5.0	x

Middle-Market Investment Banks Mean			$2,402	$2,597	1.9	x	2.0	x	1.7	x	$1,234	$18.01	1.7	x		$987		$11.61	3.0	x
Middle-Market Investment Banks Median			$1,178	$932	1.8	x	1.9	x	1.7	x	$744	$16.11	1.7	x		$395		$10.21	2.6	x

Middle-Market Investment Banks Low			$697	$616	0.6	x	0.6	x	0.5	x	$330	$5.45	1.6	x		$140		$4.09	1.6	x

Boutique Investment Banks
Gleacher & Company	$2.51	52%	$329	$309	1.0	x	1.1	x	0.9	x	$350	$2.67	0.9	x		$228		$1.74	1.4	x
Greenhill & Co.	$81.69	92%	$2,396	$2,411	8.5	x	7.9	x	5.5	x	$382	$13.03	6.3	x(1)		$228		$7.78	10.5	x(1)
JMP Group	$7.86	78%	$171	$150	0.8	x	NA		1.3	x	$133	$6.10	1.3	x		$133		$6.10	1.3	x
Keefe Bruyette & Woods (KBW)	$28.44	94%	$1,007	$818	2.0	x	1.9	x	1.6	x	$491	$13.85	2.1	x		$491		$13.85	2.1	x
Ladenburg Thalmann Financial Services	$1.23	71%	$224	$246	1.3	x	1.4	x	1.4	x	$46	$0.25	4.9	x(1)	-$	11	-$	0.06	-20.4	x(1)
Merriman Curhan Ford Group	$2.13	27%	$5	$4	0.1	x	NA		NA		$3	$1.27	1.7	x		$3		$1.27	1.7	x
Oppenheimer Holdings	$26.83	80%	$356	$538	0.5	x	0.5	x	0.5	x	$479	$35.86	0.7	x		$305		$22.80	1.2	x
Rodman & Renshaw Capital Group	$2.69	48%	$91	$83	0.9	x	0.8	x	0.6	x	$53	$1.56	1.7	x		$52		$1.54	1.8	x
Sanders Morris Harris Group	$7.40	96%	$214	$212	1.2	x	1.1	x	1.1	x	$239	$8.29	0.9	x		$134		$4.63	1.6	x
Stifel Financial	$63.01	99%	$2,217	$2,217	1.7	x	1.7	x	1.4	x	$1,213	$34.46	1.8	x		$877		$24.91	2.5	x

Boutique Investment Banks High			$2,396	$2,411	8.5	x	7.9	x	5.5	x	$1,213	$35.86	2.1	x		$877		$24.91	2.5	x

Boutique Investment Banks Mean			$701	$699	1.8	x	2.1	x	1.6	x	$370	$13.01	1.4	x		$278		$9.60	1.7	x
Boutique Investment Banks Median			$277	$277	1.1	x	1.3	x	1.3	x	$295	$7.19	1.5	x		$181		$5.36	1.6	x

Boutique Investment Banks Low			$5	$4	0.1	x	0.5	x	0.5	x	$3	$1.27	0.7	x		$3		$1.27	1.2	x

Trading/Brokerage Firms
BGC Partners	$8.58	98%	$583	$552	0.4	x	0.4	x	0.4	x	$420	$4.47	1.9	x		$321		$3.42	2.5	x
Charles Schwab	$17.50	88%	$20,909	$17,216	4.2	x	4.1	x	3.6	x	$6,035	$5.05	3.5	x		$5,507		$4.61	3.8	x
Cohen & Company	$4.60	49%	$48	$92	0.7	x	NA		NA		$87	$8.29	0.6	x		$83		$7.91	0.6	x
E*Trade Financial	$16.28	82%	$3,595	$5,366	2.6	x	4.1	x	3.5	x	$4,164	$18.86	0.9	x		$1,892		$8.57	1.9	x
GFI Group	$4.78	68%	$581	$453	0.5	x	0.5	x	0.5	x	$523	$4.30	1.1	x		$206		$1.69	2.8	x
Interactive Brokers Group	$18.00	92%	$760	$4,328	4.3	x	4.3	x	3.3	x	$5,115	$121.14	0.1	x		$5,115		$121.14	0.1	x
Investment Technology Group	$16.54	77%	$693	$385	0.7	x	0.7	x	0.6	x	$868	$20.72	0.8	x		$423		$10.09	1.6	x
Knight Capital	$13.86	82%	$1,360	$1,188	1.0	x	1.1	x	1.0	x	$1,347	$13.73	1.0	x		$938		$9.56	1.5	x
MarketAxess Holdings	$20.48	96%	$633	$525	3.7	x	3.6	x	3.3	x	$256	$8.28	2.5	x		$220		$7.10	2.9	x
MF Global Holdings	$8.39	84%	$1,369	$1,408	0.6	x	1.3	x	1.1	x	$1,507	$9.24	0.9	x		$1,444		$8.85	0.9	x
optionsXpress Holdings	$15.43	73%	$886	$656	2.8	x	2.9	x	2.7	x	$352	$6.12	2.5	x		$261		$4.54	3.4	x
Primerica	$24.31	94%	$1,771	$1,996	1.2	x	2.1	x	1.8	x	$1,396	$19.17	1.3	x		$1,320		$18.12	1.3	x
TD Ameritrade	$18.83	91%	$10,854	$11,414	4.5	x	4.2	x	3.8	x	$3,772	$6.54	2.9	x		$181		$0.31	60.1	x(1)

Trading/Brokerage Firms High			$20,909	$17,216	4.5	x	4.3	x	3.8	x	$6,035	$121.14	3.5	x		$5,507		$121.14	3.8	x

Trading/Brokerage Firms Mean			$3,388	$3,506	2.1	x	2.4	x	2.2	x	$1,988	$18.92	1.5	x		$1,477		$17.13	2.0	x
Trading/Brokerage Firms Median			$886	$1,188	1.2	x	2.5	x	2.3	x	$1,347	$8.29	1.1	x		$680		$8.24	1.8	x

Trading/Brokerage Firms Low			$48	$92	0.4	x	0.4	x	0.4	x	$87	$4.30	0.1	x		$83		$1.69	0.1	x

High(2)			$20,909	$17,216	8.5	x	7.9	x	5.5	x	$6,035	$121.14	7.3	x		$5,507		$121.14	5.0	x

Mean(2)			$2,262	$2,358	2.0	x	2.2	x	1.9	x	$1,316	$16.55	1.7	x		$995		$13.54	2.1	x
Median(2)			$752	$698	1.3	x	1.8	x	1.4	x	$579	$8.29	1.6	x		$342		$7.51	1.7	x

Low(2)			$5	$4	0.1	x	0.4	x	0.4	x	$3	$1.27	0.1	x		$3		$1.27	0.1	x

Hudson	$0.10	23%	$8	$0	NM		NM		NA		$10	$0.12	0.8	x		$8		$0.11	0.9	x
Rodman	$2.69	48%	$91	$83	0.9	x	0.9	x	0.8	x	$53	$1.56	1.7	x		$52		$1.54	1.8	x
Combined Entity	$2.69	48%	$98	$82	0.7	x	0.7	x	NA		$62	$1.71	1.6	x		$60		$1.65	1.6	x

Precedent Transactions Analysis

          New Century reviewed certain publicly available information regarding 26 selected merger and acquisition transactions that New Century deemed relevant from September 1, 2005 to January 3, 2011 in which financial services companies were acquired (the “Precedent Transactions”), as shown below. New Century believes that Hudson’s shares will be acquired at a discount to the Precedent Transactions for one or more of the following factors, including but not limited to the following: the limited size of the Transaction when compared to the Precedent Transactions, negative cash flow from operations, negative earnings, negative impact of declining capital reserve on monthly FOCUS reports, and retention of customers and employees.

Premiums Paid to U.S. Financial Services Companies

								Target Stock Offer Premium %
Date	Company	Acquiror	Transaction Value	TV / LTM. Rev		Price / BVPS		1 Day	1 Month	6 Month	1 Year

12/29/10	Howe Barnes Hoefer & Arnett	Raymond James	NA	NA		NA		NA	NA	NA	NA
12/7/10	Seymour Pierce	Gerova Financial Group	NA	NA		NA		NA	NA	NA	NA
12/7/10	Ticonderoga Securities	Gerova Financial Group	NA	NA		NA		NA	NA	NA	NA
9/20/10	Provident Group	International Assets	NA	NA		NA		NA	NA	NA	NA
9/1/10	CRT Capital Group (1)	Aquiline Capital Partners	$225.0	NA		NA		NA	NA	NA	NA
8/10/10	Dahlman Rose	Lovell Minnick Partners	$40.0	NA		NA		NA	NA	NA	NA
6/16/10	Terra Nova Financial	Lightspeed Financial	$27.6	NA		NA		NA	NA	NA	NA
4/26/10	Thomas Weisel Partners Group	Stifel Financial Corp	$384.4	1.9	x	2.0	x	74.4%	94.9%	55.3%	82.4%
3/19/10	LBBW Securities	Guggenheim Partners	NA	NA		NA		NA	NA	NA	NA
12/14/09	Mercanti Group	Imperial Capital	NA	NA		NA		NA	NA	NA	NA
11/12/09	Sanders Morris Harris	Fletcher International	$7.5	1.0	x	0.9	x	19.7%	23.9%	35.7%	19.7%
11/2/09	Cowen Group	Ramius	$194.8	1.0	x	0.7	x	70.6%	80.6%	122.8%	89.4%
9/30/09	Fox-Pitt Kelton Cochran	Macquarie Group	$146.7	NA		NA		NA	NA	NA	NA
8/27/09	Merriman Curhan Ford(2)	C.E. Unterberg	$10.2	NA		NA		NA	NA	NA	NA
7/31/09	Watch Hill Partners	FBR Capital Markets Corp	NA	NA		NA		NA	NA	NA	NA
6/2/09	Spectrum Capital Group	Morgan Keegan	NA	NA		NA		NA	NA	NA	NA
3/3/09	Gleacher Partners (3)	Broadpoint Securities Group	$75.2	9.1	x	17.0x		NA	NA	NA	NA
1/12/09	Pacific Growth Equities	Wedbush Morgan Securities	NA	NA		NA		NA	NA	NA	NA
12/15/08	Burke Capital Group	Morgan Keegan	$0.8	NA		NA		NA	NA	NA	NA
12/8/08	Revolution Partners	Morgan Keegan	NA	NA		NA		NA	NA	NA	NA
11/17/08	First Horizon National	US Dept of the Treasury	$130.0	0.7	x	0.7	x	4.3%	-10.1%	2.9%	-51.6%
9/24/08	Peacock, Hislop, Staley	Wedbush Morgan Securities	$11.9	NA		NA		NA	NA	NA	NA
9/14/08	Merrill Lynch	Bank of America	$36,961.0	0.8	x	1.4	x	130.3%	65.8%	44.2%	26.1%
8/21/08	Evercore Partners (4)	Mizuho Corporate Bank	$120.0	1.0	x	1.1	x	71.3%	91.5%	7.8%	-5.1%
3/16/08	Bear Stearns	JPMorgan Chase	$14,780.3	12.5	x	0.1	x	-66.7%	-87.9%	-91.3%	-93.1%
1/25/08	Centerline Holding	Related Cos	$131.2	1.0	x	0.1	x	97.3%	51.9%	-16.1%	-41.8%
9/13/05	Adams Harkness Fin. Group	Canaccord Capital	$21.2	NA		NA		NA	NA	NA	NA

			High	12.5	x	17.0x		130.3%	94.9%	122.8%	89.4%

			Mean	3.2	x	0.9x		50.2%	38.8%	20.2%	3.2%
			Median	1.0	x	0.8x		71.0%	58.9%	21.8%	7.3%

			Low	0.7	x	0.1x		-66.7%	-87.9%	-91.3%	-93.1%

1 /4 /11	Hudson	Rodman	$6.9	0.2	x	0.7x		NA	16.7%	-37.8%	-66.7%

Source: Thomson One Banker, as of January 3, 2011.
(1)	Aquiline Capital Partners acquired an undisclosed majority stake in CRT Capital Group.
(2)	Merriman Curhan Ford raised $10.2 in preferred stock to C.E. Unterberg.
(3)	The Gleacher Partners/Broadpoint transaction PV/BVPS is excluded from the Mean calculation.
(4)	Mizuho Corporate Bank acquired a 46.7% stake in Evercore Partners.

Premiums Paid Analysis

          New Century prepared a Premiums Paid Analysis for public precedent transactions and analyzed the premiums relative to the relative historical exchange ratios. The discount and premium to the historical exchange ratios was within the range of premiums paid on precedent transactions of 30% premium to 90% discount.

			Deal Value Summary

			-11.1%		-10.6%		-10.1%		-9.6%		-9.1%		-6.4%		-3.7%		-1.0%		1.7%
Premium / (Discount) to Spot Price
Relative Exchange Ratio(1)			0.0298x		0.0308x		0.0318x		0.0328x		0.0338x		0.0348x		0.0358x		0.0368x		0.0378x

Deal Price Per Share			$0.080		$0.083		$0.086		$0.088		$0.091		$0.094		$0.096		$0.099		$0.102
Tgt Shares (MM)(2)			x 77.0		x 77.0		x 77.0		x 77.0		x 77.0		x 77.0		x 77.0		x 77.0		x 77.0

Equity Transaction Value ($MM)			$6.17		$6.38		$6.59		$6.79		$7.00		$7.21		$7.41		$7.62		$7.83
Net Debt ($MM)(3)			($7.2)		($7.2)		($7.2)		($7.2)		($7.2)		($7.2)		($7.2)		($7.2)		($7.2)
Enterprise Value ($MM)			($1.0)		($0.8)		($0.6)		($0.4)		($0.2)		($0.0)		$0.2		$0.4		$0.6

			Implied Multiples Paid

Equity Transaction Value ($MM)			$6.17		$6.38		$6.59		$6.79		$7.00		$7.21		$7.41		$7.62		$7.83
Operating Statistic

CY 2009 Hudson Revenue(4)	$39.1		0.16	x	0.16	x	0.17	x	0.17	x	0.18	x	0.18	x	0.19	x	0.19	x	0.20	x
CY 2010 Hudson Revenue(4)	$34.1		0.18	x	0.19	x	0.19	x	0.20	x	0.21	x	0.21	x	0.22	x	0.22	x	0.23	x

			Premium / (Discount) to Historical Exchange Ratio

Premium / (Discount) to Spot Price			-11.1%		-10.6%		-10.1%		-9.6%		-9.1%		-6.4%		-3.7%		-1.0%		1.7%
Relative Exchange Ratio
Exchange Ratio Period			0.0298	x	0.0308	x	0.0318	x	0.0328	x	0.0338	x	0.0348	x	0.0358	x	0.0368	x	0.0378	x

Spot (January 3, 2011)	0.0372	x	(19.8)%		(17.1)%		(14.4)%		(11.7)%		(9.1)%		(6.4)%		(3.7)%		(1.0)%		1.7%
10-Day	0.0349	x	(14.6)%		(11.7)%		(8.9)%		(6.0)%		(3.1)%		(0.3)%		2.6%		5.5%		8.3%
20-Day	0.0317	x	(5.9)%		(2.7)%		0.4%		3.6%		6.7%		9.9%		13.1%		16.2%		19.4%
30-Day	0.0305	x	(2.2)%		1.1%		4.4%		7.6%		10.9%		14.2%		17.5%		20.8%		24.0%
60-Day	0.0346	x	(13.8)%		(10.9)%		(8.0)%		(5.1)%		(2.2)%		0.7%		3.6%		6.5%		9.4%
90-Day	0.0398	x	(25.1)%		(22.6)%		(20.1)%		(17.6)%		(15.1)%		(12.6)%		(10.1)%		(7.5)%		(5.0)%
180-Day	0.0452	x	(34.0)%		(31.8)%		(29.6)%		(27.4)%		(25.2)%		(23.0)%		(20.8)%		(18.5)%		(16.3)%
LTM	0.0484	x	(38.4)%		(36.4)%		(34.3)%		(32.2)%		(30.2)%		(28.1)%		(26.1)%		(24.0)%		(21.9)%

(1)	Exchange ratio calculated per the Original Purchase Agreement.
(2)	Provided by Hudson’s management on January 3, 2011. The total shares outstanding includes the shares outstanding plus the accelerated restricted stock.
(3)	From Hudson’s 10-Q period ended September 30, 2010, net debt equals negative $7.2 MM. Net debt excludes restricted cash.
(4)	Historical financials from Hudson’s public filings and projections from Hudson’s management.

Summary of Valuation Analyses Methodologies

          New Century has employed multiple valuation methodologies in forming our overall valuation perspective on Hudson. More specifically, New Century utilized public company data and applied those multiples to Hudson’s financial statistics, specifically Book Value, and applied discounts and premiums that New Century deemed relevant for a company in the finance sector. New Century believes that Hudson should be valued at a discount to companies shown in the Public Comparable Companies and those in the Precedent Transactions. Additionally, New Century believes Hudson should be valued at a discount to these metrics due to one or more of a number of factors, including but not limited to, the following: declining revenues, negative operating income, significant monthly cash burn rate, limited ability to raise capital to fund operations, significant operating and lease liabilities and significant business concentration.

          In summary, New Century evaluated a variety of financial data and performed various analyses in determining Hudson’s valuation. These analyses and data included, but were not limited to, the following:

•

In evaluating the Public Comparable Companies, New Century noted that the current trading multiples for those companies deemed relevant to Hudson trade at valuations in the range 0.1x to 0.9x (Price/BVPS);

•

In evaluating the Public Comparable Companies, New Century noted that the current trading multiples for those companies deemed relevant to Hudson trade at valuations in the range 0.2x to 0.7x (Price/TBVPS);

•

In evaluating the Public Comparable Companies, New Century noted that the current trading multiples for those companies deemed relevant to Hudson trade at valuations in the range 0.1x to 0.5x (EV/2010 Revenue);

•

In evaluating the Precedent Transaction, New Century noted that the transaction multiples for companies deemed relevant to Hudson were acquired with valuations in the range 0.1x to 0.7x (Transaction Value/ LTM Revenue);

•

In evaluating the Precedent Transactions, New Century noted that the transaction multiples for companies deemed relevant to Hudson were acquired with valuations in the range 0.1x to 0.7x (Transaction Value/Book Value);

•	In evaluating the Discounted Cash Flow Analysis, New Century noted that the analysis was not meaningful due to the lack of Hudson financial projections beyond March 31, 2011;

          New Century’s analyses takes all of the considerations described above into consideration and values the shares of Hudson that will be acquired by the Rodman in the range of $2.0 million to $11.0 million. The Purchase Price of $7.0 million is within the range.

Hudson Valuation Summary ($ in millions, except per share amounts)

Methodology	Hudson Financial Statistic	Multiple Range			Implied Enterprise Value Range			Implied Equity Value Range(4)			Implied Value per Share(5)

Comparable Companies Analysis
Trading Value
Book Value(1)	$9.6	0.1x	-	0.9x	($6.3)	-	$1.4	$1.0	-	$8.6	$0.01	-	$0.11

Tangible Book Value(1)	$8.2	0.2x	-	0.7x	($5.6)	-	($1.5)	$1.6	-	$5.7	$0.02	-	$0.07

CY 2010E Revenue(2)	$34.1	0.1x	-	0.5x	$3.4	-	$17.1	$10.6	-	$24.3	$0.14	-	$0.32

Precedent Transaction Analysis
Book Value(1)	$9.6	0.1x	-	0.7x	($6.3)	-	($0.5)	$1.0	-	$6.7	$0.01	-	$0.09

CY 2010E Revenue(2)	$34.1	0.1x		0.7x	$3.4	-	$23.9	$10.6	-	$31.1	$0.14	-	$0.40

Premium Paid Analysis(3)
1-Day	$0.11	-60%	-	30%	—		—	$3.4	-	$11.0	$0.04	-	$0.14
1-Month	$0.08	-80%	-	20%	—		—	$1.2	-	$7.4	$0.02	-	$0.10
6-Month	$0.15	-90%	-	10%	—		—	$1.2	-	$12.7	$0.02	-	$0.17
1-Year	$0.29	-90%	-	15%	—		—	$2.2	-	$25.7	$0.03	-	$0.33

(1)	Book value and tangible book value, as of September 30, 2010.
(2)	Projections provided by Hudson’s management.
(3)	Premium paid analysis, as of January 3, 2011.
(4)	Enterprise Value includes net debt of negative $7.2 MM, as of September 30, 2010. Net debt excludes restricted cash.
(5)	Per Hudson’s management on December 29, 2010. The total shares outstanding includes the shares outstanding plus the accelerated restricted stock.

Historical and Projected Income Statements

Stand-Alone Income Statement - Hudson

	CY2009 Total	CY2010E Total

Net Revenues	$39.1	$34.1
Operating Expenses	$46.1	$41.6

Operating (Gross) Income	($6.9)	($7.5)

Tax Benefit (expense)	0.0	(1.0)

Net Income	($6.9)	($8.5)
Extraordinary Items	$0.0	$0.0

Reported Net Income	($6.9)	($8.5)
Earnings (1)	($6.9)	($8.5)

Weighted Average Shares Outstanding	57.9	70.2

Revenue/Share	$0.68	$0.49
EPS	($0.12)	($0.12)

Stand-Alone Income Statement - Rodman

	CY2009 Total	CY2010E Total	CY2011P Total	CY2012P Total

Net Revenues	$132.2	$87.9	$108.4	$116.4
Operating Expenses	$90.1	$95.0	$90.4	$94.8

Operating (Gross) Income	$42.1	($7.1)	$18.0	$21.6

Tax Benefit (expense)	3.9	$1.9	($7.0)	($8.4)

Net Income	$46.0	($5.2)	$11.0	$13.2
Extraordinary Items	($18.7)	$0.0	$0.0	$0.0

Reported Net Income	$27.3	($5.2)	$11.0	$13.2
Earnings (1)	$46.0	($5.2)	$11.0	$13.2

Weighted Average Shares Outstanding	37.4	36.1	36.1	36.1

Revenue/Share	$3.54	$2.43	$3.00	$3.22
EPS	$0.73	($0.14)	$0.30	$0.36

Source: SEC Filings and Rodman estimates.
(1)	Excludes extraordinary expenses.

Contribution Analysis

          New Century prepared a merger analysis that shows the relative contribution as a percent of the Pro Forma company. New Century noted that Hudson has a positive contribution on a revenue basis and a negative contribution on an Operating Income and Earnings basis.

Contribution Analysis

	Rodman (1)		Hudson (2)

	Amount	%	Amount	%

Revenues
CY2009	$132.2	77.2%	$39.1	22.8%
CY2010E	87.9	72.0%	34.1	28.0%
Q3 CY2010	17.4	66.2%	8.9	33.8%
Q4 CY2010E	26.4	77.6%	7.6	22.4%

Operating Income
CY2009	$42.1	NMF	($6.9)	NMF
CY2010E	(7.1)	NMF	(7.5)	NMF
Q3 CY2010	(6.0)	NMF	(1.2)	NMF
Q4 CY2010E	2.5	NMF	(2.2)	NMF

Earnings
CY2009	$46.0	NMF	($6.9)	NMF
CY2010E	(5.2)	NMF	(8.5)	NMF
Q3 CY2010	(4.3)	NMF	(1.2)	NMF
Q4 CY2010E	1.5	NMF	(2.2)	NMF

(1)	Figures based on SEC filings and Rodman projections.
(2)	Figures based on SEC filings and Hudson projections.

Pro Forma Income Statement

	CY2010E

	Rodman (1)	Hudson (1)	Total (2)

Revenues	$87.9	$34.1	$122.0
Operating Expenses	$95.0	$41.6	136.6

Operating (Gross) Income	(7.1)	(7.5)	(14.6)

Tax Benefit (expense)	1.9	(1.0)	0.9

Net Income	(5.2)	(8.5)	(13.7)

Extraordinary Items	0.0	0.0	0.0

Reported Net Income	(5.2)	(8.5)	(13.7)
Earnings	(5.2)	(8.5)	(13.7)

Weighted Average Shares Outstanding (3)	36.8	70.2	39.4

Rev/Share	$2.39	$0.49	$3.10
EPS	($0.14)	($0.12)	($0.35)

(1)	Figures based on SEC filings as of September 30, 2010 and company estimates.
(2)	Assumes full year financials to calculate annual run rates. Accounts for purchase transaction at a -16.9% premium to the spot price and an exchange ratio of 0.0338x.
(3)	Pro forma share count includes 2.6 million shares issued to Hudson.

Pro Forma Balance Sheet - Assets

Amounts in millions, except per share amounts

	Rodman (1)	Hudson (2)	Pro Forma

Assets
Cash and cash equivalents
Unrestricted	$8.2	$7.2	$15.4
Restricted	1.4	0.4	1.9

Total cash and cash equivalents	9.7	7.6	17.3
Financial instruments owned, at fair value
Corporate equity securities	10.6	2.8	13.4
Merchant banking investments	9.7	—	9.7
Warrants	13.8	—	13.8
Other investments	4.8	—	4.8

Total financial instruments owned, at fair value	38.9	2.8	41.7
Private placement and other fees receivable	3.7	—	3.7
Receivable from brokers, dealers & clearing agencies	1.5	1.4	2.8
Prepaid expenses	0.9	1.0	1.8
Property and equipment, net	3.4	0.2	3.6
Income Taxes Receivable	—	0.1	0.1
Other assets	12.0	—	12.0
Goodwill and other intangible assets, net	0.7	1.4	2.0

Total Assets	$70.7	$14.5	$85.2

Pro Forma Balance Sheet - Liabilities and Stockholders’ Equity

Amounts in millions, except per share amounts

	Rodman(1)	Hudson(2)	Pro Forma

Liabilities and Stockholders’ Equity
Accrued compensation payable	$12.3	$0.9	$13.2
Accounts payable and accrued expenses	5.0	2.7	7.7
Acquisitions related payables	0.8	—	0.8
Financial instruments sold, not yet purchased, at fair	0.0	1.3	1.4

Total Liabilities	18.2	4.9	23.1

Stockholders’ Equity
Common stock	0.0	0.1	0.1
Preferred stock	—	—	—
Additional paid-in capital	71.0	24.5	95.5
Treasury stock	(0.1)	(0.0)	(0.2)
Accumulated deficit	(18.4)	(15.0)	(33.4)

Total common stockholders’ equity	52.5	9.6	62.1

Non-controlling interest	—	—	—

Total Stockholders’ Equity	52.5	9.6	62.1

Total Liabilities and Stockholders’ Equity	$70.7	$14.5	$85.2

(1)	Rodman figures based on SEC filings, as of September 30, 2010.
(2)	Hudson figures based on SEC filings, as of September 30, 2010.

Cash Analysis

          New Century prepared an analysis projecting the reduction of Hudson’s cash position based upon the Hudson Management projections and current cash and equivalents per the September 30, 2010 10-Q report and the expected Transaction fees and expenses. New Century utilized the actual FOCUS reports for September, October and November 2010 and projected the potential changes to Excess Net Capital for Hudson.

I.	Cash Analysis

Cash Analysis - Worst Case Scenario
	Sep. 2010	Oct. 2010	Nov. 2010	Dec. 2010	Jan. 2011	Feb. 2011	Mar. 2011	Apr. 2011

Cash and Restricted Cash Beginning of Month(1)		$7,272,919	$4,633,697	$2,197,264	$1,700,118	$809,974	$215,928	($375,033)
Investment Banking Fees and Expenses(2)		($50,000)	$0	$0	($275,000)	$0	($20,000)	($45,000)
Legal Fees and Expenses(2)		$0	($50,000)	($100,000)	($50,000)	($50,000)	$0	$0
Changes in Working Capital(1)		($1,950,405)	($1,740,682)	$0	$0	$0	$0	$0
Cash Flow From Operations(3)		($638,817)	($645,751)	($397,146)	($565,144)	($544,046)	($570,961)	($570,961)

Cash Position End of Month(1)	$7,272,919	$4,633,697	$2,197,264	$1,700,118	$809,974	$215,928	($375,033)	($990,994)

II.	Selected FOCUS Report Data

FOCUS Reports(4)
	Act. Sept. ‘10	Act. Oct. ‘10	Act. Nov. ‘10	Est. Dec. ‘10	Est. Jan. ‘11	Est. Feb. ‘11	Est. Mar. ‘11	Est. Apr. ‘11

Total Net Capital(4)	$5,774,826	$4,430,598	$3,494,363	$3,219,985	$2,329,841	$1,735,795	$1,144,834	$528,873
Net Capital Requirement(4)	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000

Excess Net Capital	$4,774,826	$3,430,598	$2,494,363	$2,219,985	$1,329,841	$735,795	$144,834	($471,127)

(1)	Projections provided by Hudson’s management on January 2, 2011.
(2)	Estimates provided by Hudson’s management and per the Engagement Letter dated October 29, 2010.
(3)	From the Hudson’s adjusted cash flows from operations projection.
(4)

Except for cash, all allowable assets, non-allowable assets, liabilities, and haircuts assumed from the FOCUS report period ended November 30, 2010. FOCUS reports period ended September, October, and November provided by Hudson’s management.

          New Century reproduced the Hudson Management calculation and analysis of the Net Liquid Asset definition, requirement and potential purchase price adjustment per the Original Purchase Agreement and per the Management projections. Hudson’s expected negative cash flow and anticipated Transaction fees and expenses may reduce the overall Net Liquid Assets such that the Purchase Price would be adjusted negatively and the adjusted Purchase Price would fall within the range of total equity value of $1.0 million to $11.0 million.

III.	Net Liquid Assets

Net Liquid Assets
	Sep. 2010	Oct. 2010	Nov. 2010	Dec. 2010	Jan. 2011	Feb. 2011	Mar. 2011	Apr. 2011

Cash and Cash Equivalents	$7,272,919	$4,633,697	$2,197,264	$1,700,118	$809,974	$215,928	($375,033)	($990,994)
Receivable from clearing brokers(1)	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000
Level 1 Assets(1)	2,349,416	4,110,470	5,275,534	5,275,534	5,275,534	5,275,534	5,275,534	5,275,534
Level 2 Assets(1)	46,828	69,562	62,655	62,655	62,655	62,655	62,655	62,655
Level 3 Assets - Intrinsic Value of Warrants(1)	0	0	0	0	0	0	0	0
Accounts Receivables(1)	906,731	982,613	1,062,610	1,062,610	1,062,610	1,062,610	1,062,610	1,062,610
Prepaid Expenses(1)	380,960	369,345	266,209	266,209	266,209	266,209	266,209	266,209
Security Deposits(1)	25,062	25,062	25,062	25,062	25,062	25,062	25,062	25,062
Liabilities Except Deferred Rent(1)	(4,703,747)	(4,729,951)	(4,059,266)	(4,059,266)	(4,059,266)	(4,059,266)	(4,059,266)	(4,059,266)

Net Liquid Assets	7,628,170	6,810,797	6,180,068	5,682,922	4,792,778	4,198,732	3,607,771	2,991,810
Net Liquid Asset Requirement(2)	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000

Excess Net Liquid Assets	$3,628,170	$2,810,797	$2,180,068	$1,682,922	$792,778	$198,732	($392,229)	($1,008,190)

(1)	Projections provided by Hudson’s management on January 2, 2011.
(2)	Per the Original Purchase Agreement.

IV. Change in Purchase Price

Net Liquid Assets’ Effect on Purchase Price
	Sep. 2010	Oct. 2010	Nov. 2010	Dec. 2010	Jan. 2011	Feb. 2011	Mar. 2011	Apr. 2011

Net Liquid Assets					$4,792,778	$4,198,732	$3,607,771	$2,991,810
Net Liquid Asset Requirement (2)					4,000,000	4,000,000	4,000,000	4,000,000

Excess Net Liquid Assets					792,778	198,732	(392,229)	(1,008,190)
Change in Purchase Price					396,389	99,366	(196,115)	(504,095)

Purchase Price					$7,396,389	$7,099,366	$6,803,885	$6,495,905

•	Net liquid asset requirement per the Original Purchase Agreement is $4 million subject to mutually agreeable carve-outs.

•	Minimum required net liquid asset requirement per the Original Purchase Agreement is $2.5 million.

(3)	Projections provided by Hudson’s management on January 2, 2011.
(4)	Per the Original Purchase Agreement.

Discounted Cash Flow Analysis - Rodman

Calculation of Free Cash Flow
	Calendar Year Ending
($ in millions) Projected Cash Flow
	2011E	2012E

Free Cash Flow(1)	$19.5	$23.1

Calculation of Terminal Value Terminal Value Based on 1 Yr Forward Revenue Mult.

FY 2012E Revenue	$116.4		$116.4		$116.4
1 Yr Forward Multiple	1.00	x	1.25	x	1.50	x

Enterprise Value	116.4		145.5		174.6

Calculation of Present Value of the Company

PRESENT VALUE	Terminal Value Based on 1.00x Revenue Multiple				Terminal Value Based on 1.25x Revenue Multiple				Terminal Value Based on 1.50x Revenue Multiple

Discount Rate	17.0%	19.5%	22.0%	24.5%	17.0%	19.5%	22.0%	24.5%	17.0%	19.5%	22.0%	24.5%

PV of Cash Flows FYE 2011 - 2012	$33.5	$32.5	$31.5	$30.5	$33.5	$32.5	$31.5	$30.5	$33.5	$32.5	$31.5	$30.5
PV of Terminal Value at 2012 Year End	85.0	81.5	78.2	75.1	106.3	101.9	97.8	93.9	127.5	122.3	117.3	112.6

Total Present Enterprise Value	$118.5	$114.0	$109.7	$105.6	$139.8	$134.4	$129.2	$124.4	$161.1	$154.7	$148.8	$143.2

Less: Net Debt(2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)
Present Equity Value	$110.3	$105.7	$101.5	$97.4	$131.6	$126.1	$121.0	$116.2	$152.8	$146.5	$140.6	$135.0

(1)	Free cash flow equals Operating Income + Depreciation/Amortization – Changes in Working Capital. Projections provided by Rodman’s management.
(2)	From Rodman’s 10-Q period ended September 30, 2010, net debt equals negative $8.2 MM. Net debt excludes restricted cash.

Valuation Analysis - Rodman

Rodman Valuation Summary ($ in millions, except per share amounts)

Methodology	Rodman Financial Statistic	Multiple Range			Implied Enterprise Value Range			Implied Equity Value Range(3)			Implied Value per Share(4)

Comparable Companies Analysis
Trading Value
Book Value(1)	$52.5	1.0x	-	2.0x	$44.3	-	$96.8	$52.5	-	$105.0	$1.46	-	$2.92
Tangible Book Value(1)	$51.8	1.2x	-	2.8x	$54.0	-	$136.9	$62.2	-	$145.1	$1.73	-	$4.04

CY 2010E Revenue(2)	$87.9	0.5x	-	1.5x	$43.9	-	$131.8	$52.2	-	$140.0	$1.45	-	$3.90

Discounted Cash Flow Analysis
Revenue	—	—		—	$105.6	-	$161.1	$113.9	-	$169.3	$3.17	-	$4.71

(1)	Book value and tangible book value, as of September 30, 2010.
(2)	Projections provided by Rodman’s management.
(3)	Enterprise Value includes net debt of negative $8.2 MM, as of September 30, 2010. Net debt excludes restricted cash.
(4)	Based on Rodman’s outstanding diluted shares of 35.9 MM, as of September 30, 2010.

          New Century’s analyses takes all of the considerations described above into consideration and values the shares of Rodman that will be used as consideration in Transaction in the range of $1.50 to $4.00 per share. The Exchange Ratio per the Original Purchase Agreement was calculated based on a Rodman common stock price of $2.69, which is within the range.

Conclusion

          Based on the information and analyses set forth above, New Century delivered its written fairness opinion to Hudson’s board of directors, which stated that, as of January 4, 2011, based upon and subject to the assumptions made, matters considered, procedures followed, methods employed and limitations on its review as set forth in the Opinion, it is the opinion of New Century that as of the date of the Opinion, the Transaction was fair, from a financial point of view, to the stockholders of Hudson. New Century received a fee of $250,000 in connection with the preparation and issuance of its Opinion and was reimbursed for its legal and other transaction related fees. New Century did not own any interest in Hudson or Rodman, nor do any of New Century’s officers or director of serve as an officer or director of Hudson or Rodman. New Century may provide investment banking services to Hudson and/or Rodman in the future. Hudson additionally has agreed to indemnify New Century against certain liabilities, and to reimburse it for certain expenses, in connection with New Century providing the Opinion and acting as the exclusive financial advisor as to the Transaction.

          General Matters Regarding Fairness Opinions

          The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, such analyses and fairness opinion are not susceptible to summary description. Furthermore, New Century made qualitative and quantitative judgments as to the significance and relevance of each analysis and factor. Accordingly, New Century’s analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered without considering all analyses and factors, could provide a misleading or incomplete view of the process underlying the conclusions expressed in the fairness opinion.

          In its analysis, New Century made a number of assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Hudson and New Century. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth in the analyses. In addition, analyses relating to the value of the Transaction do not purport to be appraisals or to reflect the prices at which securities of Hudson may be sold after the merger is approved.

          New Century’s Opinion does not constitute a recommendation to the board of directors of Hudson or to any holder of Hudson’s securities as to how such a person should vote or act with respect to any of the proposals set forth in this statement. The Opinion does not address the decision of the board of directors of Hudson to enter into the Transaction as compared to any alternative business transactions that might be available to Hudson nor does it address the underlying business decision to engage in the Transaction

           New Century is an investment banking firm with experience in providing mergers and acquisitions investment banking advisory services, including providing fairness opinions and valuations, private placements, including PIPEs, and other investment banking services. The board of directors of Hudson retained New Century based on its mergers and acquisitions expertise and reputation, including its previous experience in providing fairness opinions for similar purposes.

      Other Matters

           Hudson engaged New Century pursuant to a letter agreement dated as of October 29, 2010 to act as the board of directors’ financial advisor in connection with the proposed Merger. Hudson selected New Century based on New Century’s experience and reputation and knowledge of Hudson and its industry. New Century is regularly engaged to render financial opinions in connection with mergers and acquisitions, financial restructurings, tax matters, ESOP and ERISA matters, corporate planning, and for other purposes. New Century will receive a fee for rendering certain financial advice to Hudson with respect to the proposed Merger including its opinion with respect to the fairness to the holders of Hudson common stock from a financial point of view of the Exchange Ratio provided for in the proposed Merger. No portion of such fees is contingent upon the successful completion of the proposed Merger. Hudson has also agreed to reimburse certain of New Century’s expenses and to indemnify New Century and certain related parties for certain potential liabilities arising out of its engagement.

           New Century and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to Hudson, for which New Century and such affiliates have received compensation. New Century and certain of its affiliates may provide investment banking, financial advisory and other financial services to Hudson, other participants in the proposed Merger and/or certain of their respective affiliates in the future, for which New Century and such affiliates may receive compensation. In addition, New Century and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Hudson, other participants in the proposed Merger and/or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Hudson, other participants in the proposed Merger and/or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, New Century and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may have been adverse to, Hudson, Rodman, other participants in the proposed Merger and/or certain of their respective affiliates, for which advice and services New Century and such affiliates have received and may receive compensation.

Rodman’s Reasons for the Merger

           Numerous factors were taken into consideration by Rodman in entering into the Merger Agreement, including, without limitation, the following:

•	accelerating Rodman’s sales and trading growth and diversifying the combined firm’s revenue stream;
•	expanding the distribution of Rodman’s capital markets offerings through Hudson’s distribution network;
•	expanding Rodman’s market making ability, derivative, special situation, block and international trading ability in key sectors;
•	expanding the research coverage into such key areas as transportation, gaming, technology and industrials;
•	benefiting from the complementary fit between Rodman’s investment banking expertise and Hudson’s trading and market making expertise;
•	utilizing the skills and relationships of the combined senior management teams; and
•	realizing benefits from operating cost efficiencies, which Rodman believes will allow it to enhance profitability.

           In reaching its decision to approve and enter into the Merger Agreement, the Rodman board of directors did not view any single factor as determinative, and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given differing weights to the various factors. The Rodman board of directors believed each of the factors listed above supported the decision to adopt the Merger Agreement.

           The Rodman board of directors also considered various risks and challenges inherent in the combination with Hudson, including the following:

•	the need to retain key personnel for the combined company;

•	the physical locations of the two companies;

•	the distraction of management with respect to the integration of the two companies;

•	the risk that anticipated cost savings and synergies might not be achieved as expected or at all;

•	the effect on each of the companies’ existing client relationships and the success of the combined company in entering into new client relationships; and

•	the fact that the financial services industry is subject to periodic market cycle risks.

          However, the Rodman board of directors determined that the foregoing risks were outweighed by the potential benefits of the Merger summarized above, including the opportunity for Rodman’s stockholders to share in the benefits of the combined company’s long-term prospects.

Interests of Certain Persons in the Merger

          In considering the recommendations of Hudson board of directors with respect to the Merger, you should be aware that certain executive officers and members of the board of directors of Hudson have agreements or arrangements that provide them with interests in the Merger that may be different from, or in addition to, the interests of the other stockholders of Hudson. The Hudson board of directors was aware of these agreements during its deliberations of the merits of the Merger and in determining to recommend to Hudson stockholders that they vote for the proposal to approve and adopt the Merger Agreement and the Merger.

     Common Stock

           As of the Record Date, the executive officers and directors of Hudson and their affiliates beneficially owned an aggregate of 48,451,864 shares, or 56.8%, of outstanding Hudson common stock, which will be treated in the Merger in the same manner as shares of Hudson common stock held by other stockholders of Hudson.

      Appointment of Directors and Executive Officers

           Rodman has announced that Anthony M. Sanfilippo and Ajay Sareen are expected to become the President and Chief Operating Officer, respectively, of Rodman upon completion of the Merger and that Mr. Sanfilippo will also become a member of Rodman’s board of directors. It is a condition to Rodman’s obligation to effect the Merger that Anthony M. Sanfilippo and Ajay Sareen execute employment agreements with Rodman upon mutually agreed upon terms. As of the date hereof, the terms of such employment agreements still remain to be negotiated. See “Board of Directors and Executive Officers of Rodman Following the Merger” below for more information.

      Hudson’s Stock Options and Other Equity-Based Awards

           On January 4, 2011, in connection with its approval of the Merger, the board of directors of Hudson accelerated the vesting of all of Hudson’s outstanding restricted stock and stock option awards such that, on January 4, 2011, all unvested shares of restricted stock vested and all options to purchase Hudson common stock became immediately exercisable. As a result of such acceleration, Hudson recognized the remaining non-cash share based compensation expense for these grants of restricted stock and options to purchase common stock that were subject only to the passage of time. Hudson estimates the non-cash share based compensation charge to be approximately $1.7 million.

      Rodman Equity Awards and Incentive Plans

           Subsequent to the effective time of the Merger, Rodman intends to grant up to 1.15 million restricted stock unit awards to Hudson executives and employees.

      Potential Payments Upon Termination in Connection with the Merger

           Hudson has entered into employment agreements with certain of its executive officers that entitle such officers to payments if they are terminated without cause or resign for good reason or are terminated in connection with a “change in control” (including the Merger).

           Mr. Sanfilippo is party to an employment agreement with Hudson with a term expiring on October 12, 2012, pursuant to which he is entitled to an annual base salary of $275,000 and benefits. On October 12, 2009, pursuant to such agreement, Mr. Sanfilippo was awarded 2,500,000 restricted shares of Hudson common stock and an option to purchase 2,500,000 shares of Hudson common stock at an exercise price of $0.50 per share. A quarter of such awards vested on the date of grant and the balance of such awards vested or was scheduled to vest in three equal annual installments, commencing on October 12, 2010. If, as a result of a “change of control” (as defined in Mr. Sanfilippo’s employment agreement), Mr. Sanfilippo resigns for “good reason” (as defined in his employment agreement) or the employment agreement is terminated, he will receive a termination payment equal to the sum of the following: all unpaid compensation for the balance of the term of his employment agreement, a payment equal to the cost of COBRA premiums for medical insurance for the balance of the term, and any annual bonus quarterly payment due and not yet paid as of the date of such termination. Also in the event of a “change of control”, all unvested shares of restricted stock and options vest immediately. The Merger constitutes a “change of control” under Mr. Sanfilippo’s employment agreement. Assuming the Merger closed on March 11, 2011, if Mr. Sanfilippo were terminated in connection with, or he resigned for good reason as a result of, the Merger, he would be entitled to a lump sum payment of approximately $466,044 for salary and COBRA premiums for the remainder of the term of his employment agreement.

           Mr. Knox is party to an employment agreement with Hudson with a term expiring on December 31, 2011, pursuant to which he is entitled to an annual base salary of $200,000 and benefits. If, as a result of a “change of control” (as defined in Mr. Knox’s employment agreement), Mr. Knox resigns for “good reason” (as defined in his employment agreement) or the employment agreement is terminated, he will receive a termination payment equal to the sum of the following: all unpaid compensation for the balance of the term of his employment agreement (including a car allowance), a payment equal to the cost of COBRA premiums for medical insurance for the balance of the term, and any annual bonus quarterly payment due and not yet paid as of the date of such termination. The Merger constitutes a “change of control” under Mr. Knox’s employment agreement. Assuming the Merger closed on March 11, 2011, if Mr. Knox were terminated in connection with, or resigned for good reason as a result of, the Merger, he would be entitled to a lump sum payment of approximately $188,047 for salary, the car allowance and COBRA premiums for the remainder of the term of his employment agreement. Mr. Knox does not have any outstanding options or unvested shares of restricted stock of Hudson.

           Mr. Drazka is party to an employment agreement with Hudson Securities with a term expiring on April 29, 2012, pursuant to which he is entitled to an annual base salary of $200,000 and benefits. If, as a result of a “change of control” (as defined in Mr. Drazka’s employment agreement), Mr. Drazka’s employment is terminated without cause or Mr. Drazka resigns within 10 days of such “change in control” for “good reason” (as defined in his employment agreement), he is entitled to continue payment of his base salary and may elect for continued benefits under COBRA through the end of the term, and to any performance, incentive, or other bonus compensation which has been earned but not yet paid, provided the salary and medical benefits will cease upon him obtaining other employment. Also, if Mr. Drazka resigns following a “change in control”, all unvested shares of restricted stock and options will vest on the effective date of termination. Pursuant to his employment agreement, Mr. Drazka was awarded 500,000 restricted shares of Hudson common stock and an option to purchase 500,000 shares of Hudson common stock at an exercise price of $0.50 per share. The Merger constitutes a “change of control” under Mr. Drazka’s employment agreement. Assuming the Merger closed on March 11, 2011, if Mr. Drazka were terminated in connection with, or resigned for “good reason” within 10 days of, the Merger, he would be entitled to a lump sum payment of approximately $227,397 for salary for the remainder of the term of his employment agreement.

           Mr. Sareen is party to an employment agreement with Hudson Securities with a term expiring on November 5, 2011, pursuant to which he is entitled to an annual base salary of $180,000 and benefits. If, Mr. Sareen’s employment is terminated without cause, or as a result of a “change of control” (as defined in Mr. Sareen’s employment agreement), or Mr. Sareen resigns within 10 days of such “change in control” for “good reason”, he will receive a termination payment equal to the sum of the following: all unpaid compensation for the balance of the term of his employment agreement, and any bonus compensation earned but not yet paid. Also, all unvested shares of restricted stock and options vest as of the effective date of termination. Pursuant to his employment agreement, Mr. Sareen was awarded 500,000 restricted shares of Hudson common stock and an option to purchase 500,000 shares of Hudson common stock at an exercise price of $0.50 per share. The Merger constitutes a “change in control” under Mr. Sareen’s employment agreement. Assuming the Merger closed on March 11, 2011, if Mr. Sareen were terminated in connection with, or he resigned for good reason within 10 days of, the Merger, he would be entitled to a lump sum payment of approximately $117,863 for salary for the remainder of the term of his employment agreement.

           Certain other employees of Hudson Securities have entered into employment agreements whereby, upon the occurrence of a “change in control” (including the Merger) their unvested shares of restricted stock of Hudson common stock would vest.

           On January 4, 2011, in connection with its approval of the Merger, the Hudson board of directors accelerated the vesting of all of Hudson’s outstanding shares of restricted stock and stock option awards, such that on January 4, 2011, all unvested shares of restricted stock vested and all unvested options to purchase Hudson common stock became immediately exercisable. Accordingly, on January 4, 2011, of the officers described above: (i) the remaining 1,250,000 of Mr. Sanfilippo’s unvested restricted shares of Hudson common stock became vested and the unvested portion of his option to purchase 1,250,000 shares became immediately exercisable; (ii) all 500,000 of Mr. Drazka’s unvested restricted shares of Hudson common stock became vested and his option to purchase 500,000 shares became immediately exercisable; and (iii) the remaining 335,000 of Mr. Sareen’s unvested restricted shares of Hudson common stock became vested and the unvested portion of his option to purchase 333,333 shares became immediately exercisable.

      Stockholder Voting Agreement

           In connection with the Merger Agreement, Rodman entered into a Stockholder Voting Agreement (the “Voting Agreement”) with Seaport Hudson LLC, Anthony M. Sanfilippo, Keith R. Knox, Peter Zugschwert, John C. Shaw, Jr., John W. Mascone, Kenneth

D. Pasternak, Ajay Sareen and Frank J. Drazka, who are all Hudson executives, employees and affiliates. For a discussion of the Voting Agreement, see “Other Agreements Relating to the Merger—The Stockholder Voting Agreement” on page 87.

      Indemnification and Insurance

           Pursuant to the Merger Agreement, Rodman has agreed that, after the effective time of the Merger, it will provide certain indemnification and liability insurance benefits to present and former directors and officers of Hudson. See “The Merger Agreement—Other Covenants and Agreements—Indemnification and Insurance” on page 84.

Board of Directors and Executive Officers of Rodman Following the Merger

           Rodman has announced that, upon the completion of the Merger, Anthony M. Sanfilippo will become President of Rodman and Ajay Sareen will become Chief Operating Officer of Rodman and that Mr. Sanfilippo will be appointed to the Rodman board of directors. Rodman anticipates that the senior management of Hudson, including several of its executive officers will become executive officers and/or key employees of Rodman following the Merger. For more information regarding Rodman’s board of directors and executive officers, see “Rodman & Renshaw Capital Group, Inc. Business and Financial Information—Management” beginning on page 120.

No Rodman Stockholder Approval

           Rodman stockholders are not required to approve and adopt the Merger Agreement or approve the Merger or the issuance of shares of Rodman common stock as part of the Merger Consideration.

Rodman’s Dividend Policy

           Rodman has never declared or paid a cash dividend on its common stock. Rodman currently intends to retain any future earnings to fund the growth and development of its businesses and does not anticipate paying any cash dividends in the foreseeable future.

Ownership of Rodman Following the Merger

           If the Merger is completed, holders of Hudson common stock collectively will receive approximately 2.6 million shares of Rodman common stock in the Merger based on the number of shares of Hudson common stock outstanding as of the Record Date. Based on the number of shares of Rodman common stock and Hudson common stock outstanding as of the Record Date, current Hudson stockholders are expected to own approximately 7% of the outstanding common stock of Rodman immediately following the Merger. The foregoing does not take into consideration any outstanding restricted stock units of Rodman. As of March 14, 2011, Rodman had 7,369,156 restricted stock units outstanding.

Manner and Procedure for Exchanging Shares of Hudson Common Stock

           The conversion of Hudson common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger.

           Prior to the completion of the Merger, Rodman will select a commercial bank or trust company reasonably acceptable to Hudson to act as the exchange agent, for the purpose of exchanging certificates or book entry shares representing Hudson common stock for the Merger Consideration and to perform other duties as explained in the Merger Agreement. If you hold your own shares of Hudson common stock in certificated form, promptly after the effective time of the Merger, and in no event later than the fifth business day following the effective time of the Merger, the exchange agent will mail you a letter of transmittal which will contain instructions on how to surrender your shares of Hudson common stock in exchange for the Merger Consideration. The exchange agent will pay you the Merger Consideration to which you are entitled after you have provided to the exchange agent your signed letter of transmittal, surrendered your stock and provided any other items specified by the letter of transmittal. You should not submit your Hudson stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent. Holders of book-entry shares will automatically receive the Merger Consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent.

           In the event of a transfer of ownership of Hudson common stock that is not registered in Hudson’s transfer agent’s records, payment of the Merger Consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer, and the person requesting the exchange must pay any transfer or other taxes required by reason of the payment of the Merger Consideration to such other person.

           Hudson stockholders will not receive any fractional shares of Rodman common stock pursuant to the Merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction of a share calculated by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Hudson common stock surrendered by such holder) would otherwise be entitled by (b) the average closing sales prices for a share of Rodman common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the Merger, as such prices are reported by NASDAQ. Additionally, six months after the effective time of the Merger, the exchange agent will deliver to Rodman all cash and shares of Rodman common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of Hudson common stock. Thereafter, Hudson stockholders must look only to Rodman, and Rodman will remain liable, for payment of the Merger Consideration on their shares of Hudson common stock. Any portion of the exchange fund remaining unclaimed by holders of shares of Hudson common stock two years after the effective time of the Merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the surviving company.

Accounting Treatment

           In accordance with accounting principles generally accepted in the United States, Rodman will account for the Merger using the acquisition method of accounting for business combinations. Under this method of accounting, Rodman will record the acquisition based on the fair value of the consideration given, which is the market value (based on the closing price of Rodman common stock on the closing date of the Merger) of its common stock issued in connection with the Merger. Rodman will allocate the purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date of the completion of the Merger. Any excess of the purchase price over those fair values will be recorded as goodwill. Any excess of the fair value of net assets over the purchase price will be recognized in earnings as a bargain purchase gain on the closing date of the merger. A bargain purchase gain is recognized when the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed exceeds the aggregate of the fair value of the consideration transferred. Before recognizing a bargain purchase gain, Rodman will reassess whether it has correctly identified all of the assets acquired and all of the liabilities assumed and shall recognize any additional assets or liabilities that are identified in that review.

Litigation Related to the Merger

           In connection with the Merger, a putative stockholder class action lawsuit has been filed against Hudson, the members of Hudson’s board of directors, Rodman, and Merger Sub. Ronald Schwartz v. Kenneth D. Pasternak, et al., was filed in the Superior Court, Chancery Division, of Hudson County, New Jersey on January 11, 2011. The complaint asserts that the members of Hudson’s board of directors breached their fiduciary duties by, among other things, allegedly failing to properly value Hudson and to maximize the value of Hudson to its public stockholders, and by approving the Merger Agreement, including the non-solicitation and termination fee provisions contained therein. The complaint further alleges that Hudson, Rodman, and Merger Sub aided and abetted those alleged breaches of duty. The complaint seeks, among other relief, an order enjoining the defendants from consummating the Merger and directing the defendants to implement a sale or auction process, rescission of the Merger if already implemented, the imposition of a constructive trust in favor of plaintiff upon any benefits received by the defendants as a result of their alleged breaches of duty, and an award of attorneys’ fees and costs of litigation.

           The defendants believe that this lawsuit is without merit and intend to defend it vigorously.

Financial Industry Regulatory Authority Approval

           As members of FINRA, Hudson Securities, Hudson’s wholly-owned broker-dealer subsidiary, and R&R, Rodman’s wholly-owned broker-dealer subsidiary, are required to file applications with FINRA, in connection with the Merger for (i) approval of the change of Hudson’s ownership as a result of the Merger and (ii) the consolidation and merger of Hudson Securities and R&R following the Merger. Hudson and Rodman are preparing a joint application to be filed with FINRA for approval of such matters.

Merger Expenses, Fees and Costs

           Each of Rodman and Hudson will be responsible for all expenses incurred by it in connection with the negotiation and completion of the Merger.

Appraisal Rights

           Under Delaware law, holders of Hudson common stock that do not wish to accept the Merger Consideration may elect to have the value of their shares of Hudson common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the Merger. A stockholder may only exercise such appraisal rights by complying with the provisions of Section 262 of the DGCL.

          The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this document as Annex D and incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 of the DGCL and are urged to consult a legal advisor before electing or attempting to exercise these rights.

          All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Hudson common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Hudson common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

          Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of Meeting, which is scheduled for Friday, April 8, 2011, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This document constitutes notice to the Hudson stockholders of the availability of appraisal rights, and the applicable statutory provisions of the DGCL are attached to this document as Annex D.

          Any Hudson stockholder wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•

The stockholder must deliver to Hudson a written demand for appraisal of its shares before the vote on the Merger Agreement at Meeting, which is scheduled for Friday, April 8, 2011. This demand will be sufficient if it reasonably informs Hudson of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares.

•

The stockholder must not vote its shares of common stock in favor of the Merger Agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a Hudson stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement. Neither voting against, abstaining from voting, nor failing to vote on the adoption of the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to, and separate from, any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the Merger.

•

The stockholder must continuously hold its shares from the date of making the written demand through the completion of the Merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the Merger will lose any right to appraisal in respect of those shares.

          Only a stockholder of record of shares of Hudson common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should:

•	be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock transfer records of Hudson;
•	specify the stockholder’s name and mailing address;
•	specify the number of shares of Hudson common stock owned by the stockholder; and
•	specify that the stockholder intends thereby to demand appraisal of its common stock.

          If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

          Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine appropriate procedures for the making of a demand for appraisal by such nominee.

          A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should mail or deliver a written demand to:

Hudson Holding Corporation
Attention: Secretary
111 Town Square Place, Suite 1500A
Jersey City, New Jersey 07310

          Within ten days after the completion of the Merger, Merger Sub must send a notice as to the completion of the Merger to each of Hudson’s former stockholders who has made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted in favor of, or consented to, adoption of the Merger Agreement. Within 120 days after the completion of the Merger, but not after that date, either Merger Sub or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all stockholders demanding appraisal of their shares. Merger Sub is under no obligation to, and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Merger Sub will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Since Rodman has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal. Under the Merger Agreement, Hudson has agreed to give Merger Sub prompt notice of any demands for appraisal it receives. Merger Sub has the right to participate in all negotiations and proceedings with respect to demands for appraisal. Hudson will not, except with the prior written consent of Merger Sub, make any payment with respect to any demands for appraisal, offer to settle, or settle, any demands.

          Within 120 days after the completion of the Merger, any stockholder that complies with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from Merger Sub, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which Hudson received demands for appraisal and the aggregate number of holders of those shares. Merger Sub must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL.

          A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Merger Sub. Merger Sub must, within 20 days of receipt of the petition, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determining what stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the Merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be more than, the same as, or less than the Merger Consideration they would be entitled to receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL.

          In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

          Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the completion of the Merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a Record Date prior to the completion of the Merger.

          Any stockholder may withdraw its demand for appraisal and accept the Merger Consideration by delivering to Merger Sub, within 60 days of the effective date of the Merger, a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effective date of the Merger will require written approval of Merger Sub. Moreover, no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If Merger Sub does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Merger Consideration.

          Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Hudson stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

Restrictions on Sales of Shares by Certain Affiliates

          The shares of Rodman common stock to be issued or reserved for issuance in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Rodman for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Rodman and may include the executive officers, directors and significant stockholders of Rodman.

Effect of the Merger on Outstanding Options, Equity Awards and Warrants

          On January 4, 2011, the Hudson board of directors accelerated the vesting of all unvested shares of restricted Hudson common stock and options to purchase shares of Hudson common stock. At the effective time of the Merger, all outstanding Hudson stock options that have not been exercised will expire and terminate, all outstanding shares of restricted Hudson common stock will convert into the right to receive the per share Merger Consideration, and any outstanding Hudson warrants will be converted into the right to purchase and receive a number of shares of Rodman common stock equal to the number of shares of Hudson common stock subject to the warrant multiplied by the Exchange Ratio, and the exercise price of the warrant will equal the exercise price per share of Hudson common stock of such warrant divided by the Exchange Ratio.

Listing of Rodman Common Stock; Delisting/De-registration of Hudson Common Stock

          The shares of Rodman common stock to be issued in the Merger will be listed on the NASDAQ Global Market. If the Merger is completed, Hudson common stock will no longer be registered under the Exchange Act or quoted on the OTC Bulletin Board.

Description of Rodman’s Capital Stock

          The following is a summary description of Rodman’s capital stock. It does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of Rodman’s certificate of incorporation and bylaws, forms of which have previously been filed with the SEC and by the applicable provisions of Delaware law. Additional information can be found under “Comparison of Rights of Rodman & Renshaw Capital Group, Inc. Stockholders and Hudson Holding Corporation Stockholders” beginning on page 88.

          General Matters

          Rodman’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of March 10, 2011, Rodman had 33,207,498 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

          Common Stock

          Voting. Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

          Dividends. Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive ratably such dividends as the board of directors from time to time may declare out of funds legally available therefor.

          Liquidation Rights. In the event of any liquidation, dissolution or winding-up of Rodman’s affairs, after payment of all of Rodman’s debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of Rodman’s preferred stock, the holders of common stock will be entitled to share ratably in the distribution of any of Rodman’s remaining assets.

          Other Matters. Holders of common stock have no conversion, preemptive or other subscription rights and there are no redemption rights or sinking fund provisions with respect to the common stock.

          Preferred Stock

          Rodman’s board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions. The terms of any class or series of preferred stock will be set forth in a certificate of designations. As of the date of this proxy statement/prospectus, Rodman had no shares of preferred stock outstanding.

          Anti-Takeover Effects of Delaware Law

          Rodman is subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

          Section 203 of the DGCL defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling, controlled by, or under common control with any of these entities or persons. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer Rodman stockholders the opportunity to sell their stock at a price above the prevailing market price.

          Limitation of Liability and Indemnification Matters

          Rodman has adopted provisions in its certificate of incorporation that limit or eliminate the personal liability of its directors to the maximum extent permitted by the DGCL. The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability:

•	for any breach of the director’s duty of loyalty to Rodman or its stockholders;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or

•	for any transaction from which the director derived an improper personal benefit.

          These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission. Rodman’s certificate of incorporation and bylaws also authorize Rodman to indemnify its officers, directors, employees and other agents to the fullest extent permitted under the DGCL and Rodman may advance expenses to its directors, officers, employees and other agents in connection with a legal proceeding, subject to limited exceptions.

          As permitted by the DGCL, Rodman’s certificate of incorporation and bylaws provide that:

•

it must indemnify the members of the board of directors and officers to the fullest extent permitted by the DGCL and advance expenses to the members of the board of directors and officers in connection with a legal proceeding, subject to limited exceptions; and

•

Rodman may purchase and maintain insurance on behalf of the current or former members of the board of directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

          At present, there is no pending litigation or proceeding involving any of Rodman’s directors, officers, employees or agents in which indemnification by Rodman is sought, nor is Rodman aware of any threatened litigation or proceeding that may result in a claim for indemnification.

          Rodman has entered into an agreement that provides indemnification to its directors, officers and all other persons requested or authorized to take actions on its behalf for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity, subject to limitations imposed by Delaware law. This agreement is in addition to Rodman’s indemnification obligations under its bylaws described above.

          Listing

          Rodman’s common stock is listed on the NASDAQ Global Market and trades under the symbol “RODM.”

          Transfer Agent and Registrar

          The transfer agent and registrar for Rodman’s common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

THE MERGER AGREEMENT

          The following summary describes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.

          The Merger Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding Hudson, Rodman or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

          The representations, warranties and covenants contained in the Merger Agreement and described in this proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the Merger Agreement do not survive the effective time of the Merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Hudson, Rodman or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Hudson and Rodman.

The Merger

          Each of the Hudson board of directors and the Rodman board of directors has approved the Merger Agreement, which provides for the Merger of Hudson with and into Merger Sub upon the terms, and subject to the conditions, of the Merger Agreement. Merger Sub will be the surviving corporation in the Merger and, following the Merger, will continue to be a wholly owned subsidiary of Rodman. After the Merger, Hudson will no longer be a publicly held corporation.

Closing

          Under the terms of the Merger Agreement, the closing of the Merger will occur no later than two business days following the satisfaction or waiver of the conditions to closing (other than conditions that, by their nature, cannot be satisfied until the closing of the Merger, but subject to the satisfaction of, or to the extent permissible, waiver of those conditions).

Effective Time

          At the closing of the Merger, Hudson and Merger Sub will file a Certificate of Merger with the Secretary of State of Delaware. The Merger will become effective when the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at a later time as agreed to by Rodman and Hudson and set forth in the Certificate of Merger.

Merger Consideration

          At the effective time of the Merger, each share of Hudson common stock issued and outstanding, except for shares of Hudson common stock that are owned by Hudson or Rodman or by any direct or indirect wholly owned subsidiary of Hudson (which will be canceled as a result of the Merger) will be converted into the right to receive, subject to certain adjustments as described below, the number of shares of Rodman common stock determined as follows.

          For each share of common stock held, Hudson stockholders shall receive that number of shares of Rodman common stock as shall be equal to (i) (a) $7,000,000 plus or minus, as the case may be, (b) 50% of the amount (the “Adjustment Amount”) by which the

Net Liquid Assets are greater or less than $4 million (unless otherwise agreed) divided by (ii) $2.69, divided by (iii) the aggregate number of shares of Hudson common stock issued and outstanding on the closing date of the Merger.

          As of the Record Date, there were 76,965,367 shares of Hudson common stock outstanding and Hudson has, pursuant to the Merger Agreement agreed (with certain exceptions) not to issue any additional shares of its common stock. Based upon 76,965,367 shares of Hudson common stock being outstanding immediately prior to the effectiveness of the Merger, and without taking into account any Adjustment Amount the Exchange Ratio would be 0.0338. For each $100,000 of Adjustment Amount, the Exchange Ratio would be adjusted upward or downward, as the case may be, by 0.0005.

          Rodman will not issue any fractional shares of Rodman common stock in the Merger. Instead, a Hudson stockholder who otherwise would have received a fraction of a share of Rodman common stock will receive an amount in cash rather than a fractional share. This cash amount will be determined by multiplying the fraction of a share of Rodman common stock to which the holder would otherwise be entitled by the average closing sales prices for a share of Rodman common stock for the ten consecutive trading days ending two days prior to the effective time of the Merger, as such prices are reported by NASDAQ (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source).

          Other than possible adjustments as described in the next paragraph below, the Exchange Ratio is fixed, and it will not change between now and the date of the Merger, including as a result of a change in the trading price of Rodman common stock or Hudson common stock or the operating and financial performance of either company. Therefore, the specific dollar value of the shares of Rodman common stock received by Hudson stockholders in the Merger will depend on the market value of Rodman common stock at the time the Merger is completed.

          The Exchange Ratio will be adjusted if between signing of the Merger Agreement and the effective time of the Merger the outstanding Rodman common stock or Hudson common stock, or securities convertible or exchangeable into or exercisable into Rodman common stock or Hudson common stock, is changed into a different number of shares or different class by reason of any distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer with a Record Date within such period, or any similar event occurs, in which case the Exchange Ratio will be adjusted to eliminate the effects of such event on the Merger Consideration.

Treatment of Hudson Stock Options, Other Equity-Based Awards and Warrants

          On January 4, 2011, the Hudson board of directors accelerated the vesting of all unvested shares of restricted Hudson common stock and options to purchase shares of Hudson common stock. At the effective time of the Merger, all outstanding Hudson stock options that have not been exercised will expire and terminate, all outstanding shares of restricted Hudson common stock will convert into the right to receive the per share Merger Consideration and any outstanding Hudson warrants will be converted into the right to purchase and receive a number of shares of Rodman common stock equal to the number of shares of Hudson common stock subject to the warrant multiplied by the Exchange Ratio, and the exercise price of the warrant will equal the exercise price per share of Hudson common stock of such warrant divided by the Exchange Ratio.

Conversion of Shares; Exchange of Certificates

          The conversion of Hudson common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger.

          Prior to the effective time of the Merger, Rodman will select a commercial bank or trust company (reasonably acceptable to Hudson) to act as the exchange agent, for the purpose of exchanging certificates or uncertificated shares representing Hudson common stock for the Merger Consideration and perform other duties as explained in the Merger Agreement. Simultaneously with or prior to the effective time of the Merger, Rodman will deposit or cause to be deposited with such exchange agent securities representing shares of Rodman common stock issuable and payable in exchange for outstanding Hudson common stock and, after the Merger, any cash and dividends or other distribution with respect to the Rodman common stock to be issued or paid in lieu of fractional shares and for any dividends or distributions declared following the effective time of the Merger.

          Following the effective time of the Merger, there will be no further transfers of shares of Hudson common stock. If you hold your shares of Hudson common stock in certificated form, promptly after the effective time of the Merger, and in no event later than the fifth business day following the effective time of the Merger, Rodman will send or will cause the exchange agent to send you a letter of transmittal which will contain instructions on how to surrender your shares of Hudson common stock in exchange for the Merger Consideration. The exchange agent will pay you the Merger Consideration to which you are entitled after you have provided to the exchange agent your signed letter of transmittal, surrendered your shares of Hudson common stock and provided any other items specified by the letter of transmittal.

          You should not submit your Hudson stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

          Holders of book-entry shares will automatically receive the Merger Consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent. Interest will not be paid or accrue in respect of the Merger Consideration. The Merger Consideration paid to you will be reduced by any applicable tax withholding. In the event of a transfer of ownership of Hudson common stock that is not registered in Hudson’s transfer agent’s records, payment of the Merger Consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must pay any transfer or other taxes required by reason of the payment of the Merger Consideration to such other person.

          Hudson stockholders will not receive any fractional shares of Rodman common stock pursuant to the Merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction of a share calculated by multiplying the fraction of a share of Rodman common stock to which the holder would otherwise be entitled by the average closing sales prices for a share of Rodman common stock for the ten consecutive trading days ending on the second complete trading day prior to the effective time of the Merger, as such prices are reported by NASDAQ (as reported by The Wall Street Journal (New York edition), or, if not reported thereby, as reported by any other authoritative source).

          Six months after the effective time of the Merger, the exchange agent will deliver to Rodman all cash and shares of Rodman common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of Hudson common stock. Thereafter, Hudson stockholders must look only to Rodman, and Rodman will remain liable, for payment of the Merger Consideration on their shares of Hudson common stock. Any portion of the exchange fund administered by the exchange agent remaining unclaimed by holders of shares of Hudson common stock two years after the effective time of the Merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the Rodman free and clear of any claims or interest of any person previously entitled thereto.

Dividends and Distributions

          Whenever a dividend or other distribution is declared by Rodman in respect of Rodman common stock, the Record Date for which is at or after the effective time of the Merger, that declaration will include dividends or other distributions in respect of all shares of Rodman common stock issuable pursuant to the Merger Agreement. If you hold your shares of Hudson common stock in certificated form, any dividends or distributions declared after the effective time of the Merger with respect to Rodman common stock will accrue but will not be paid with respect to your shares until you have provided to the exchange agent or Rodman your signed letter of transmittal and any other items specified by the letter of transmittal with respect to your shares of Hudson common stock.

          Subject to the effect of applicable laws, following surrender or delivery, as applicable, of a certificate of shares of Hudson common stock and letter of transmittal or receipt of an “agent’s message” by the exchange agent in the case of a book-entry transfer of uncertificated shares of Hudson common stock to the exchange agent or Rodman, there will be issued and/or paid to the holder of such ownership evidence representing whole shares of Rodman common stock issued in exchange therefor, without interest: (i) at the time of such surrender or delivery, as the case may be, the dividends or other distributions with a Record Date at or after the effective time and a payment date on or prior to the date of issuance of such whole shares of Rodman common stock and not previously paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Rodman common stock with a Record Date at or after the effective time on the closing date of the Merger but with a payment date subsequent to surrender or delivery and not previously paid.

          There can be no assurance that any dividends will be declared or paid by Rodman following the effective time of the Merger, or as to the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of the Rodman board of directors. Prior to the effective time of the Merger, Hudson may not declare or pay any dividends or distributions on its common stock without Rodman’s prior written consent which is not to be unreasonably withheld or delayed by Rodman.

Representations and Warranties

          Each of Rodman and Hudson has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•	capitalization;

•

corporate authority to enter into and perform the obligations contemplated by the Merger Agreement, enforceability of the Merger Agreement, approval of the Merger Agreement by the parties’ boards of directors and stockholder voting requirements to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	required governmental filings and consents;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case, as a result of the Merger;

•

the timely filing and accuracy of periodic reports and other filings with the SEC since January 1, 2008, as well as with respect to financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	that financial statements are in conformity with GAAP applied on a consistent basis;

•	the accuracy of disclosure documents, including the proxy statement/prospectus;

•	the absence of undisclosed material liabilities;

•	the absence of certain legal proceedings (pending or threatened), investigations and orders; and

•	tax matters.

Hudson has made additional representations and warranties about itself to Rodman as to the following:

•	corporate matters with respect to subsidiaries of Hudson, including due organization, good standing, qualification and ownership of outstanding capital stock;

•	compliance with applicable laws;

•	matters with respect to certain material contracts;

•	employee matters, including employee benefit plans;

•	intellectual property matters;

•	information technology matters;

•	broker-dealer matters;

•	FINRA matters;

•	title to, or leasehold interest in, certain properties; and

•	environmental matters.

          Many of Hudson’s and Rodman’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect”, with respect to either party, is defined to mean any event, occurrence, fact or change that (i) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), business, assets or results of operations of such party and its subsidiaries, taken as a whole, but shall exclude any effect resulting from (a) any changes resulting from general economic, regulatory or political conditions, (b) general changes in the industry in which such party and its subsidiaries operate, (c) any changes resulting from the announcement, pendency or closing of the transactions provided for in the Merger Agreement, including the impact thereof on relationships with customers of Hudson or any of its affiliates, suppliers, vendors, lenders or joint venture participants or employees, (d) disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war (e) any act expressly required under the Merger Agreement or for which the consent of Rodman is required pursuant to the Merger Agreement and as to which Rodman has withheld its consent or (f) any adverse effect that such party otherwise cures prior to closing of the Merger; except with respect to clauses (a), (b) and (d), to the extent that such effect or change is disproportionately adverse to such party and its subsidiaries as compared to other companies operating in the industries in which such party and its subsidiaries operate; or (ii) materially impairs the ability of such party to perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement.

Conduct of Business Prior to Closing

          Hudson has agreed in the Merger Agreement that, until the earlier of the effective time of the Merger and termination of the Merger Agreement, Hudson will and will cause each of its subsidiaries to conduct its ordinary course of business consistent with past practice and in compliance with all material applicable laws and governmental authorizations, and use its commercially reasonable best efforts to preserve intact its present business organization, maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain existing relations with its customers, lenders suppliers and others having material business relationships with it.

          Except as set forth in the disclosures schedules to the Merger Agreement or with Rodman’s prior written consent, which is not to be unreasonably withheld or delayed, Hudson will not and will not permit any of its subsidiaries to:

•	amend its organizational documents;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock;

•

redeem, repurchase, cancel or otherwise acquire any of its securities or any securities of any of its subsidiaries, other than the cancellation of Hudson stock options or warrants in connection with the exercise thereof;

•

(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Hudson or its subsidiaries, other than the issuance of any shares of Hudson common stock upon the exercise of Hudson stock options or warrants that are outstanding on the date of the Merger Agreement in accordance with the terms of those options or warrants or (ii) amend any term of any securities of Hudson or its subsidiaries (in each case, whether by merger, consolidation or otherwise);

•	incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $25,000 individually or $50,000 in the aggregate;

•

acquire any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business or any material amount of assets from any other person;

•	merge or consolidate with any other person;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•

sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except in the ordinary course of business consistent with past practice in an amount not to exceed $25,000 in the aggregate;

•	create or incur any material lien on any material asset;

•

make any loan, advance or investment outside the ordinary course of business other than investments or capital contributions to any affiliated or unaffiliated investment partnerships pursuant to the terms of the fund documents for such partnerships as of the date of the Merger Agreement;

•

incur any indebtedness, or extend or modify the same outside the ordinary course of business, provided that all such indebtedness for borrowed money must be prepayable at any time by Hudson without penalty or premium;

•	enter into capital commitments for new investment partnerships or enter into any agreement to or otherwise agree to accelerate or increase investments in existing investment partnerships;

•

enter into any contract that would have been a material contract (as that term is used in the Merger Agreement) if it had been entered into on the date of the Merger Agreement other than (except with respect to certain contracts) in the ordinary course of business consistent with past practices, or terminate or amend in any material respect any material contract or waive any material right thereunder;

•	terminate, renew, suspend, abrogate, amend or modify in any material respect any material license or permit;

•

(i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing employee plans, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the Merger Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors or officers (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or, other than in the ordinary course of business consistent with past practice;

•	make any change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the Exchange Act;

•

settle, or offer or propose to settle any litigation, investigation, arbitration, proceeding or other claim involving or against Hudson or any of its subsidiaries involving a payment by Hudson or its subsidiaries in excess of $25,000;

•

take any action that would make any representation or warranty of Hudson inaccurate in any material respect at, or as of any time before, the effective time or would materially delay the closing or the Merger;

•	fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies;

•	change, terminate or fail to exercise any right to renew any material lease or sublease of real property listed or required to be listed on Hudson’s disclosure schedule; or

•	agree, resolve or commit to do any of the foregoing.

          Rodman has further agreed in the Merger Agreement that, to the fullest extent permitted by applicable law, from the date of the Merger Agreement until the effective time of the Merger, with certain exceptions and except with Hudson’s prior written consent, which is not to be unreasonably withheld or delayed, Rodman will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend its organizational documents;

•	split, combine or reclassify any shares of its capital stock;

•	declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities;

•

take any action that would make any representation or warranty of Rodman under the Merger Agreement inaccurate in any material respect at, or as of any time before, the effective time or would materially delay the closing of the Merger; or

•	agree, resolve or commit to do any of the foregoing with an effective date prior to the effective time of the Merger.

Agreement to Use Commercially Reasonable Best Efforts

          Subject to the terms and conditions of the Merger Agreement, each of Rodman and Hudson has agreed to use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Agreement Not to Solicit Other Offers

          The Hudson board of directors adopted a resolution recommending that the Hudson stockholders adopt the Merger Agreement. Hudson has agreed that it will not, it will cause its subsidiaries and its and their officers and directors not to, and it will direct, and use its commercially reasonable best efforts to cause, its employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives not to, directly or indirectly:

•	solicit, initiate or knowingly take any action that it knows or reasonably should know would facilitate or encourage the submission of any Acquisition Proposal (as defined below);

•

enter into or participate in any discussions or negotiations with, furnish any information relating to Hudson or any of its subsidiaries or afford access to the business, properties, assets, books or records of Hudson or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal;

•

fail to make, withdraw or modify in a manner adverse to Rodman or publicly propose to withdraw or modify in a manner adverse to Rodman the recommendation from the Hudson board of directors to proceed with the Merger (with a neutral position or no position with respect to any Acquisition Proposal considered an adverse modification, subject to certain exceptions), recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with recommendation from the Hudson board of directors to proceed with the Merger (any of these actions being referred to as an “Adverse Recommendation Change”);

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Hudson or any of its subsidiaries; or

•

enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal.

          Hudson has agreed to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal. During the term of the Merger Agreement, Hudson may not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

          However, prior to the adoption of the Merger Agreement by Hudson stockholders, the Hudson board of directors may, directly or indirectly through advisors, agents or other intermediaries, subject to compliance with the Merger Agreement:

•

engage in negotiations or discussions with any third party that has made after the date of the Merger Agreement a Superior Proposal (as defined below) or an unsolicited bona fide Acquisition Proposal that the Hudson board of directors reasonably believes (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal;

•

thereafter furnish to such third party nonpublic information relating to Hudson or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Hudson than those contained in the confidentiality agreement between Hudson and Rodman; and

•	following receipt of a Superior Proposal or a change of circumstances, make an Adverse Recommendation Change,

but in each case referred to in the foregoing bullet points, only if the Hudson board of directors determines in good faith by a majority vote, after considering advice from outside legal counsel to Hudson, that such action is required in order for the board of directors to comply with its fiduciary duties under applicable law.

          The Hudson board of directors may not make an Adverse Recommendation Change unless Hudson has delivered to Rodman a prior written notice advising Rodman that it intends to take such action. Hudson must notify Rodman promptly (but in no event later than 24 hours) after receipt by Hudson of any Acquisition Proposal, any indication that a third party is considering making an Acquisition Proposal or of any request for information relating to Hudson by any third party that may be considering making, or has made, an Acquisition Proposal, which notice must be provided orally and in writing and must identify the third party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto). Hudson must keep Rodman fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request and must promptly (but in no event later than 24 hours after receipt) provide to Rodman copies of all significant correspondence and written materials sent or provided to Hudson or any of its subsidiaries that describes any terms or conditions of any Acquisition Proposal.

          As used in the Merger Agreement, an “Acquisition Proposal” means any offer or proposal for, or any third party indication of interest in:

•

any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Hudson and its subsidiaries or 15% or more of any class of equity or voting securities of Hudson or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Hudson;

•

any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of 15% or more of any class of equity or voting securities of Hudson or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Hudson; or

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Hudson or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Hudson.

          As used in the Merger Agreement, “Superior Proposal” means any bona fide, written unsolicited Acquisition Proposal (except that all references to “15% or more” in the definition of Acquisition Proposal will be deemed to be references to “more than 50%”) on terms that the Hudson board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction:

•

that if consummated, is more favorable to Hudson stockholders from a financial point of view than the Merger or, if applicable, any proposal by Rodman to amend the terms of the Merger Agreement taking into account all the terms and conditions of such proposal and the Merger Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements);

•

that is reasonably capable of being completed on the terms proposed (taking into account the identity of the person making the proposal, approval requirements and all other financial, legal and other aspects of the proposal); and

•	for which financing, if it is wholly or partially a cash transaction, is fully committed or reasonably determined by the Hudson board of directors to be available.

Other Covenants and Agreements

          The Merger Agreement contains certain other covenants and agreements relating to, among other things:

     Hudson Stockholders Meeting

          Hudson has agreed to cause a meeting of Hudson’s stockholders to be called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the Merger Agreement and approval of the Merger. The Hudson board of directors has agreed to recommend approval and adoption of the Merger Agreement and approval of the Merger by Hudson stockholders and, except as otherwise permitted in the Merger Agreement, not to withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Rodman such recommendation or approve, adopt or recommend any Acquisition Proposal except as otherwise set forth above under “—Agreement Not to Solicit Other Offers”. Hudson has agreed to use its commercially reasonable best efforts to obtain stockholder approval of the Merger Agreement and the Merger.

     Access to Information/Employees

          During the period prior to the effective time of Merger and subject to applicable law, Hudson has agreed to, and will cause each of its subsidiaries to:

•	give to Rodman, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records during normal business hours;

•	furnish to Rodman, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and

•	instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Rodman in its investigation.

     Indemnification and Insurance

          From and after the effective time of the Merger, Rodman will indemnify and hold harmless the present and former officers and directors of Hudson (referred to as “indemnified persons”) in respect of acts or omissions occurring at or prior to the effective time of the Merger to the fullest extent permitted by Delaware law or any other applicable law or provided under Hudson’s certificate of incorporation and bylaws in effect on the date of the Merger Agreement.

          For six years after the effective time of the Merger, Rodman will provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the Merger on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement, or will purchase a non-cancelable “tail” coverage insurance policy under Hudson’s current officers’ and directors’ liability insurance policies, in each case subject to a cap of 125% of Hudson’s current annual premium.

     Board Representation

          At the effective time of the Merger, until their successors are duly elected or appointed and qualified, the board of directors and officers of the surviving corporation will be the directors and officers of Merger Sub.

Conditions to Complete the Merger

          Each of Rodman’s, Merger Sub’s and Hudson’s obligation to effect the Merger is subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

•	adoption of the Merger Agreement by Hudson stockholders in accordance with Delaware law;

•	the absence of any applicable law that prohibits, makes the Merger illegal or enjoins the consummation of the Merger;

•	approval for the listing on the NASDAQ Global Market of Rodman common stock to be issued to the Hudson stockholders pursuant to the Merger, subject to official notice of issuance;

•

the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC and the absence of an effective stop order suspending the effectiveness of the Form S-4 or proceedings pending before the SEC for that purpose; and

•

such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, governmental authority as set forth in the disclosure schedules to the Merger Agreement have been obtained, made or occurred to the extent that any failure to obtain such authorizations, consents, orders, declarations or approvals of, or to make filings with, or to have terminations or expirations of waiting periods occur that would have or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on Hudson or Rodman.

          Rodman’s and Merger Sub’s obligation to effect the Merger is subject to the satisfaction (or, to the extent permissible, waiver) of a number of conditions, including:

•	Hudson having performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•

the accuracy of the representations and warranties of Hudson contained in the Merger Agreement at and as of the date of the Merger Agreement and the effective time of the Merger as if made at and as of such time, except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or material adverse effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Hudson;

•	certain individuals identified shall have entered into employment agreements with Rodman on mutually agreed upon terms;

•	the Net Liquid Assets of Hudson as of the Closing Date shall exceed $2.5 million, less any Agreed Upon Expenditure Amount (as defined);

•	holders of not more than 5% of the outstanding shares of Hudson common stock shall have perfected their statutory right to seek appraisal of their shares;

•

subsequent to the date of the Merger Agreement, there not having occurred and be continuing any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Hudson; and

•

Rodman having received the opinion of Haynes and Boone, LLP, counsel to Hudson, dated the closing date of the Merger, or other counsel reasonably acceptable to Rodman, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of Rodman, Merger Sub and Hudson will be a party to that reorganization within the meaning of Section 368(b) of the Code.

          Hudson’s obligation to effect the Merger is subject to the satisfaction (or, to the extent permissible, waiver) of a number of conditions, including:

•

each of Rodman and Merger Sub having performed in all material respects all of its obligations under the Merger Agreement required to be performed by it at or prior to the effective time of the Merger;

•

the accuracy of the representations and warranties of Rodman contained in the Merger Agreement in all material respects at and as of the date of the Merger Agreement and the effective time of the Merger as if made at and as of such time except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or material adverse effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on Rodman;

•

subsequent to the date of the Merger Agreement, there not having occurred and be continuing as of or otherwise arisen before the effective time of the Merger any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Rodman; and

•

Hudson having received the opinion of Haynes and Boone, LLP, counsel to Hudson, or other counsel reasonably acceptable to Hudson, dated the closing date of the Merger, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Rodman, Merger Sub and Hudson will be a party to that reorganization within the meaning of Section 368(b) of the Code.

Termination of the Merger Agreement

          Rodman and Hudson may mutually agree to terminate the Merger Agreement before completing the Merger, even after Hudson stockholder approval. In addition, either of Rodman or Hudson may terminate the Merger Agreement if:

•

the Merger has not been consummated by the termination date (except that this right is not available to any party whose breach of the Merger Agreement resulted in failure of the Merger to be consummated); or

•

there is any applicable law that (a) makes consummation of the Merger illegal or other otherwise prohibited or (b) enjoins Hudson or Rodman from consummation the Merger and such enjoin has become final and non appealable.

          Rodman may also terminate the Merger Agreement under the following circumstances:

•

an Adverse Recommendation Change occurs or the Hudson board of directors fails to publicly confirm the recommendation of the Hudson board of directors to proceed with the Merger within five business days of a written request by Rodman that it do so;

•

Hudson breaches its representations and warranties, covenants or agreements under the Merger Agreement such that the applicable closing conditions will not have been satisfied (and such condition is incapable of being satisfied prior to the termination date); or

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Hudson or Merger Sub shall have occurred such that certain closing conditions will not have been satisfied (and such condition is incapable of being satisfied prior to the termination date).

          Hudson may terminate the Merger Agreement if:

•

the Hudson board of directors authorizes Hudson, subject to complying with the terms of the Merger Agreement, to enter into a written agreement concerning a Superior Proposal, but only if Hudson pays any amounts due as described below under “Expenses and Fees—Termination Fees Payable by Hudson” and prior to any such termination,

•

Hudson notifies Rodman in writing of its intention to terminate the Merger Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and

•

Rodman does not make, within four days of receipt of such written notification (subject to certain extensions), an offer that is at least as favorable to the stockholders of Hudson as such Superior Proposal; or

•

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Rodman or Merger Sub shall have occurred such that certain closing conditions will not have been satisfied (and such condition is incapable of being satisfied prior to the termination date).

Effect of Termination

          If the Merger Agreement is terminated, it will become void and of no effect, and there will be no liability on the part of Rodman, Merger Sub or Hudson to any other party (except as to any expenses or fees owed, as described below under “Expenses and Fees”), except if such termination resulted from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) willful or reckless breach by any party of any representation or warranty contained therein, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.

Expenses and Fees

          Each of Rodman and Hudson will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement.

Termination Fees Payable by Hudson

          Under the terms of the Merger Agreement, Hudson would be obligated to pay Rodman a $350,000 cash termination fee if:

•	the Hudson board of directors authorizes Hudson, subject to complying with the terms of the Merger Agreement, to enter into a written agreement concerning a Superior Proposal; or

•

an Adverse Recommendation Change occurs or the Hudson board of directors fails to publicly confirm the recommendation by the Hudson board of directors to proceed with the Merger within five business days of a written request by Rodman that it do so, but only if such Adverse Recommendation Change was not solely the result of the occurrence of a material adverse effect of Rodman.

Specific Performance

          Each party is entitled to seek an injunction or injunctions to prevent a breach of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the United States District Court for the Southern District of New York or any New York State court sitting in the City of New York.

Amendment and Waiver

          Any provision of the Merger Agreement may be amended or waived prior to the effective time of the Merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after Hudson stockholder approval is obtained, there may be no amendment or waiver that pursuant to Delaware law requires further stockholder approval unless we obtain the required stockholder approval.

OTHER AGREEMENTS RELATED TO THE MERGER

The Stockholder Voting Agreement

          The following summary describes material provisions of the Stockholder Voting Agreement (the “Voting Agreement”) that has been entered into by Rodman with certain shareholders of Hudson, including certain officers and directors. This summary does not purport to be complete and may not contain all of the information about the Voting Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the form of Voting Agreement, which is attached to this proxy statement/prospectus as Annex C and is incorporated by reference into this proxy statement/prospectus. You are urged to read the form of Voting Agreement carefully and in its entirety.

          As a condition to its entering into the Merger Agreement, Rodman required certain stockholders of Hudson to enter into a Voting Agreement with Rodman, in each case with respect to all of the shares of Hudson common stock held by them (referred to collectively in this proxy statement/prospectus as the “voting agreement shares”). The stockholders party to the Voting Agreement are Seaport Hudson LLC, Anthony M. Sanfilippo, Keith R. Knox, Peter Zugschwert, John C. Shaw, Jr., John W. Mascone, Kenneth D. Pasternak, Ajay Sareen and Frank J. Drazka. As of the Record Date, the voting agreement shares represent approximately 52.1% of the votes eligible to be cast at the Meeting.

          The Hudson stockholders party to the Voting Agreement have agreed to do the following, among others:

•	vote all their shares of Hudson common stock in favor of the Merger; and

•

vote their shares of Hudson common stock against any action, transaction or agreement that would result in a breach in respect of any covenant, representation or warranty or any other obligation or agreement of Hudson under the Merger Agreement or the Voting Agreement.

          The Hudson stockholders party to the Voting Agreement have also agreed not to sell, directly or indirectly, transfer or otherwise dispose of any of their shares unless the proposed transferee agrees in writing to be bound by the terms of the Voting Agreement. The Voting Agreement remains in full force and effect until the earlier of (i) the date after the Meeting is held to consider approval and adoption of the Merger Agreement and approval of the Merger and (ii) the termination of the Merger Agreement, but in no event later than June 30, 2011.

COMPARISON OF RIGHTS OF
RODMAN & RENSHAW CAPITAL GROUP, INC. STOCKHOLDERS AND
HUDSON HOLDING CORPORATION STOCKHOLDERS

          Both Rodman and Hudson are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the Delaware General Corporation Law, which is referred to as the “DGCL.” Upon completion of the Merger, the Hudson stockholders will become stockholders of Rodman and the rights of the former Hudson stockholders will be governed by Delaware law, the certificate of incorporation of Rodman, as amended, and the bylaws of Rodman, as amended.

          The following discussion is a summary of the material differences between the current rights of Rodman common stockholders and the current rights of Hudson common stockholders. While this summary includes the material differences between the current rights of Rodman common stockholders and the current rights of Hudson stockholders, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a common stockholder of Rodman and a common stockholder of Hudson. Rodman and Hudson have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 96.

	Rights of Rodman Stockholders	Rights of Hudson Stockholders

Authorized Capital Stock

Rodman is authorized under its certificate of incorporation to issue 101,000,000 shares, consisting of 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Hudson is authorized under its certificate of incorporation to issue 201,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Special Meetings of Stockholders

The bylaws of Rodman provide that a special meeting of the stockholders may be called at any time by the board of directors or the holders of at least 50% of all shares entitled to vote at such meeting.

The bylaws of Hudson provide that a special meeting of the stockholders may be called at any time by the Chairman of the Board or by the board of directors.

Stockholder Proposals

There are no provisions in the Rodman or Hudson bylaws or certificate of incorporation governing stockholder proposals, and accordingly, the default rules of the DGCL apply, under which no advance notice is required.

Nominations of Candidates for Election to the Board of Directors

There are no provisions in the Rodman or Hudson bylaws or certificate of incorporation governing nomination of candidates for election to the board of directors; therefore, the default rules of the DGCL apply.

Notice of Stockholder Meetings

The Rodman and Hudson bylaws provide that written notice of any meeting of the stockholders must be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Number of Directors	The Rodman and Hudson bylaws provide that the size of the board of directors will be determined from time to time by the board of directors.

	Rights of Rodman Stockholders	Rights of Hudson Stockholders

Election of Directors

Under the bylaws of Rodman, subject to the rights of any holder of any preferred stock outstanding, directors are elected annually by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Under the bylaws of Hudson, subject to the rights of any holder of any preferred stock outstanding, directors are elected annually by a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that in the case of a corporation with a classified board, directors may be removed from office only for cause by a majority stockholder vote.

Under the bylaws of Hudson, any director or the entire board of directors may be removed, at any time, with or without cause, by a majority vote of the shares then entitled to vote at an election of directors.

Vacancies

Rodman’s certificate of incorporation provides that in the case of any vacancies, by reason of an increase in the number of directors or resignation or otherwise, directors to fill such vacancies may be appointed by the majority of the directors then in office, to hold office until the next election of directors.

Hudson’s bylaws provide that in the case of any vacancies, by reason of an increase in the number of directors or resignation or otherwise, directors to fill such vacancies may be appointed by the majority of the directors then in office, to hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

Limitation on Liability of Directors

Under the certificate of incorporation of both Rodman and Hudson, a director of such corporations will not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 147 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification and Advancement of Expenses of Directors and Officers

Under the certificate of incorporation and bylaws of Rodman, Rodman must indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Rodman or any predecessor of Rodman or serves or served any other enterprise as a director, officer or employee at the request of Rodman or any predecessor of Rodman.

Under the bylaws of Hudson, Hudson must indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Hudson or serves or served any other enterprise as a director, officer, employee or agent at the request of Hudson.

Amendment of the Certificate of Incorporation

Rodman and Hudson do not have provisions governing amendment of the certificate of incorporation, therefore, the default rules of the DGCL apply. Under the DGCL, an amendment of the certificate of incorporation must be adopted by the board of directors and approved by the affirmative vote of majority of any class of stockholders so affected by the amendment if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

Action by Written Consent

The bylaws of both Rodman and Hudson permit any action to be taken at any annual or special meeting to be taken without a meeting if consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes required to take such action.

PROPOSAL TWO: ADJOURNMENT OF THE MEETING

Adjournment of the Meeting

          Although it is not currently expected, the Meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement and approve the Merger. In that event, Hudson may ask its stockholders to consider the adjournment of the Meeting to solicit additional proxies, but not the proposal to approve and adopt the Merger Agreement and approve the Merger.

          In this proposal, we are asking you to authorize the holder of any proxy solicited by the Hudson board of directors to vote in favor of granting discretionary authority to the proxies to adjourn the Meeting, if necessary, for any purpose, including to solicit additional proxies. If Hudson stockholders approve the adjournment proposal, we could adjourn the Meeting and any adjourned session of the Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies. Additionally, we may seek to adjourn the Meeting if a quorum is not present at the Meeting.

Vote Required and Board Recommendation

          The holders of a majority of the voting power present in person or represented by proxy at the Meeting must vote “FOR” the approval of the proposal to adjourn the Meeting for it to pass. Abstentions will have the same effect as voting against the proposal to approve such other matter. Because approval is based on the affirmative vote of the combined voting power of all shares present in person or by proxy, your failure to vote or an abstention will have the same effect as a vote against approval of the proposal to adjourn the Meeting.

          No proxy that is specifically marked “AGAINST” approval and adoption of the Merger Agreement and approval of the Merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the Meeting.

          The Hudson board of directors recommends that you vote “FOR” the proposal to adjourn the Meeting, if necessary, for any purpose, including to solicit additional proxies if there are not sufficient votes to approve and adopt the Merger Agreement and approve the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          In the opinion of Haynes and Boone, LLP, the following section describes the anticipated material U.S. federal income tax considerations of the Merger generally applicable to Hudson stockholders. These opinions and the following discussion are based on and subject to the Code, the regulations promulgated under the Code, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion applies to you only if you hold your Hudson common stock as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

•	stockholders who are not United States persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	stockholders who acquired their shares of Hudson common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

•	stockholders who hold their shares of Hudson common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

          It is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code. Rodman’s and Hudson’s obligations to complete the Merger are conditioned on, among other things, Rodman’s and Hudson’s receipt of an opinion from Haynes and Boone, LLP, dated the closing date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Rodman, Merger Sub and Hudson will be a party to that reorganization within the meaning of Section 368(b) of the Code. The following discussion assumes that the Merger will be treated accordingly.

          The opinions of counsel described above will be based on the then-existing law, will assume the absence of changes in existing facts, will rely on customary assumptions and may rely on representations contained in certificates executed by officers of Rodman, Merger Sub and Hudson. The opinions neither bind the Internal Revenue Service, or the IRS, nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Neither Rodman nor Hudson intends to obtain a ruling from the IRS with respect to the tax consequences of the Merger.

Tax Implications to Hudson’s Stockholders

          If you are a holder of Hudson common stock and you are not subject to special rules including the rules described above, your exchange of Hudson common stock for Rodman common stock will have the following consequences to you:

•

Except as discussed below with respect to cash received in lieu of fractional shares, you will not recognize gain or loss for U.S. federal income tax purposes when you exchange your Hudson common stock solely for Rodman common stock pursuant to the Merger.

•

The aggregate tax basis of the Rodman common stock you receive as a result of the Merger will be the same as your aggregate tax basis in Hudson common stock you surrender in exchange for the Rodman common stock, less any basis attributable to fractional share interests in Rodman common stock for which cash is received.

•	The holding period of the Rodman common stock you receive as a result of the exchange will include the holding period of Hudson common stock you exchange in the Merger.

          If you receive cash in the Merger instead of a fractional share interest in Rodman common stock, you will be treated as having received the cash in redemption of the fractional share interest. If the redemption is “not essentially equivalent to a dividend” under the relevant Code provision, after giving effect to certain constructive ownership rules, you would recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Hudson common stock for more than one year at the time the Merger is completed. Long-term capital gain of a non-corporate U.S. stockholder is generally subject to a maximum rate of 15%. The deductibility of capital losses is subject to limitations. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the Merger to you.

          Backup Withholding and Information Reporting. Payments of cash to you instead of a fractional share of Rodman common stock may, under certain circumstances, be subject to information reporting and backup withholding unless you provide proof of an applicable exemption or furnish your taxpayer identification number, and otherwise comply will applicable requirements of the backup withholding rules. Any amounts withheld from payments to you under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

          The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any foreign, state, local and other tax laws and of changes in those laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OF
HUDSON HOLDING CORPORATION

          The following table sets forth information regarding the number of shares of Hudson’s common stock beneficially owned on March 11, 2011 by: (i) each person who is known by us to beneficially own 5% or more of the outstanding shares of Hudson’s common stock; (ii) each of Hudson’s “named executive officers;” (iii) all of the members of Hudson’s board of directors; and (iv) all of Hudson’s directors and current executive officers as a group. Anthony M. Sanfilippo, Chief Executive Officer, and Keith R. Knox, President and Secretary, are currently the only executive officers of Hudson. The applicable percentage ownership is based on 76,965,367 shares of Hudson common stock issued and outstanding as of March 11, 2011.

          Except as otherwise indicated, the beneficial owners listed in the table below have sole voting and investment powers with respect to the shares indicated, and the address for each beneficial owner is c/o Hudson Holding Corporation, 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310.

	Excluding Effects of the Voting Agreement			Including Effects of the Voting Agreement

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Beneficially Owned (2)	Number of Shares Beneficially Owned (1) (3)		Percentage of Shares Beneficially Owned (2)

Directors and Executive Officers:
Anthony M. Sanfilippo	7,105,000	(4)	8.9%	48,451,864	(4)	56.8%
Martin C. Cunningham (5)	5,003,565	(6)	6.5%	5,003,565	(6)	6.5%
Keith R. Knox	3,353,565		4.4%	48,451,864		56.8%
Kenneth D. Pasternak (7)	16,513,511	(8)	21.2%	48,451,864	(8)	56.8%
Peter J. Zugschwert	866,344	(9)	1.1%	48,451,864	(9)	56.8%
John C. Shaw, Jr.	1,031,722		1.3%	48,451,864		56.8%
John W. Mascone	1,031,722		1.3%	48,451,864		56.8%
All executive officers and directors as a group (6 persons)	29,901,864		37.2%	48,451,864		56.8%
Other 5% or Greater Stockholders:
Seaport Hudson LLC	16,000,000	(10)	19.8%	48,451,864	(10)	56.8%
Frank J. Drazka	1,300,000	(11)	1.7%	48,451,864	(11)	56.8%
Ajay Sareen	1,250,000	(11)	1.6%	48,451,864	(11)	56.8%
Steven L. Winkler (12)	4,465,364		5.8%	4,465,364		5.8%
Mark Leventhal (13)	3,848,565	(14)	5.0%	3,848,565	(14)	5.0%

(1)	Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person.
(2)	Assumes that any options or warrants held by such person or entity, which are exercisable within 60 days from the date hereof, have been exercised.
(3)

By virtue of the Voting Agreement, each of Messrs. Sanfilippo, Knox, Pasternak, Zugschwert, Shaw, Mascone, Sareen and Drazka and Seaport Hudson LLC may be deemed to share investment and dispositive power over the portion of the 48,451,864 shares subject to the Voting Agreement that are held by the other parties to the Voting Agreement. Each of such parties to the Voting Agreement disclaims beneficial ownership over the shares held by the other parties to the Voting Agreement.

(4)	Includes 2,500,000 shares of common stock issuable upon the exercise of stock options.
(5)	Mr. Cunningham resigned as Chief Executive Officer, Chairman and a director as of October 12, 2009. The address for Mr. Cunningham is 14 Rodeo Circle, Syosett, NY 11791.
(6)	Based upon the statement on Schedule 13D filed by Mr. Cunningham on August 29, 2007.
(7)	The address for Mr. Pasternak is c/o Chestnut Ridge Capital, 10 Forest Avenue, Paramus, NJ 07652.

(8)

Includes 833,335 shares of common stock issuable upon exercise of warrants. Includes 550,000 shares held of record by Chestnut Ridge Partners, LP. Mr. Pasternak is the managing member of Chestnut Ridge Capital, LLC, which serves as the general partner of Chestnut Ridge Partners, LP, and he may be deemed to have the sole power to vote and dispose of the securities owned by Chestnut Ridge Partners, LP. Mr. Pasternak disclaims beneficial ownership of the shares held by Chestnut Ridge Partners, LP.

(9)	Includes 35,000 shares of common stock issuable upon the exercise of stock options.
(10)

Includes 4,000,000 shares of Common Stock issuable upon exercise of warrants. Seaport Hudson LLC is not otherwise affiliated with Hudson Holding Corporation or its subsidiaries. The address for Seaport Hudson LLC is c/o The Seaport Group LLC, 360 Madison Avenue, 22nd Floor, New York, New York 10017.

(11)	Includes 500,000 shares of common stock issuable upon the exercise of stock options.
(12)	Mr. Winkler is employed by Hudson Securities, Inc., a wholly owned subsidiary of Hudson Holding Corporation.
(13)	The address for Mr. Leventhal is c/o Peter B. Cohen, Esq., Weinstein Smith LLP, 420 Lexington Avenue, Suite 2620, New York, NY 10170.
(14)	Based upon the statement on Schedule 13D filed by Mr. Leventhal on September 25, 2007.

OTHER MATTERS

Other Business

          The Hudson board of directors does not currently intend to bring any other business before the Meeting and, to the knowledge of the Hudson board of directors, no other matters other than those indicated above are to be brought before the Meeting. If, however, any other matter properly comes before the Meeting, the proxy holders will, in their discretion, vote on it in accordance with their own best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on Friday, April 8, 2011

          Pursuant to SEC rules, we have elected to provide access to our proxy materials by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. Copies of this proxy statement/prospectus, the form of proxy, our Annual Report on Form 10-K for the year ended March 31, 2010, including financial statements, our Quarterly Reports on Form 10-Q for the periods ended June 30, September 30, and December 31, 2010 are available at our website at www.hudsonholdingcorp.com and upon written request and without charge to any stockholder by writing to: Hudson, Attn: General Counsel, 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310. For directions on how to attend the Meeting and vote in person, please contact our General Counsel’s Office at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310 or by telephone at (201) 216-0100.

Stockholders Sharing an Address

          The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs.

          If you and others who share your mailing address own Hudson stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one proxy statement from each company whose stock is held in such accounts. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of this proxy statement/prospectus has been sent to your address.

          We will promptly deliver separate copies of this proxy statement/prospectus at the request of any stockholder who is in a household that participates in the householding of our proxy materials. You may send your request (or a request to have only a single copy of our proxy statement delivered to your address) by mail to our General Counsel’s Office at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310 or by telephone at (201) 216-0100.

Communicating with the Board of Directors

          Stockholders may communicate with the Hudson board of directors, or any committee or member of the Hudson board of directors, by writing to: Board of Directors c/o Hudson Holding Corporation, 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310. All such communications are reviewed by Hudson’s General Counsel and, subject to the following sentence, presented to the Hudson board of directors at the regularly scheduled meeting of the Hudson board of directors subsequent to receipt. Communications such as spam, junk mail, mass mailings, job inquiries, business solicitations, advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Hudson board of directors.

LEGAL MATTERS

          The validity of the shares of Rodman common stock offered hereby will be passed upon for Rodman by Morse, Zelnick, Rose & Lander, LLP, New York, New York. Certain tax matters relating to the Merger will be passed by Haynes and Boone, LLP, Dallas, Texas. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 91.

EXPERTS

          The consolidated statements of financial condition of Rodman included in this proxy statement/prospectus as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2010 have been audited by KPMG LLP, an independent registered public accounting firm, as set forth in its report thereon and included herein.

          The consolidated financial statements of Hudson included in this proxy statement/prospectus as of and for the years ended March 31, 2010 and 2009 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in its report thereon and included herein.

WHERE YOU CAN FIND MORE INFORMATION

          Rodman and Hudson are reporting companies and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Rodman’s and Hudson’s SEC filings are also available at the SEC’s website at www.sec.gov. The reports and other information filed by Rodman with the SEC are also available free of charge at Rodman’s website at www.rodm.com. The reports and other information filed by Hudson with the SEC are also available free of charge at Hudson’s website at www.hudsonholdingcorp.com. The web addresses of the SEC, Rodman and Hudson have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus or the Registration Statement.

          Rodman has filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the shares of Rodman common stock to be issued pursuant to the Merger Agreement, of which this proxy statement/prospectus forms a part. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Rodman and Rodman common stock. The rules and regulations of the SEC allow Rodman and Hudson to omit certain information included in the Registration Statement from this document.

          Statements contained in this proxy statement/prospectus or in any documents annexed to and incorporated by reference in this proxy statement/prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for information that is superseded by information that is included in this proxy statement/prospectus.

To receive timely delivery of documents in advance of the Meeting, please make your request no later than April 1, 2011.

          You should rely only on the information contained in this proxy statement/prospectus to vote on the Merger Agreement and the other matters at the Meeting. Rodman and Hudson have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 16, 2011. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders of Hudson nor the issuance of Rodman stock in the Merger shall create any implication to the contrary.

RODMAN & RENSHAW CAPITAL GROUP, INC. BUSINESS AND FINANCIAL INFORMATION

BUSINESS

Overview

          Rodman is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. Rodman also provides research and sales and trading services primarily to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. According to Sagient Research Systems, Rodman has been ranked the #1 Placement Agent by deal volume of PIPE and RD financing transactions completed every year since 2005. The sectors that Rodman currently serves include life science/healthcare, energy, metals/mining, financial services and cleantech and the regions it currently serves include the United States and China. Rodman’s primary product and service offerings include financing transactions, including private placements and public offerings. Rodman also provides research and sales and trading services to institutional investors.

Business Environment

          Market conditions and valuations for companies in the life science, China and other sectors in which Rodman is active, as well as general market conditions, can materially affect Rodman’s financial performance. On May 6, 2010, the market experienced its “flash crash”, with the Dow Jones Industrial Average declining 1,000 points, and from that day through the end of the third quarter, the equity markets generally performed poorly. Between May 6, 2010 and early September, 2010, many of Rodman’s clients and target companies have experienced volatility in their stock prices. When the stock markets are in a downturn or in a period of volatility, it is challenging to generate investment banking revenue from capital markets activity.

Financial Information about Segments

          Rodman operates in two business segments, Capital Markets and Merchant Banking. The Capital Markets reportable segment includes investment banking, sales and trading activities and research. The Capital Markets reportable segment is managed as a single operating segment that provides the following principal sources of revenue:

•	investment banking fees, which are derived from corporate finance activities and strategic advisory services;
•	realized and unrealized gains with respect to securities held for its own account;
•	commissions on sales and trading activities;
•	conference fees; and
•	other miscellaneous sources of revenues, such as interest.

          Although Rodman has multiple sources of revenue derived within Capital Markets, most of its revenue is derived from investment banking services and consists of private placement, underwriting and strategic advisory fees earned upon the successful completion of financing or other types of corporate transactions, such as mergers, acquisitions and dispositions.

          The Merchant Banking segment is primarily comprised of operating activities related to Aceras BioMedical. On May 12, 2008, Rodman formed Aceras BioMedical, a joint venture through which it, in partnership with Aceras Partners, LLC, makes principal investments in early-stage biotechnology and life sciences companies. In conjunction with the establishment of the joint venture, Rodman formed a new wholly-owned subsidiary which holds a 50% stake in Aceras BioMedical and serves as the holding vehicle for all of its principal-related businesses. At September 30, 2010, Rodman’s outstanding investment commitment to Aceras BioMedical to fund operations and the joint venture’s principal investments in life science companies was $12.9 million. Rodman receives 50% of Aceras BioMedical’s economic interest in all investments made.

Narrative Description of Business

          Rodman’s business consists of: (a) investment banking, which includes corporate finance and strategic advisory services; (b) sales and trading; (c) equity research; and (d) principal transactions and merchant banking.

     Investment Banking

          Rodman’s investment banking professionals focus on providing corporate finance and strategic advisory services to public and private companies. As of December 31, 2010, Rodman’s investment banking group consisted of 19 senior managing directors and managing directors, who focus on originating, structuring and placing transactions. A significant majority of Rodman’s investment banking revenues is earned from public companies with a market capitalization below $500 million. Rodman aims to provide these companies with capital origination services and strategic advice throughout their various stages of development.

     Corporate Finance

          Rodman is a corporate finance specialist and plans to continue to focus primarily on financing transactions. Rodman’s in-depth knowledge of a particular sector enables it to develop financing strategies, transaction structures and financing instruments that simultaneously address issuers’ needs for capital and the investment community’s need to balance risk and reward. Rodman offers its clients a broad range of financing alternatives including private placements, PIPEs, RDs and underwritten public offerings.

•

Private Placements. These transactions involve sales of unregistered securities. In most cases the issuer is a private company, although public companies can undertake private placements as well. The securities sold may be common or preferred equity, debt, convertible debt, or derivatives, such as warrants. The debt could be secured or unsecured, senior, mezzanine or subordinated. Many of these transactions involve units, which include more than one class of securities.

•

Private Investment in Public Equity, or “PIPE.” In these transactions, a publicly-traded reporting company sells unregistered securities of a class, and/or convertible or exchangeable for a class, that is already publicly traded. Generally, the issuer is obligated to register the securities within a specified period after the transaction closes.

•	Registered Direct Offerings, or “RD.” These transactions are direct placements of securities that have been registered under a “shelf” registration statement and, therefore, are immediately tradable.

•

Public Offerings. These transactions involve securities that have been registered and that are listed or traded on an exchange. The offering may constitute an “initial public offering” by a private company or a “follow-on offering” by an existing public company.

          In 2010, Rodman completed 116 financing transactions, which raised approximately $3.0 billion. In a majority of these transactions Rodman was either the lead investment bank or the only investment bank. In addition, Rodman is a recognized industry leader in PIPE and RD financing transactions. From January 1, 2003 through December 31, 2010, Rodman executed an aggregate of 394 PIPE and RD financing transactions, which raised approximately $6.3 billion.

     Strategic Advisory Services

          Rodman also provides strategic advisory services on a broad range of transactions including mergers, acquisitions and asset sales. Rodman is involved at each stage of these transactions, from initial structuring to final execution.

     Sales and Trading

          As of December 31, 2010, Rodman’s sales and trading unit included seven sales and sales trader personnel and two traders. They focus on executing trades for institutional investor clients in the United States and Europe. As of December 31, 2010, Rodman was a market-maker for 488 stocks.

     Equity Research

          As of December 31, 2010, Rodman’s research department included 14 senior analysts: five who cover the life science sector; one who covers the metals/mining sector; one who covers the energy sector; four who cover the China sector; one who covers community banks; one who covers technology; and one who covers special situations. These senior analysts are supported by seven associate analysts. As of December 31, 2010, the research department covered 238 companies.

     Merchant Banking

          The Merchant Banking segment is primarily comprised of operating activities related to Aceras BioMedical. On May 12, 2008, Rodman formed Aceras BioMedical, a joint venture through which it, in partnership with Aceras Partners, LLC, makes principal investments in early-stage biotechnology and life sciences companies. In conjunction with the establishment of the joint venture, Rodman formed a new wholly-owned subsidiary which holds a 50% stake in Aceras BioMedical and serves as the holding vehicle for all of its principal-related businesses. At December 31, 2010, Rodman’s outstanding investment commitment to Aceras BioMedical to fund operations and the joint venture’s principal investments in life science companies was $12.1 million. Rodman receives 50% of Aceras BioMedical’s economic interest in all investments made.

     Industry Leading Conferences

          Rodman’s investment conferences are industry-leading events that bring together companies, institutional investors, business development executives and experts from its targeted sectors. The conferences are designed to facilitate interactions of companies in Rodman’s targeted sectors with potential investors and strategic partners. The conferences also provide an opportunity to exchange ideas and build relationships and provide an opportunity for the participating companies and investors to build relationships.

          In 2010, Rodman sponsored three investment conferences; one in Beijing, one in New York and one in London. In 2011, Rodman sponsored an investment conference in Shanghai, China in March and expects to sponsor an investment conference in New York in September. These conferences emphasize “small-cap” and “mid-cap” companies and bring together company executives, scientists, industry specialists, venture capitalists and other institutional investors and feature company presentations, panel discussions and one-on-one meetings between company managements and investors. At its conference held in Beijing, China in March 2010, Rodman had approximately 140 presenting companies and over 1,000 attendees. At the conference held in New York City in September 2010, there were approximately 500 presenting companies and over 4,000 attendees. At the conference held in London in May 2010, there were approximately 150 presenting companies and over 1,000 attendees. At the conference held in Shanghai, China in March 2011, there were approximately 170 presenting companies and over 1,800 attendees.

Business Strategy and Model

          Rodman’s business strategy is to provide corporate finance, strategic advisory and related services to companies that have significant recurring capital needs due to their growth and development strategies. Currently, Rodman focuses primarily on four sectors:

•	life sciences, including biotechnology, medical device, pharmaceutical and healthcare services companies;
•	metals and mining, including steel (manufacturing and distribution) and natural resource exploration companies;
•	energy, including oil and gas and alternative energy companies; and
•	China based companies that are, or desire to become, public in the United States.

          Historically, Rodman has been one of the leaders in the PIPE and RD transaction markets, particularly for biotechnology and China companies. More recently, Rodman has expanded its product offerings to include underwritten public offerings and created the GCM Group to focus on these types of financing transactions.

     PIPE and RD Financing Transactions

          PIPE and RD financing transactions provide public companies with effective and viable alternatives to raising capital through public follow-on offerings. In a PIPE, a public reporting company sells unregistered securities to investors in a private placement transaction and obligates itself to file, and process to effectiveness, a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) covering the resale of the securities by the investors within a specified period after the financing closes. The investors cannot sell the securities until the registration statement becomes effective, or an exemption from registration is available for the resale of the securities. In a RD, a public reporting company sells directly to investors securities that are covered by what is commonly referred to as a “shelf” registration statement (a registration statement that was previously declared effective by the SEC) in a financing transaction commonly referred to as a “shelf takedown.” Since these securities are issued pursuant to an effective registration statement, the investors can immediately resell them after the completion of the transaction. Rodman believes that both PIPE and RD financing transactions offer the advantages of greater speed, lower cost and more efficient execution over public follow-on offerings.

          PIPE and RD financing transactions, as alternatives to public follow-on offerings, have grown significantly in recent years. Sagient Research Systems, the leading provider of research, data, and analytics covering PIPE and RD financing transactions, and a widely quoted and used industry resource, publishes “PlacementTracker,” which aggregates PIPE and RD financing transactions together for the purposes of its league tables and other statistical data.

          Rodman completed its first PIPE and RD financing transactions in 2002 and since then has become a leader in this space. The table below sets forth the number of PIPE and RD transactions completed by Rodman and the dollars raised by us in those transactions from 2003 to 2010 as well as the total industry-wide number of transactions and dollars raised during these periods. The statistical data in the table below is derived from data published by PlacementTracker.

	Rodman & Renshaw			Industry-Wide

Period	Number of Transactions	Dollars Raised (in millions)		Number of Transactions	Dollars Raised (in millions)

2003	31	>$	400	1,456	>$	19,100
2004	38	>$	590	2,001	>$	21,600
2005	29	>$	460	2,171	>$	28,000
2006	45	>$	850	1,622	>$	31,200
2007	53	>$	930	1,623	>$	86,600
2008	44	>$	580	1,153	>$	123,800
2009	77	>$	1,233	1,019	>$	38,400
2010	77	>$	1,221	1,151	>$	39,303

          According to PlacementTracker, in each of calendar years 2003, 2005, 2006, 2007, 2008, 2009 and 2010, Rodman was the leading investment bank in terms of the aggregate number of PIPE and RD financing transactions completed, and in calendar year 2004 it was the number two investment bank in terms of the aggregate number of PIPE and RD financing transactions completed.

          Rodman believes there is a significant opportunity for continued growth in this space given issuers’ continuing desire to identify and pursue faster and less costly financing alternatives to traditional follow-on public offerings and institutional investors’ continuing interest in participating in these financing transactions.

Competitive Strengths

     Sector Focus

          Rodman believes that its focus on a limited number of large sectors with recurring capital needs is a competitive advantage. This focus manifests itself in the form of an integrated investment banking platform that includes specialists in the areas of corporate finance, strategic advisory services, research and trading and institutional sales. Rodman believes this specialization produces a combination of investment banking and technical expertise, allowing us to better understand and service the strategic and financing needs of Rodman’s clients and deliver differentiated advice that its clients require and appreciate when addressing complex financing issues and making important strategic decisions.

     Experienced Professionals with Deep Knowledge and Broad Skills

          Rodman has created an entrepreneurial, performance-oriented corporate culture that attracts professionals who share a reputation for sector expertise, strong execution skills and a history of successful transactions. Rodman is led by a team of professionals with extensive track records of success in arranging and executing various types of financing transactions.

     Strong Client Relationships

          Rodman emphasizes developing and nurturing long-term relationships with both issuers and investors, including hedge funds, venture capital funds and private equity funds. This has expanded its distribution and placement capabilities, enabling us to raise significant amounts of capital for its issuer clients. Rodman strives to build long-term relationships with its issuer clients by providing services appropriate to each stage of a company’s development. Rodman provides its clients with frequent and consistent interaction with its senior professionals, who are actively involved in all stages of its client engagements. Rodman believes that the high levels of expertise and client trust it has developed have been significant factors contributing to its growth and has enabled it to generate significant repeat business. In 2010, 2009, 2008, 2007, 2006 and 2005, approximately 44%, 41%, 66%, 38%, 34% and 44%, respectively, of Rodman’s investment banking transactions were executed with repeat clients.

     Unleveraged Balance Sheet

          As of December 31, 2010, Rodman had total assets of $81.1 million and stockholders’ equity of $52.3 million. Most importantly, Rodman is debt-free.

Competition

          All aspects of Rodman’s business are intensely competitive. Its competitors are other investment banks, brokerage firms, merchant banks and financial advisory firms. Rodman considers its primary competitors to include the following firms:

Canaccord Adams, Inc.	Leerink Swann & Co.

Cowen Group, Inc	Maxim Group

Jefferies Group, Inc.	Oppenheimer & Co. Inc.

JMP Group, Inc	Piper Jaffray Companies.

Ladenburg Thalmann Financial Services, Inc.	Roth Capital Partners, LLC

Lazard Ltd.	Stifel Financial Corp.

As it continues to expand into new sectors, Rodman is likely to face competition from other firms.

          Rodman competes on a national, regional and local level as well as on product and business-line bases. Some of Rodman’s competitors have teams that specifically focus on the same sectors, and some of them specialize in the same types of financing transactions that Rodman specializes in – namely, private placements, PIPEs, RDs, IPOs and follow-on public offerings. Rodman does not believe that its competitors have the same level of expertise as it does with PIPE and RD financing transactions or in its target sectors. Many of its competitors, however, have substantially greater capital and resources than it does and offer a broader range of financial products. Rodman believes that the principal factors affecting competition in its business include client relationships, reputation, quality and price of its products and services, market focus and the experience of its professionals.

          A number of large commercial banks have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a broader range of products and services than Rodman offers, including loans, deposit accounts, insurance and alternative investment strategies. Many of these firms also have more extensive investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in Rodman’s business. This trend toward consolidation and convergence has also significantly increased the capital base and geographic reach of Rodman’s competitors.

          In the investment banking industry, competition for the recruitment and retention of qualified professionals is also intense. Rodman’s ability to continue to compete effectively in its business will depend upon its continued ability to retain and motivate its existing professionals and attract new professionals.

Government Regulation

          Rodman’s business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of participants in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. R&R, Rodman’s wholly-owned subsidiary, is registered as a broker-dealer with the SEC and FINRA and in all 50 states. Accordingly, R&R is subject to regulation and oversight by the SEC and FINRA, a self-regulatory organization, which is itself subject to oversight by the SEC and which adopts and enforces rules governing the conduct, and examines the activities, of its member firms. State securities regulators also have regulatory or oversight authority over R&R. Rodman’s business may also be subject to regulation by foreign governmental and regulatory bodies and self-regulatory authorities in other countries.

          Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, R&R is subject to the SEC’s uniform net capital rule, Rule 15c3-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), which specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of its assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. The SEC has adopted rule amendments that establish alternative net capital requirements for broker-dealers that are part of a consolidated supervised entity. As a condition to its use of the alternative method, a broker-dealer’s ultimate holding company and affiliates (referred to collectively as a “consolidated supervised entity”) must consent to group-wide supervision and examination by the SEC. If Rodman elects to become subject to the SEC’s group-wide supervision, it will be required to report to the SEC computations of its capital adequacy.

          The research areas of investment banks have been and remain the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in Sarbanes-Oxley Act of 2002 (“SOX”), the SEC, the New York Stock Exchange (“NYSE”), NASDAQ and FINRA adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. In addition, in 2003 and 2004, a number of securities firms in the United States reached a settlement with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into their equity research analysts’ alleged conflicts of interest. Under this settlement, to which Rodman was not a party, the firms have been subject to certain restrictions and undertakings. In addition, the settlement imposes restrictions on the interaction between research and investment banking departments, and these securities firms are required to fund the provision of independent research to their customers. In connection with the research settlement, the firms also subscribed to a voluntary initiative imposing restrictions on the allocation of shares in public offerings to executives and directors of public companies. The SEC has proposed amendments to Regulation M that would further affect the manner in which securities are distributed and allocated in registered public offerings, and FINRA has proposed similar rulemaking in this area. Rodman cannot fully predict the practical effect that such restrictions or measures will have on Rodman’s business. Furthermore, the SEC, the NYSE, NASDAQ and FINRA may, in the future, adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

          The effort to combat money laundering and terrorist financing is a priority in government policy with respect to financial institutions. The USA PATRIOT Act of 2001 contains anti-money laundering and financial transparency laws and mandates the implementation of various regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the USA PATRIOT Act of 2001 seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including Rodman, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, Rodman’s costs, and any failure with respect to Rodman’s programs in this area could subject Rodman to serious regulatory consequences, including substantial fines and, potentially, other liabilities.

          Certain of Rodman’s businesses are subject to compliance with laws and regulations of the United States, state governments, foreign governments and their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose Rodman to liability and/or reputational damage.

          In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the financial reform legislation that was passed in July 2010, establishes the Bureau of Consumer Financial Protection to regulate the offering and provision of consumer financial products or services under federal law. We are uncertain whether this Bureau will issue any rules or regulations that will affect Rodman’s business. Such rules and regulations could have a material adverse effect upon us.

          Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of Rodman’s operation and its profitability.

          The United States and foreign government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

          Since March 2004, Rodman has received inquiries, subpoenas and requests for production of documents from the SEC, FINRA and the Attorney General of the State of New York (“AG”) with respect to individual PIPE transactions in which it acted as placement agent. Rodman has responded to each such inquiry, subpoena and request, and, to its best knowledge, its responses have been to the satisfaction of the inquiring party. Rodman has never been advised by the SEC, FINRA or the AG that it is, or has been, a target in connection with any such inquiry or investigation in connection with its PIPE business, and Rodman has no reason to believe that it is currently a target in connection with any such inquiry or investigation. Rodman believes that these inquiries and investigations are consistent with the general regulatory scrutiny that PIPE transactions have been the subject of during this period.

          From time to time, Rodman receives inquiries from FINRA relating to its participation in resale registration offerings that register securities placed in private placement financing transactions in which it acted as placement agent. The inquiries have focused on whether the offerings contemplated by such resale registration statements are subject to the filing requirements set forth in Rule 5110 of FINRA Conduct Rules (“Rule 5110”) and FINRA Notice to Members 88-101 and related Regulation M matters. A Rule 5110 filing seeks approval from FINRA as to the fairness of the compensation received, or to be received, by a member in a financing transaction covered by the rule. The rule generally covers a member that is “participating” in a public offering, the definition of which is currently the subject of industry discussion and debate. Rodman has responded to each such inquiry, and to its best knowledge, such responses have been to the satisfaction of the inquiring party. FINRA may seek further information from Rodman. Rodman has never been advised by FINRA that it is, or was, a target in connection with any inquiry or investigation relating to Rule 5110.

Risk Management and Compliance

          Risk is an inherent part of Rodman’s business. Global markets, by their nature, are prone to uncertainty and expose participants to a variety of risks. The principal risks Rodman faces are market, liquidity, legal, reputation and operational risks. Rodman considers risk management to be of paramount importance in its day-to-day operations. Consequently, Rodman devotes significant resources, including investments in personnel and technology, to the measurement, analysis and management of risk.

While risk cannot be eliminated, Rodman seeks to mitigate it through a strong internal control environment, with multiple overlapping and reinforcing elements. Rodman has developed policies and procedures to identify, measure and monitor the risks involved in its sales and trading, principal transactions and investment banking activities. Rodman applies sound practical judgment before transactions occur to ensure appropriate risk mitigation is in place. Rodman accomplishes this objective by allocating the use of capital to each of its business units, establishing trading limits and setting credit limits for individual counterparties.

          The challenge is balancing risk versus return. Rodman’s objective is to achieve adequate returns from each of its business units commensurate with the risks inherent in those units. Nonetheless, the effectiveness of Rodman’s approach to managing risks can never be completely assured. For example, unexpected large or rapid movements or disruptions in one or more markets or other unforeseen developments could have an adverse effect on its results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in the value of its portfolio of securities and warrants and increases in its credit exposure to customers and trading counterparties and general systemic risk.

Employees

          As of December 31, 2010, Rodman had approximately 131 full-time employees, substantially all of which were based in its principal offices in New York City. Rodman is not a party to any collective bargaining agreements and has not had any work stoppages. Rodman considers its relations with its employees to be good.

Corporate Information

          Rodman’s principal executive office is located at 1251 Avenue of Americas, 20th Floor, New York, New York 10020, and its telephone number is (212) 356-0500. Rodman also has an office in Houston, Texas. Its corporate website address is www.rodm.com. Information contained on the Rodman website is not incorporated by reference into this proxy statement/prospectus and you should not consider information contained on, or accessible through, the Rodman website as part of this proxy statement/prospectus.

Financial Information About Geographic Areas

          In 2010, 2009 and 2008, Rodman derived certain revenues from business outside of the United States; however, such revenues were not material. Financial information concerning Rodman’s operations is reported in its Financial Statements and Supplementary Data appearing elsewhere in this proxy statement/prospectus.

Available Information

          Rodman’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments are available on the SEC’s internet website at www.sec.gov. The public may read and copy any materials Rodman files with the SEC at the SEC’s Public Reference Room at 100 Fifth Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. As noted above, the SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Rodman, that file electronically with the SEC.

PROPERTIES

          Rodman’s corporate headquarters are located in New York City on the 20th floor at 1251 Avenue of the Americas, where it subleases 40,300 square feet under a lease that expires in October 2013. In addition, Rodman has an office in Houston, TX.

LEGAL PROCEEDINGS

          Rodman faces significant legal risks in its businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against investment banking firms have been increasing. These risks include potential liability under Federal securities and other laws in connection with securities offerings and other transactions, as well as advice and opinions Rodman may provide concerning strategic transactions. In addition, like most investment banking firms, Rodman could be the subject of claims made by current and former employees arising out of their employment or termination of employment. These claims often relate to dissatisfaction with an employee’s bonus or separation payment, or involve allegations that the employee was the subject of some form of discrimination, retaliation or other unlawful employment practice.

          At this time, except for the lawsuit described on page 71 of this proxy statement/prospectus under the heading “Proposal One: The Merger – Litigation Related to the Merger”, Rodman is not a party in any legal proceedings other than ordinary routine litigation incidental to its business.

MARKET PRICE OF AND DIVIDENDS ON RODMAN’S COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

          Rodman’s common stock is listed on the NASDAQ Global Market and trades under the symbol “RODM.” As of March 11, 2011, Rodman had approximately 260 stockholders of record. On January 4, 2011, the day before the Merger was announced, the closing price for a share of Rodman’s common stock, as reported by NASDAQ, was $2.69. On March 14, 2011, the closing price was $2.06. Information on the high and low sales prices per share for Rodman’s common stock as reported on NASDAQ, appears on page 39 of this proxy statement/prospectus.

          Rodman has never declared or paid cash dividends on its common stock. Rodman currently intends to retain earnings to finance its ongoing operations and it does not anticipate paying cash dividends in the foreseeable future. Future policy with respect to payment of dividends on Rodman’s common stock will be determined by Rodman’s board of directors based upon conditions then existing, including earnings and financial condition, capital requirements and other relevant factors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

          The following table summarizes Rodman’s selected historical consolidated financial data for the periods and at the dates indicated. You should read this information in conjunction with Rodman’s audited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information appearing elsewhere in this proxy statement/prospectus. Rodman’s derived its selected historical consolidated financial data as of December 31, 2010, 2009, 2008, 2007 and 2006 and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, from Rodman’s audited consolidated financial statements. The results of operations for certain businesses that Rodman no longer owns are reported as discontinued operations.

(amounts in thousands, except per share amounts)	Year Ended December 31,

	2010	2009	2008	2007	2006

Revenues:
Investment banking	$87,245	90,433	52,473	55,829	43,081
Merchant banking	1,573	36,018	—	—	—
Commissions	4,102	4,423	6,492	6,914	5,161
Conference fees	3,158	1,598	2,395	2,472	2,093
Principal transactions	(12,597)	(512)	(13,048)	3,872	10,809
Interest and other income	134	265	876	883	187

Total revenues	83,615	132,225	49,188	69,970	61,331

Operating expenses:
Compensation and benefits	54,653	62,437	34,639	41,333	25,889
Conference expense	9,932	3,379	6,223	5,903	4,748
Professional and consulting	6,504	7,450	6,276	4,731	6,181
Communication and market research	3,545	2,750	2,646	1,981	1,452
Business development	5,522	2,228	2,926	3,006	1,880
Impairment of goodwill / other intangibles	933	1,327	21,719	376	—
Other	10,570	10,574	9,714	4,566	4,121

Total operating expenses	91,659	90,145	84,143	61,896	44,271

Operating income (loss)	(8,044)	42,080	(34,955)	8,074	17,060
Interest expense	—	—	—	3,772	—

Income (loss) before income taxes	(8,044)	42,080	(34,955)	4,302	17,060
Income tax expense (benefit)	(2,487)	(3,913)	2,482	(440)	880

Net income (loss)	(5,557)	45,993	(37,437)	4,742	16,180
Less: Net income to non-controlling interest	—	18,695	—	—	—

Net income (loss) from continuing operations	(5,557)	27,298	(37,437)	4,742	16,180
Net income (loss) from discontinued operations	—	—	—	17	338

Net income (loss) to common stockholders	$(5,557)	27,298	(37,437)	4,759	16,518

Unrealized (loss) gain on investments, net of tax	—	—	—	(141)	1,002
Reclassification adjustment for realized gain on investments	—	—	141	(1,002)	—

Comprehensive income (loss)	$(5,557)	27,298	(37,296)	3,616	17,520

Basic income (loss) per common share:
From continuing operations	$(0.15)	0.77	(1.12)	0.21	0.89
From discontinued operations	—	—	—	0.00	0.02

Net income	$(0.15)	0.77	(1.12)	0.21	0.91

Diluted income (loss) per common share:
From continuing operations	$(0.15)	0.73	(1.12)	0.20	0.88
From discontinued operations	—	—	—	0.00	0.02

Net income	$(0.15)	0.73	(1.12)	0.20	0.90

Weighted average common shares outstanding:
Basic	36,079	35,588	33,375	23,039	18,160

Diluted	36,079	37,399	33,375	24,024	18,485

Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,798	15,546	21,754	54,834	10,387
Financial instruments owned, at fair value	$37,980	56,156	13,872	9,011	14,156
Total assets	$81,103	94,886	47,682	71,872	38,106
Total liabilities	$28,842	19,445	17,148	11,104	16,080
Common shareholders’ equity	$52,261	63,382	30,535	60,768	22,026

Management’s Discussion and Analysis of Financial Condition and Results of Operations

          The following discussion should be read in conjunction with Rodman’s consolidated financial statements and the related notes included elsewhere in this proxy statement prospectus.

Overview

          Rodman is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. Rodman also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. Rodman has been ranked the #1 Placement Agent by deal volume of PIPE and RD financing transactions completed every year since 2005. The sectors that Rodman currently serve include life science/healthcare, energy, metals/mining, financial services and cleantech and the regions Rodman currently serve include the United States and China. Rodman’s primary product and service offerings include financing transactions, including private placements and public offerings. Rodman also provides research and sales and trading services to institutional investors.

Business Environment

          Market conditions and valuations for companies in the life science, China and other sectors in which Rodman is active, as well as general market conditions, can materially affect Rodman’s financial performance. On May 6, 2010, the market experienced its “flash crash”, with the Dow Jones Industrial Average declining 1,000 points, and from that day through the end of the third quarter, the equity markets generally performed poorly. Between May 6, 2010 and early September 2010, many of Rodman’s clients and target companies have experienced volatility in their stock prices. When the stock markets are in a downturn or in a period of volatility, it is challenging to generate investment banking revenue from capital markets activity.

Business Segments

          Rodman operates in two business segments, Capital Markets and Merchant Banking. The Capital Markets reportable segment includes investment banking, sales and trading activities and research. The Capital Markets reportable segment is managed as a single operating segment that provides the following principal sources of revenue:

•	investment banking fees, which are derived from corporate finance activities and strategic advisory services;
•	realized and unrealized gains with respect to securities held for Rodman’s own account;
•	commissions on sales and trading activities;
•	conference fees; and
•	other miscellaneous sources of revenues, such as interest.

          Although Rodman has multiple sources of revenue derived within Capital Markets, most of its revenue is derived from investment banking services and consists of private placement, underwriting and strategic advisory fees earned upon the successful completion of financing or other types of corporate transactions, such as mergers, acquisitions and dispositions.

          The Merchant Banking segment is primarily comprised of operating activities related to Aceras BioMedical. On May 12, 2008, Rodman formed Aceras BioMedical, a joint venture through which it, in partnership with Aceras Partners, LLC, makes principal investments in early-stage biotechnology and life sciences companies. In conjunction with the establishment of the joint venture, Rodman formed a new wholly-owned subsidiary which holds a 50% stake in Aceras BioMedical and serves as the holding vehicle for all of its principal-related businesses. Rodman receives 50% of Aceras BioMedical’s economic interest in all investments made.

Critical Accounting Policies

          Rodman’s Consolidated Financial Statements are prepared in conformity with GAAP, which require management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and related notes. Actual results can and will differ from estimates. These differences could be material to the financial statements.

          Rodman believes its application of accounting policies and the estimates required therein are reasonable. These accounting policies and estimates are constantly re-evaluated, and adjustments are made when facts and circumstances dictate a change.

Historically, actual results have not differed materially from those determined using necessary estimates.

          Rodman believes that its critical accounting policies (policies that are both material to the financial condition and results of operations and require management’s most difficult subjective or complex judgments) are its valuation of financial instruments, income taxes and its use of estimates related to compensation and benefits during the year.

Valuation of Financial Instruments

          Fair value generally is based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Among the factors considered in determining the fair value of financial instruments are discount margins, weighted average spreads, discounted anticipated cash flows, the terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield, as well as other measurements. Certain financial instruments have bid and ask prices that can be observed in the marketplace. For financial instruments whose inputs are based on bid-ask prices, mid-market pricing is applied and adjusted to the point within the bid-ask range that meets Rodman’s best estimate of fair value. For offsetting positions in the same financial instrument, the same price within the bid-ask spread is used to measure both the long and short positions.

          The valuation process for financial instruments may include the use of valuation models and other techniques. Adjustments to valuations derived from valuation models may be made when, in Rodman’s judgment, either the size of the position in the financial instrument in a non-active market or other features of the financial instrument such as its complexity, or the market in which the financial instrument is traded require that an adjustment be made to the value derived from the models. An adjustment may be made if a financial instrument is subject to sales restrictions that would result in a price less than the quoted market price. Adjustments from the price derived from a valuation model reflect management’s judgment that other participants in the market for the financial instrument being measured at fair value would also consider in valuing that same financial instrument and are adjusted for assumptions about risk uncertainties and market conditions. Results from valuation models and valuation techniques in one period may not be indicative of future period fair value measurements.

          Financial instruments owned and financial instruments sold, not yet purchased are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in principal transactions, net in the accompanying Consolidated Statements of Operations. Equity interests in certain private equity securities and limited partnership interests are reflected in the Consolidated Financial Statements at fair value, which is often represented at initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. This represents Rodman’s best estimate of exit price. Generally, the carrying values of these securities will be increased or decreased based on company performance in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices.

          Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, Rodman uses various methods including market, income and cost approaches. Based on these approaches, Rodman utilizes assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. Rodman utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, Rodman is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial instrument assets and liabilities carried at fair value have been classified and disclosed in one of the following three categories:

          Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as listed equities.

          Level 2 includes those financial instruments that are valued using models or other valuation methodologies calibrated to observable market inputs. These models are primarily industry-standard models that consider various assumptions, including discount margins, credit spreads, discounted anticipated cash flows, the terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, default rates, as well as other measurements. In order to be classified as Level 2, substantially all of these assumptions would need to be observable in the marketplace or able to be derived from observable data or supported by observable levels at which transactions are executed in the marketplace.

          Level 3 is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are unobservable from objective sources. Included in this category are warrants, private securities, convertible notes and loans receivable received in conjunction with Rodman’s investment banking and merchant banking activities and limited partnership interests.

Compensation and Benefits

          The use of estimates is important in determining compensation and benefits expenses for interim and year end periods. A substantial portion of Rodman’s compensation and benefits represents discretionary bonuses. In addition to the level of net revenues, Rodman’s overall compensation expense in any given year is influenced by prevailing labor markets, revenue mix and its use of equity-based compensation programs. Rodman believes the most appropriate way to allocate estimated annual discretionary bonuses among interim periods is in proportion to net revenues earned or reasonably expected. Consequently, Rodman generally accrues interim compensation and benefits based on annual targeted compensation amounts and interim revenues received.

Income Taxes

          Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

          Management evaluates the realizability of Rodman’s deferred tax assets quarterly. In determining the possible future realization of deferred tax assets, the future taxable income from the following sources is taken into account: (a) the reversal of taxable temporary differences; (b) future operations exclusive of reversing temporary differences; and (c) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire.

          Accounting Standards Codification (ASC) 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Rodman does not believe that the Company has any material uncertain tax position requiring recognition or measurement in accordance with the provisions of ASC 740-10.

          Rodman’s policy is to classify penalties and interest associated with uncertain tax positions, if required, as a component of its income tax provision. As a result of having no material unrecognized tax benefits on uncertain tax positions, Rodman has no material amounts for associated interest and penalties recorded on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

Results of Operations

2010 compared to 2009

          The following table sets forth the results of operations for the years ended December 31, 2010 and 2009 (in thousands of dollars):

	Year Ended

	December 31, 2010		December 31, 2009

		% of net Revenue		% of net Revenue

Revenues:
Investment banking	$87,245		90,433
Merchant banking	1,573		36,018
Commissions	4,102		4,423
Conference fees	3,158		1,598
Principal transactions	(12,597)		(512)
Interest and other income	134		265

Total revenues	83,615		132,225

Operating expenses:
Compensation and benefits	54,653	65.4%	62,437	47.2%
Conference fees	9,932	11.9%	3,379	2.6%
Professional and consulting	6,504	7.8%	7,450	5.6%
Occupancy and equipment rentals	3,111	3.7%	3,125	2.4%
Advertising and marketing	1,520	1.8%	1,582	1.2%
Communication and market research	3,545	4.2%	2,750	2.1%
Depreciation and amortization	1,613	1.9%	2,282	1.7%
Business development	5,522	6.6%	2,228	1.7%
Office supplies	662	0.8%	677	0.5%
Impairment of goodwill	933	1.1%	1,327	1%
Bad debt expense	666	0.8%	—	0%
Other	2,998	3.6%	2,908	2.2%

Total operating expenses	91,659	109.6%	90,145	68.2%

Income (loss) before income taxes	(8,044)	-9.6%	42,080	31.8%
Income tax expense (benefit)	(2,487)		(3,913)

Net income (loss)	(5,557)		45,993

Less: Net income to non-controlling interest	—		18,695

Net income (loss) to common stockholders	$(5,557)		27,298

          Operating income for the years ended December 31, 2010 and 2009 included the following non-cash expenses (in thousands of dollars):

	Year Ended

	December 31, 2010	December 31, 2009

Stock-based compensation	$(73)	5,799
Amortization of forgivable loans	2,639	1,898
Depreciation and amortization	1,613	2,282
Impairment of goodwill and other intangible assets	933	1,327

Total	$5,112	11,306

Revenues

Merchant Banking Segment

          Merchant banking revenue, consisting of gains (or losses) on investments by Aceras BioMedical and other principal investments activity, was $1.6 million. Rodman recognizes revenue on investments in the merchant banking segment based on realized and unrealized gains (or losses) reported. The value of Aceras BioMedical’s assets was determined based on a valuation as of December 31, 2010, taking into consideration the cost of the investment, market participant inputs, non-binding offers made by third parties, estimated cash flows based on entity specific criteria, purchase multiples paid in other comparable third-party transactions, market conditions, liquidity, operating results and other qualitative and quantitative factors. The values at which Rodman’s investments are carried on its books are adjusted to estimated fair value at the end of each quarter and the instability in general economic conditions, stock markets and regulatory conditions and those characteristics specific to the underlying investments may result in significant changes in the estimated fair value of these investments.

Capital Market Segment

          Within Rodman’s Capital Markets segment Rodman derives revenues from two primary sources, (1) investment banking and (2) sales and trading.

          Total revenue for 2010 was $82.0 million, representing a decrease of 15% from $96.2 million in the comparable period of 2009. The decrease was primarily due to a $12.1 million increase in principal transaction losses.

Investment Banking Revenue

          Rodman’s investment banking revenue is derived from private placement and underwriting activities and strategic advisory services. The following table sets forth Rodman’s revenue from investment banking activities for the years ended December 30, 2010 and 2009 (in thousands of dollars):

	Year Ended

	December 31, 2010	December 31, 2009

Revenue:
Private placement and underwriting	$74,288	$83,468
Strategic advisory	12,957	6,965

Total investment banking revenue	$87,245	$90,433

          Investment banking revenue was $87.2 million for 2010, which included $12.7 million related to warrants received as compensation for activities as underwriter or placement agent valued using Black-Scholes, as compared to revenue of $90.4 million in 2009, which included $24.2 million related to warrants and notes received as compensation for activities as underwriter or placement agent at fair value:

▪

Private placement and underwriting revenue for 2010 was $74.3 million, including $12.7 million of fair value related to warrants received, compared to $83.5 million in 2009, including $24.2 million warrants received. The increase in private placement and underwriting revenue is a result of increased financing activity in Rodman’s targeted verticals, especially in life sciences and China, as well as increased demand for capital market offerings, including private placements, registered directs and follow-on offerings.

▪

Strategic advisory fees for 2010 were $13.0 million, compared to $7.0 million in 2009. The increase in strategic advisory was due to significant advisory transactions in the oil & gas and metals & mining sectors.

Sales and Trading

          Commission revenues decreased by $0.3 million, or 7%, to $4.1 million for 2010, compared with $4.4 million in 2009. The decrease is attributable to a lower volume of transactions that occurred in 2010 as well as a decrease in sales and trading employees throughout the year.

Principal Transactions

          Principal transactions, reflecting the change in fair value of Rodman’s warrant portfolio, generated a loss for 2010 of $12.6 million, compared with a $512,000 loss in 2009. The increase in principal transaction losses was attributed to market instability, lack of liquidity and issuer specific events in 2010.

                    The following discussion of expenses will be on the combined Capital Markets and Merchant Banking expenses.

Expenses

Compensation

          Compensation expense decreased $7.8 million, or 12%, while total net revenues (less net income to non-controlling interest) decreased 16% for 2010. The ratio of compensation to net revenues (less net income to non-controlling interest and principal transaction losses) was 57% for 2010 as compared to 55% in 2009. The increase in compensation and benefits is attributed to Rodman’s variable compensation structure, whereby the majority of compensation expense is based on revenue production.

Non-Compensation Expenses

          Non-compensation expense was $37.0 million for 2010, versus $27.7 million in 2009, or 44% of net revenues for 2010 versus 24% of net revenues (less net income to non-controlling interest) in 2009. The increase in non-compensation was primarily due to expenses related to the China Investment Conference in the first quarter, the London Investment Conference in the second quarter, and the New York Investment Conference in the third quarter, as well as higher business development expenses.

Income Taxes

          Income tax benefit was $2.5 million, or a 30.9% tax rate, for the year ended December 31, 2010, compared to an income tax benefit of $3.9 million or (9.3%) tax rate for 2009. The primary reason for the differential in the tax rates was a $3.9 million reduction in the Company’s valuation allowance in 2009.

2009 compared to 2008

          The following table sets forth the results of operations for the years ended December 31, 2009 and 2008 (in thousands of dollars):

	Year Ended

	December 31, 2009		December 31, 2008

		% of Total revenues		% of Total revenues

Revenues:
Investment banking	$90,433		52,473
Merchant banking	36,018		—
Commissions	4,423		6,492
Conference fees	1,598		2,395
Principal transactions	(512)		(13,048)
Interest and other income	265		876

Total revenues	132,225		49,188

Operating expenses:
Compensation and benefits	62,437	47.2%	34,639	70.4%
Conference fees	3,379	2.6%	6,223	12.7%
Professional and consulting	7,450	5.6%	6,276	12.8%
Occupancy and equipment rentals	3,125	2.4%	2,910	5.9%
Advertising and marketing	1,582	1.2%	809	1.6%
Communication and market research	2,750	2.1%	2,646	5.4%
Depreciation and amortization	2,282	1.7%	2,384	4.8%
Business development	2,228	1.7%	2,926	5.9%
Office supplies	677	0.5%	569	1.2%
Impairment of goodwill	1,327	1%	21,719	44.2%
Other	2,908	2.2%	3,042	6.2%

Total operating expenses	90,145	68.2%	84,143	171.1%

Income (loss) before income taxes	42,080	31.8%	(34,955)	-71.1%
Income tax expense (benefit)	(3,913)		2,482

Net income (loss)	45,993		(37,437)

Less: Net income to non-controlling interest	18,695		—

Net income (loss) to common stockholders	$27,298		(37,437)

          Operating income for the years ended December 31, 2009 and 2008 included the following non-cash expenses (in thousands of dollars):

	Year Ended

	December 31, 2009	December 31, 2008

Stock-based compensation	$5,799	5,605
Amortization of forgivable loans	1,898	777
Depreciation and amortization	2,282	2,384
Impairment of goodwill and other intangible assets	1,327	21,719

Total	$11,306	30,485

Revenues

Merchant Banking Segment

          Merchant banking revenue, consisting of gains (or losses) on investments by Aceras BioMedical and other principal investments activity, was $36.0 million. Merchant banking revenue, net of non-controlling interest, was $17.3 million. Rodman recognizes revenue on investments in its merchant banking segment based on consolidated realized and unrealized gains (or losses) reported, including by Aceras BioMedical. The value of Aceras BioMedical’s assets was determined based on an independent valuation prepared as of December 31, 2009, taking into consideration the cost of the investment, market participant inputs, non-binding offers made by third parties, estimated cash flows based on entity specific criteria, purchase multiples paid in other comparable third-party transactions, market conditions, liquidity, operating results and other qualitative and quantitative factors. The values at which Rodman’s investments are carried on its books are adjusted to estimated fair value at the end of each quarter and the instability in general economic conditions, stock markets and regulatory conditions may result in significant changes in the estimated fair value of these investments.

          In October 2009, Rodman announced that BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) acquired Huxley Pharmaceuticals, Inc., an Aceras BioMedical privately held portfolio company. Under the terms of the transaction, BioMarin made payments of $16 million to Huxley stockholders in 2009. An additional $6.5 million based on the final approval of the purchased compound from the European Commission will be paid in 2010. Furthermore, Huxley stockholders, which include Rodman, may receive up to approximately $36 million in milestone payments if certain U.S. sales and development milestones are met in the future.

Capital Market Segment

          Within the Capital Markets segment, Rodman derives revenues from two primary sources, 1) investment banking and 2) sales and trading.

          Total revenue for 2009 was $96.2 million, representing an increase of 96% from $49.2 million in the comparable period of 2008. The increase was primarily due to a $38.0 million increase in investment banking revenue.

Investment Banking Revenue

          Investment banking revenue is derived from private placement and underwriting activities and strategic advisory services. The following table sets forth Rodman’s revenue from its investment banking activities for the years ended December 30, 2009 and 2008 (in thousands of dollars):

	Year Ended

	December 31, 2009	December 31, 2008

Revenue:
Private placement and underwriting	$83,468	43,489
Financial advisory	6,965	8,984

Total investment banking revenue	$90,433	52,473

          Investment banking revenue was $90.4 million for 2009, which included $24.2 million related to warrants received as compensation for activities as underwriter or placement agent valued using Black-Scholes, as compared to revenue of $52.5 million in 2008, which included $13.7 million related to warrants and notes received as compensation for activities as underwriter or placement agent at fair value:

▪

Private placement and underwriting revenue for 2009 was $83.5 million, including $24.2 million of fair value related to warrants received, compared to $43.5 million in 2008, including $13.7 million warrants and a note received. The increase in private placement and underwriting revenue is a result of increased financing activity in Rodman’s targeted verticals, especially in life sciences and China, as well as increased demand for capital market offerings, including private placements, registered directs and follow-on offerings

▪	Strategic advisory fees for 2009 were $7.0 million, compared to $9.0 million in 2008.

Sales and Trading

          Commission revenues decreased by $2.1 million, or 32%, to $4.4 million for 2009, compared with $6.5 million in 2008. The decrease is attributable to a lower volume of transactions that occurred in 2009 as well as a decrease in sales and trading employees throughout the year.

Principal Transactions

          Principal transactions generated a loss for 2009 of $512,000, compared with a $13.0 million loss in 2008. The decrease in principal transaction losses was attributed to unprecedented market instability, lack of liquidity and issuer specific events in 2008.

The following discussion of expenses will be on the combined Capital Markets and Merchant Banking expenses.

Expenses

Compensation

          Compensation expense increased $27.8 million, or 80%, while total net revenues (less net income to non-controlling interest) increased 131% for 2009. The ratio of compensation to net revenues (less net income to non-controlling interest) was 55% for 2009 as compared to 70% in 2008. The increase in compensation and benefits is attributed to Rodman’s variable compensation structure, whereby the majority of compensation expense is based on revenue production. Additionally, while Rodman sizably reduced its employee headcount as of December 31, 2009 as compared to December 31, 2008, during 2009 Rodman made significant hires in connection with expanding its China practice, which temporarily increases compensation costs as production revenues build.

Non-Compensation Expenses

          Non-compensation expense was $27.7 million for 2009, versus $49.5 million in 2008, or 24% of net revenues (less net income to non-controlling interest) for 2009 versus 101% of net revenues in 2008. The decrease in non-compensation expenses is mostly due to a $20.4 million reduction in impairment charges related to goodwill and other intangible assets. Additionally, increases in professional fees due to a FINRA arbitration proceeding involving a former employee and advertising and marketing fees due to an expanded technology based marketing program were offset by lower business development expenses and conference expenses as a result of the cost-reduction initiatives initiated in early 2009.

Income Taxes

          Income tax benefit was $3.9 million for the year ended December 31, 2009, compared to an income tax expense of $2.5 million for 2008.

          In the first quarter of 2009, Rodman determined that it was not “more likely than not” that its net deferred tax assets would be realized and accordingly it recorded a valuation allowance fully offsetting the net deferred tax assets, reducing them to zero. The valuation allowance of $3.9 million was released in the fourth quarter of 2009 due to, among other factors, the continued trend of improved profitability, and the historical profitability prior to the recent market upheaval, as well as Rodman’s financial outlook for 2010 and beyond.

Liquidity and Capital Resources

          Rodman has historically satisfied its capital and liquidity requirements through cash generated internally from operations. In addition, in March 2007, Rodman completed a $20.0 million private placement to accredited investors and in October 2007 Rodman completed a public offering which generated net proceeds of approximately $36.3 million.

          At December 31, 2010, Rodman had liquid assets, consisting of unrestricted cash, restricted cash, “Level I” assets less “Level I” liabilities, and current receivables of $30.7 million. As of December 31, 2009, Rodman had liquid assets of $31.0 million.

          The timing of bonus and retention compensation payments to employees may significantly affect Rodman’s cash position and liquidity from period-to-period. While employees are generally paid salaries and draws on a semi-monthly basis during the year, bonus payments, which make up a significant portion of total compensation, will generally be paid semi-annually, although in some cases annually.

          As a registered securities broker-dealer, Rodman is subject to the net capital requirements of the uniform net capital requirement set forth in Rule 15c3-1 promulgated by the SEC pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). SEC regulations also provide that equity capital may not be withdrawn or cash dividends paid if certain minimum net capital requirements are not met. At December 31, 2010 and December 31, 2009, Rodman had excess net capital of $9.5 million and $8.0 million, respectively. Regulatory net capital requirements may change based on investment and underwriting activities.

          Because of the nature of settlement transactions in its investment banking and brokerage business, Rodman regularly monitors its liquidity position, including its cash and net capital positions. In light of the uncertainty with respect to the timing of a market recovery and its potential impact on the timing of its receipt of anticipated funds from operating activities, Rodman regularly explores capital raising alternatives.

          Unrestricted cash and cash equivalents were $13.4 million at December 31, 2010, an increase of $0.8 million from $12.6 million at December 31, 2009.

          Operating activities provided $10.5 million of cash and cash equivalents during the twelve months ended December 31, 2010. Rodman’s $9.2 million and $6.8 million increase in accrued compensation payable and decrease in financial instruments owned, at fair value, respectively, from December 31, 2009 contributed to Rodman’s cash position. Rodman’s accrued compensation balance increased during the twelve months ended December 31, 2010, primarily due to its deferral of year-end 2010 bonus payments to February 2011.

          The primary components of cash used by investing activities in 2010 were: (a) $1.6 million in connection with the purchase of property and equipment and leasehold improvements; and (b) $0.9 million and $1.3 million in connection with contractual payments related to the acquisitions of Miller Mathis and COSCO, respectively.

          Unrestricted cash and cash equivalents were $12.6 million at December 31, 2009, a decrease of $5.8 million from $18.4 million at December 31, 2008.

          Operating activities used $4.9 million of cash and cash equivalents during the twelve months ended December 31, 2009. Rodman’s $54.2 million and $3.0 million increase in financial instruments owned, at fair value and receivable from brokers, dealers and clearing agencies, respectively, from December 31, 2008 contributed to the use of its cash. Rodman’s accrued compensation balance decreased $5.2 million during the twelve months ended December 31, 2009, primarily due to Rodman making 2008 and 2009 earned aggregate cash bonus payments to its employees during 2009.

          The primary components of cash used by investing activities in 2009 were: (a) $2.5 million in connection with the purchase of property and equipment and leasehold improvements; and (b) $2.0 million and $1.7 million in connection with the acquisitions of Miller Mathis and COSCO, respectively; offset by $5.3 million of net cash provided by Aceras BioMedical investing activities.

          For the year ended December 31, 2008, Rodman had a net decrease in cash and cash equivalents of $36.5 million. Operating activities used cash of $11.1 million; investing activities used cash of $22.9 million; and financing activities used cash of $2.5 million. The primary components of cash used by operating activities were: (a) a net loss of $37.4 million; (b) an increase in other assets of $2.4 million; and (c) a $3.4 million increase in restricted cash, offset by: (i) impairment of goodwill and other intangible assets of $21.8 million; and (ii) share based compensation of $5.6 million. The primary components of cash used by investing activities were: (a) $4.5 million in connection with the acquisition of Miller Mathis; (b) $8.1 million in connection with the acquisition of COSCO; and (c) the $5.0 million purchase of GCM Group customer relationships. The primary components of cash used by financing activities were $1.0 million for purchasing of treasury stock and a $1.4 million distribution to Rodman’s former members.

Contractual Obligations

          Rodman’s commitments and contingencies include: (a) real property leases; (b) equipment leases; and (c) the Aceras BioMedical joint venture agreement. Rodman’s principal offices are located at 1251 Avenue of the Americas, New York, New York where Rodman leases the entire 20th floor. The lease expires in October 2013.

          The following table sets forth information relating to Rodman’s contractual obligations as of December 31, 2010 (in thousands of dollars):

			Payments due by Period

	2011		2012	2013	2014	Total

Operating lease obligations	$3,228		3,181	2,585	56	9,050
Aceras BioMedical joint venture agreement	12,142	(1)	—	—	—	12,142

Total	$15,370		3,181	2,585	56	21,192

(1) Pursuant to the Aceras BioMedical joint venture agreement, the timing of these expenditures may vary based upon investment timing considerations.

Off-Balance Sheet Arrangements

          An off-balance sheet arrangement is any contractual arrangement involving an unconsolidated entity under which a company has (a) made guarantees, (b) a retained or a contingent interest in transferred assets, (c) any obligation under certain derivative instruments or (d) any obligation under a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to Rodman, or engages in leasing, hedging, or research and development services for the benefit of Rodman.

          Rodman does not have any off-balance sheet financing arrangements.

Risk Management

          Risk is an inherent part of Rodman’s business and activities. The extent to which Rodman properly and effectively identify, assess, monitor and manage each of the various types of risk involved in its activities is critical to its financial soundness and profitability. Rodman seeks to identify, assess, monitor and manage the following principal risks involved in its business activities: market, credit, operational, legal and compliance, new business and reputational. Risk management is a multi-faceted process that requires communication, judgment and knowledge of financial products and markets. Management takes an active role in the risk management process and requires specific administrative and business functions to assist in the identification, assessment and control of various risks. Rodman’s risk management policies, procedures and methodologies are fluid in nature and are subject to ongoing review and modification.

          Market Risk. The potential for changes in the value of financial instruments is referred to as market risk. Rodman’s market risk generally represents the risk of loss that may result from a change in the value of a financial instrument as a result of fluctuations in equity prices, along with the level of volatility. Equity price risks result from exposure to changes in prices and volatilities of individual equities and warrants. Rodman makes dealer markets in equity securities. Rodman attempts to hedge its exposure to market risk by managing its net long or short positions. Due to imperfections in correlations, gains and losses can occur even for positions that are hedged. Position limits in trading and inventory accounts are established and monitored on an ongoing basis.

          Operational Risk. Operational risk generally refers to the risk of loss resulting from Rodman’s operations, including, but not limited to, improper or unauthorized execution and processing of transactions, deficiencies in Rodman’s operating systems, business disruptions and inadequacies or breaches in its internal control processes. Rodman’s businesses are highly dependent on its ability to process, on a daily basis, transactions across markets. If any of Rodman’s financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in its internal processes, people or systems, Rodman could suffer impairment to its liquidity, financial loss, a disruption of its businesses, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond its control, including a disruption of electrical or communications services or Rodman’s inability to occupy one or more of its buildings. The inability of Rodman’s systems to accommodate an increasing volume of transactions could also constrain its ability to expand its businesses.

          Rodman also faces the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries it uses to facilitate its securities transactions. Any such failure or termination could adversely affect Rodman’s ability to effect transactions and manage its exposure to risk.

          In addition, despite the contingency plans Rodman has in place, its ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports its businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by Rodman or third parties with which it conducts business.

          Rodman’s operations rely on the secure processing, storage and transmission of confidential and other information in its computer systems and networks. Although Rodman takes protective measures and endeavor to modify them as circumstances warrant, its computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize Rodman’s or its clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, Rodman’s computer systems and networks, or otherwise cause interruptions or malfunctions in Rodman’s, its clients’, its counterparties’ or third parties’ operations. Rodman may be required to expend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or other exposures, and Rodman may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance it maintains.

          Legal and Compliance Risk. Legal and compliance risk includes the risk of non-compliance with applicable legal and regulatory requirements. Rodman is subject to extensive regulations. Rodman has various procedures addressing issues such as regulatory capital requirements, sales and trading practices, anti-money laundering and record keeping. Rodman also maintains an anonymous hotline for employees or others to report suspected inappropriate actions by Rodman or by its employees or agents.

          New Business Risk. New business risk refers to the risks of entering into a new line of business or offering a new product. By entering a new line of business or offering a new product, Rodman may face risks that it is unaccustomed to dealing with and may increase the magnitude of the risks it currently faces. Rodman reviews proposals for new businesses and new products to determine if it is prepared to handle the additional or increased risks associated with entering into such activities.

          Reputational Risk. Rodman recognizes that maintaining its reputation among clients, investors, regulators and the general public is an important aspect of minimizing legal and operational risks. Maintaining its reputation depends on a large number of factors, including the selection of its clients and the conduct of its business activities. Rodman seeks to maintain its reputation by screening potential clients and by conducting its business activities in accordance with high ethical standards.

Recent Accounting Pronouncements

          Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810. Rodmanadopted further accounting changes described in ASC 810, Consolidation Topic, as of January 1, 2010, which required that the party who has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity consolidate the variable interest entity. The changes to ASC 810, effective as of January 1, 2010, eliminated the quantitative approach previously applied to assessing the consolidation of a variable interest entity and required ongoing reassessments for consolidation. Starting on January 1, 2010, Rodman deconsolidated its investment in Aceras BioMedical because its joint venture partner, Aceras Partners, not Rodman, most significantly impacts Aceras BioMedical’s economic performance.

          ASU 210-06. InJanuary 2010, the FASB issued Accounting Standards Update (“ASU”) 210-06, “Improving Disclosures about Fair Value Measurements”, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The FASB also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. Some of the new and revised disclosures are required to be implemented in fiscal years beginning after December 15, 2009 and others in fiscal years beginning after December 15, 2010. Rodman implemented the required disclosures in 2010.

Quantitative and Qualitative Disclosures About Market Risk

          Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk is inherent in all financial instruments. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Rodman’s exposure to market risk is directly related to its role as a financial intermediary in customer trading and to its market-making and investment activities.

          Rodman trades in equity securities as an active participant in both listed and OTC equity markets. Rodman maintains securities in inventory to facilitate its market-making activities and customer order flow. Although Rodman dos not engage in proprietary trading, it may use a variety of risk management techniques and hedging strategies in the ordinary course of its trading business, including establishing position limits by product type and industry sector, closely monitoring inventory turnover, maintaining long and short positions in related securities, and using exchange-traded equity options and other derivative instruments. Rodman does not use derivatives for speculative purposes.

          In connection with Rodman’s trading business, management also reviews reports appropriate to the risk profile of specific trading activities. Typically, market conditions are evaluated and transaction details and securities positions are reviewed.

          These activities seek to ensure that trading strategies are within acceptable risk tolerance parameters, particularly when Rodman commits its own capital to facilitate client trading. Rodman’s accounting department is actively involved in ensuring the integrity and clarity of the daily profit and loss statements, to the extent that Rodman maintains trading positions for a period longer than one day. Activities include price verification procedures, position reconciliation and review of transaction booking. Rodman believes that these procedures, which stress timely communications between its traders and senior management, are important elements of the risk management process.

          At December 31, 2010, $15.5 million, or 41% of $37.9 million of financial instruments owned, at fair value, represented investments in warrants received in conjunction with Rodman’s investment banking activities. $10.6 million, or 28% of financial instruments owned is related to Rodman’s merchant banking activity. The remaining 31% of the financial instruments owned represents a promissory note received in conjunction with its investment banking activities, listed equity securities, restricted securities and investments in affiliates at fair value.

          The primary quantifiable market risk associated with Rodman’s financial instruments is sensitivity to changes in interest rates. Interest rate risk represents the potential loss from adverse changes in market interest rates. The risk management strategies that Rodman employs use various risk sensitivity metrics to measure such risk and to examine behavior under significant adverse market conditions. Rodman uses an interest rate sensitivity simulation to assess its interest rate risk exposure. For purposes of presenting the possible earnings effect of a hypothetical, adverse change in interest rates over the 12-month period from its reporting date, Rodman assumes that all interest rate sensitive financial instruments will be impacted by a hypothetical, immediate 100 basis point increase in interest rates as of the beginning of the period. The sensitivity is based upon the hypothetical assumption that all relevant types of interest rates that affect its results would increase instantaneously, simultaneously and to the same degree.

          The sensitivity analyses of the interest rate sensitive financial instruments are hypothetical and should be used with caution. Changes in fair value based on a 1% or 2% variation in an estimate generally cannot be extrapolated because the relationship of the change in the estimate to the change in fair value may not be linear. Also, the effect of a variation in a particular estimate on the fair value of financial instruments is calculated independent of changes in any other estimate; in practice, changes in one factor may result in changes in another factor, which might magnify or counteract the sensitivities. In addition, the sensitivity analyses do not consider any action that Rodman may take to mitigate the impact of any adverse changes in the key estimates.

          Based on Rodman’s analysis, as of December 31, 2010, the effect of a 100+/- basis point change in interest rates on the value of its warrant portfolio and promissory note and the resultant effect on its pre-tax income is considered immaterial.

          The value of Aceras BioMedical’s assets in Rodman’s merchant banking activity was determined based on a valuation as of December 31, 2010, taking into consideration the cost of the investment, market participant inputs, non-binding offers made by third parties, estimated cash flows based on entity specific criteria, purchase multiples paid in other comparable third-party transactions, market conditions, liquidity, operating results and other qualitative and quantitative factors. The values at which its investments are carried on its books are adjusted to estimated fair value at the end of each quarter and the instability in general economic conditions, stock markets and regulatory conditions may result in significant changes in the estimated fair value of these investments. The primary quantifiable market risk associated with its Aceras BioMedical assets is sensitivity to changes in interest rates. Based on Rodman’s analysis as of December 31, 2010 assuming a 100 basis point increase in interest rates, Rodman estimated the reduction of pre-tax income is considered immaterial.

Financial Statements and Supplementary Data

          The information in response to this item is contained elsewhere in this proxy statement/prospectus beginning on page F-2.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          Effective on August 14, 2008, Rodman dismissed Marcum LLP (formerly Marcum & Kliegman LLP) (“Marcum”) from serving as its independent accountants and engaged KPMG LLP as its new independent accountants. Rodman’s Audit Committee unanimously approved and authorized the change, directed the process of review of candidate firms to replace Marcum and made the final decision to engage KPMG LLP. There were no disagreements, adverse opinions or disclaimer of opinion by Marcum at the time of the change or during the fiscal year ended December 31, 2008.

BENEFICIAL STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table sets forth information regarding beneficial ownership of Rodman’s common stock as of March 1, 2011 for (i) each stockholder known to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each member of Rodman’s board of directors; (iii) each of Rodman’s “named executive officers” (i.e., those included in the Summary Compensation table on page 124 below); and (iv) all of Rodman’s directors and current executive officers as a group.

          Unless otherwise indicated in the footnotes to this table, based on information furnished by such stockholders, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name and Address(1)	Common Stock Beneficially Owned (2)

	Shares		Percent (3)

Directors and Named Executive Officers
Wesley K. Clark	458,280	(4)	1.4%
Michael Vasinkevich	1,500,000	(5)	4.3%
John J. Borer III	2,744,083	(6)	8.2%
Edward Rubin	14,211,683	(7)	40.9%
David Horin	339,195	(8)	1.0%
Sam Dryden	81,618	(9)	*
Richard Cohen	49,768	(9)	*
Winston Churchill	356,833	(10)	1.1%
Mark L. Friedman	144,205	(10)	*
Marvin I. Haas	53,768	(10)	*
Peter F. Drake	118,868	(9)	*
All current officers and directors as a group (11 persons)	20,058,301	(11)	53.3%

5% Stockholders Steven T. Newby 12716 Split Creek Court North Potomac, MD 20878	3,740,533		11.2%

*	Less than 1.0%.
(1)	Unless indicated otherwise, all addresses are c/o Rodman & Renshaw Capital Group, Inc., 1251 Avenue of the Americas, New York, New York 10020.
(2)

Except as otherwise indicated and subject to applicable community property and similar laws, each named person has reported having the sole voting and investment power with respect to his or her shares, other than shares subject to options or other rights to acquire.

(3)

Percentage of Common Stock Beneficially Owned is based on the 33,277,499 shares outstanding as of March 1, 2011. In addition, shares which a person had the right to acquire that are included in his or her beneficial ownership are also deemed outstanding in calculating the percentage ownership of the person but not deemed outstanding as to any other person.

(4)	Includes 425,980 shares underlying options that are currently exercisable.
(5)

Includes 1,500,000 shares underlying restricted stock units (“RSUs”). RSUs represent a right to acquire shares but do not confer a right to vote and impose restrictions on the right to dispose of the underlying shares.

(6)	Includes 300,000 shares underlying RSUs.
(7)

Includes 1,500,000 shares underlying RSUs and 12,711,683 shares owned by Paul Revere, LLC (“Revere”). ARF Trust, a trust for the benefit of Mr. Vasinkevich’s wife and children, owns a two-thirds membership interest in Revere. Mr. Rubin and a trust for the benefit of his children own a one-third membership interest in Revere. Mr. Rubin is the sole trustee of the ARF Trust and the wife and children of Michael Vasinkevich, our Vice Chairman, are its beneficiaries. Mr. Rubin has sole voting and investment power over all of the shares owned by Revere.

(8)	Includes 319,500 shares underlying restricted stock units (“RSUs”).
(9)	Includes 10,000 shares underlying options that are currently exercisable or exercisable within 60 days of March 1, 2011 and 39,768 shares underlying RSUs.
(10)	Includes 10,000 shares underlying options that are currently exercisable or exercisable within 60 days of March 1, 2011 and 30,000 shares underlying RSUs.
(11)	Includes 485,980 shares underlying options that are currently exercisable or exercisable within 60 days of March 1, 2011 and 3,828,804 shares underlying RSUs.

MANAGEMENT

          Set forth below is information concerning Rodman’s board directors and senior executive officers, as of March 1, 2011.

Name	Age	Position

Wesley K. Clark	66	Chairman and Director
Michael Vasinkevich	43	Vice Chairman and Director
Edward Rubin	43	Chief Executive Officer (Principal Executive Officer), President and Director
John J. Borer III	53	Senior Managing Director, Head of Investment Banking and Director
David Horin	42	Chief Financial Officer (Principal Accounting Officer)
Winston Churchill	70	Director
Richard M. Cohen	60	Director
Peter F. Drake	57	Director
Sam Dryden	61	Director
Mark L. Friedman	63	Director
Marvin I. Haas	68	Director

          Executive officers are appointed by, and serve at the pleasure of, the Board of Directors. A brief biography of each director and executive officer follows:

          Wesley K. Clark. General Clark was appointed Chairman on July 10, 2007 and became a director on July 22, 2007. He was appointed chairman of Rodman & Renshaw Holding LLC (“Holding”), our predecessor, in January 2006. In addition to being an educator, writer and commentator, General Clark is chairman and chief executive officer of Wesley K. Clark & Associates, a strategic advisory firm he founded in March 2003. From June 2000 through March 2003, General Clark was a managing director at Stephens, Inc., an investment banking firm based in Arkansas. From June 1966 through June 2000, General Clark served in the U.S. Army where he held numerous staff and command positions and rose to the rank of four-star general. He served as NATO Supreme Allied Commander and Commander in Chief of the U.S.-European Command from July 1997 through May 2000. In August 2000, General Clark was awarded the Presidential Medal of Freedom, the United States’ highest civilian honor. General Clark graduated from the United States Military Academy at West Point in 1966. He received a Masters in Philosophy, Politics and Economics from Oxford University where he was a Rhodes Scholar from 1966 to 1968. General Clark serves on the board of directors of AMG Advanced Metallurgical Group N.V., a global producer of specialty metals and metallurgical vacuum furnace systems, Bankers Petroleum Ltd., a Canadian-based oil and gas exploration and production company, Juhl Energy, Inc., a wind energy provider and Prysmian S.r.L.a provider of high-technology cables and systems for energy and telecommunication. He is a former director of Adams Aircraft Industries, Inc., Argyle Security, Inc., CVR Energy, Inc., Nutracea Inc. and Summit Global Logistics, Inc.

          Michael Vasinkevich. Mr. Vasinkevich was appointed Vice Chairman on July 10, 2007 and became a director on July 22, 2007. He was appointed vice chairman of Holding in May 2007. He joined us in July 2002 as senior managing director and was appointed a director of Rodman & Renshaw, LLC (“R&R”), our registered broker-dealer in 2006 and a director of Holding in 2004. From August 1999 through May 2002, Mr. Vasinkevich was a managing director at Ladenburg Thalmann & Co. Inc., and for the last 11 months of his tenure there he was president of capital markets. From November 1998 through July 1999 he was the founder and managing director of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From June 1997 to November 1998, he was the managing director of the structured finance group at Jesup & Lamont Securities Corp.

          Edward Rubin. Mr. Rubin was appointed Chief Executive Officer on February 9, 2009, and became President and a director on July 10, 2007. He was appointed president of Holding in May 2007. He originally joined Holding in June 2002 as a senior managing director. He served as President of R&R from September 2006, as a director of R&R since 2006 and as a director of Holding since 2004. From August 1999 through May 2002, Mr. Rubin was a director, corporate finance with Ladenburg Thalmann & Co. Inc. From November 1998 through July 1999, he was the founder and executive vice president of Tandem Venture Partners, Ltd., a specialized financial advisory firm focusing on growth companies in the United States and Asia. From July 1998 to November 1998, he was a vice president in the structured finance group at Jesup & Lamont Securities Corp. From November 1995 through December 1997, Mr. Rubin was assistant general counsel for NCH Capital, an investment fund specializing in investments in Eastern Europe and the former Soviet Union. From September 1993 through November 1995, Mr. Rubin was an associate in two law firms in New York, Friedman & Kaplan and Coudert Brothers. Mr. Rubin received his B.A. in political science from Bernard M. Baruch College in 1989 and his J.D. from New York University School of Law in 1993.

          John J. Borer III. Mr. Borer became a director on July 22, 2007 and a Senior Managing Director and Co-Head of Investment Banking in September 2007. Since July 2008, he has been Head of Investment Banking. Mr. Borer was our Chief Executive Officer from July 10, 2007 through September 4, 2007. Mr. Borer was appointed chief executive officer of Holding in May 2007. He also served as a director of Holding since April 2004 and a director of R&R since 2002. From 1998 through 2006 he was a senior managing director and the president of R&R. From 1991 through 1998, Mr. Borer was a managing director and head of investment banking at the broker-dealer affiliate of the original Rodman & Renshaw firm. From 1984 through 1991, Mr. Borer was senior vice president and investment manager in the new business development office of Security Pacific Business Credit Inc. From 1979 through 1984, he served as a vice president and business development officer with Barclays American Business Credit in its Los Angeles office. Mr. Borer received his B.S. in Agricultural Economics from the University of California at Davis in 1978 and his J.D. from Loyola Law School in Los Angeles in 1984.

          David Horin. Mr. Horin became our Chief Financial Officer on March 17, 2008. From 2003 through March 2008, Mr. Horin was the Managing Director of Accounting Policy and Financial Reporting at Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc. Prior to his employment at Jefferies & Company, from 2000 to 2003, Mr. Horin was a Senior Manager in KPMG’s Department of Professional Practice in New York, where he advised firm members and clients on technical accounting and risk management matters for a variety of public, international and early growth stage entities. Mr. Horin has a Bachelor of Science degree in Accounting from Baruch College at the City University of New York. Mr. Horin is also a Certified Public Accountant.

          Winston Churchill. Mr. Churchill became a director on October 16, 2007. He has served as the chairman of the board of Cyalume Technologies Holdings Inc. (OTCBB:CYLU), successor by change of name to Vector Intersect Security Acquisition Corp., since May 31, 2006. Since 1996, Mr. Churchill has been the managing general partner of SCP Partners, which manages several private equity and venture capital funds. From 1993 to the present he has been the chairman of CIP Capital Management, Inc., which manages a “small business investment company,” as defined by the National Association of Small Business Investment Companies. He is currently a director of Innovative Solutions and Support, a company engaged in the design, manufacture, and sale of flight information computers, flat panel displays, and monitoring systems; Amkor Technology, Inc., a subcontractor of semiconductor packaging and test services; Griffin Land & Nurseries, a real estate and landscape nursery business; and a number of private portfolio companies. Mr. Churchill received a B.S. in Physics, summa cum laude, from Fordham University in 1962, an M.A. in Economics from Oxford University, where he was a Rhodes Scholar, in 1964, and a J.D. from Yale Law School in 1967. He is a trustee of Immaculata University.

          Richard M. Cohen. Mr. Cohen became a director on August 13, 2007. Since 1996, he has been the President of Richard M. Cohen Consultants, a financial services consulting company that accepts engagements from public and private companies to assist with their corporate governance and corporate finance needs. Since 2003, Mr. Cohen has served as a director of Dune Energy, Inc., a publicly traded energy company for which he served as chief financial officer from November 2003 to April 2005. He is also currently serving as corporate secretary of Dune. Since February 2006, Mr. Cohen has served as a director of Helix Biomedix Inc., and December 2009 he has served as a Director of Cormedix, Inc. From 1984 through 1992, Mr. Cohen was an investment banker at Henry Ansbacher, Furman Selz, where he specialized in mergers & acquisitions, public equity offerings, and restructurings. From 1980 through 1983, Mr. Cohen was a vice president of corporate development at Macmillan, Inc. Mr. Cohen is a certified public accountant (New York State). He received a B.S. from the University of Pennsylvania (Wharton) in 1973 and an M.B.A. from Stanford University in 1975.

          Peter F. Drake. Dr. Drake became a director on October 16, 2007. Dr. Drake is currently the managing general partner of Mayflower Partners, a healthcare investment fund. From 1999 to 2002, he served as a managing director in the Equity Research Department of Prudential Securities, Inc., following Prudential’s acquisition of Vector Securities International, an investment banking firm co-founded by Dr. Drake in 1988. Vector specialized in raising capital for emerging healthcare companies and acted as an advisor in merger and alliance transactions in the healthcare area. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a biotechnology analyst in 1983, becoming a partner in 1986. He currently serves on the board of directors of Trustmark Insurance Co., a healthcare insurance provider, Penwest Pharmaceuticals Co., a publicly traded healthcare company providing drug delivery systems, Cortex Pharmaceuticals, Inc., a publicly traded neuroscience company, and Sequoia Sciences, a privately held biotechnology company focusing on the development of new antiinfectives. Dr. Drake received a B.A. in Biology from Bowdoin College in 1976, a Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College in 1980 and a C.B.A. from the Wharton School of Business at the University of Pennsylvania in 1983.

          Sam Dryden. Mr. Dryden became a director on July 22, 2007. He had been appointed to the board of directors of Holding in March 2007. Since February 2010, he has served as Director, Agricultural Development of the Bill and Melinda Gates Foundation. He also serves as Senior Advisory Director of Wolfensohn & Company, a corporate advisory and investment firm. From January 1,

2007 until January 31, 2010, he served as a managing director of Wolfensohn & Company where he focuses on private equity investments in biofuels and other alternative energies. He was the chief executive officer of Emergent Genetics, LLC, a life science investment holding company, a position he has held since April 2004. From January 1997 through June 2006, he served as chairman and chief executive officer of Emergent Genetics, Inc., an international biotechnology company. He founded and held executive positions with both Agrigenetics Corporation, now part of Dow AgroSciences, and Big Stone Inc., a private venture-investment and development company, which participated in the founding of over a dozen life science companies. Mr. Dryden is a member of the Council on Foreign Relations where he serves on its Advisory Committee on Intellectual Property and American Competitiveness. Mr. Dryden received his B.A. from Emory University in 1973.

          Mark L. Friedman. Mr. Friedman became a director on October 16, 2007. Since 2001, he has served as the managing partner of Constellation Investment Partners LLC, a Florida based merchant-banking and special investment firm. In 2003, Mr. Friedman co-founded OnForce, Inc., an online marketplace for onsite technology services. Mr. Friedman was a partner of Shea & Gould, a national law firm, from 1982-1992 and also served as a member of its management committee. He previously served as a director of several public companies, including Allied Digital Technologies Corp. and Disc Graphics, Inc., where he also served as chairman of the audit committee. Mr. Friedman received his B.A. in history, magna cum laude, in 1970 and his J.D., cum laude, in 1973 from the University of Pennsylvania. He was elected to the Phi Beta Kappa Society and was Articles Editor of the University of Pennsylvania Law Review.

          Marvin I. Haas. Mr. Haas became a director on October 16, 2007. From December 2006 through August 2008, Mr. Haas served as a member of the board of directors of Universal Power Group, Inc. and as chairman of its compensation committee and as a member of its corporate governance and nominating committee. From 1993 until its sale to the Sara Lee Corporation in 1999, Mr. Haas served as president and chief executive officer of Chock Full O’Nuts Corporation. Since his retirement from Chock Full O’Nuts, Mr. Haas has been a private investor. Mr. Haas received a B.A. from Northeastern University in 1965 and an M.B.A. from its Graduate School of Business in 1967.

Disclosure of Director Qualifications

          The Rodman board of directors, acting through the Nominating and Corporate Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a board. The Nominating and Corporate Governance Committee regularly reviews the composition of the board of directors in light of the company’s changing requirements, its assessment of the board’s performance, and the inputs of stockholders and other key constituencies.

          The Nominating and Corporate Governance Committee looks for certain characteristics common to all board members, including integrity, strong professional reputation and record of achievement, constructive and collegial personal attributes, and the ability and commitment to devote sufficient time and energy to board service.

          In addition, the Nominating and Corporate Governance Committee seeks to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that the board confronts. These individual qualities can include matters like experience in the company’s industry, technical experience (for example, financial or technological expertise), experience gained in situations comparable to the company’s (e.g., financial service companies, growth companies, and companies that grow through acquistions), leadership experience, and relevant geographical experience.

          Following is a brief description of the specific experience and qualifications, attributes or skills of each director that led to the conclusion that such person should serve as a director of Rodman:

•

General Clark’s leadership in the U.S. Army and as NATO Supreme Allied Commander and Commander-in-Chief of the U.S. – European Command and his experience in the investment banking sector provides the board with broad leadership and strategic skills and perspective, particularly with regard to interaction with government agencies in our heavily regulated industry and in the non-U.S. markets that we target.

•

Mr. Vasinkevich’s knowledge regarding the capital markets and industries in which we compete provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

•

Mr. Rubin’s knowledge regarding our operations and the markets in which we compete, including non-U.S markets, provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

•

Mr. Borer’s knowledge regarding our history and operations and the markets provides a critical link between management and the board, enabling the board to provide its oversight function with the benefit of management’s perspective of the business.

•

Mr. Churchill’s experience in managing private equity and venture capital funds and his legal education provides the board with the perspective of an active investor and fund manager with a deep understanding of the financial markets.

•

Mr. Cohen’s hands-on experience in public company corporate governance and corporate finance both through his current consulting practice and prior affiliation with Furman Selz provides the board with a unique perspective on corporate governance matters and corporate finance matters. Given his financial experience, Mr. Cohen has been determined by our board to be the Audit Committee financial expert.

•

Mr. Drake’s depth of knowledge of the investment banking sector, and his having been a key player in the growth and sale of Vector to Prudential Securities, provides the board with a perspective on growth and acquisition strategies.

•

Mr. Dryden’s in-depth knowledge of the biotechnology sector as well as his affiliations both with Wolfenson & Company and the Bill and Melinda Gates Foundation provides the board with valuable management and leadership skills, as well as insight into the biotechnology focus of our business.

•	Mr. Friedman’s law background, together with his investment and merchant banking experience, provides the board with valuable input into our business.

•

Mr. Haas’ experience as a chief executive officer of a public company and his current involvement in the investment community provides the board with valuable leadership skills and insight into our business.

Family Relationships

          None of the directors or executive officers is related by blood, marriage or adoption.

COMPENSATION OF DIRECTORS

          Each member of the Rodman board of directors who is not an employee receives, as compensation for service on the board: (i) an annual retainer of $20,000; (ii) $1,000 for each meeting of the board attended either in person or telephonically; and (iii) $750 for each committee meeting attended either in person or telephonically. In addition, each committee chairman receives an additional annual retainer as follows: (i) Audit Committee — $12,500; (ii) Compensation Committee — $7,500; and (iii) Nominating and Corporate Governance Committee — $5,000. Such additional compensation is intended to reflect special efforts of such board members. In 2009, each non-employee director received a RSU grant covering 30,000 shares of Rodman common stock, 10,000 of which vested on the date of grant, 10,000 of which vested on the first anniversary of the grant date in 2010 and 10,000 of which will vest on the second anniversary of the grant date in 2011, subject to forfeiture and accelerated vesting upon specified events. In addition, settlement of all of the RSUs generally is deferred for two years following the final vesting date. Board members are reimbursed for reasonable travel expenses associated with attending any board or committee meetings.

          The following table sets forth the compensation paid to members of Rodman’s board of directors who are not “named executive officers” for the year ended December 31, 2010.

Director Compensation - 2010

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total

Wesley K. Clark(2)	—	—	$250,000	$250,000
Sam Dryden	$32,250	—	—	32,250
Richard Cohen	43,275	—	—	43,275
Winston Churchill	35,500	—	—	35,500
Peter F. Drake	29,500	—	—	29,500
Mark L. Friedman	40,500	—	—	40,500
Marvin I. Haas	31,250	—	—	31,250

(1)	At December 31, 2010, directors held the following number of outstanding options, unvested RSUs and vested RSUs that are deferred as to settlement:

	Awards Held at December 31, 2010

Name	Options	Unvested RSUs	Vested RSUs

Wesley K. Clark	425,980	- 0 -	- 0 -
Sam Dryden	10,000	10,000	29,768
Richard Cohen	10,000	10,000	29,768
Winston Churchill	10,000	10,000	20,000
Peter F. Drake	10,000	10,000	29,768
Mark L. Friedman	10,000	10,000	20,000
Marvin I. Haas	10,000	10,000	20,000

(2)

General Clark is an employee, and receives no separate compensation for service as a member of the board of directors. His compensation is described below. The amount in the column “All Other Compensation” represents the amount of compensation Rodman paid to him in 2010.

          Wesley K. Clark is employed as the Chairman of the Board and serves as a member of the board of directors. His employment commenced January 30, 2006. Under his current employment agreement, he receives an annual base salary of $250,000. In addition, he is eligible to receive the following cash bonuses: (i) up to 15% of fees received by R&R, Rodman’s broker-dealer affiliate, in connection with any transaction introduced by him; and (ii) a discretionary amount at the end of each calendar quarter. In addition, the agreement: (i) granted him options to purchase 425,980 shares of Rodman common stock at $3.78 per share, all of which were vested at December 31, 2008; and (ii) provides for payment of an amount if there is a “Change of Control Event” during the period of employment. In general, the amount cannot exceed $1,514,942, and would be reduced to the extent that the fair market value of a share of Rodman common stock is less than $3.78 per share (as adjusted) on the date of the Change of Control Event. Rodman may make the payment, in its absolute discretion, in cash or other property, including the shares or other property which may have been received in the transaction which constituted the Change of Control Event. A “Change of Control Event,” in general, means the acquisition by any one person, or a group, of more than 50% of the total fair market value or total voting power of Rodman’s capital stock or of substantially all of our assets.

EXECUTIVE COMPENSATION

          The following table describes the components of the total compensation paid to Rodman’s named executive officers for 2010 and 2009.

Summary Compensation Table

	Year	Salary	Bonus	Stock Awards(1)	All Other Compensation	Total

Principal Executive Officer
Edward Rubin	2010	$150,000	$2,989,182	$2,052,000	$—	$5,191,182
President and Chief Executive Officer(2)	2009	$150,000	$2,637,794	$—	$—	$2,787,794

Principal Accounting Officer David Horin	2010	$200,000	$350,000	$119,000	$—	$669,000
Chief Financial Officer	2009	$200,000	$350,000	$31,910	$—	$581,910

Michael Vasinkevich	2010	$150,000	$2,989,182	$2,052,000	$—	$5,191,182
Vice Chairman	2009	$150,000	$3,637,794	$—	$—	$3,787,794

John J. Borer III.	2010	$150,000	$852,533	$410,400	$—	$1,412,933
Head of Investment Banking	2009	$150,000	$1,575,825	$—	$—	$1,725,825

(1) The stock-based compensation amounts reported in “Stock Awards” column for both years represent the aggregate grant-date fair value of the awards computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures based on service-based vesting conditions). Rodman determines the fair value of restricted stock and RSUs based on the closing price of its common stock on the date of grant, subject to a discount (reduction) in the case of RSUs that impose restrictions that delay settlement and thus preclude marketability of the underlying shares for periods extending after the lapse of the risk of forfeiture (vesting). Rodman calculates this discount using a protective put method model.

(2) Mr. Rubin became our Chief Executive Officer effective February 9, 2009.

Employment Arrangements with Named Executive Officers

          On November 30, 2010 (the “Effective Date”), Rodman entered into employment agreements (the “Employment Agreements”) with each of Michael Vasinkevich, Edward Rubin and John J. Borer III, for their continued employment with the company as senior managing director and vice chairman, chief executive officer and senior managing director, respectively. Upon execution of the Employment Agreements, their preexisting employment agreements with Rodman, along with all rights and obligations of the parties thereunder, were immediately terminated. The Employment Agreements are substantially identical and provide, inter alia, as follows:

Term: Each of Messrs. Vasinkovich, Rubin and Borer are “at will” employees.
Base Salary: $150,000 per annum, payable according to the company’s prevailing payroll schedule.

Signing Bonus: Each of Messrs. Vasinkevich, Rubin and Borer were granted a signing advance (retention bonus) equal to $850,000, $850,000 and $250,000, respectively. In the event that Messrs. Vasinkevich, Rubin and Borer terminates his employment with Rodman on or prior to November 30, 2011, other than for “Good Reason” (as defined), or his employment is terminated by Rodman for “Cause” (as defined), such executive has agreed to promptly reimburse Rodman for the full amount of such advance. The advance shall be fully earned and non-reimbursable (a) if the executive remains in the continuous employ of Rodman through November 30, 2011, (b) in the event that, on or prior to November 30, 2011, the executive terminates his employment with Rodman for “Good Reason” (as defined), (c) in the event that, on or prior to November 30, 2011, the executive employment is terminated by Rodman other than for “Cause” (as defined), or (d) in the event of the executive’s death on or before November 30, 2011.

RSU Grant: Each of Messrs. Vasinkevich, Rubin and Borer received a Restricted Stock Unit (RSU) grant of 1.5 million, 1.5 million and 0.3 million shares, respectively, under Rodman’s 2010 Stock Award and Incentive Plan, which RSU grant vests ratably, subject to the achievement of stated performance benchmarks, in fifths on February 28, 2012, 2013, 2014, 2015 and 2016, respectively. The RSU is subject to accelerated vesting and forfeiture upon the occurance of stated events.

Incentive Compensation: Each executive is eligible to receive a bonus, to be determined at the sole discretion of the Rodman board of directors and payable in accordance with Rodman’s then prevailing policy, including the payment of a pro rata bonus based upon actual full year performance in the event of the executive’s termination other than for Cause or the executive terminates his employment for Good Reason.

Benefits. Each individual is entitled to participate in any retirement plans, insurance, health, disability or other benefit plan or program that is maintained by Rodman.

          In February 2008, Rodman entered into an at-will employment agreement with Mr. David Horin, its vice president and chief financial officer. Mr. Horin’s employment commenced on March 17, 2008. Pursuant to the agreement, Mr. Horin serves at the pleasure of the board of directors and is entitled to receive base compensation of $200,000 per year plus an annual bonus to be determined in accordance with Rodman’s prevailing compensation practices except that, for calendar years 2008 and 2009 the agreement provided that such bonus would not be less than $350,000 per annum. Rodman is permitted to pay a portion of such bonus in the form of equity awards. In addition, on the commencement date of his employment, Mr. Horin was granted 100,000 restricted shares of Rodman common stock pursuant to a restricted stock agreement which provided for vesting in three annual installments on the first, second and third anniversary of the grant date, provided Mr. Horin has not been terminated for cause or voluntarily terminated prior to vesting, and for accelerated vesting in the event of death, disability, termination without cause, termination for good reason, and termination upon a change in control. This grant was exchanged for 100,000 RSUs in December 2008.

Cash Bonus Compensation

          Cash bonus compensation is a key component of Rodman’s executive compensation program. In 2009 and 2010, Rodman implemented pre-set performance based annual incentive awards for the named executive officers (other than the Chief Financial Officer). In 2009, Rodman also paid a bonus guaranteed under the employment agreement with Mr. Horin; this bonus amount was part of the compensation package which was negotiated in recruiting Mr. Horin to join the management team.

          In August 2007, the Compensation Committee and the Rodman board of directors unanimously approved and adopted, and our stockholders approved, our Executive Bonus Plan. The Executive Bonus Plan includes the following key provisions:

•	The plan is administered by the Compensation Committee of the Board.

•	The plan has a term of five years, ending August 31, 2012.

•	The initial participants in the plan were Michael Lacovara, John J. Borer III, Michael Vasinkevich and Edward Rubin. The Compensation Committee may designate other employees as participants.

•

The Compensation Committee will determine the size of the hypothetical bonus pool to be distributed to the participants and the amount to be allocated to each participant based on performance criteria that it establishes. For 2009, the Compensation Committee authorized the funding of the bonus pool in an amount equal to 60% of 2009 total consolidated cash revenues, minus the base compensation payable to the participants and other compensation for employees but excluding from compensation equity-based compensation granted prior to October 17, 2007 and insurance premiums paid in respect of “key-man” life insurance policies for Rodman’s benefit.

•

The Compensation Committee sets the allocation of the bonus pool before or early in the performance year, provided that in no event may the amount distributed in any single fiscal year to a participant exceed 25% of Rodman’s total consolidated gross revenues for such year, as reported on its financial statements. For 2010, the Compensation Committee set allocations of this pool as follows: Mr. Borer, 15.0%; Mr. Vasinkevich, 42.5%; and Mr. Rubin, 42.5%. No bonuses would be payable if the funding formula resulted in zero or a negative amount. The maximum bonuses payable likewise were governed by this formula, subject to any lower limit that may be applicable under the Executive Bonus Plan.

•

The Executive Bonus Plan contains an overall limit on the bonus pool. In no event may the amounts payable pursuant to the plan in any one fiscal year, when added to all of Rodman’s other compensation and benefits expenses for that year, as reported on its financial statements, exceed 60% of our total consolidated cash revenues for that year, excluding insurance premiums paid with respect to “key-man” life insurance policies for our benefit and equity-based compensation attributable to awards granted prior to September 30, 2007. As stated above, for 2009, the Compensation Committee set the cap on the pool at 60% of total consolidated cash revenues.

2010 Stock Award and Incentive Plan

          In 2010 the Rodman board of directors adopted and the Rodman stockholders approved the 2010 Stock Award and Incentive Plan (the “2010 Plan”) to replace the Company’s 2007 Plan (the “2007 Stock and Incentive Plan”). The Rodman board of directors approved the 2010 Plan to:

•	attract, retain, motivate and reward officers, employees, directors, consultants and advisors to Rodman and its subsidiaries and affiliates;
•	strengthen Rodman’s capability to develop and direct a competent management team;
•	provide equitable and competitive compensation opportunities;
•	authorize incentive awards that appropriately reward achievement of our goals and recognize individual contributions without promoting excessive risk; and
•	promote creation of long-term value for stockholders by closely aligning the interests of participants with the interests of stockholders.

          The 2010 Plan makes four million shares of common stock available for equity awards, representing approximately 12% of the shares of Rodman common stock outstanding at January 1, 2011. In addition, shares that remain available under Rodman’s 2007 Plan are also available under the 2010 Plan. Shares subject to outstanding awards under the 2007 Plan may become available for further grant under the 2010 Plan if such shares are not delivered to the participant, in accordance with the share counting rules in the 2010 Plan. In addition, the 2010 Plan would provide for cash incentive awards, including annual incentive awards, which previously were granted under Rodman’s Executive Bonus Plan.

          The 2010 Plan authorizes a broad range of awards, including:

•	stock options
•	stock appreciation rights (“SARs”)
•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer
•

deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (we generally refer to forfeitable deferred stock as “restricted stock units”)

•	other awards based on Common Stock
•	dividend equivalents
•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives)
•	cash-based performance awards tied to achievement of specific performance objectives
•	shares issuable in lieu of rights to cash compensation.

          The 2010 bonuses, which have not been fully determined or fully paid, are based upon certain revenue and non-GAAP pre-tax income levels.

          The following table summarizes the options and restricted stock units outstanding and shares available for future grant of equity awards under the 2010 Plan and the 2007 Plan as of December 31, 2010. The shares covered by outstanding options and restricted stock units and the exercise prices of options are subject to adjustment for changes in capitalization stock splits, stock dividends and similar events.

	Equity Compensation Plan Table

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity Compensation Plans Approved By Security Holders

	7,329,880	(1)	$0.04	(2)	4,418,794	(3)

Equity Compensation Plans Not Approved By Security Holders	4,046,812	(4)	$4.06

Total	11,376,692		$1.47	(5)	4,418,794

(1)

Includes options covering 60,000 shares having an exercise price of $5.00 per share and restricted stock units covering 7,269,880 shares, but excludes outstanding restricted stock (which awards under SEC rules do not constitute options, warrants or rights).

(2)

Weighted average is calculated for both options and RSUs, in accordance with SEC rules, although RSUs do not have an exercise price. If only options were included in this calculation (i.e., excluding RSUs), the weighted average exercise price of the outstanding options would have been $5.00.

(3)

Of the shares remaining available for future equity awards, all of such shares could be granted in the form of either stock options or restricted stock, restricted stock units, or other full value awards.

(4)	These are options granted prior to Rodman becoming a public reporting company.

(5)

Weighted average is calculated for both options and RSUs, in accordance with SEC rules, although RSUs do not have an exercise price. If only options were included in this caluclation (i.e., excluding RSUs), the weighted average exercise price of the outstanding optons would have been $4.07.

Outstanding Equity Awards At Fiscal Year End—Fiscal 2010

          The following table shows information concerning outstanding equity awards held by the named executive officers on December 31, 2010.

Name	Number of shares or units of stock that have not vested(1)		Market value of shares or units of stock that have not vested ($) (2)

Edward Rubin	1,500,000	(3)	4,290,000

John J. Borer III	300,000	(3)	858,000

David Horin	207,496	(4)	593,439

Michael Vasinkevich	1,500,000	(3)	4,290,000

(1)	All awards in this column are Restricted stock units (“RSUs”).

(2)	Market value is calculated based on the closing price per share of common stock on December 31, 2010 of $2.86.

(3)

The RSU grant vests ratably, subject to the achievement of stated performance benchmarks, as to 20% of the underlying shares on February 28, 2012, 2013, 2014, 2015 and 2016. The RSUs are subject to accelerated vesting in certain circumstances upon death, disability, termination without cause, termination for good reason (as defined in the applicable employment agreement) and termination upon a change in control event.

(4)

33,333 RSUs were granted on March 17, 2008 and vest on March 16, 2011; 5,503 were granted on August 15, 2008 and vest on August 15, 2011; 49,495 were granted on February 6, 2009 and vest in equal portions on February 6, 2011 and February 6, 2012; 19,165 were granted on December 29, 2009 and vest in equal portions on December 29, 2011 and December 29, 2012; and 100,000 were granted on March 17, 2010 and vest in equal portions on each of the first three anniversaries of the grant date. These awards are subject to accelerated vesting in the event of death, disability, termination without cause, termination for good reason (as defined in Mr. Horin’s employment agreement) and termination upon a change in control event.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

          We were the representative of the underwriters in the initial public offering of Vector Intersect Security Acquisition Corp. (“Vector”) which was consummated in April 2007. Vector was a special purpose acquisition company (SPAC) targeting the homeland security, national security and/or command and control industries. Pursuant to the underwriting agreement, we agreed to deposit a portion of our underwriting fees into the SPAC trust account until the earlier of a business combination or the liquidation of the trust account. We also agreed to forfeit any rights to such fees unless Vector successfully consummated a business combination. In December 2008, Vector consummated a business combination transaction. In connection with that transaction, we agreed to lend to Vector approximately $1.8 million of the funds held in the trust account for our benefit. The loan is evidenced by an unsecured promissory note bearing interest at the rate of 8% per annum and due on June 30, 2014. At September 30,2010, the outstanding note balance was approximately$1.8 million. Winston Churchill, who became a director of the Company in October 2007, was a director and principal stockholder of Vector at the time of the transactions described above.

Director and Officer Indemnification

          We have entered into indemnity agreements with our directors and officers indemnifying them against all losses, damages, costs and expenses incurred by them arising out of their service in such capacity, subject to the limitations imposed by Delaware law. This agreement is in addition to our indemnification obligations under our bylaws.

Tax Indemnification Agreement

          Prior to the July 10, 2007, we operated as a limited liability company (treated as a partnership for income tax purposes) and, as such, our former members, including Revere, generally, will be liable for adjustments to taxes (including federal and state income taxes) attributable to our operations prior to July 10, 2007. In connection with our conversion to a corporation which occurred on July 10, 2007, we entered into a tax indemnification agreement to indemnify our former members, including Revere, and their respective members and stockholders, including John J. Borer III, Edward Rubin and a trust for the benefit of the wife and children of Michael Vasinkevich, against increases in taxes that relate to our activities prior to becoming a corporation. The tax indemnification agreement includes provisions that permit us to control any tax proceeding or contest which might result in our being required to make a payment under the tax indemnification agreement.

Policies and Procedures for Related Party Transactions

          We have adopted a code of business conduct and ethics, pursuant to which our executive officers, directors and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent committee of the Board in the case where it is inappropriate for our Audit Committee to review such a transaction due to a conflict of interest. All of our directors, executive officers and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed transaction, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. The Audit Committee will approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

HUDSON HOLDING CORPORATION BUSINESS AND FINANCIAL INFORMATON

References to “we” and “our” in this “Hudson Holding Corporation Business & Financial Information” section refer to Hudson Holding Corporation (“Hudson”) and its subsidiaries as a whole.

BUSINESS

General

          Hudson is engaged in the securities brokerage business through its wholly owned subsidiaries, Hudson Securities, Hudson Technologies, Inc. (“Technologies”) and Spark Capital Management, LLC (“Spark”). Hudson Securities is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”). Hudson’s headquarters are in New Jersey and it has branch offices in various metropolitan locations. Technologies was formed for the purpose of providing software development and technology services for Hudson Securities and for third parties. Spark is the investment manager of the Spark Fund, a hedge fund. On March 31, 2010, we acquired the equity research, asset management and investment banking business of Next Generation Equity Research, LLC (“Next Generation”), a Chicago based equity research boutique focused on the needs of institutional investors, which complemented Hudson’s existing businesses.

Operations

          Hudson Securities is a member of FINRA and the Securities Investor Protection Corporation “SIPC”. Hudson Securities is a leading independent market maker firm dedicated to meeting the liquidity needs of its clients which are comprised of: institutions, hedge funds, asset managers, and broker dealers, by making markets in over 12,000 U.S. and foreign securities and providing execution solutions. Hudson Securities has been in business since 1984.

          As a market maker, Hudson Securities provides its customers with order execution. When customers come to Hudson Securities seeking to buy or sell securities, the firm works to satisfy the customers’ needs, either by finding counterparties willing to trade with the customers (obtaining liquidity) or, where appropriate, by taking the other side of the trades, thereby providing liquidity for its customers by purchasing or selling the securities as a principal. In a sense, liquidity is the product that Hudson Securities sells to its customers.

          Hudson Securities’ customers are firms that require liquidity to complete stock trades, funds whose investment decisions call for shifts into or out of certain stocks, retail customers, professional traders who want to establish or liquidate their positions, and other retail brokerage firms whose individual investor clients wish to buy or sell securities. By trading with Hudson Securities, customers are able to obtain liquidity.

          Providing trade executions generates two types of revenue for Hudson Securities, commissions and fee revenue, plus sales and trading revenue.

          Commissions and fee revenue is derived from the fees that Hudson Securities charges its customers for executing their orders, generally a fixed price per share traded, as well as investment banking fees related to the offerings of securities when Hudson Securities act as investment banker. Revenue may vary with the number and size of Hudson Securities’ customers and with their level of trading activity. Commissions and fee revenue is free of market risk for Hudson Securities since Hudson Securities either transacts as an agent or on a riskless principal basis.

          Sales and trading revenue is primarily derived from the profit and loss associated with purchases and sales of securities to facilitate customer transactions, including securities in which Hudson Securities makes markets. In doing so, the firm itself is at risk to changes in stock prices. Sales and trading revenues are obtained by paying less to buy shares for its own account than the firm receives for selling those shares. Because the price for which the firm is willing to purchase shares (its “bid” price) is usually less than the price at which it would then sell those shares (its “ask” price), trading with a customer can present a market maker with an opportunity to capture the difference between these prices (the “bid-ask spread”) provided it can find a counterparty with whom to trade in the same security before the stock price moves against the trader. Finding a counterparty to take the other side of a trade can be challenging, and failure to find a counterparty at the right price or time can lead to a loss.

     Competitive Advantages

          Hudson Securities believes that it differentiates itself in the market by the stocks it trades and by the customers it serves. While many of the firm’s competitors emphasize NASDAQ National Market stocks, Hudson Securities focuses on providing liquidity in difficult-to-trade stocks, including shares quoted on the OTC Bulletin Board and Pink Sheets and second tier and Small-Cap NASDAQ stocks. Hudson Securities’ strategy is to maintain and grow existing relationships with retail firms while seeking to attract new customers from among other retailers that the firm’s competitors neglect as well as targeted institutions. We believe that we differentiate ourselves by offering:

•	Advanced and scalable trade execution platform with connectivity to all trading venues

•	Long term relationships and approach to customer service

•	Consultative approach towards providing liquidity

•	Expertise in providing liquidity in hard-to-trade equities

          Hudson Securities also differentiates itself by offering a full range of corporate finance and capital markets services, which we believe complement Hudson’s primary business.

     Technology

          Technologies is the hardware and software technology division of Hudson. Technologies supports and develops software to enhance the trading environment of Hudson Securities.

          Hudson Securities maintains a multi-tier connectivity network to receive customers’ orders, to monitor the markets, and to communicate with trading partners. Hudson Securities’ traders have the ability to trade all U.S. equities, using Sungard’s BRASS order management system to process incoming orders and its UMA market access system and the NASDAQ Level III system to enter orders. These systems interface with the Broadcort Division of Merrill, Lynch, Pierce, Fenner & Smith and Goldman Sachs Execution & Clearing, L.P. (Hudson Securities’ clearing brokers) to ensure trades are processed. The firm’s headquarters and branch offices are in constant communication and can serve as back-up for one another in case of system failures.

     Our Market Making Activities

          Hudson Securities focuses on attracting orders from retail brokerage firms and buy-side institutions, such as mutual funds, hedge funds and trusts. Hudson Securities’ business has a tendency to be strongest during the first calendar quarter of the year and weakest during the summer months.

          Market makers’ main customers are retail brokers and institutions that require order executions for varieties of stocks, from widely traded issues, like those of S&P 500 and NASDAQ 100 companies, to less liquid securities such as NASDAQ Small-Cap, Bulletin Board, and Pink Sheet stocks.

          While offering liquidity across a broad range of stocks to both institutional and retail brokerage customers, Hudson Securities intends to focus its resources on increasing the firm’s market share as a liquidity provider to retail brokerage firms and institutions, plus on specializing in less liquid issues.

          Management believes that retail order-entry firms are being neglected in the increasing competition among market makers for institutional customers, offering the firm an opportunity to increase its presence in that segment. Meanwhile, particularly as large competitors decrease their commitment to the market making business in light of recent “lean years,” lucrative retail brokerage customers may be interested in investigating alternative relationships, presenting Hudson Securities with an opportunity to attract such customers. By establishing a large pool of retail orders, management believes that the firm will ultimately be better positioned to attract buy-side institutional firms in search of liquidity.

          By focusing on less liquid stocks, the firm avoids some of the fiercest competition among market makers and other liquidity providers such as Electronic Crossing/Communication Networks (ECN’s). At the same time, Hudson Securities provides a less available service, finding a firm willing to fill an order for little-known pink sheet stocks. However, trading less liquid issues exposes firms to greater price volatility and thus greater risk. There is less investor interest in trading such securities, but the wider spreads have greater profit potential. Hudson Securities trades many of the most active NASDAQ National Market stocks, and by focusing on smaller issues management hopes to appeal to retail brokers in need of liquidity while maximizing the firm’s profit potential.

     Investment Banking and Research

          We have expanded our business by offering additional investment banking services and institutional research, and are seeking to add to these groups.

     Investment Banking

          As of March 11, 2011, our investment banking team consisted of 5 client-facing professionals. We focus on providing corporate finance and strategic advisory services to private and public companies with a market capitalization below $500 million. We intend to provide these companies with capital origination services and strategic advice throughout their various stages of development.

          We plan to focus primarily on financing transactions. We believe that our in-depth knowledge of the capital markets enables us to develop financing strategies, transaction structures and financing instruments that simultaneously address issuers’ needs for capital and the investment community’s need to balance risk and reward. We offer our clients a broad range of financing alternatives including private placements, private investments in public equity (“PIPEs”), registered direct offerings (“RDs”) and underwritten public offerings.

•

Private Placements. These transactions involve sales of unregistered securities. In most cases the issuer is a private company, although public companies can undertake private placements as well. The securities sold may be common or preferred equity, debt, convertible debt, or derivatives, such as warrants. The debt could be secured or unsecured, senior, mezzanine or subordinated. Many of these transactions involve units, which include more than one class of securities.

•

Private Investment in Public Equity, or “PIPE.” In these transactions, a publicly-traded reporting company sells unregistered securities of a class, and/or convertible or exchangeable for a class, that is already publicly traded. Generally, the issuer is obligated to register the securities within a specified period after the transaction closes.

•	Registered Direct Offerings, or “RD.” These transactions are direct placements of securities that have been registered under a “shelf” registration statement and, therefore, are immediately tradable.

•

Public Offerings. These transactions involve securities that have been registered and that are listed or traded on an exchange. The offering may constitute an “initial public offering” by a private company or a “follow-on offering” by an existing public company.

     Research

          As of March 11, 2011, our research group consisted of 4 analysts. Our research professionals seek to provide quantitative, value-added, differentiated insight on equity securities they cover. Research analysts develop relationships with corporate management teams of issuers they cover, maintain networks of industry and competitor contacts to gain proprietary data points to support investment theses and provide access to their views via published research, in-person and through hosted meetings and events for investors on behalf of the companies whose stocks they cover. As of March 11, 2011, we covered approximately 44 stocks primarily in the airlines, machinery, electrical equipment, wireless equipment, and gaming, lodging and leisure sectors, with a primary focus on companies with market capitalizations of $5 billion or less. We seek to cover securities where clients express strong interest or the team feels significant value can be delivered via proprietary and differentiated views. Institutional sales professionals deliver investment ideas generated by our research to institutional investor clients including mutual funds, hedge funds, investment managers and investment advisors.

     Asset Management

          In connection with the acquisition of the investment banking and research businesses of Next Generation, we also acquired the investment advisor of a hedge fund from Next Generation’s parent. We are currently managing the fund and intend to explore further expansion into asset management. We are not presently registered as an investment advisor under the Investment Advisors Act of 1940.

     Industry Analysis

          Historically, a handful of market makers have accounted for most of the shares traded on the NASDAQ, OTC Bulletin Board and Pink Sheets. Retail brokers and institutions prefer to have relationships with (and communication links to) more than one market-

maker. This engenders competition among market makers, inducing them to offer fast executions, favorable prices, payment for order flow, liquidity, research, convenience, and trustworthiness.

     Industry Participants

          Over the last several years there has been a rapid consolidation in the market making industry, as global financial corporations that entered the business near the height of the market in the late 1990’s subsequently scaled back, as the market (and trading volumes and profits) retreated. While approximately 120 “market makers” are currently registered to trade bulletin board stocks*, we believe that many choose to register as market makers for technical reasons, and only a handful of these firms (including Hudson Securities) actively compete to fill orders from retail brokers’ customers. Historically, two of the largest market makers, Knight Equity Markets and UBS Securities, dominate the market, accounting for a majority of NASDAQ, OTC Bulletin Board and Pink Sheet volume.

     Competition

          Market making may be viewed as a commodity business, with participants all offering prompt executions of customer orders. But in an industry where everyone sells (or buys) identical shares of stock, there are criteria whereby market makers manage to distinguish themselves from their competition. Factors on which market makers compete include execution quality (speed and price), payment for order flow, securities traded and available liquidity, research, service, ease of use and relationships.

          Many of our competitors have greater financial, technical and personnel resources than Hudson Securities. We compete with over 120 market makers, and specifically with Knight Trading Group and UBS Securities, two of the largest market makers. Our ability to continue to compete with other market makers will depend on our financial resources, trading ability, and our ability to provide other complementary services to our clients.

          To help attract new customers, the firm is striving to increase the list of securities available for trading. Since the beginning of 2003, Hudson Securities began making markets in additional NASDAQ stocks. In addition, the firm now trades securities that are listed on certain U.S. and foreign exchanges.

     Government Regulation

          The securities industry in the United States is subject to extensive regulation under both federal and state laws. Hudson Securities is registered as a broker-dealer with the U.S. Securities and Exchange Commission (“SEC”) and certain state securities divisions. Much of the regulation of broker-dealers has been delegated to self-regulated organizations, principally FINRA, NASDAQ and national securities exchanges. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct regular and periodic examinations of our operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. Hudson is also subject to oversight by the U.S. Department of Labor in connection with our benefit plans.

          Significant legislation, rule-making and market structure changes have occurred over the last few years that have had an impact on Hudson. First, decimalization was introduced in January 2001 in NYSE and AMEX listed securities, and in NASDAQ markets in April 2001. Decimalization, combined with the one-penny minimum price increment, has had a dramatic reduction in average spreads, which in turn has had a profound effect on our profitability. Second, in 2002 NASDAQ launched SuperMontage, a NASDAQ routing and execution system. SuperMontage transformed NASDAQ from a quote-driven market to a full-order-driven market as quotes and orders are treated the same. Under SuperMontage, market makers and ECNs are able to show trading interest at five different price levels, allowing investors to see individual and aggregated interest across all market participants at the National Best Bid or Offer (“NBBO”) and four additional layers above or below the NBBO. Third, the introduction of SuperMontage, which is not used by all market participants, and the increase in trading of NASDAQ-listed securities by other exchanges has created market fragmentation. This lack of linkage between market centers has resulted in an increase in locked and crossed markets, fragmented liquidity pools and different market centers using different sets of regulatory rules and regulations. Fourth, the U.S. Patriot Act of 2001, enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and to share information with other financial institutions, requires the implementation and maintenance of internal practices, procedures and controls which will increase our costs and may subject us to regulatory inquiries, claims or penalties. Lastly, the Sarbanes-Oxley Act of 2002 has led to sweeping changes in corporate governance. This far reaching legislation has significantly affected public companies by enacting provisions covering corporate governance, board of directors and audit committee structure, management and control structure, new

* according to http://www.otcbb.com/dynamic/tradingdata/MarketMakersPositions/MMakersdata.htm.

disclosure requirements, oversight of the accounting profession and auditor independence. The SEC also responded by, among other things, requiring chief executive officers and Principal Financial and Accounting Officers of public companies to certify the accuracy of certain financial reports and certain other SEC filings.

          The regulatory environment in which we operate is subject to constant change. Our business, financial condition and operating results may be adversely affected as a result of new or revised legislation or regulations imposed by the U.S. Congress, the SEC, other U.S. and state governmental regulatory authorities, or FINRA. Our business, financial condition and operating results also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities.

          Additional regulation, changes in existing laws and rules, or changes in interpretations or enforcement of existing laws and rules often directly affect the method of operation and profitability of regulated broker-dealers.

     FINRA and Net Capital Requirements

          Regulatory bodies, including FINRA, are charged with safeguarding the integrity of the securities industry and with protecting the interests of investors participating in those markets. Broker-dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of clients’ funds and securities, capital structure, record keeping and the conduct of directors, officers and employees.

          The SEC, FINRA and various other regulatory agencies have rigid rules, including the maintenance of specific levels of net capital by securities brokers and dealers pursuant to the SEC’s Uniform Net Capital Rule 15c3-1 with which Hudson must comply. As of December 31, 2010, Hudson had total net capital of approximately $3,148,000, which is approximately $2,148,000 in excess of Hudson’s minimum net capital requirement of $1,000,000.

          Additionally, Hudson is subject to periodic, routine finance and operations reviews by SEC and FINRA staff, plus state securities divisions. It should be noted that Hudson has a disciplinary record with FINRA and fines have been levied against Hudson for violations that occurred during the tenure of the prior management. Given FINRA’s policy of progressive disciplinary actions, this prior record could adversely impact Hudson if we are cited for additional violations. On January 8, 2009, FINRA accepted Hudson Securities’ Letter of Acceptance, Waiver and Consent to settle with FINRA on a violation limited to failure to tailor anti-money laundering procedures to include market making and trading, plus a $10,000 fine.

     Employees

          As of March 11, 2011, we employed 119 individuals, of which 118 were full-time employees. We believe our relations with our employees are good. None of our employees are represented by a union or any collective bargaining agreements.

     Corporate Information

          Our principal offices are located at 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310 and our telephone number is (201) 216-0100. Our corporate website is http://www.hudsonholdingcorp.com. The information on our website is not incorporated by reference to this prospectus. We file reports and other information with the SEC. The SEC maintains an internet site that contains reports, proxy, information statements and other information at http://www.sec.gov.

PROPERTIES

          Our corporate headquarters are located in 26,875 square feet of office space at 111 Town Square Place in Jersey City, New Jersey, which incorporates a state-of-the-art trading floor. This lease expires in August 30, 2012 and our monthly base rent is $40,312. We also have a research and sales office located in 3,901 square feet of office space at One East Wacker Drive, Chicago, Illinois. This lease expires in August 2014, and our initial monthly base rent is $4,226. We also maintain trading and sales offices in Tinton Falls, New Jersey (2,744 square feet); Norwalk, Connecticut (4,010 square feet); Boca Raton, Florida (2,020 square feet), Cleveland, Ohio (160 square feet), Boston, Massachusetts (711 square feet) and Los Angeles, California (205 square feet). Our offices include a total of 204 trading stations: 140 at headquarters in New Jersey, 16 in Tinton Falls, 12 in Norwalk, 8 in Chicago, 20 in Florida, 8 in Boston and 3 in Los Angeles. We believe that our existing office space is more than adequate to support our existing business, plus any intermediate term business expansion.

          On April 29, 2009, Hudson entered into an agreement to lease 5,106 rentable square feet of office space in New York, New York. The lease commenced on or about June 15, 2009 and expired three years and two months from the commencement date. In accordance with the lease terms, Hudson will pay rent at the rate of approximately $255,000 per annum, beginning two months from the commencement date. On January 28, 2010, Hudson entered into an agreement to sub-lease the entire aforementioned New York, New York office space at the rate of approximately $225,000 per annum. The sub-lease is scheduled to expire on July 27, 2012, but the sub-lessee may elect to terminate the lease on or about July 12, 2011 upon providing notice no less than 180 days prior to the sub-lease expiration date.

LEGAL PROCEEDINGS

          From time to time, Hudson Securities is named as a defendant in various routine actions that are incidental to its activities as a broker-dealer, including civil actions, arbitrations, plus proceedings and investigation by self-regulatory organizations. Management believes it has meritorious defenses to all such actions brought against Hudson and intends to defend each of these actions vigorously. Although there can be no assurances that such matters will not have a material adverse effect on the results of operations or financial condition of Hudson in any future period, depending in part on the results for such period, in the opinion of Hudson’s management, the ultimate resolution of such actions against Hudson will have no material adverse effect on Hudson’s financial condition.

          Strauss FINRA Arbitration Claim and Federal Action

          On or about November 29, 2010, Myer Strauss (“Strauss”) commenced an arbitration proceeding against Hudson before FINRA captioned Myer R. Strauss vs. Hudson Securities, Inc., FINRA Case No. 10-05390. In his claim, Strauss initially alleged causes of action for breach of express and/or implied contract, a violation of New York Labor Law, quantum meruit and unjust enrichment or restitution. Strauss initially sought recovery in the amount of $1.2 million claiming he is entitled to double damages for a violation of N.Y. Labor Law § 191-c(3) plus a 25% penalty pursuant to N.Y. Labor Law § 198. Strauss also sought punitive damages and attorneys’ fees.

          Strauss claims that Hudson breached an alleged unwritten or implied contract to pay him a commission equal to 40% of Hudson’s compensation in connection with an investment banking transaction.

          On February 14, 2011, Hudson was served with an amended Statement of Claim. In his amended claim, Strauss alleges two new causes of action: (i) breach of implied covenant of good faith and fair dealing and (ii) common law fraud. Strauss reduced his claimed amount to $570,000, plus 25% penalty under N.Y. Labor Law § 198, punitive damages and attorneys’ fees.

          On or about November 30, 2010, Strauss filed a petition in the Southern District of New York seeking an order of attachment in aid of the FINRA arbitration, Myer R. Strauss v. Hudson Securities, Inc., Case No. 10-CV-8975. Strauss alleged that given Hudson’s recent financial disclosure in its public filings reflecting increased losses over the past twelve months, Hudson would not have the funds available to cover a possible award granted in the FINRA arbitration. Hudson moved to dismiss the petition. On February 14, 2011, the Court granted Hudson’s motion to dismiss and on February 15, 2011, the federal matter was closed. The parties will proceed in FINRA arbitration.

          Hart and Daiker FINRA Arbitration Claim

          On February 14, 2011, Hudson received service from FINRA of an arbitration claim. On or about January 31, 2011, two former employees, Kenneth Hart and Brian Daiker, commenced an arbitration proceeding against Hudson before FINRA, captioned Kenneth Hart and Brian Daiker v. Hudson Securities, Inc., FINRA Case No. 11-00439. In their claim, Hart and Daiker allege causes of action for breach of express or implied contract, breach of implied duty of good faith and fair dealing, fraud and misrepresentation, quantum meruit, unjust enrichment and conversion. Hart and Daiker seek recovery in the sum of $228,000 in cash plus 82,286 warrants related to a financing. Claimants also seek any residual payments Hudson receives from the transaction, prejudgment and post judgment interest, attorneys’ fees, costs, expenses and exemplary damages.

          Schwartz Class Action Suit

          On or about January 11, 2011, a putative shareholder class action lawsuit was filed against Hudson, various directors of Hudson, and Rodman in Superior Court of New Jersey, Hudson County, styled as, Ronald Schwartz v. Kenneth D. Pasternak, Keith Knox, John W. Mascone, Anthony Sanfilippo, John C. Shaw, Jr., Peter J. Zugschwert, Hudson Holding Corporation, Rodman & Renshaw Capital Group, Inc. and HHC Acquisition, Inc., Case No. C-6-11. This action was brought by Ronald Schwartz (“Schwartz”) on behalf of holders of common stock of Hudson to enjoin the acquisition of the publicly owned shares of Hudson’s common stock by Rodman and its wholly owned subsidiary resulting from the merger. Schwartz (also a former Company employee) claims that defendants violated applicable law by directly breaching and/or aiding the other defendants’ breach of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing by, among other things, allegedly failing to properly value Hudson and to maximize the value of Hudson to its public shareholders, and by approving the Merger Agreement, including the non-solicitation and termination fee provisions contained therein. The complaint seeks, among other relief, an order enjoining the defendants from consummating the Merger and directing the defendants to implement a sale or auction process, rescission of the Merger if already implemented, the imposition of a constructive trust in favor of plaintiff upon any benefits received by the defendants as a result of their alleged breaches of duty, and an award of attorneys’ fees and costs of litigation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	11,447,503	$0.54	7,922,729
Equity compensation plans not approved by security holders	11,612,184	$0.68	—

Total	23,059,687	$0.61	7,922,729

The table above reflects the status of Hudson’s equity compensation plans as of March 31, 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Introduction and Certain Cautionary Statements

          The following discussion and analysis of our financial condition and results of operations is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial position of Hudson. This discussion and analysis should be read in conjunction with the consolidated financial statements and the accompanying notes for the fiscal years ending March 31, 2009 and 2010 and the unaudited condensed consolidated financial statements and the accompanying notes for the three and nine months ended December 31, 2010.

          This discussion contains forward-looking statements made pursuant to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and information that is based on management’s beliefs as well as assumptions made by and information currently available to management. See “Cautionary Statements Concerning Forward-Looking Statements” beginning on page 37.

     Certain Factors Affecting Results of Operations

          We may experience significant variation in our future results of operations. These fluctuations may result from numerous factors, many of which are outside of our control. These factors include, among other things, introductions of or enhancements to trade execution services by us or our competitors; the value of our securities positions and other instruments; the volume of our trade execution activities; the dollar value of securities traded; the composition of our order flow; volatility in the securities markets; our market share with institutional and broker-dealer clients; our ability to manage personnel, overhead and other expenses, including our occupancy expenses under our office leases and expenses and charges relating to legal and regulatory proceedings; the strength of our client relationships; changes in payments for order flow and clearing, execution and regulatory transaction costs; and market and economic conditions.

          Such factors may also have an impact on our ability to achieve our strategic objectives. If demand for our services declines due to any of the above factors, and we are unable to adjust our cost structure on a timely basis, our operating results could be materially and adversely affected. As a result of the foregoing factors, period-to-period comparisons of our revenues and operating results are not necessarily meaningful and such comparisons cannot be relied upon as indicators of future performance. There also can be no assurance that we will be able to continue the rates of revenue growth that we have experienced in the past or that we will be able to improve our operating results.

     Executive Summary

          We are a registered broker-dealer under the Exchange Act and a member of FINRA.

          Commissions and fees revenue comes from the fees that Hudson Securities charges its customers for executing their orders, generally a fixed price per share traded. Revenue may vary with the number and size of Hudson Securities’ customers and with their level of trading activity. Commissions and fee revenue is free of market risk for Hudson Securities since Hudson Securities either transacts as an agent or on a riskless principal basis.

          Sales and trading revenue is primarily derived from the profit and loss associated with purchases and sales of securities to facilitate customer transactions, including securities in which Hudson Securities makes markets. In doing so, the firm itself is at risk to changes in stock prices. Sales and trading revenues are obtained by paying less to buy shares for its own account than the firm receives for selling those shares. Because the price for which the firm is willing to purchase shares (its “bid” price) is always less than the price at which it would then sell those shares (its “ask” price), trading with a customer can present a market maker with an opportunity to capture the difference between these prices (the “bid-ask spread”) provided it can find a counterparty with whom to trade in the same security before the stock price moves against the trader. Finding a counterparty to take the other side of a trade can be challenging, and failure to find a counterparty at the right price or time can lead to a loss.

          Investment banking revenue includes private placement income, underwriting fees and revenues from advisory engagements.

          Our cost structure consists of both variable costs, such as commissions, execution and clearing charges, and fixed costs, such as salaries and related costs (including payroll taxes and benefits), communications (quote, trading, order management and telecommunication services), occupancy (rent, electricity, maintenance and real estate taxes) professional fees (attorneys, consultants and auditors), business development (travel, entertainment and advertising) and other operating costs. From a compensation perspective, roughly 45% of our employees are salaried, while most of our traders and salespersons receive revenue-based commission payments.

          For the year ended March 31, 2010, we had a pre-tax net loss of $6.8 million on revenues of $40.2 million. Total revenues increased by $2.3 million, or 6%, from $38 million for the year ended March 31, 2009 principally due to increases in commission and fee revenues, primarily from activity on behalf of customers, offset by a decrease in sales and trading and other revenues. Our pre-tax net loss increased by 59%, to $6.8 million, as compared to a $4.3 million pre-tax loss during the prior year, primarily as a result of an increase in variable costs (execution, and clearing charges) an increase in salaries and related costs, primarily due to an increase in recruiting and retention incentives, and an increase in occupancy and other expenses relating to restructuring and expansion.

     Results of Operations

Three months ended December 31, 2010 compared to three months ended December 31, 2009

          We had overall revenues consisting of sales and trading revenues, commission and fee revenues, both primarily from activity on behalf of customers, banking revenues plus net interest and other income of $7,798,089 for the three months ended December 31, 2010 as compared to $10,011,379 for the three months ended December 31, 2009 a decrease of $2,213,290, or 22%. The decrease was primarily due to a decrease in sales and trading revenues partially offset by an increase in banking revenues and commissions and fees revenues. Sales and trading revenues were $2,131,453 compared to $5,926,885 during the same period in the prior year, a decrease of $3,795,432, or 64%, primarily due to depressed retail market volumes associated with our broker-dealer clients. Commissions and fees revenues were $4,366,706 compared to $3,934,397 during the same period last year, an increase of $432,309, or 11%, principally due to the introduction of an institutional research product and also an increase in the number of institutional salespersons. Banking revenues were $980,577 compared to none during the same period in the prior year, as a result of developing this business line. Interest and other income were $319,353 compared to $150,097 during the comparable period last year, an increase of $169,256, or 113%, primarily due to increased research and advisory fees.

          Our cost structure consists of employee compensation and benefits (including salaries, commissions, bonuses, stock-based compensation, payroll taxes, and medical insurance), execution and clearing charges, technology (quote, trading, order management and telecommunication services), occupancy (rent, electricity, maintenance and real estate taxes) professional fees (attorneys and auditors), business development (travel, entertainment and advertising) and other operating costs.

          Execution and clearance charges were $1,146,823 (15% of revenues) in the three months ended December 31, 2010 as compared to $1,197,528 (12% of revenues) in the three months ended December 31, 2009, a decrease of $50,705, or 4%, primarily due to the overall decline in revenues with a shift in the revenue mix impacting the percentage of revenues. Technology costs were $1,188,752 in the quarter ending December 31, 2010 compared to $1,593,964 in the same quarter last year, a decrease of $405,212, or 25%, primarily due to cost reduction measures including lower order management system costs. Occupancy costs were $414,032 in the quarter ending December 31, 2010 compared to $580,910 in the same quarter last year, a decrease of $166,878, or 29%, primarily due to the consolidation of office space.

          Employee compensation and benefits were $5,921,958 compared to $6,293,555 in the comparable quarter in the prior year, a decrease of $371,597, or 6%, primarily due to a decrease in commissions paid to producers on reduced revenues, reduced stock-based compensation and forgivable loan expense, partially offset by an increase in bonuses relating to increased banking revenues and salaries as a result of new hires. Professional fees were $826,306 compared to $273,789 in the comparable quarter in the prior year, an increase of $552,517, or 202%, due to an increase in outside legal and accounting costs associated with the Merger, plus an increase in the use of consultants for certain functions in lieu of an employee. Business development expenses were $215,206 in the quarter ending December 31, 2010 compared to $185,944 in the prior period quarter, an increase of $29,262, or 16% as a result of an effort to attract new customers. Other expenses were $668,328 in the quarter ending December 31, 2010 compared to $866,718 in the prior period quarter, a decrease of $198,390, or 23%, primarily due to decreased client service costs associated with our soft dollar business.

          As a result of Hudson’s entrance into the Merger Agreement, which attributed a value of $7,000,000 to Hudson, Hudson performed an interim impairment test of its goodwill as of December 31, 2010. Based upon this analysis, Hudson’s management concluded on January 26, 2011 that the fair value of the reporting unit with the goodwill was less than the carrying value. In addition, based on current and expected cash flows related to the customer relationship intangible asset, Hudson’s management concluded on January 31, 2011 that the asset was fully impaired. Accordingly, based on its analyses, the reporting unit recorded non-cash impairment charges associated with goodwill and other intangible assets in the amounts of $1,111,179 and $216,816, respectively, for the quarter ended December 31, 2010.

          The pre-tax loss was $3,911,311 for the three months ended December 31, 2010 compared to a pre-tax loss of $981,029 for the three months ended December 31, 2009, an increase of $2,930,282. The 299% increase in the pre-tax loss was primarily due to the decrease in sales and trading revenues, plus the intangible asset impairment charges.

Nine months ended December 31, 2010 compared to nine months ended December 31, 2009

          We had overall revenues consisting of sales and trading revenues, commission and fee revenues, both primarily from activity on behalf of customers, banking revenues plus net interest and other income of $25,203,755 for the nine months ended December 31, 2010 as compared to $31,160,319 for the nine months ended December 31, 2009 a decrease of $5,956,564, or 19%. The decrease was primarily due to a decrease in sales and trading revenues and commissions and fees revenues, partially offset by an increase in banking revenues. Sales and trading revenues were $8,256,668 compared to $16,587,944 during the same period in the prior year, a decrease of $8,331,276, or 50%, primarily due to depressed retail market volumes associated with our broker-dealer clients. Commissions and fees revenues were $12,958,724 compared to $14,067,925 during the same period last year, a decrease of $1,109,201, or 8%, principally due to decreased market volumes, partially offset by the impact of our new institutional research product and an increase in the number of institutional salespersons. Banking revenues were $3,333,675 compared to none during the same period in the prior year, as a result of developing this business line. Interest and other income were $654,688 compared to $504,450 during the comparable period last year, a decrease of $150,238, or 30%, primarily due to increased research and advisory fees.

          Execution and clearance charges were $2,970,154 (12% of revenues) in the nine months ended December 31, 2010 as compared to $4,712,314 (15% of revenues) in the nine months ended December 31, 2009, a decrease of $1,742,160, or 37%, primarily due to the overall decline in revenues with a shift in the revenue mix impacting the percentage of revenues. Technology costs were $3,742,204 in the nine months ended December 31, 2010 compared to $4,893,552 in the same period last year, a decrease of $1,151,348, or 24%, primarily due to cost reduction measures, including lower order management system costs. Occupancy costs were $1,342,236 in the nine months ended December 31, 2010 compared to $1,623,267 in the same period last year, a decrease of $281,031, or 17%, primarily due to the consolidation of office space.

          Employee compensation and benefits were $18,091,251 for the nine months ended December 31, 2010 compared to $19,624,578 in the comparable period in the prior year, a decrease of $1,533,327, or 8%, primarily due to a decrease in commissions paid as a result of lower revenues, and also a decrease in severance and forgivable loan expense, partially offset by an increase in bonuses relating to increased banking revenues and salaries as a result of new hires. Professional fees were $1,512,827 for the nine months ended December 31, 2010 compared to $1,147,746 in the comparable period in the prior year, an increase of $365,081, or 32%, due to an increase in outside legal and accounting costs associated with the Merger, plus an increase in the use of consultants for certain functions, in lieu of an employee. Business development expenses were $630,856 in the quarter ending December 31, 2010 compared to $532,396 in the prior period, an increase of $98,460, or 18% as a result of an effort of attracting new customers. Other expenses were $2,289,742 in the quarter ending December 31, 2010 compared to $2,869,775 in the prior period quarter, a decrease of $580,033, or 20% primarily due to decreased client service costs associated with our soft dollar business.

          As elaborated on above in the three month discussion, Hudson recorded non-cash impairment charges associated with goodwill and other intangible assets in the amounts of $1,111,179 and $216,816, respectively, for the quarter ended December 31, 2010.

          The pre-tax loss was $6,703,510 for the nine months ended December 31, 2010 compared to a pre-tax loss of $4,243,309 for the nine months ended December 31, 2009, a decrease of $2,460,201. The 58% increase in the pre-tax loss was primarily due to the decrease in sales and trading revenues, plus the intangible asset impairment charges, partially offset by increased banking revenues, reduced commission payout on the trading revenues and reduced fixed costs.

     Fiscal Year Ended March 31, 2010 Compared to Fiscal Year Ended March 31, 2009

Consolidated Statement of Operations Data:	Year Ended March 31, 2010	Year Ended March 31, 2009

Sales and trading	$20,403,557	$23,285,148
Commissions and fees	19,175,073	13,735,660
Interest and other	654,663	951,703

Total revenues	$40,233,293	$37,972,511

Net loss	$(8,007,334)	$(3,611,999)

          We had overall revenues consisting of sales and trading revenues, commission and fee revenues, both primarily from activity on behalf of customers, plus net interest and other income of approximately $40.2 million for fiscal 2010, as compared to approximately $38.0 million for fiscal 2009. Sales and trading revenues decreased 12% to approximately $20.4 million from approximately $23.3 million during the prior fiscal year, due to a decrease in trading volume. Commission and fee revenues increased 40% to $19.2 million from $13.7 million during the prior fiscal year, due to an expansion of our institutional sales effort. Other revenues decreased 30% to $0.7 million from $1.0 million during fiscal 2010, primarily due to a decrease in introductory brokerage services revenues.

          One of Hudson’s employees accounted for 15% of total revenues, which included revenues from a single customer that accounted for 8% of total revenues, during the fiscal year ended March 31, 2010. During the fiscal year ended March 31, 2009, Hudson had one such active employee who accounted for 27% of total revenues, which included revenues from a single customer that accounted for 18% of total revenues. See “Risk Factors – Hudson’s Revenues Have Been Dependent on Certain Key Employees and/or Customers”.

          During the fiscal year ended March 31, 2010, we experienced a general decline in trading volume in the latter half of the year, as a result of the further tightening of credit conditions and a general weakening of the economy.

          Despite the 6% increase in overall revenues, we had a pre-tax loss of $6.8 million as compared to a $4.3 million pre-tax loss during the prior year, as expenses increased by $4.8 million, primarily as a result of a $2.7 million increase in execution, and clearing costs and a $1.4 million increase in other costs and a $1.2 million increase in communications and occupancy cost. Trader and salesperson commissions were $15.2 million (38% of revenues) in the current fiscal year compared to $17.1 million (45% of revenues) in the prior fiscal year, a decrease of $1.8 million, or 11%, primarily due to the increase in revenues and an increase in soft dollar commission volume. Execution and clearance charges of $8.3 million (21% of revenues) in the current fiscal year increased compared to $5.5 million (15% of revenues) in the prior fiscal year, an increase of $2.7 million, or 49%, primarily due to an increase in algorithmic trading business which has higher execution fees, plus an increase in clearing costs and soft dollar costs. Communication costs were $6.5 million in the current fiscal year compared to $5.8 million in the prior fiscal year, an increase of $0.6 million, or 11%, primarily due to additional equipment and services required for new hires and the addition of new office space. Occupancy costs were $1.8 million in the current fiscal year compared to $1.2 million in the prior fiscal year, an increase of $0.6 million, or 50%, primarily due to the addition of new locations. Professional fees were $1.6 million compared to $1.7 million in the prior year, a decrease of $0.1 million, or 4%, primarily due to a decrease in director stock-based compensation expense, offset by expanded legal services. Business development expenses were $0.7 million in the current fiscal year compared to $0.8 million in the prior fiscal year, a decrease of $0.1 million, or 13%. Other expenses were $2.9 million in the current fiscal year compared to $1.5 million in the prior year, due to an increase in software related expenses and restructuring costs.

     We had a net loss of $8.0 million during fiscal 2010 compared to a net loss of $3.6 million during the prior year which was principally due to an increase in costs and an increase in the deferred tax valuation allowance. Income taxes are an expense of $1.2 million during fiscal 2010, as compared to a benefit of $0.7 million during the prior year, primarily due to an increase in the deferred tax valuation allowance.

     Liquidity and Capital Resources

Consolidated Balance Sheet Data:	As of December 31, 2010	As of March 31, 2010	As of March 31, 2009

	(unaudited)

Working capital	$4,613,259	$9,842,081	$7,914,837

Net capital	$3,147,553	$7,801,606	$6,109,286

Total assets	$11,361,070	$17,023,478	$17,106,940

Total liabilities	$5,365,077	$5,208,550	$3,469,250

Stockholders’ equity	$5,995,993	$11,814,928	$13,637,690

     Working Capital

          Our working capital (current assets less current liabilities) decreased to $4.6 million at December 31, 2010 from $9.8 million at March 31, 2010, primarily as a result of operating losses. Current assets include cash, accounts receivable from clearing brokers, marketable securities, income taxes receivable and other assets (except for long-term security deposits). All liabilities, except approximately $0.1 million of long-term deferred rent, are current liabilities.

          During the past fiscal year, our working capital (current assets less current liabilities) increased to $9.9 million from $7.9 million, primarily as a result of $4.9 million of proceeds from the sale of common stock completed in November and December 2009, partially offset by a $1.2 million of incentives provided to new recruits, $0.8 million increase in net security positions, $0.4 million increase in clearing broker balances, and $0.4 million decrease in commissions payable. We have not declared and paid, nor do we expect to declare and pay in the intermediate future, any dividends on our common stock. Current assets include cash and cash equivalents, receivable from clearing brokers (cash on deposit with our clearing brokers), marketable securities owned, income taxes receivable, and certain other assets. Current liabilities include securities sold but not yet purchased, payable to clearing brokers, commissions payable and accounts payable, accrued expenses and other liabilities.

          On December 31, 2010, March 31, 2010 and March 31, 2009, we did not have any outstanding bank borrowings or long-term debt.

          Hudson’s requirement for funding is, and will be, driven by both working capital and regulatory net capital requirements associated with current operations, recruiting incentives, the enhancement of our technology, software development, the outcome of certain legal and regulatory matters and by potential future expansion into related activities and possible acquisition opportunities. As of December 31, 2010, Hudson had an accumulated deficit of $18,915,470, which included a net loss of $6,703,510 for the nine months ended December 31, 2010 and net losses of $8,007,334 and $3,611,999 during the fiscal years ended March 31, 2010 and 2009. In addition, cash used in operating activities was $4,253,494 for the nine months ended December 31, 2010 and $3,087,613 and $2,671,478 for the fiscal years ended March 31, 2010 and 2009. As of December 31, 2010, Hudson had total net capital of approximately $3,148,000, which is approximately $2,148,000 in excess of Hudson’s minimum net capital requirement of $1,000,000. As of March 31, 2010, Hudson had total net capital of approximately $7,801,000, which is approximately $6,801,000 in excess of Hudson’s minimum net capital requirement of $1,000,000. See Note H to the unaudited consolidated financial statements and Note L to the audited consolidated financial statements for additional details related to regulatory net capital requirements.

          On January 4, 2011, we entered into the Merger Agreement with Rodman. The Merger is expected to result in a combined entity with substantially improved capital resources than Hudson.

          Consummation of the Merger is subject to various conditions, including: (i) adoption of the Merger Agreement by Holding’s stockholders in accordance with Delaware law; (ii) the absence of any applicable law that prohibits, makes illegal or enjoins the consummation of the Merger; (iii) the joint Registration Statement and Proxy Statement on Form S-4 being declared effective by the SEC; and (iv) FINRA approval of the transaction. Rodman or Hudson are permitted to terminate the Merger Agreement if the Merger is not consummated on or before June 30, 2011. Hudson can provide no assurance that it will successfully consummate the Merger.

          If the Merger is not consummated, Hudson would pursue additional funding in the near term in order to fulfill working capital and regulatory net capital requirements associated with current operations. Historically, Hudson has relied on common stock issuances in order to maintain the required levels of working capital or net capital. There can be no assurance that Hudson will be successful in attracting such funding on satisfactory terms.

          If Hudson is unable to supplement its current capital resources, in order to conserve cash and maintain adequate regulatory capital, Hudson would pursue some combination of: (a) other strategic partnerships; (b) asset sales; (c) a scaling back of Hudson’s business operations (including reducing business lines, branch offices, employees and other overhead); and (d) an extension of its payables.

          Based on Hudson’s internal forecasts and assumptions regarding its short term cash requirements, in the event the Merger is not consummated and Hudson is unable to locate additional funding on acceptable terms, Hudson believes that it may not have sufficient working capital or regulatory capital to support its current operating plans through at least December 31, 2011. This raises substantial doubt about Hudson’s ability to continue as a going concern. These accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

          As of December 31, 2010, Hudson had commitments to fund up to an aggregate of $325,000 of additional forgivable loans to three employees over the first year of employment, in some cases pending the fulfillment of certain specified revenue goals. The loans are scheduled to be forgiven over a three year service period.

          Our cash and cash equivalents decreased by $4,402,768 to $3,373,179 during the nine months ended December 31, 2010, as compared to the $1,502,313 increase to $8,197,227 during the nine months ended December 31, 2009. Our cash position increased by $1.1 million to $7.8 million during the fiscal year ended March 31, 2010, after increasing by $0.5 million during the fiscal year ended March 31, 2009.

          In the fiscal year ended March 31, 2007, we embarked on a capital raising and investment program designed to substantially increase our capacity to generate revenues and eventually profits. To date, we have raised approximately $14.2 million of capital through the sale of our common stock, including $4.8 million during the fiscal year ended March 31, 2010. Investments were made to (1) expand the number of available trading positions by renting additional office space; (2) increase the trade throughput capacity by enhancing the trading platform to a third party “dedicated complex”; (3) expand the number of securities in which we provided execution solutions or made markets; (4) expand the institutional sales division through the addition of experienced producers with established account relationships; and (5) expand the service offerings through the addition of an investment banking and research division as well as a retail brokerage presence. These investments had the impact of increasing our cost base. See “Risk Factors – Our Investments Have Increased Our Costs.”

     Operating Activities

          Net cash used in operating activities was $4,253,494 during the nine months ended December 31, 2010, primarily as a result of a $4,258,553 cash net loss (net loss adjusted for non-cash items). Net cash used in operating activities was $2,991,427 during the nine months ended December 31, 2009, primarily as a result of a $1,004,829 increase in net securities positions.

          Net cash used in operating activities was $3.1 million during fiscal 2010, primarily due to the $2.4 million cash operating loss (net loss after adjusting for non-cash items) and a $0.8 million increase in net securities positions. Net cash used in operating activities was $2.7 million during fiscal 2009, primarily due to a $2.0 million increase in net securities positions, a $1.8 million increase in forgivable loans given to new salespersons as a recruiting incentive, partially offset by a $1.2 million decrease in the receivable from clearing brokers balance.

     Investing Activities

          Net cash used in investing activities was $111,236 during the nine months ended December 31, 2010, primarily due to the purchase of additional equipment. Net cash used in investing activities was $325,028 during the nine months ended December 31, 2009, primarily due to the ongoing development of capitalized software, plus, for the current period, the depositing of funds with a financial institution in order to collateralize a letter of credit.

          Net cash used in investing activities was $0.7 million during fiscal years 2010 and 2009. During fiscal 2010 usage of cash was primarily related to the purchase of furniture and equipment associated.

     Financing Activities

          Net cash used in financing activities was $38,038 during the nine months ended December 31, 2010, as a result of repurchasing 453,500 shares of Hudson’s stock. Net cash provided by financing activities was $4,818,768 during the nine months ended December 31, 2009, due to the receipt of net private placement proceeds. Net cash provided by financing activities was $4.9 million during fiscal year 2010, due to the receipt of the November/December 2009 net private placement proceeds. Net cash provided by financing activities was $3.9 million during the fiscal year 2009, due to the receipt of the June 2008 net private placement proceeds.

     Off-Balance Sheet Arrangements

          Hudson currently has irrevocable standby letters of credit in aggregate of $392,650, which serve as security deposits on our New York City, Chicago, IL and Jersey City, NJ office leases. Hudson is obligated to maintain the letters of credit for periods ranging from thirty to sixty days after the expiration of the leases. Hudson deposited an aggregate of $392,650 with the financial institutions in the form of automatically renewable time deposits ranging from twelve to fourteen months in duration, in order to collateralize the letters of credit.

          As of December 31, 2010, we had no other off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

     Critical Accounting Policies

          Our significant accounting policies, including the assumptions, estimates and judgments underlying them, are more fully described in our “Notes to Consolidated Financial Statements” included elsewhere in this proxy statement/prospectus. Some of our accounting policies require the application of significant judgment by management in the preparation of the consolidated financial statements, and as a result, they are subject to a greater degree of uncertainty. In applying these policies, management uses its judgment to determine the appropriate assumptions to be used in calculating estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Hudson has identified certain of its accounting policies as being most important to our consolidated financial condition and results of operations and which require management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain.

          Our critical accounting policies include the following:

     Securities transactions and revenue recognition

          Hudson Securities records transactions in securities and the related revenue and expenses on a trade-date basis. Sales and trading revenues are primarily derived from facilitating customer transactions.

          Commissions and fees include agency commissions and fees earned on riskless principal trades, and investment banking fees related to private placements of securities. Riskless principal trades are transacted through the firm’s proprietary account with a customer order in hand, resulting in no market risk to the firm.

          Securities owned and securities sold, but not yet purchased, are stated at market value with the resulting unrealized gains and losses reflected in sales and trading.

          Securities which do not have a readily ascertainable market value are valued at their estimated fair value as determined by management. Because of the inherent uncertainty of valuation, the management determined values may differ from values that would have been used had a ready market for these securities existed.

     Intangible assets

          Intangible assets consist of customer relationships. Customer relationships acquired in business combinations under the purchase method of accounting are recorded at their fair values net of accumulated amortization since the acquisition date. Customer relationships acquired in the normal course of Hudson’s operations are recorded at cost net of accumulated amortization. Customer relationships are amortized over their useful lives, generally three years, using the straight line method.

          Hudson reviews its finite-lived intangible assets for impairment yearly or whenever events occur that indicate that the carrying amount of the intangible asset may not be recoverable. Recoverability of the intangible asset is measured by a comparison of its carrying amount to the undiscounted future cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is determined based on discounted cash flows.

     Goodwill

          Goodwill is not subject to amortization, but rather an assessment of impairment, by applying a fair value based test. Hudson Securities reviews goodwill for impairment annually, during the fourth quarter of each year, and also between annual tests upon the occurrence of trigger events. The reviews are performed at the Hudson Securities level, generally by using the market capitalization of Hudson as an indicator of fair value, since Hudson Securities currently represents the most significant component of the consolidated entity. Impairment is potentially indicated when the carrying value of Hudson Securities, including goodwill, exceeds its fair value. If a potential impairment is indicated, the fair value of Hudson Securities would be measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of Hudson Securities’ goodwill. If that fair value was less than the carrying value of goodwill, impairment would be recorded. As a result of its assessment, Hudson Securities has determined that no such potential impairment was indicated during the year ended March 31, 2010.

          As a result of Hudson’s entrance on January 4, 2010 into the Merger Agreement, which attributed a value of $7.0 million to Hudson, Hudson performed an interim impairment test of its goodwill and intangible assets as of December 31, 2010. The analysis indicated that the fair value of Hudson’s goodwill was less than its carrying value. Accordingly, Hudson recorded a goodwill impairment charge for its entire goodwill amount of approximately $1.1 million in the quarter ended December 31, 2010. In addition, based on current and expected cash flows related to the customer relationship intangible asset, Hudson’s management concluded that the asset was fully impaired and recorded a non-cash impairment charge of approximately $0.2 million for the quarter ended December 31, 2010. For more information, see Note H to Hudson’s unaudited consolidated financial statements for the three and six months ended September 30, 2010 included elsewhere in this proxy statement/prospectus.

     Income taxes

          Hudson recognizes deferred tax liabilities and assets for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of liabilities and assets and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. Hudson records an estimated valuation allowance on its deferred income tax assets if it is not more than likely that these deferred income tax assets will be realized.

     Stock-based compensation

          Hudson measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the award is measured on the grant date and for non-employees, the award is generally remeasured on interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

     Impairment of long-lived assets

          Hudson assesses the recoverability of its long lived assets, including property and equipment, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, Hudson first compares the carrying amount of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows used in this analysis are less than the carrying amount of the asset, an impairment loss calculation is prepared. The impairment loss calculation compares the carrying amount of the asset to the asset’s estimated future cash flows (discounted and with interest charges). If the carrying amount exceeds the asset’s estimated future cash flows (discounted and with interest), the loss is allocated to the long-lived asset.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISLCOSURE

          None.

RODMAN & RENSHAW CAPITAL GROUP, INC.
HUDSON HOLDINGS CORPORATION
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Rodman & Renshaw Capital Group, Inc:

          We have audited the accompanying consolidated statements of financial condition of Rodman & Renshaw Capital Group, Inc. and subsidiaries (“the Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rodman & Renshaw Capital Group, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

          As discussed in Note 3 to the financial statements, the Company has changed its method of accounting for consolidation of variable interest entities.

/s/ KPMG LLP

New York, New York
March 15, 2011

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition as of December 31, 2010 and 2009
Dollars in Thousands, Except Per Share Amounts

	December 31, 2010	December 31, 2009

Assets
Cash and cash equivalents:
Unrestricted	$13,350	12,603
Restricted	1,448	2,943

Total cash and cash equivalents	14,798	15,546
Financial instruments owned, at fair value:
Corporate equity securities	7,497	6,493
Merchant banking investments	10,557	22,251
Warrants	15,570	22,945
Notes	2,197	1,920
Investments in shell companies	1,654	1,654
Other investments	505	893

Total financial instruments owned, at fair value	37,980	56,156
Private placement and other fees receivable	3,598	4,798
Receivable from brokers, dealers & clearing agencies	7,706	5,735
Prepaid expenses	2,549	781
Property and equipment, net	3,263	2,773
Other assets	10,608	7,136
Goodwill and other intangible assets, net	601	1,961

Total Assets	$81,103	94,886

Liabilities and Stockholders’ Equity
Accrued compensation payable	$19,287	10,098
Accounts payable and accrued expenses	4,947	6,217
Acquisitions related payables	690	2,826
Financial instruments sold, not yet purchased, at fair value	3,918	304

Total Liabilities	28,842	19,445

Commitments and contingencies (See Note 9)

Stockholders’ Equity
Common stock, $0.001, par value; 100,000,000 shares authorized; 33,484,098 and 35,918,222 issued as of December 31, 2010 and December 31, 2009, respectively	33	36
Preferred stock, $0.001 par value; 1,000,000 authorized; none issued	—	—
Additional paid-in capital	69,654	75,989
Treasury stock, 97,500 shares and 534,500 shares as of December 31, 2010 and December 31, 2009, respectively	(260)	(1,034)
Accumulated deficit	(17,166)	(11,609)

Total Common Stockholders’ Equity	52,261	63,382

Non-Controlling Interest	—	12,059

Total Stockholders’ Equity	52,261	75,441

Total Liabilities and Stockholders’ Equity	$81,103	94,886

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations for the Years Ended December 30, 2010, 2009, and 2008
Amounts in Thousands, Except Per Share Amounts

	Year Ended December 31,

	2010	2009	2008

Revenues:
Investment banking	$87,245	90,433	52,473
Merchant banking	1,573	36,018	—
Commissions	4,102	4,423	6,492
Conference fees	3,158	1,598	2,395
Principal transactions	(12,597)	(512)	(13,048)
Interest and other income	134	265	876

Total revenues	83,615	132,225	49,188

Operating expenses:
Compensation and benefits	54,653	62,437	34,639
Conference expense	9,932	3,379	6,223
Professional and consulting	6,504	7,450	6,276
Occupancy and equipment rentals	3,111	3,125	2,910
Advertising and marketing	1,520	1,582	809
Communication and market research	3,545	2,750	2,646
Depreciation and amortization	1,613	2,282	2,384
Business development	5,522	2,228	2,926
Office supplies	662	677	569
Impairment of goodwill / other intangibles	933	1,327	21,719
Bad debt expense	666	—	—
Other	2,998	2,908	3,042

Total operating expenses	91,659	90,145	84,143

Operating income (loss)	(8,044)	42,080	(34,955)
Income tax expense (benefit)	(2,487)	(3,913)	2,482

Net income (loss)	(5,557)	45,993	(37,437)
Less: Net income to non-controlling interest	—	18,695	—

Net income (loss) to common stockholders	$(5,557)	27,298	(37,437)

Net income (loss) per common share:
Net income (loss) to common stockholders
Basic	$(0.15)	0.77	(1.12)

Diluted	$(0.15)	0.73	(1.12)

Weighted average common shares outstanding:
Basic	36,079	35,588	33,375

Diluted	36,079	37,399	33,375

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income for the Years
Ended December 31, 2010, 2009, and 2008
Dollars in Thousands

	Year Ended December 31,

	2010	2009	2008

Common stock:
Balance, beginning of the period	$36	35	34
Issuance of common stock	—	1	3
Treasury stock retirement	(3)	—	—
Conversion of common stock to RSUs	—	—	(2)

Balance, end of period	$33	36	35

Additional paid-in-capital:
Balance, beginning of the period	$75,989	70,441	62,345
Stock based compensation	(73)	5,799	5,605
Treasury stock retirement	(6,031)	—	—
Other	(231)	(251)	2,491

Balance, end of period	$69,654	75,989	70,441

Accumulated Deficit:
Balance, beginning of the period	$(11,609)	(38,907)	(1,470)
Net (loss) income	(5,557)	27,298	(37,437)

Balance, end of period	$(17,166)	(11,609)	(38,907)

Treasury stock, at cost:
Balance, beginning of the period	$(1,034)	(1,034)	—
Treasury stock purchases	(5,260)	—	(1,034)
Treasury stock retirement	6,034	—	—

Balance, end of period	$(260)	(1,034)	(1,034)

Accumulated other comprehensive income (loss):
Balance, beginning of the period	$—	—	(141)
Reclassification adjustment for unrealized gains (losses) on investments	—	—	141

Balance, end of period	$—	—	—

Non-controlling interest:
Balance, beginning of the period	$12,059	—	—
Deconsolidation of Aceras BioMedical	(12,059)	—	—
Net income to non-controlling interest	—	18,695	—
Distribution to non-controlling interest	—	(6,636)	—

Balance, end of period	$—	12,059	—

Total stockholders’ equity	$52,261	75,441	30,535

Comprehensive income (loss):
Net income (loss)	$(5,557)	27,298	(37,437)
Other comprehensive income (loss)	—	—	141

Total comprehensive income (loss)	$(5,557)	27,298	(37,296)

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010, 2009, and 2008
Dollars in Thousands

	Year Ended December 31,

	2010	2009	2008

Cash flows from operating activities:
Net income (loss)	$(5,557)	45,993	(37,437)
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,613	2,282	2,384
Restricted cash	1,495	428	(3,371)
Stock based compensation	(73)	5,799	5,604
Realized gain on available for sale investments	—	—	141
Impairment of goodwill and other intangible assets	933	1,327	21,719
Deferred taxes, net	(2,459)	(4,342)	2,258
Changes in operating assets and liabilities:
Financial instruments owned, at fair value	6,817	(54,184)	(711)
Private placement and other fees receivable	1,200	(2,823)	(1,007)
Receivable from brokers, dealers & clearing agencies	(1,971)	(3,021)	(825)
Prepaid expenses	(1,768)	(342)	249
Other assets	(1,013)	(162)	(2,387)
Financial instruments sold not yet purchased, at fair value	3,614	(1,057)	1,213
Accrued compensation payable	9,189	5,216	(1,258)
Accounts payable and accrued expenses	(1,501)	8	2,440
Income taxes payable	—	—	(48)
Conferences deposits	—	—	(15)

Net cash provided by (used in) operating activities	10,519	(4,878)	(11,051)

Cash flows from investing activities:
Purchases of property and equipment	(1,555)	(2,506)	(1,183)
Acquisition related payments	(2,257)	(3,665)	(12,585)
Proceeds from the sale of Huxley Pharmaceuticals, Inc. (“Huxley”)	—	13,272	—
Distributions of Huxley sale proceeds to non-controlling interests	—	(6,636)	—
Purchase of intangible assets	—	—	(5,008)
Merchant banking investments	(700)	(1,367)	(4,150)

Net cash used in investing activities	(4,512)	(902)	(22,926)

Cash flows from financing activities:
Purchase of treasury stock	(5,260)	—	(1,034)
Distributions to members	—	—	(1,440)

Net cash used in financing activities	(5,260)	—	(2,474)

Net increase (decrease) in cash and cash equivalents	747	(5,780)	(36,451)
Cash and cash equivalents – beginning of period	12,603	18,383	54,834

Cash and cash equivalents – end of period	13,350	12,603	18,383

Supplemental disclosures of cash flow information:
Income taxes paid	$3,600	—	244
Non-cash investing and financing activities:
Accrued liabilities related to the acquisitions of Miller Mathis and COSCO	—	—	5,153
Additional paid-in-capital related to acquisition of COSCO	—	—	2,491
Issuance of restricted stock to employees	—	—	2
Change in fair value of financial instruments owned due to the deconsolidation of Aceras BioMedical	13,145	—	—
Other changes in assets and liabilities due to the deconsolidation of Aceras BioMedical	(1,086)	—	—

The accompanying notes are an integral part of these consolidated financial statements.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -Organization, Nature of Operations and Basis of Presentation

General

          Rodman & Renshaw Capital Group, Inc. (“RRCG”) is a Delaware holding company which, through its various subsidiaries, is engaged in the investment banking business. RRCG’s principal operating subsidiary is Rodman & Renshaw, LLC (“R&R”), a Delaware limited liability company formed on June 20, 2002. R&R is registered with the Financial Industry Regulatory Authority, Inc. (“FINRA”). RRCG and its subsidiaries, including R&R, are collectively referred to herein as the “Company”.

Aceras BioMedical LLC

          On May 12, 2008, the Company formed Aceras BioMedical LLC (“Aceras BioMedical”), a joint venture through which the Company, in partnership with Aceras Partners, LLC (“Aceras Partners”), will make principal investments in early-stage biotechnology and life sciences companies. In conjunction with the establishment of the joint venture, the Company formed a new wholly-owned subsidiary, Rodman Principal Investments, LLC (“RPI”), which holds a 50% stake in Aceras BioMedical and serves as the holding vehicle for all of the Company’s principal-related businesses. RPI has made an initial investment commitment to Aceras BioMedical of up to $30.0 million over five years to fund operations and the joint venture’s principal investments in life science companies. At December 31, 2010, RPI’s remaining commitment to Aceras BioMedical to fund operations and the joint venture’s principal investments in life science companies was $12.1 million. RPI receives 50% of Aceras BioMedical’s economic interest in all investments made by Aceras.

          The Company determined that Aceras BioMedical meets the definition of a variable interest entity (“VIE”) as of December 31, 2010 because the total equity investment at risk is not sufficient to permit Aceras BioMedical to finance its activities without additional subordinated financial support from the Company. The primary beneficiary of Aceras BioMedical is Aceras Partners because they have the power to direct the activities that most significantly impact the entity’s economic performance and they have the right to receive benefits from the entity that could potentially be significant to the entity. Since the Company is not the primary beneficiary of Aceras BioMedical it therefore does not consolidate Aceras BioMedical.

          As of May 1, 2009, the Company effected a modification to the agreements defining the ongoing obligations between Aceras BioMedical and the Company. Pursuant to the modification agreement, the annual fixed operating budget was reduced from $2.5 million to $1.0 million and the expected targeted investment amount in each prospective investee was reduced from $2.0 million to $0.5 million. Potential investments in excess of $0.5 million require consent of the Company.

          In October 2009, the Company announced that BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) acquired Huxley Pharmaceuticals, Inc., an Aceras privately held portfolio company. Under the terms of the transaction, BioMarin made payments of $16 million to Huxley shareholders in 2009. An additional $6.5 million based on the final approval of the purchased compound from the European Commission was paid in 2010. Furthermore, Huxley stockholders, which include the Company, may receive up to approximately $36 million in milestone payments if certain U.S. sales and development milestones are met in the future.

Rodman & Renshaw, LLC

          R&R is a full-service investment banking firm specializing in investment banking services to corporations and businesses and the trading and sale of primarily equity securities. R&R assists emerging growth companies through capital raising, strategic advice, research, and the development of institutional support. R&R is an introducing broker and clears all transactions through a clearing organization on a fully disclosed basis. Accordingly, R&R is exempt from rule 15c3-3 of the Exchange Act.

Non-Controlling Interests

          The Company presents its non-controlling (minority) interests as equity (as opposed to as a liability or mezzanine equity), and presents its income allocated to both non-controlling interests and common stockholders. The portion of the consolidated interests in Aceras BioMedical, which are held directly by current and former employees of Aceras, were represented as non-controlling interests until the deconsolidation of Aceras BioMedical in 2010.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 2 -Summary of Significant Accounting Policies

Principles of Consolidation

          The Company’s policy is to consolidate all entities in which it owns more than 50% of the outstanding voting stock and has control. In addition, the Company consolidates entities which lack characteristics of an operating entity or business for which it is the primary beneficiary. The primary beneficiary is the party who has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity. In situations where the Company has significant influence but not control of an entity that does not qualify as a variable interest entity, the Company applies the equity method of accounting. In those cases where its investment is less than 20% and significant influence does not exist, the investments are carried at fair value. Significant influence generally is deemed to exist when the Company owns 20% to 50% of the voting equity of an entity or when it holds at least 3% of a limited partnership interest. If the Company does not consolidate an entity or applies the equity method of accounting, it accounts for the investment at fair value.

          All material intercompany accounts and transactions are eliminated in consolidation.

Financial Instruments at Fair Value

          Fair value generally is based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Among the factors considered in determining the fair value of financial instruments are discount margins, weighted average spreads, discounted anticipated cash flows, the terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield, as well as other measurements. Certain financial instruments have bid and ask prices that can be observed in the marketplace. For financial instruments whose inputs are based on bid-ask prices, mid-market pricing is applied and adjusted to the point within the bid-ask range that meets the Company’s best estimate of fair value. For offsetting positions in the same financial instrument, the same price within the bid-ask spread is used to measure both the long and short positions.

          The valuation process for financial instruments may include the use of valuation models and other techniques. Adjustments to valuations derived from valuation models may be made when, in management’s judgment, either the size of the position in the financial instrument in a non-active market or other features of the financial instrument such as its complexity, or the market in which the financial instrument is traded require that an adjustment be made to the value derived from the models. An adjustment may be made if a financial instrument is subject to sales restrictions that would result in a price less than the quoted market price. Adjustments from the price derived from a valuation model reflect management’s judgment that other participants in the market for the financial instrument being measured at fair value would also consider in valuing that same financial instrument and are adjusted for assumptions about risk uncertainties and market conditions. Results from valuation models and valuation techniques in one period may not be indicative of future period fair value measurements.

          Financial instruments owned and financial instruments sold, not yet purchased are stated at fair value, with related changes in unrealized appreciation or depreciation reflected in principal transactions, net in the accompanying Consolidated Statements of Operations. Equity interests in certain private equity securities and limited partnership interests are reflected in the Consolidated Financial Statements at fair value, which is often represented at initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. This represents the Company’s best estimate of exit price. Generally, the carrying values of these securities will be increased or decreased based on company performance in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company utilizes assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial instrument assets and liabilities carried at fair value have been classified and disclosed in one of the following three categories:

          Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as listed equities.

          Level 2 includes those financial instruments that are valued using models or other valuation methodologies calibrated to observable market inputs. These models are primarily industry-standard models that consider various assumptions, including discount margins, credit spreads, discounted anticipated cash flows, the terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of publicly traded securities with similar duration and yield, time value, yield curve, default rates, as well as other measurements. In order to be classified as Level 2, substantially all of these assumptions would need to be observable in the marketplace or able to be derived from observable data or supported by observable levels at which transactions are executed in the marketplace.

          Level 3 is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are unobservable from objective sources. Included in this category are warrants, private securities, convertible notes and loans receivable received in conjunction with the Company’s investment banking and merchant banking activities and limited partnership interests.

Value of Underwriter and Placement Agent Warrants

          As a part of the Company’s compensation for its activities as underwriter or placement agent, it may receive warrants exercisable to purchase securities similar to those that are offered and sold in the financing transaction. The Company values such warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”). The model requires management to use five inputs: price, risk-free interest rate, exercise price, time remaining on the warrant and expected price volatility. When the Company initially receives a warrant in connection with, or prior to an initial public offering, its calculated volatility factor is based on the volatility of an index of comparable companies, since there is no price history for new publicly traded or private companies. As each warrant approaches its expiration date, its volatility factor is derived primarily from the implied volatility of traded options or warrants, when available, or the historical prices of its underlying common stock. Management cannot assure that it ultimately will be able to liquidate any of the warrants received in a way that will realize the value attributed to the warrants in the financial statements through the application of Black-Scholes.

          The fair value of warrants is recorded in financial instruments owned, at fair value on the Company’s Consolidated Statements of Financial Condition. When a warrant is received, its fair value is included in investment banking revenue as of the close of the date on which it is earned. Subsequently, any change in fair value is recorded as principal transactions. When a warrant is exercised, the fair value is adjusted to reflect the value of the securities purchased, net of the exercise price, and the adjustment amount is recorded as income or loss for the relevant period. If a warrant expires unexercised, the fair value is adjusted to zero and the decrease is recorded as a loss in the relevant period.

Value of Merchant Banking Assets

          The value of the Company’s investment in Aceras BioMedical’s assets was determined based on a valuation as of December 31, 2010, taking into consideration cash received, cost of the investment, market participant inputs, estimated cash flows based on entity specific criteria, purchase multiples paid in other comparable third-party transactions, market conditions, liquidity, operating results and other qualitative and quantitative factors. The values at which the Company’s investments are carried on its books are adjusted to estimated fair value at the end of each quarter taking into account general economic and stock market conditions and those characteristics specific to the underlying investments.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Cash and Cash Equivalents

          The Company generally invests its excess cash in money market funds. Restricted cash is due to an escrow account pursuant to the Company’s office lease agreement, a regulatory deposit in Hong Kong, and the Huxley Purchase Agreement.

Revenue Recognition

          Investment Banking. Underwriting and placement agent revenues and fees from mergers and acquisitions and other financial advisory assignments are recognized in the Consolidated Statements of Operations when the services related to the underlying transaction are completed under the terms of the engagement. Expenses associated with such transactions are estimated and recorded when the related revenue is recognized or the engagement is otherwise concluded. Underwriting and placement agent revenues are presented net of related expenses.

          When the Company receives warrants as a component of its compensation for investment banking services, revenue is recognized based on the fair value of those instruments. Revenue from the receipt of warrants is recognized on the date the warrants are received based on the estimated fair value of the securities received as estimated using Black-Scholes, which takes into account the exercise price, remaining life of the warrant, the current price and expected volatility of the underlying stock, expected dividends on the stock and the risk-free interest rate for the remaining term of the warrant. The following provides details of the Company’s investment banking revenue for the years ended December 31, 2010, 2009, and 2008 (in thousands of dollars):

	Year Ended December 31,

	2010	2009	2008

Private placements	$44,665	48,150	28,586
Warrants	12,679	24,184	13,684
Strategic advisory	12,957	6,965	8,984
Underwritings	16,944	11,134	1,219

Total investment banking revenue	$87,245	90,433	52,473

          Principal Transactions. Financial instruments owned and financial instruments sold, but not yet purchased (all of which are recorded on a trade-date basis) are carried at fair value with gains and losses reflected in principal transactions on a trade date basis.

          Commissions. The Company’s sales and trading business generates revenue from equity securities trading commissions paid by customers. Commissions are recognized on a trade date basis.

          Conference Fees. The Company receives conference deposits from presenters, which are recorded as a liability and then recognized as revenue when the conference is conducted. The Company also makes advance payments for conference facilities, entertainment and related costs, which are recorded as prepaid expenses and then recognized as expenses when the conference is conducted.

Property and Equipment

          Property and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets (generally three to ten years). Leasehold improvements are amortized using the straight-line method over the term of related leases or the estimated useful lives of the assets, whichever is shorter.

Goodwill and Other Intangible Assets

          Goodwill is not amortized; instead, it is reviewed for impairment at least annually and written down when impaired. Goodwill is impaired when the carrying amount of the reporting unit exceeds the implied fair value of the reporting unit.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          Intangible assets consist of customer relationships and a trade name. Customer relationships and a trade name acquired in business combinations under the purchase method of accounting are recorded at their fair values net of accumulated amortization since the acquisition date. Customer relationships are recorded at cost net of accumulated amortization. Intangible assets are amortized over their useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used. Amortization is calculated using the straight line method over the estimated useful lives at the following annual rates:

Customer relationships	33%
Trade name	10%

          The Company reviews its finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of finite-lived intangible asset may not be recoverable. Recoverability of a finite-lived intangible asset is measured by a comparison of its carrying amount to the undiscounted future cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is determined based on discounted cash flows.

Earnings Per Share

          Basic EPS is computed by dividing net income applicable to common stock by the weighted-average number of common shares outstanding, which includes restricted stock and restricted stock units (“RSUs”) for which service has been provided. Diluted EPS includes the components of basic EPS and also includes the dilutive effects of restricted stock and RSUs for which service has not yet been provided and employee stock options.

Income Taxes

          Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

          Management evaluates the realizability of its deferred tax assets quarterly. In determining the possible future realization of deferred tax assets, the future taxable income from the following sources is taken into account: (a) the reversal of taxable temporary differences; (b) future operations exclusive of reversing temporary differences; and (c) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire.

          Accounting Standards Codification (ASC) 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Management does not believe that the Company has any material uncertain tax position requiring recognition or measurement in accordance with the provisions of ASC 740-10.

          The Company’s policy is to classify penalties and interest associated with uncertain tax positions, if required, as a component of its income tax provision. As a result of having no material unrecognized tax benefits on uncertain tax positions, the Company has no material amounts for associated interest and penalties recorded on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

Legal Reserves

          The Company recognizes a liability for a contingency when it is probable that a liability has been incurred and when the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, the Company accrues the most likely amount of such loss, and if such amount is not determinable, then the Company accrues the minimum of the range of probable loss.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          Reserves related to legal proceedings are established and maintained. The determination of these reserve amounts requires significant judgment on the part of management. The Company’s management considers many factors including, but not limited to: the amount of the claim; the basis and validity of the claim; previous results in similar cases; and legal precedents and case law. Each legal proceeding is reviewed with counsel in each accounting period and the reserve is adjusted as deemed appropriate by management. As of December 31, 2010 and 2009, there were no legal reserves accrued in the Consolidated Statements of Financial Condition.

Use of Estimates

          The preparation of financial statements is in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit Risk

          R&R is engaged in trading and provides a broad range of securities brokerage and investment services to institutional clients as well as private placement services to business entities. Counterparties to the R&R’s business activities include issuers, hedge funds, broker-dealers and clearing organizations, banks and other financial institutions.

          R&R uses a clearing broker to process transactions and maintain client accounts on a fee basis. R&R permits the clearing firm to extend credit to a client secured by cash and securities in the client’s account. R&R’s exposure to credit risk associated with the non-performance by its clients and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of clients and counterparties to satisfy their obligations to R&R. R&R has agreed to indemnify its clearing broker for losses incurred while extending credit to R&R’s clients. R&R’s policy is to review, as necessary, the credit standing of its clients and counterparties. Amounts due from clients that are considered uncollectible are charged back to R&R by the clearing brokers when such amounts become determinable.

          Financial instruments sold but not yet purchased commit R&R to deliver specified securities at predetermined prices. The transactions may result in market risk since, to satisfy the obligation, R&R must acquire the financial instruments at market prices, which may exceed the values reflected on the Consolidated Statements of Financial Condition.

Forgivable Loans

          During the year ended December 31, 2008, the Company issued $3.3 million of forgivable loans as a retention vehicle to certain new and existing employees. The Company issued an additional $0.8 million and $2.1 million in forgivable loans in 2010 and 2009, respectively. These loans are subject to a substantive service requirement by the employees and are amortized over the service period on a straight-line basis. As of December 31, 2010 and 2009, the net balance of the loans was $0.9 million and $2.7 million, respectively, which is included in other assets on the Consolidated Statements of Financial Condition. The Company recorded $2.6 million, $1.9 million, and $0.8 million of compensation expense related to the amortization of these loans during the years ended December 31, 2010, 2009, and 2008, respectively.

Stock-Based Compensation

          The Company measures its compensation cost for all stock-based awards at fair value on the date of grant, taking into account any post vesting selling restrictions, and recognizes the compensation expense over the requisite service period. Expenses associated with such grants are generally recognized on a straight-line basis over the requisite service period, net of estimated forfeitures.

          Stock based compensation for performance-based stock awards is recognized on a graded vesting basis over the requisite service period, net of estimated forfeitures, if it is probable that the performance condition will be achieved.

          Deferred stock based compensation costs with respect to shares of restricted stock and restricted stock units and stock options granted are presented as part of additional paid in capital in the Consolidated Statements of Stockholders’ Equity.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reclassifications

          Certain non-material reclassifications have been made to previously reported balances to conform to the current presentation.

NOTE 3 -Recent Accounting Pronouncements

          Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810. The Company adopted further accounting changes described in ASC 810, Consolidation Topic, as of January 1, 2010, which required that the party who has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and who has an obligation to absorb losses of the entity or a right to receive benefits from the entity that could potentially be significant to the entity consolidate the variable interest entity. The changes to ASC 810, effective as of January 1, 2010, eliminated the quantitative approach previously applied to assessing the consolidation of a variable interest entity and required ongoing reassessments for consolidation. Starting on January 1, 2010, the Company deconsolidated its investment in Aceras BioMedical because its joint venture partner, Aceras Partners, not the Company, most significantly impacts Aceras BioMedical’s economic performance.

          ASU 210-06. In January 2010, the FASB issued Accounting Standards Update (“ASU”) 210-06, “Improving Disclosures about Fair Value Measurements”, which requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The FASB also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. Some of the new and revised disclosures are required to be implemented in fiscal years beginning after December 15, 2009 and others in fiscal years beginning after December 15, 2010. The Company implemented the required disclosures in 2010.

NOTE 4 -Financial Instruments, at Fair Value

          The following is a summary of the Company’s financial assets and liabilities that are accounted for at fair value as of December 31, 2010 by level within the fair value hierarchy (in thousands of dollars):

	Level 1	Level 2	Level 3	Total

Assets:
Financial instruments owned:
Corporate equity securities	$5,700	—	1,797	7,497
Merchant banking investments	—	—	10,557	10,557
Warrants	—	—	15,570	15,570
Notes	—	—	2,197	2,197
Investments in shell companies	—	—	1,654	1,654
Other investments	—	—	505	505

Total financial instruments owned	$5,700	—	32,280	37,980

Liabilities:
Financial instruments sold, not yet purchased	$3,918	—	—	3,918

Total financial instruments sold, not yet purchased	$3,918	—	—	3,918

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The following is a summary of the Company’s financial assets and liabilities that are accounted for at fair value as of December 31, 2009 by level within the fair value hierarchy (in thousands of dollars):

	Level 1	Level 2	Level 3	Total

Assets:
Financial instruments owned:
Corporate equity securities	$5,180	—	1,313	6,493
Merchant banking investments	—	—	22,251	22,251
Warrants	—	—	22,945	22,945
Notes	—	—	1,920	1,920
Investments in shell companies	—	—	1,654	1,654
Other investments	—	—	893	893

Total financial instruments owned	$5,180	—	50,976	56,156

Liabilities:
Financial instruments sold, not yet purchased	$304	—	—	304

Total financial instruments sold, not yet purchased	$304	—	—	304

          Financial instruments are assessed on a quarterly basis to determine the appropriate classification within the fair value hierarchy, as defined by ASC Topic 820. Transfers between fair value classifications occur when there are changes in pricing observability levels. Transfers of financial instruments among the levels occur at the end of the reporting period. There were no material transfers between Level 1, Level 2 and Level 3 classified instruments during 2010 and 2009.

          The following is a description of the valuation basis, including valuation techniques and inputs, used in measuring the Company’s financial assets and liabilities that are accounted for at fair value on a recurring basis:

Corporate Equity Securities.

          Exchange Traded Equity Securities: Exchange-traded equity securities are measured based on quoted exchange prices, which are generally obtained from pricing services, and are categorized as Level 1 in the fair value hierarchy.

          Non-exchange Traded Equity Securities: Non-exchange traded equity securities are categorized as Level 3 financial instruments and measured using valuation techniques involving quoted prices of, or market data for, comparable companies, similar company ratios and multiples (e.g., price/EBITDA, price/book value), discounted cash flow analyses and transaction prices observed for subsequent financing or capital issuance by the company. When using pricing data of comparable companies, judgment must be applied to adjust the pricing data to account for differences between the measured security and the comparable security (e.g., issuer market capitalization, yield, dividend rate, geographical concentration).

Merchant Banking Investments.

          The value of the Company’s investment in Aceras BioMedical’s assets is categorized as Level 3 financial instruments and was determined based on a valuation performed as of December 31, 2010, taking into consideration cash received, cost of the investment, market participant inputs, estimated cash flows based on entity specific criteria, purchase multiples paid in other comparable third-party transactions, market conditions, liquidity, operating results and other qualitative and quantitative factors. The values at which the Company’s investments are carried on its books are adjusted to estimated fair value at the end of each quarter taking into account general economic and stock market conditions.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Warrants.

          As a part of the Company’s compensation for its activities as underwriter or placement agent, it may receive warrants exercisable to purchase securities similar to those that are offered and sold in the financing transaction. The Company values such warrants using Black-Scholes. The model requires management to use five inputs: price, risk-free interest rate, exercise price, time remaining on the warrant and expected price volatility. These warrants are categorized as Level 3 financial instruments.

Notes.

          Notes categorized within Level 3 are valued based on estimates of future cash flow incorporating assumptions regarding creditor default and recovery rates and consideration of the issuer’s capital structure.

Investments in Shell Companies.

          Investments in shell companies are categorized as Level 3 financial instruments and are valued at cost, which for this type of instrument approximates fair value.

Other Investments.

          Other investments mostly consist of corporate loans categorized as Level 3 financial instruments. The loans are valued based on estimates of future cash flow incorporating assumptions regarding creditor default and recovery rates and consideration of the issuer’s capital structure.

The following is a summary of changes in fair value of the Company’s financial assets and liabilities that have been classified as Level 3 for the year ended December 31, 2010 (in thousands of dollars):

	Corporate Equity Securities	Merchant Banking	Warrants	Notes	Shells	Other	Total

Balance, December 31, 2009	$1,313	22,251	22,945	1,920	1,654	893	50,976
Purchases / issuances	510	700	14,673	1,051	—	—	16,934
Sales / settlements	—	—	(8,726)	(550)	—	—	(9,276)
Deconsolidation of Aceras BioMedical	—	(13,145)	—	—	—	—	(13,145)
Realized and unrealized gains/(losses) (1)	(26)	751	(13,322)	(224)	—	(388)	(13,209)

Balance, December 31, 2010	$1,797	10,557	15,570	2,197	1,654	505	32,280

Change in unrealized gains/(losses) relating to instruments still held at December 31, 2010	$(26)	751	(12,490)	(225)	—	(388)	(12,378)

(1) Reported in principal transactions in the Consolidated Statements of Operations, except for merchant banking investments.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The following is a summary of changes in fair value of the Company’s financial assets and liabilities that have been classified as Level 3 for the year ended December 31, 2009 (in thousands of dollars):

	Corporate Equity Securities	Merchant Banking	Warrants	Notes	Shells	Other	Total

Balance, December 31, 2008	$627	—	5,622	1,917	1,824	762	10,752
Purchases / issuances	618	697	25,266	48	—	—	26,629
Sales / settlements	—	(6,636)	(5,610)	—	—	—	(12,246)
Realized and unrealized gains/(losses) (1)	68	28,190	(2,333)	(45)	(170)	131	25,841

Balance, December 31, 2009	$1,313	22,251	22,945	1,920	1,654	893	50,976

Change in unrealized gains/(losses) relating to instruments still held at December 31, 2009	$68	21,554	(3,353)	(45)	(170)	131	18,185

(1) Reported in principal transactions in the Consolidated Statements of Operations, except for merchant banking investments.

NOTE 5 - Goodwill and Other Intangible Assets

Miller Mathis & Co., LLC Acquisition

          On March 24, 2008, the Company acquired Miller Mathis & Co., LLC (“Miller Mathis”), an independent mergers and acquisition advisor to the global steel industry. At December 31, 2010, other intangible assets related to this acquisition amounted to approximately $0.2 million.

COSCO Capital Management, LLC Acquisition

          On June 2, 2008, the Company consummated the acquisition of all the operating assets of COSCO Capital Management LLC, COSCO Capital Texas LP and Private Energy Securities, Inc. (collectively, “COSCO”), related companies that provide investment banking services to the oil and gas sectors, principally in the United States and Canada. At December 31, 2010, goodwill and other intangible assets related to this acquisition amounted to approximately $0.4 million.

Goodwill and Intangible Assets

          Goodwill was tested for impairment as of March 31, 2009 and as of June 30, 2009, after monitoring the relationship of the Company’s market capitalization to both its book value and tangible book value and observing a decline in the Company’s market capitalization related to both financial services industry-wide factors and to Company specific factors. The impairment tests resulted in the recognition of an impairment charge of $1.3 million related to a COSCO contingent earn-out paid in cash.

          In the second quarter of 2010, the Company wrote-off $0.9 million related to a customer list acquired in 2008. The impairment charge was triggered by the troubled European markets outlook and the lack of prospective future revenue generation from European clients.

          Goodwill is tested annually for impairment as of September 30. Based on the September 30, 2010 and 2009 impairment tests, goodwill was not considered to be impaired and the fair value of the reporting units were determined to be substantially in excess of the carrying value of goodwill.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The following table represents a summary of the changes to goodwill and other intangible assets from December 31, 2008 through December 31, 2010 (in thousands of dollars):

	Goodwill	Customer Relationships	Trademark	Total

Balance, December 31, 2008	$—	2,686	220	2,906
Additions	1,540	—	—	1,540
Impairment	(1,327)	—	—	(1,327)
Amortization	—	(1,136)	(22)	(1,158)

Balance, December 31, 2009	$213	1,550	198	1,961

Additions	121	—	—	121
Impairment	—	(933)	—	(933)
Amortization	—	(525)	(23)	(548)

Balance, December 31, 2010	$334	92	175	601

NOTE 6 - Property and Equipment, Net

          Property and equipment, net is comprised of the following as of December 31, 2010 and 2009 (in thousands of dollars):

	December 31, 2010	December 31, 2009

Computer and office equipment	$2,809	$2,203
Furniture and fixtures	1,731	1,460
Leasehold improvements	3,098	2,420

	7,638	6,083
Less: accumulated depreciation and amortization	4,375	3,310

Property and Equipment, Net	$3,263	$2,773

          Depreciation expense for the years ended December 31, 2010, 2009, and 2008 was $1.1 million, $1.1 million, and $707,000, respectively.

NOTE 7 - Related Party Transactions

          One of the Company’s directors, who joined the board of directors on October 16, 2007, has also served as the chairman of the board of Cyalume Technologies, Inc. (“Cyalume”) since May 31, 2006. During 2008, the Company recorded revenue in the amount of $2.3 million in connection with services rendered to Cyalume. As of December 31, 2010, a promissory note in the amount of $2.1 million was outstanding.

NOTE 8 - Warrants

          The Company, issued common stock purchase warrants to the investors in its March 2007 $20,000,000 private placement financing. The warrants, as adjusted, covered the purchase of up to 1,494,886 shares at an exercise price of $6.35 and were exercisable through and including March 1, 2010. On March 1, 2010 all 1,494,886 warrants expired unexercised.

NOTE 9 - Commitments and Contingencies

     Lease Commitments

          The Company leases its headquarters and other office locations under non-cancelable lease agreements which expire between 2008 and 2014.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          On February 14, 2008, the Company entered into a new lease agreement for approximately 40,300 square feet of office space on the 20th floor at 1251 Avenue of the Americas, New York, NY for a term which commenced in May 2008 and ends in October 2013. The monthly rental fee is $252,000, with five months free rent after the payment of the first monthly lease payment on the commencement date. The monthly rent expense is $233,000.

          The Company’s future minimum lease payments for all operating leases are as follows as of December 31, 2010 (in thousands of dollars):

Office Leases

2011	$3,228
2012	3,181
2013	2,585
2014	56

          Occupancy and rental expense amounted to $3.1 million, $3.1 million, and $2.9 million in 2010, 2009, and 2008, respectively.

     Letter of Credit

          In connection with the lease for the 20th floor at 1251 Avenue of the Americas, New York, NY the Company issued a letter of credit in favor of the landlord in the sum of $755,625, as a security deposit. The letter of credit expires in March 2012 but is subject to automatic extension.

     Equity Commitment

          The Company, through RPI, has made an investment commitment to Aceras Partners to fund operations and the joint venture’s principal investments in life science companies. At December 31, 2010, and 2009, $12.1 million and $15.4 million of this commitment remained unfunded, respectively.

NOTE 10 - Net Capital Requirements

          R&R is subject to various regulatory requirements, including the SEC’s Uniform Net Capital Rule (SEC Rule 15c3-1). These regulations place limitations on certain transactions, such as repaying subordinated borrowings, paying cash dividends, and making loans to a parent, affiliates or employees. Broker-dealers are prohibited from such transactions which would result in a reduction of its total net capital to less than 120% of its required minimum net capital. Moreover, broker-dealers are required to notify the SEC before entering into any such transactions, which if executed, would result in a reduction of 30% or more of its excess net capital (net capital less the minimum requirement). The SEC has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer.

          At December 31, 2010, R&R had net capital of $10.3 million, which was $9.5 million in excess of its required net capital of $0.9 million.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 11 - Income Taxes

          For the years ended December 31, 2010 and 2009, the current and deferred amount of income tax expense (benefit) in the statement of operations are comprised of the following (in thousands of dollars):

	Year Ended December 31,

	2010	2009

Current:
Federal	$(153)	297
States & City	125	132

Total current tax expense (benefit)	(28)	429

Deferred:
Federal	(1,902)	(3,399)
States & City	(557)	(943)

Total deferred tax expense (benefit)	(2,459)	(4,342)

Total income tax expense (benefit)	$(2,487)	(3,913)

          A reconciliation of total income taxes and the amount computed by applying the applicable federal income tax rate to earnings before income taxes follows (in thousands of dollars):

	Year Ended December 31,

	2010	2009

Computed “expected” tax at 34% statutory rate	$(2,735)	14,307
Increase in taxes resulting from:
Non-deductible expenses and non-taxable income, net	189	84
State and local income taxes, net of federal benefit	(324)	1,458
Income taxes attributable to non-controlling interest	2	(6,361)
Share-based compensation	309	1,184
Other items	24	754
Net operating loss related to dissolved entity	200	—
Change in valuation allowance	(152)	(15,339)

Total	$(2,487)	(3,913)

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented below (in thousands of dollars):

	December 31, 2010	December 31, 2009

Deferred tax assets:
Stock based compensation	$2,743	3,462
Intangible assets	8,731	8,881
Depreciation	180	393
Unrealized gain on investments	287	199
Accrued expenses	833	961
Allocation for bad debt	73	141
Foreign net operating loss carryforwards	48	200
Other carryovers	212	133

	13,107	14,370
Valuation allowance	(48)	(200)

	13,059	14,170

Deferred tax liabilities:
Warrant income	(2,406)	(5,457)
Gain on sale of investments	(3,852)	(4,371)

	(6,258)	(9,828)

Net deferred tax asset	$6,801	4,342

          In determining the possible future realization of deferred tax assets, the future taxable income from the following sources is taken into account; (a) the reversal of taxable temporary differences; (b) future operations exclusive of reversing temporary differences; and (c) tax planning strategies that, if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire.

          The valuation allowance recorded in 2009 and 2010 relates to foreign net operating loss carry-forward deferred tax assets for which management has determined that it is not “more likely than not” that such deferred tax assets will be realized in the future. Aside from the valuation allowance recorded against its’ foreign net operating loss carry-forward deferred tax asset, management has determined that it is “more likely than not” that the remainder of its’ deferred tax assets are realizable in the future.

          The Company’s continuing practice is to recognize estimated interest and/or penalties related to income tax matters as a component of income tax expense. As of December 31, 2010, the Company had no material accruals for interest, penalties, or unrecognized tax benefits on uncertain tax positions.

          The Company files income tax returns in the U.S. federal jurisdiction, various states, local and foreign jurisdictions. The Company is not currently under examination by the United States Internal Revenue Service or any other state, local, or foreign taxing jurisdictions.

          The Company’s income tax returns filed for tax years 2007, 2008 and 2009 are subject to examination by the U.S. federal, state, and foreign taxing jurisdictions. In addition, the Company does not anticipate any change in the amount of unrecognized tax benefits within the next twelve months.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 12 – Stock Based Compensation

Stock-Based Compensation

          The Company has an Incentive Compensation Plan (“Incentive Plan”) which allows awards in the form of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), nonqualified stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, restricted stock units, dividend equivalents or other share-based awards. The plan imposes a limit on the number of shares of our common stock that may be subject to awards.

          The Incentive Plan allows for grants of restricted stock awards, whereby employees are granted restricted shares of common stock subject to forfeiture. The Incentive Plan also allows for grants of restricted stock units (RSUs). RSUs give a participant the right to receive fully vested shares at the end of a specified deferral period. One advantage of RSUs, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, allowing a participant to hold an interest tied to common stock on a tax deferred basis. Prior to settlement, RSUs carry no voting rights associated with the stock ownership.

          The Company has historically and generally expect to issue new shares of common stock when satisfying our issuance obligations pursuant to share based awards, as opposed to reissuing shares from our treasury stock.

          The Company recorded ($0.1 million), $5.8 million, and $5.6 million of stock-based compensation expense for the years ended December 31, 2010, 2009, and 2008, respectively. The 2010 total compensation cost of a $0.1 million reversal was due to several large forfeitures offsetting stock-based compensation expense during the year.

The unamortized deferred stock-based compensation balance as of December 31, 2010 amounts to $6.2 million and will be fully amortized through 2016.

          A summary of stock options outstanding as of December 31, 2010 is as follows (shares in thousands):

Stock Options

	Number of Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding at December 31, 2008	5,077	$4.04	$1.09
Canceled	(970)	3.91	1.62

Outstanding at December 31, 2009	4,107	$4.07	$0.96
No activity	—	—	—

Outstanding at December 31, 2010	4,107	$4.07	$0.96	1.5 years	$0.0 million

Exercisable at December 31, 2010	4,107	$4.07	$0.96	1.5 years	$0.0 million

          There were no stock option grants in 2010, 2009, and 2008.

          The total intrinsic value of stock options exercised during 2008 was $95,892. No cash was received from the exercise of stock options by employees during 2010, 2009, and 2008.

          Total compensation cost associated with stock options was $0.1 million, $1.4 million, and $2.2 million in 2010, 2009, and 2008, respectively.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

          The following tables detail the activity of restricted stock (shares in thousands):

Restricted Stock

	Number of Shares	Weighted Average Grant Date Fair Value

Balance at December 31, 2008	432	$2.31
Forfeited	(95)	2.28
Vested	(144)	2.31

Balance at December 31, 2009	193	$2.33
Forfeited	(8)	2.28
Vested	(97)	2.33

Balance at December 31, 2010	88	$2.33

          Total compensation cost associated with restricted stock was $0.2 million, $0.2 million, and $2.2 million in 2010, 2009, and 2008, respectively.

          The following tables detail the activity of restricted stock units (shares in thousands):

RSUs

	Shares		Weighted Average Grant Date Fair Value

	Future Service Required	No Future Service Required (1)	Future Service Required	No Future Service Required

Balance at December 31, 2008	7,245	—	$0.79	$—
Granted	2,132	—	0.81	—
Forfeited	(3,321)	—	0.73	—
Vested	(3,389)	3,389	1.93	1.93
Distribution of underlying shares	—	(883)	—	4.52

Balance at December 31, 2009	2,667	2,506	$1.00	$1.02
Granted	5,337	—	1.32	—
Forfeited	(1,169)	(1,916)	1.04	0.97
Vested	(1,272)	1,272	1.07	1.07
Distribution of underlying shares	—	(155)	—	0.95

Balance at December 31, 2010	5,563	1,707	$1.28	$1.13

(1) Represents fully vested RSUs which are still subject to transferability restrictions.

          The RSUs generally have vesting provisions for up to 5 years, with sale restrictions for additional years after vesting. The fair value of the RSUs was determined based on a protective put method model using a discount due to lack of marketability.

          Total compensation cost associated with RSUs was ($0.4 million), $4.2 million and $1.2 million in 2010, 2009, and 2008, respectively. The 2010 total compensation cost of ($0.4 million) was due to several large forfeitures offsetting stock-based compensation expense during the year.

          As of December 31, 2010, there was $6.2 million of total unrecognized compensation cost related to non vested restricted shares and RSUs awards, which is expected to be recognized over a remaining weighted-average vesting period of approximately 4.3 years.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 13 – Weighted Average Shares Outstanding

          The table below reconciles weighted average number of common shares outstanding, basic and diluted, for the years ended December 31, 2010, 2009, and 2008 (weighted average shares in thousands):

	Year Ended December 31,

	2010	2009	2008

Shares outstanding, basic	36,079	35,588	33,375

Stock options (1)	—	39	—
Non-vested restricted stock and RSUs (1)	—	1,772	—

Shares outstanding, diluted	36,079	37,399	33,375

          Due to the fact the Company had a net loss for the years ended December 31, 2010 and December 31, 2008, the outstanding shares for calculation of basic EPS and diluted EPS for that period are the same.

NOTE 14 – Segment Reporting

          Through June 30, 2009, the Company operated in one business segment. Commencing July 1, 2009, the Company began operating in two business segments, Capital Markets and Merchant Banking. The Capital Markets reportable segment includes our investment banking, sales and trading activities and research. The Capital Markets reportable segment is managed as a single operating segment that provides the following principal sources of revenue:

•	investment banking fees, which are derived from corporate finance activities and strategic advisory services;
•	realized and unrealized gains with respect to securities held for the Company’s own account;
•	commissions on sales and trading activities;
•	conference fees; and
•	other miscellaneous sources of revenues, such as interest.

          Although the Company has multiple sources of revenue derived within Capital Markets, most of our revenue is derived from investment banking services and consists of private placement, underwriting and strategic advisory fees earned upon the successful completion of financing or other types of corporate transactions, such as mergers, acquisitions and dispositions.

          The Merchant Banking segment is primarily comprised of operating activities related to Aceras BioMedical. On May 12, 2008, the Company formed Aceras BioMedical, a joint venture through which it, in partnership with Aceras Partners, LLC, makes principal investments in early-stage biotechnology and life sciences companies. In conjunction with the establishment of the joint venture, the Company formed a new wholly-owned subsidiary, RPI, which holds a 50% stake in Aceras BioMedical and serves as the holding vehicle for all of its principal-related businesses. At December 31, 2010, RPI’s outstanding investment commitment to Aceras BioMedical over five years to fund operations and the joint venture’s principal investments in life science companies was $12.1 million. RPI receives 50% of Aceras BioMedical’s economic interest in all investments made.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Dollars in Millions	Capital Markets	Merchant Banking	Non- Interest	Total

2010
Net revenues	$82.0	1.6	—	83.6
Expenses	$88.4	3.2	—	91.6
Operating income	$(6.4)	(1.6)	—	(8.0)
Segment assets	$70.5	10.6	—	81.1

2009
Net revenues	$96.2	17.3	18.7	132.2
Expenses	$80.1	10.0	—	90.1
Operating income	$16.1	7.3	18.7	42.1
Segment assets	$72.7	10.1	12.1	94.9

2008
Net revenues	$49.2	—	—	49.2
Expenses	$83.1	1.0	—	84.1
Operating income	$(33.9)	—	—	(34.9)
Segment assets	$47.7	—	—	47.7

NOTE 15 – Selected Quarterly Financial Data (Unaudited)

          The following is a summary of unaudited quarterly statements of operations for the years ended December 31, 2010 and 20098 (amounts in thousands, except per share amounts):

	First	Second	Third	Fourth

2010
Revenues	$27,727	16,389	17,362	22,137
Operating income (loss)	$4,327	(7,959)	(6,027)	1,615
Net income (loss)	$2,094	(4,571)	(4,273)	1,193

Earnings (loss) per share:
Basic	$0.06	(0.12)	(0.12)	0.03

Diluted	$0.06	(0.12)	(0.12)	0.03

Weighted average number of shares outstanding:
Basic	36,149	36,763	36,113	35,314

Diluted	37,818	36,763	36,113	37,466

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	First	Second	Third	Fourth

2009
Revenues	$5,839	33,395	65,550	27,440
Operating income (loss)	$(12,297)	15,951	30,582	7,844
Net income (loss)	$(12,283)	15,928	15,540	8,113

Earnings (loss) per share:
Basic	$(0.35)	0.45	0.44	0.22

Diluted	$(0.35)	0.42	0.40	0.21

Weighted average number of shares outstanding:
Basic	34,795	35,669	35,645	36,227

Diluted	34,795	37,883	38,522	39,218

NOTE 16 – Subsequent Event

          On January 5, 2011, the Company entered into a definitive merger agreement in connection with its proposed acquisition of Hudson Holding Corporation (“Hudson”). The terms of the merger agreement provides for each Hudson share to be exchanged for 0.0338 shares of the Company’s common stock. The transaction is valued at approximately $7 million, based upon a $2.69 valuation per share of the Company’s common stock. The exchange ratio and aggregate merger consideration are subject to adjustment, up or down, based upon the net liquid assets of Hudson at the effective time of the merger. The transaction, which is expected to close in the second quarter of 2011, is subject to Hudson stockholder approval, regulatory approvals and other customary closing conditions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Hudson Holding Corporation

We have audited the accompanying consolidated statements of financial condition of Hudson Holding Corporation (the “Company”) and Subsidiaries as of March 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial condition of Hudson Holding Corporation and Subsidiaries as of March 31, 2010 and 2009, and the consolidated results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

New York, New York
June 29, 2010

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of March 31,

	2010	2009

ASSETS
Cash and cash equivalents	$7,775,947	$6,694,914
Cash - restricted	378,720	252,408
Receivable from clearing brokers	1,717,360	1,294,689
Securities owned, at fair value	4,282,777	2,246,488
Income taxes receivable	253,240	75,040
Property and equipment, net	245,415	1,182,028
Deferred tax assets	—	1,515,000
Prepaid expenses and other assets	969,752	866,027
Prepaid compensation, net	—	1,869,167
Intangible asset, net	289,088	—
Goodwill	1,111,179	1,111,179

	$17,023,478	$17,106,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued expenses and other liabilities	$2,411,485	$1,461,774
Commissions payable	885,012	1,259,987
Securities sold, but not yet purchased, at fair value	1,912,053	637,829
Income taxes payable	—	60,827
Payable to clearing brokers	—	48,833

Total liabilities	5,208,550	3,469,250

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 69,929,953 shares issued and outstanding at March 31, 2010 and 47,794,537 shares issued and outstanding at March 31, 2009	69,930	47,795
Additional paid-in capital	23,956,958	17,794,521
Accumulated deficit	(12,211,960)	(4,204,626)

Total stockholders’ equity	11,814,928	13,637,690

	$17,023,478	$17,106,940

See notes to these consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended March 31,

	2010	2009

Revenues:
Sales and trading	$20,403,557	$23,285,148
Commissions and fees	19,175,073	13,735,660
Net interest and other income	654,663	951,703

	40,233,293	37,972,511

Expenses:
Salaries and related costs	25,228,813	25,651,239
Execution and clearing charges	8,265,733	5,537,459
Communications	6,456,986	5,820,328
Occupancy	1,797,440	1,200,317
Professional fees	1,624,755	1,696,264
Business development	696,996	845,623
Other	2,944,602	1,496,318

	47,015,325	42,247,548

Loss before income tax expense	(6,782,032)	(4,275,037)
Income tax expense / (benefit)	1,225,302	(663,038)

Net loss	$(8,007,334)	$(3,611,999)

Loss per share - basic and diluted	$(0.14)	$(0.08)

Weighted average number of shares outstanding - basic and diluted	55,599,247	43,939,810

See notes to these consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock

	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total

Balance, March 31, 2008	36,725,185	$36,725	$12,631,300	$(592,627)	$12,075,398
Amortization of option grants - employees	—	—	250,138	—	250,138
Amortization of option grants - consultants	—	—	9,167	—	9,167
Amortization of restricted stock grants – employees	—	—	673,014	—	673,014
Amortization of restricted stock grants – directors	—	—	324,000	—	324,000
Issuance of restricted stock	3,069,352	3,070	(3,070)	—	—
Issuance of common stock - private placement	8,000,000	8,000	3,909,972	—	3,917,972
Net loss	—	—	—	(3,611,999)	(3,611,999)

Balance, March 31, 2009	47,794,537	$47,795	$17,794,521	$(4,204,626)	$13,637,690
Amortization of option grants - employees	—	—	495,087	—	495,087
Amortization of option grants - consultants	—	—	(4,833)	—	(4,833)
Amortization of restricted stock grants – employees	—	—	762,336	—	762,336
Issuance of restricted stock	2,185,416	2,185	(2,185)	—	—
Issuance of restricted stock - asset purchase	600,000	600	119,400	—	120,000
Issuance of common stock - private placement	19,350,000	19,350	4,792,632	—	4,811,982
Net loss	—	—	—	(8,007,334)	(8,007,334)

Balance, March 31, 2010	69,929,953	$69,930	$23,956,958	$(12,211,960)	$11,814,928

See notes to these consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,

	2010	2009

Cash flows from operating activities:
Net loss	$(8,007,334)	$(3,611,999)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	651,796	494,730
Impairment of software	521,000	—
Stock-based compensation	1,252,590	1,256,319
Prepaid compensation amortization	1,649,167	2,283,444
Deferred rent	(10,424)	27,660
Deferred taxes	1,515,000	(810,000)
Changes in:
Receivable from clearing brokers	(422,671)	1,180,886
Securities owned	(2,036,289)	176,769
Prepaid compensation	220,000	(1,750,000)
Income taxes receivable	(178,200)	344,001
Prepaid expenses and other assets	8,028	(456,738)
Securities sold, but not yet purchased	1,274,224	(2,140,252)
Payable to clearing brokers	(48,833)	48,833
Commissions payable	(374,975)	189,476
Income taxes payable	(60,827)	35,827
Accounts payable, accrued expenses and other liabilities	960,135	59,566

Net cash used in operating activities	(3,087,613)	(2,671,478)

Cash flows from investing activities:
Purchases of property and equipment	(220,367)	(717,025)
Acquisition of Next Generation assets - cash acquired	(303,442)	—
Cash subject to restrictions	(126,312)	(6,903)

Net cash used in investing activities	(650,121)	(723,928)

Cash flows from financing activities:
Proceeds from issuance of common stock net of issuance costs	4,818,768	3,917,972

Net cash provided by financing activities	4,818,768	3,917,972

Net increase in cash and cash equivalents	1,081,033	522,566
Cash and cash equivalents - beginning of year	6,694,914	6,172,348

Cash and cash equivalents - end of year	$7,775,947	$6,694,914

See notes to these consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—CONTINUED

	For the Years Ended March 31,

	2010	2009

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$163,359	$163,359

Non-cash operating activities:
Prepaid compensation contractually discharged	$2,674,000	$1,875,000

Non-cash investing and financing activity:
Acquisition of Next Generation assets	$120,000	$—

See notes to these consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

Hudson Holding Corporation (“Holding”) was formed in 1987, is currently incorporated in the State of Delaware, and is a holding company. Hudson Securities, Inc. (“Hudson”) was formed in 1984, is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). The Company’s operations include institutional sales and market making of equity securities, plus investment banking. Hudson is an introducing broker and clears all transactions through clearing organizations on a fully disclosed basis. Accordingly, Hudson is exempt from rule 15c3-3 of the Securities Exchange Act of 1934. On May 22, 2006, Hudson Technologies, Inc. (“Technologies”) was formed as a Delaware corporation for the purpose of providing software development and technology services for Hudson and for third parties. Spark Capital Management, LLC (“Spark”) acquired by Holding on March 31, 2010 is the investment manager of the Spark Fund, a hedge fund. Spark is a Delaware Limited Liability Company formed on March 8, 2007. The Company’s corporate headquarters are in New Jersey and it has branch offices in various U.S. metropolitan locations.

The consolidated financial statements include the accounts of Holding and its wholly-owned subsidiaries, Hudson, Technologies and Spark (collectively the “Company”). All significant intercompany transactions among the companies have been eliminated.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     [1] Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of income and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the deferred tax asset valuation allowance, the prepaid compensation reserve allowance, the Black-Scholes option valuation model assumptions and the recoverability and useful lives of long lived assets.

     [2] Securities transactions and revenue recognition:

Hudson records transactions in securities and the related revenue and expenses on a trade-date basis. Sales and trading revenues are primarily derived from facilitating customer transactions. Commissions and fees include agency commissions and fees earned from customers on riskless principal trades and investment banking fees related to private placements of securities. Riskless principal trades are transacted through the firm’s proprietary account with a customer order in hand, resulting in no market risk to the firm. Securities owned and securities sold, but not yet purchased, are stated at fair value with the resulting unrealized gains and losses reflected in sales and trading revenues. Securities which do not have a readily ascertainable market value are valued at their estimated fair value as determined by management. Because of the inherent uncertainty of valuation estimates, the management determined values may differ from values that would have been used had a ready market for these securities existed.

     [3] Cash and cash equivalents:

The Company considers all highly liquid investments purchased with a maturity of three months or less to be a cash equivalent. Restricted cash represents automatically renewable time deposits which collateralize letters of credit (see Note K[5]).

     [4] Property and equipment and depreciation and amortization:

Furniture, equipment, leasehold improvements and capitalized internal use software development costs are recorded at cost. When assets are sold or retired, the cost and related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred. Depreciation and amortization is computed using the straight-line method over the estimated useful life of the related asset, which has generally been about three years, or in the case of leasehold improvements, over the shorter of its estimated useful life or the lease term.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     [5] Impairment of long-lived assets:

The Company assesses the recoverability of its long lived assets, including property and equipment, when there are indications that the assets might be impaired. When evaluating assets for potential impairment, the Company first compares the carrying amount of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows used in this analysis are less than the carrying amount of the asset, an impairment loss calculation is prepared. The impairment loss calculation compares the carrying amount of the asset to the asset’s estimated future cash flows (discounted). If the carrying amount exceeds the asset’s estimated future cash flows (discounted), the loss is allocated to the long-lived asset.

     [6] Prepaid compensation:

Loans had been given to certain employees as an incentive for their affiliation with Hudson. The employees signed an employment agreement with Hudson which specified that portions of the loan would be forgiven on specific dates over a specified term, typically a two-year period. The loan was then amortized on a straight-line basis, which is included in salaries and related costs in the accompanying statement of operations. In the event an employee’s affiliation with Hudson terminated prior to the fulfillment of their contract, the employee would be required to repay the unforgiven balance and the related accrued interest.

The Company considers establishing an allowance for uncollectible amounts to reflect the amount of loss that can be reasonably estimated by management which is included as part of other expenses in the accompanying statement of operations. Determination of the estimated amount of uncollectible loans includes consideration of the amount of credit extended, the employment status and the length of time each receivable has been outstanding, as it relates to each individual employee. As of March 31, 2010, Hudson no longer had any outstanding prepaid compensation balances.

     [7] Income taxes:

The Company evaluates uncertain tax positions under ASC 740 “Income Taxes”. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as “unrecognized benefits.” A liability is recognized (or amount of net operating loss carry forward or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents an enterprise’s potential future obligation to the taxing authority for a tax position that was not recognized as a result of applying the provisions of ASC 740.

In accordance with ASC 740, interest costs related to unrecognized tax benefits are required to be calculated (if applicable) and would be classified as “Interest expense, net” in the consolidated statements of operations. Penalties would be recognized as a component of “General and administrative expenses.”

The Company’s uncertain tax positions are related to tax years that remain subject to examination by relevant tax authorities. The Company files income tax returns in the United States (federal) and in primarily New York and various other state and local jurisdictions. The Company is no longer subject to federal, state and local income tax examinations by tax authorities for years prior to 2005. As of December 31, 2009, no liability for unrecognized tax benefits was required to be recorded, and no change in assessment is expected within the next 12 months.

     [8] Advertising costs:

Advertising costs are expensed as incurred. Advertising costs, which are included in business development expenses in the accompanying statement of operations, were approximately $25,000 and $34,000 during the years ended March 31, 2010 and 2009, respectively.

     [9] Stock based compensation:

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the award is measured on the grant date and for non-employees, the award is generally remeasured on interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     [10] Intangible assets:

Intangible assets consist of customer relationships. Customer relationships acquired in business combinations under the purchase method of accounting are recorded at their fair values net of accumulated amortization since the acquisition date. Customer relationships acquired in the normal course of the Company’s operations are recorded at cost net of accumulated amortization. Customer relationships are amortized over their useful lives, generally three years, using the straight line method.

The Company reviews its finite-lived intangible assets for impairment yearly or whenever events occur that indicate that the carrying amount of the intangible asset may not be recoverable. Recoverability of the intangible asset is measured by a comparison of its carrying amount to the undiscounted future cash flows expected to be generated by the asset. If the asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is determined based on discounted cash flows.

     [11] Concentrations of credit risk:

Hudson is engaged in trading on a principal and/or agency basis with and for primarily other securities broker-dealers and institutional investors such as mutual funds, hedge funds, banks and similar businesses. Counterparties to Hudson’s business activities include broker-dealers and clearing organizations, and can include banks and other financial institutions. Hudson uses two clearing brokers to process transactions and maintain customer accounts. The clearing brokers may extend credit to Hudson’s clientele which would be secured by cash and securities in the clients’ accounts. Hudson’s exposure to credit risk associated with the non-performance by its customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to Hudson. Additionally, Hudson has agreed to indemnify the clearing brokers for losses they may incur while extending credit to Hudson’s clients. Amounts due from customers that are considered uncollectible are charged back to Hudson by the clearing broker when such amounts become determinable.

In the normal course of business, Hudson may enter into transactions in various derivative instruments for trading purposes. These transactions may include securities sold short, but not yet purchased, and option and warrant contracts.

Securities sold short, but not yet purchased, represent obligations of Hudson to deliver the underlying securities sold; and option and warrant contracts written represent obligations of Hudson to purchase or deliver the specified security at the contracted price. Hudson’s ultimate obligation on such instruments may exceed the amount recognized in the statement of financial condition. Hudson monitors its positions continuously to reduce the risk of the potential loss due to changes in market value or failure of counterparties to perform.

Substantially all of Hudson’s cash and security positions may be deposited with its clearing broker for safekeeping purposes. The clearing brokers are members of major security exchanges.

The Company also maintains cash in bank accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and it is not exposed to any significant credit risk on cash.

     [12] Goodwill

On June 30, 2004, an investor group purchased all of the outstanding common stock of the broker-dealer which was the predecessor to Hudson for a purchase price of approximately $7,136,000. As a result, the predecessor broker-dealer recorded goodwill of approximately $1,111,000, which represented the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed.

Goodwill is not subject to amortization, but rather an assessment of impairment, by applying a fair value based test. Hudson reviews goodwill for impairment annually, during the fourth quarter of each year, and also between annual tests upon the occurrence of trigger events. The reviews are performed at the Hudson level, generally by using the market capitalization of the Company as an indicator of fair value, since Hudson currently represents the most significant component of the consolidated entity. Impairment is potentially indicated when the carrying value of Hudson, including goodwill, exceeds its fair value. If a potential impairment is indicated, the fair value of Hudson would be measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of Hudson’s goodwill. If that fair value was less than the carrying value of goodwill, impairment would be recorded. As a result of its assessment, Hudson has determined that no such potential impairment was indicated during the year ended March 31, 2010.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     [13] Reclassifications:

Certain fiscal 2009 amounts have been reclassified to conform with the fiscal 2010 presentation.

     [14] Subsequent events:

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

     [15] Loss per share:

Basic loss per share (“EPS”) has been calculated by dividing net loss by the weighted average shares of common stock outstanding during the year. Diluted EPS reflects the change in EPS, using the treasury stock method to reflect the impact of common share equivalents as if dilutive securities, such as unvested restricted stock, stock options or warrants were exercised or converted into common stock.

At March 31, 2010 and 2009, 4,352,503 and 5,502,920 shares of unvested restricted stock, outstanding stock options to purchase 9,345,000 and 4,455,000 shares of common stock and warrants to purchase 9,362,184 and 11,122,774 shares of common stock, respectively, were excluded from the calculation of diluted earnings per share because their impact would have been anti-dilutive.

     [16] Recently issued accounting standards:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance that established the FASB Accounting Standards Codification, (“Codification” or “ASC”) as the single source of authoritative GAAP to be applied by nongovernmental entities, except for the rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead the FASB will issue Accounting Standards Updates. Accounting Standards Updates will not be authoritative in their own right as they will only serve to update the Codification. These changes and the Codification itself do not change GAAP. This new guidance became effective for interim and annual periods ending after September 15, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of these changes did not have a material impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued new accounting guidance, under ASC Topic 855 on Subsequent Events, which sets forth: 1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; 2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and 3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance was effective for interim and annual periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued new accounting guidance, under ASC Topic 820 on Fair Value Measurements and Disclosures, on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. This new guidance became effective for interim and annual periods beginning after issuance. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB issued new accounting guidance, under ASC Topic 820 on Fair Value Measurements and Disclosures. The guidance requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement. The guidance now requires a reporting entity to use judgment in determining the appropriate classes of assets and liabilities and to provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. The guidance is effective for interim and annual reporting periods beginning after December 15, 2009. As this standard relates specifically to disclosures, the adoption did not have a material impact on the Company’s consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2010, the FASB issued new accounting guidance, under ASC Topic 855 on Subsequent Events, which requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirements that an SEC filer disclose the date through which subsequent events have been evaluated. The guidance was effective upon issuance. The adoption of the guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued new accounting guidance, under SFAS No. 167 “Amendments to FASB Interpretation No. 46R which changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. An ongoing reassessment is required of whether a company is the primary beneficiary of a variable interest entity. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. This guidance is effective for fiscal years beginning after November 15, 2009 and interim periods within those fiscal years.

In February 2010, the FASB issued Accounting Standards Update 2010-10 (ASU 2010-10), “Consolidation (Topic 810).” The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20. The deferral is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167. Early application is not permitted. At this time, management is evaluating the potential implications of this pronouncement and has not yet determined its impact on the Company’s consolidated financial statements.

The FASB, the Emerging Issues Task Force and the SEC have issued certain other accounting standards updates and regulations as of March 31, 2010 that will become effective in subsequent periods; however, management of the Company does not believe that any of those updates would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during 2010 or 2009, and it does not believe that any of those pronouncements will have a significant impact on the Company’s consolidated financial statements at the time they become effective.

NOTE C - RECEIVABLE FROM AND PAYABLE TO CLEARING BROKERS

At March 31, 2010 and 2009, the receivable from clearing brokers amount in the consolidated statement of financial condition represents Hudson’s required deposits with its clearing brokers of approximately $1.5 million for both years, and the payable to clearing brokers amount in the statement of financial condition represents the amount owed to Hudson’s clearing brokers.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE D - SECURITIES OWNED AND SECURITIES SOLD, BUT NOT YET PURCHASED

Securities owned and securities sold, but not yet purchased, at March 31, 2010 and 2009 consist of:

	2010	2009

Securities owned:

Equity securities - marketable at fair value	$4,282,777	$2,122,733
Equity securities - not readily marketable, at estimated fair value		123,755

Equity securities - total	$4,282,777	$2,246,488

Securities sold, but not yet purchased:

Equity securities - marketable at fair value	$1,912,053	$637,829
Equity securities - not readily marketable, at estimated fair value

Equity securities - total	$1,912,053	$637,829

     Fair Value Measurements

The Company records securities owned and securities sold, but not yet purchased, at fair value, which is deemed to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or developed by the Company. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1 — Valued based on quoted prices at the measurement date for identical assets or liabilities trading in active markets. Financial instruments in this category generally include actively traded equity securities.

Level 2 — Valued based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in markets that are not active; (c) inputs other than quoted prices that are observable for the asset or liability; or (d) from market corroborated inputs. Financial instruments in this category include certain corporate equities that are not actively traded or are otherwise restricted.

Level 3 — Valued based on valuation techniques in which one or more significant inputs is not readily observable. Included in this category are certain corporate debt instruments, certain private equity investments, and certain commitments and guarantees.

As of March 31, 2010:

Securities owned, at fair value	Level 1	Level 2	Level 3	Total

Equities	$4,282,777	$—	$—	$4,282,777

Total	$4,282,777	$—	$—	$4,282,777

Securities sold, but not yet purchased, at fair value	Level 1	Level 2	Level 3	Total

Equities	$1,912,053	$—	$—	$1,912,053

Total	$1,912,053	$—	$—	$1,912,053

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE E - PREPAID COMPENSATION

During prior periods, the Company provided an aggregate of $4,769,000 of loans to four employees as an incentive for joining the Company. The employees signed employment agreements and promissory notes with the Company bearing interest at rates ranging from 4% to 5%. The employment agreements specified that the Company would discharge the loans and interest, or a portion thereof, if the employees remain employed with the Company for a certain duration. During the fiscal year ended March 31, 2010, the Company forgave $2,674,000 of fully amortized loans, plus the related accrued interest. The loans were amortized on a straight-line basis over the period specified in the employment agreements. Amortization expense charged to salaries and related costs in the statement of operations was approximately $1,649,000 and $2,283,000 for the years ended March 31, 2010 and 2009, including the write-off amount discussed below.

On September 8, 2008, one of the employees with a $1,019,000 outstanding loan resigned from the Company. This individual joined the Company on September 7, 2007 and signed an employment agreement, which evidenced the negotiated arrangement, whereby half of the loan and the related interest was scheduled to be forgiven on the first anniversary (September 7, 2008) of his employment and the other half was scheduled to be forgiven on the second anniversary of his employment (September 7, 2009), subject to his having deposited certain required payroll tax withholding amounts with the Company. Based on the terms of the employment agreement, the Company was amortizing the loan balance ratably over the course of the two year forgiveness period and, accordingly, the book value of the loan on the resignation date was $509,500, or half of the $1,019,000 original loan balance. On February 5, 2010 the parties entered into a settlement agreement and mutual release whereby the Company would be repaid $220,000 of the loan amount, in exchange for discharging of the remainder of the loan. The Company received payment of the settlement on February 9, 2010. During the year ended March 31, 2010, the Company wrote-off the remaining balance of $289,500.

NOTE F - PROPERTY AND EQUIPMENT

A summary of the property and equipment balances are as follows:

	As of March 31,

	2010	2009

Furniture and equipment	$945,865	$790,941
Leasehold improvements	132,880	95,573
Capitalized software	1,358,110	1,314,159

	2,436,855	2,200,673
Less: Accumulated depreciation and amortization	(2,191,440)	(1,018,645)

	$245,415	$1,182,028

Depreciation and amortization expense, which is included in other expenses in the accompanying statement of operations, was approximately $1,173,000 and $495,000 during the years ended March 31, 2010 and 2009, respectively.

In addition, during the year ended March 31, 2010, the Company recorded a charge of approximately $521,000 associated with the impairment of certain capitalized software development costs and related equipment as a result of the Company’s decision to utilize alternative applications. As of March 31, 2010, there were no unamortized capitalized software development costs.

NOTE G - INTANGIBLE ASSET

On March 31, 2010, the Company acquired certain assets (primarily customer relationships) of Next Generation Equity Research, LLC (“Next Generation”). Total consideration for the acquisition was approximately $423,000, which included $120,000 of Company common stock (600,000 shares) plus an approximately $303,000 obligation to the seller. Of the 600,000 shares of Company common stock, 300,000 shares valued at $60,000 will be held in escrow and will be released after one year, subject to certain individuals remaining employed with the Company for 1 year. Legal fees of $55,000 associated with the transaction were expensed during the year ended March 31, 2010.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the Company’s estimate of future intangible asset amortization expense:

Year Ending March 31,	Amount

2011	$96,000
2012	96,000
2013	97,000

Total	$289,000

NOTE H - STOCKHOLDERS’ EQUITY

     [1] Private placement:

On June 20, 2008, the Company consummated a private placement of its securities in accordance with a Securities Purchase Agreement entered into between the Company and a certain accredited investor, dated June 20, 2008. The Company sold for a purchase price of $4,000,000, an aggregate of 8,000,000 shares of common stock in the Company and a warrant to purchase an aggregate of 4,000,000 Shares. The warrant entitles the holder to purchase shares of the Company’s common stock for a period of five years from the date of issuance at an exercise price of $0.75 per share. The holder of the warrant is entitled to certain registration and anti-dilution rights.

On November 12, 2009 the Company completed a private placement offering and sold an aggregate $4,337,500 of its common stock at a purchase price of $0.25 a share. The offering was subscribed by several existing shareholders and certain officers, directors and employees. In connection with the financing, Hudson issued 17,350,000 shares of common stock representing 26% of the outstanding stock of the Company.

On December 31, 2009 the Company completed a private placement offering and sold an aggregate of $500,000 of its common stock at a purchase price of $0.25 a share. The offering was subscribed by an institutional investor on the same terms as the private placement offering completed on November 12, 2009. In connection with the financing, Hudson issued 2,000,000 shares of common stock representing 3% of the outstanding stock of the Company.

     [2] Warrants:

The Company had 1,760,590 warrants outstanding, which were exercisable for common stock at an exercise price of $1.0494 per share and expired in November and December 2009.

On June 20, 2008, the Company delivered a warrant to purchase 4,000,000 shares of common stock at an exercise price of $0.75. See Note H [1] for additional details.

A summary of the Company’s warrants and related information for the years ended March 31, 2010 and 2009 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Intrinsic Value

Outstanding at March 31, 2008	7,122,774	$0.8791	$—
Granted	4,000,000	0.7500	—

Outstanding at March 31, 2009	11,122,774	0.8327	—
Expired	(1,760,590)	1.0494	—

Outstanding at March 31, 2010	9,362,184	$0.7919	—

Weighted average remaining months of contractual life at March 31, 2010	28

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     [3] Common stock issued:

On March 31, 2010, the Company issued 600,000 shares of common stock in connection with the Next Generation asset acquisition. See Note G for additional details.

     [4] Stock plans:

The 2005 Stock Option Plan (the “2005 Plan”), which was approved by the Holding Board on June 8, 2005 and by Holding’s shareholders on July 26, 2005, provides for the granting of incentive and/or nonqualified stock options to purchase up to an aggregate of 2,000,000 shares of Holding’s common stock. The 2007 Long-Term Incentive Compensation Plan (the “2007 Plan”), which was approved by the Holding Board on June 28, 2007 and by Holding’s shareholders on August 14, 2007, provides for the granting of incentive and/or nonqualified stock options, stock appreciation rights, stock awards, performance units and performance bonuses to purchase up to an aggregate of 10,000,000 shares of Holding’s common stock. A 12,000,000 share increase to the authorized shares of the 2007 Plan, to 22,000,000 shares, was approved by the Holding Board on February 13, 2008 and by a majority of Holding’s shareholders on March 4, 2008. Under both plans (collectively the “Plans”), (1) awards may be granted to employees, consultants, independent contractors, officers and directors; (2) the maximum term of any award shall be ten years from the date of grant; (3) the exercise price of any award shall not be less than the fair value on the date of grant; and (4) awards will typically result in the issuance of new common shares.

     [5] Stock option grants:

On April 3, June 1, October 12, and December 8, 2009, the Company granted options to purchase an aggregate of 5,050,000 shares of common stock at exercise prices of $0.50 to new and existing employees, pursuant to the 2007 Plan. The options expire after three and a half years. The $1,219,500 grant date fair value will be amortized over the three year vesting period.

The Company recognized approximately $456,000 and $250,000 of compensation expense during the years ended March 31, 2010 and 2009, respectively, related to employee stock option grants, which is reflected as salaries and related costs in the consolidated statements of operations. As of March 31, 2010, there was approximately $1,043,000 of unrecognized employee stock-based compensation expense related to stock option grants that will be amortized over a weighted average period of 2.5 years.

The Company has computed the fair value of options granted using the Black-Scholes option pricing model. Forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate will be adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate, when it is material. The expected term of options granted represents the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants. Given that Holding’s shares have only been publicly traded since May 3, 2005, until such time as Holding had sufficient trading history to compute the historical volatility of its common stock, the Company utilized an expected volatility figure based on a review of the historical volatilities, over a period of time, equivalent to the expected life of these options, of similarly positioned public companies within its industry, during the early stages of their life as a public company. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the options.

In applying the Black-Scholes option pricing model, the Company used the following weighted average assumptions:

	For the Year Ended March 31, 2010	For the Year Ended March 31, 2009

Risk free interest rate	1.41%	2.18%
Expected term (years)	2.96	2.9
Expected volatility	140%	92%
Expected dividends	—	—

The weighted average estimated fair value of the stock options granted during the years ended March 31, 2010 and 2009 was $0.24 and $0.15 per share, respectively.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the options issued under the Plans during the years ended March 31, 2010 and 2009, is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Intrinsic Value

Balance, March 31, 2008	3,495,000	$0.90	2.3
Granted	2,515,000	0.58
Exercised	—	—
Expired	—	—
Forfeited	(1,555,000)	0.76

Balance, March 31, 2009	4,455,000	0.77	2.2
Granted	5,050,000	0.50
Exercised	—	—
Expired	(50,000)	1.46
Forfeited	(110,000)	0.74

Balance, March 31, 2010	9,345,000	$0.62	2.3	$—

Exercisable, March 31, 2010	3,688,326	$0.79	1.3	$—

The following table presents information related to stock options at March 31, 2010:

Exercise Price	Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options

$0.35	95,000	0.9	66,666
0.40	75,000	2.3	75,000
0.49	280,000	1.0	186,666
0.50	6,200,000	2.7	1,008,332
0.60	100,000	1.6	33,333
0.75	290,000	1.6	96,663
0.80	250,000	0.6	166,666
0.90	315,000	0.3	315,000
1.00	1,710,000	0.8	1,710,000
1.15	30,000	1.4	30,000

	9,345,000	1.3	3,688,326

     [6] Stock grants:

On April 3, 2009, the Company granted 500,000 shares of restricted stock to a certain employee, which was not issued pursuant to a stock plan, at a market value of $0.40. Accordingly, the $200,000 grant date fair value is being amortized over the four year vesting period.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 12, 2009, the Company granted 2,500,000 shares of restricted stock to its new Chief Executive Officer, which was not issued pursuant to a plan. One-quarter of the award vested immediately and the remaining shares will vest ratably on each of the next three anniversary dates. Accordingly, one-quarter of the $625,000 grant date fair value will be amortized immediately and the remaining balance will be amortized over the three year vesting period. In the event of a change of control, as defined, all unvested restricted stock will vest immediately.

The Company recognized approximately $799,000 and $673,000 of compensation expense during the years ended March 31, 2010 and 2009, respectively, related to employee stock grants, which is reflected as a component of salaries and related costs in the consolidated statements of operations. As of March 31, 2010, there was approximately $1,182,000 of unrecognized employee stock-based compensation expense related to stock grants that will be amortized over a weighted average period of 2.0 years.

A summary of restricted stock activity for the years ended March 31, 2010 and 2009 is presented in the table below:

	Number of Shares	Weighted Average Grant Date Fair Value	Total Grant Date Fair Value

Non-vested, March 31, 2008	8,361,666	$0.39	$3,250,350
Granted	1,127,272	0.29	324,000
Vested	(3,069,352)	0.33	(1,025,761)
Forfeited	(916,666)	0.60	(550,000)

Non-vested, March 31, 2009	5,502,920	0.36	1,998,589
Granted *	3,000,000	0.28	825,000
Vested	(2,310,416)	0.33	(764,312)
Forfeited	(1,840,001)	0.39	(718,950)

Non-vested, March 31, 2010	4,352,503	$0.31	$1,340,327

*	The 3,000,000 shares of restricted stock that were granted during the fiscal year ended March 31, 2010 were not granted pursuant to the Plans.

          [7] Stock repurchase program:

On November 13, 2008, the Company’s Board authorized the repurchase of up to 1,000,000 shares of the Company’s common stock, at the discretion of the Company’s management. On November 19, 2008, the Company’s Board authorized the repurchase of up to $1,000,000 of the Company’s common stock, at the discretion of the Company’s management, in lieu of the repurchase of up to 1,000,000 shares of the Company’s common stock. During the years ended March 31, 2010 and 2009, the Company did not repurchase any of its equity securities.

NOTE I - INCOME TAXES

The Company files a federal income tax return on a consolidated basis with its wholly-owned subsidiaries, while the individual entities file state income tax returns in certain jurisdictions. The Company is subject to minimum taxes at the state and local level which are based on measures other than income. If these minimum taxes exceed the amounts based on income, such amounts have been included below.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax provision (benefit) consists of the following:

	Years Ended March 31,

	2010	2009

Federal:
Current	$(154,978)	$—
Deferred	(1,907,000)	(1,275,698)
State and local:
Current	(134,720)	124,187
Deferred	(128,000)	(261,527)
Change in valuation allowance	3,550,000	750,000

	$1,225,302	$(663,038)

For the years ended March 31, 2010 and 2009, the expected tax expense (benefit) based on the statutory rate is reconciled with actual tax expense (benefit) as follows:

	Years Ended March 31,

	2010	2009

Expected tax expense (benefit)	(34.0)%	(34.0)%
State income tax, net of federal income tax effect	(6.0)	(6.0)
Increase in valuation allowance	52.3	17.5
Non deductible stock compensation	1.2	3.5
Other permanent items	4.6	3.5

Actual tax expense (benefit)	18.1%	(15.5)%

The principal components of the net deferred tax asset at March 31, 2010 and March 31, 2009 are as follows:

	March 31,

	2010	2009

Deferred taxes:
Net operating loss carryforwards	$3,625,000	$1,585,000
Minimum tax carryforward credits	—	202,000
Reserve for commissions receivable and bad debts	120,000	42,000
Prepaid compensation amortization	—	437,000
Contributions carryforward deductions	32,000	27,000
Deferred rent	100,000	104,000
Compensation accrual	13,000	—
Stock-based compensation	499,000	278,000
Excess of tax over book basis of fixed assets	103,000	70,000

Total gross deferred tax assets	4,492,000	2,745,000

Excess of book over tax basis of capitalized software	—	(288,000)

Net deferred taxes before valuation allowance	4,492,000	2,457,000
Less: Valuation allowance	(4,492,000)	(942,000)

Net deferred tax asset	$—	$1,515,000

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company and its subsidiaries file income tax returns in U.S. federal and various state and local jurisdictions and are subject to audit by tax authorities beginning with the year ended March 31, 2007. For the year ended March 31, 2010, the Company had approximately $8,658,000 of federal net operating losses (“NOLs”) which begin to expire in 2029. In addition, the Company has approximately $11,400,000 of state NOL carryforwards, which expire between 2011 and 2029. A valuation allowance has been established to fully offset the deferred tax asset in accordance with GAAP. During the year ended March 31, 2010, the valuation allowance increased by $3,550,000.

NOTE J - DEFINED CONTRIBUTION PLAN

The Company sponsors a 401(k) Savings Plan (the “Savings Plan”) which covers all eligible employees. Participants may contribute no less than 1% and up to the maximum allowable per the Internal Revenue Service regulations. In addition, the Company may make discretionary contributions to the Savings Plan, subject to certain limitations. For the years ended March 31, 2010 and 2009, the Company made no matching contributions.

The net operating losses are subject to Internal Revenue Code Section 382 and similar state income tax regulations, which could result in limitations on the amount of such losses that could be recognized during any taxable year.

NOTE K - COMMITMENTS AND CONTINGENCIES

          [1] Leases:

The Company currently leases headquarters office space in Jersey City, New Jersey and leases branch office space in several U.S. metropolitan locations. On April 4, 2006, Hudson entered into an agreement to sublease 26,875 rentable square feet of office space in Jersey City, New Jersey. The sublease is guaranteed by Holding. The lease commenced on June 21, 2006 and expires on August 30, 2012.

On April 29, 2009, Hudson entered into an agreement to lease 5,106 rentable square feet of office space in New York, New York. The lease commenced on or about May 28, 2009 and expires three years and two months from the commencement date. In accordance with the lease terms, Hudson will pay rent at the rate of approximately $255,000 per annum, beginning two months from the commencement date. On January 28, 2010, Hudson entered into an agreement to sub-lease the entire aforementioned New York, New York office space at the rate of approximately $225,000 per annum. The sub-lease is scheduled to expire on July 27, 2012, but the sub-lessee may elect to terminate the lease on or about July 12, 2011 upon providing notice no less than 180 days prior to the sub-lease expiration date.

As of March 31, 2010, the Company had a deferred lease liability of approximately $251,000 which represents the excess of rent expense recognized on a straight-line basis over the term of the leases as compared to cash rental payments and is included in accounts payable, accrued expenses and other liabilities on the statement of financial condition.

Future minimum commitments related to non-cancelable operating leases as of March 31, 2010 are as follows:

Years Ended March 31,	Office Leases

2011	769,000
2012	766,000
2013	349,000
2014	64,000
2015	25,000

$1,973,000

Rent expense, net of sublease income, was approximately $1,794,000 and $1,200,000 for the years ended March 31, 2010 and 2009, respectively.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          [2] Employment agreements:

On October 12, 2009, the Company entered into an employment agreement with the Company’s new Chief Executive Officer (CEO) with a guaranteed salary, a formula bonus, plus restricted stock and stock option grants described below. The term of the employment agreement is three years. The agreement provides that, in the event of a termination without cause or a resignation for good reason, as defined in his employment agreement, the CEO will receive a termination payment equal to all unpaid compensation for the balance of the term, a payment equal to the cost of COBRA premiums for medical insurance and any annual bonus quarterly payment due and not yet paid as of the date of such termination. The employment agreement provides for an annual bonus formula of 6% of the firm’s net profits before taxes, with a $6 million dollar cap. The annual bonus is required to be pro rated for the period from October 12, 2009 to the March 31, 2010 fiscal year end. A pro rated portion of the annual bonus will be paid quarterly, in the event quarterly and year to date consolidated pre-tax earnings are positive. All quarterly payments are subject to a holdback of 25%. Adjustment made to the annual bonus at year end reflect any quarters subsequent to such quarterly payments where quarterly earnings are not positive calculated on a year to date basis. As of March 31, 2010, the Company did not accrue an amount for an annual bonus.

On October 12, 2009, the Company entered into a second amendment to the employment agreement dated January 1, 2007 with the Company’s President. The amendment provides for a definition of “Cause” identical to that in CEO’s employment agreement and provides that, in the event of a Termination other than for Cause or a resignation for Good Reason, as defined in the employment agreement, the President will receive a termination payment equal to all unpaid compensation for the balance of the term, a payment equal to the cost of COBRA premiums for medical insurance and any annual bonus quarterly payment due and not yet paid as of the date of such termination. The amendment also provides for an annual bonus formula, which is equal to 4% of the Company’s pretax earnings for such fiscal year, is subject to a $6 million dollar cap.

The Company entered into a two-year employment agreement with another key employee, effective as of March 1, 2009.

Future minimum commitments pursuant to employment agreements are as follows:

Year Ending March 31,	Employment Agreements

2011	575,000
2012	425,000
2013	146,000

$1,146,000

          [3] Termination agreement:

On October 12, 2009, the Company’s Chief Executive Officer who was also the Chairman of the Board resigned. A termination agreement was entered into which provides that the former CEO will receive the balance of the salary due to him under his employment agreement of $475,000. The Company will also pay on behalf of former CEO all applicable premiums towards COBRA continuation coverage until December 31, 2011, unless he is eligible for other comparable medical insurance before then. The termination agreement also provides that for a twelve month period, the former CEO will not solicit employees of the Company or certain designated customers of the Company. As of March 31, 2010, the Company has paid approximately $315,000 related to his termination agreement as of March 31, 2010 the amount owed the former CEO is approximately $160,000. The Company will continue to make monthly payments through October 2010.

          [4] Litigation:

From time to time, Hudson is named as a defendant in various routine actions that are incidental to its activities as a broker-dealer, including civil actions, arbitrations, plus proceedings and investigation by self-regulatory organizations. Management believes it has meritorious defenses to all such actions brought against the Company and intends to defend each of these actions vigorously. Although there can be no assurances that such matters will not have a material adverse effect on the results of operations or financial condition of the Company in any future period, depending in part on the results for such period, in the opinion of the Company’s management, the ultimate resolution of such actions against the Company will have no material adverse effect on the Company’s financial condition.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

          [5] Letters of credit:

In connection with the new Jersey City office lease, on April 20, 2006 the Company deposited a one-year $225,000 irrevocable standby letter of credit with the landlord as security, which automatically renews for additional one-year terms, unless sixty days written notice is provided. Pursuant to the lease agreement, the Company is required to maintain the letter of credit until sixty days following the expiration of the lease. On April 5, 2006, the Company deposited $225,000 with the issuing financial institution in the form of an automatically renewable, fourteen-month time deposit, in order to collateralize the letter of credit.

In connection with the new New York office lease, on April 16, 2009 the Company deposited a one-year $127,650 irrevocable standby letter of credit with the landlord as security, which automatically renews for additional one-year terms, unless thirty days written notice is provided. Pursuant to the lease agreement, the Company is required to maintain the letter of credit until three months following the expiration of the lease. On April 10, 2009, the Company deposited $127,650 with the issuing financial institution in the form of an automatically renewable, fourteen-month certificate of deposit, in order to collateralize the letter of credit.

NOTE L - NET CAPITAL REQUIREMENT

The Company is subject to various regulatory requirements, including the Securities and Exchange Commission’s Uniform Net Capital Rule (SEC rule 15c3-1), which is intended to ensure the general financial soundness and liquidity of broker-dealers by requiring the maintenance of minimum levels of net capital. These regulations place limitations on certain transactions, such as repaying subordinated borrowings, paying cash dividends, and making loans to its parent, affiliates or employees. Broker-dealers are prohibited from such transactions which would result in a reduction of its total net capital to less than 120% of its required minimum net capital. Moreover, broker-dealers are required to notify the Securities and Exchange Commission before entering into such transactions which, if executed, would result in a reduction of 30% or more of its excess net capital (net capital less the minimum requirement). The Securities and Exchange Commission has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer.

At March 31, 2010, the Company under the alternative standard method had net capital of approximately $7,801,000, which was approximately $6,801,000 in excess of its required net capital of $1,000,000.

NOTE M - REVENUE CONCENTRATIONS

The Company considers significant revenue concentrations to be customers or employees who account for 10% or more of the total revenues generated by the Company during the period. The Company had one such employee who accounted for 15% of total revenues, which included revenues from a single customer that accounted for 8% of total revenues, during the fiscal year ended March 31, 2010. During the fiscal year ended March 31, 2009, the same employee accounted for 27% of total revenues, which included revenues from a single customer that accounted for 18% of total revenues. This employee terminated in January of 2010.

NOTE N - ASSET PURCHASE

On March 2, 2010 the Company entered into an Asset Purchase Agreement between Next Generation Holding, LLC (“Holding”), Next Generation Equity Research, LLC (“Research”) and the other signatories thereto (the “Asset Purchase Agreement”) which provided for the acquisition of assets used in the equity research and investment banking business of Research, a Chicago based equity research boutique focused on the needs of institutional investors, and all of the equity in Spark Capital Management, LLC, the investment manager of the Spark Fund, a hedge fund. The closing of the Asset Purchase Agreement occurred on March 31, 2010. On March 31, 2010 the Company paid the following consideration in connection with the acquisition: (i) $303,162 to pay down a line of credit of Research and (ii) the issuance of 600,000 shares valued at $120,000 of the Company’s common stock, of which 300,000 shares were issued to the members of Holding, and 300,000 shares were placed in escrow subject to certain individuals remaining employed with the Company for one year. The Company also assumed a lease for office space at One East Wacker Drive, Chicago, Illinois which expires in August 2014 at an initial monthly rate of $4,226 and certain other contracts used in the ordinary course of the research business.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE O - SUBSEQUENT EVENTS

          [1] Stock option activity:

Subsequent to March 31, 2010, the Company granted options to various employees to purchase an aggregate of 1,030,000 shares of common stock at an exercise price of $0.50, pursuant to the 2007 Plan. The options expire after approximately three and a half years. The $122,300 grant date fair value is being amortized over the three year vesting period.

On May 14, 2010, an aggregate of 650,000 options with an exercise price of $1.00 expired. The options had been granted pursuant to the 2005 Plan.

          [2] Stock issuance:

On April 3, 2010, 125,000 shares of restricted stock which was granted to an employee vested and were issued.

          [3] Stock grants:

On May 10, 2010, the Company granted 500,000 shares of restricted stock to an employee, which were issued pursuant to the 2007 Plan. The $90,000 grant date fair value of the grant will be amortized over the three year vesting period.

          [4] Clearing agreements:

On April 14, 2010, the Company entered into a clearing agreement with Broadcort, a clearing division of Bank of America Merrill Lynch, whereby Broadcort agreed to provide certain execution and clearing services, on a fully disclosed basis, to the Company and its customers. The agreement has an initial term of three years and became effective upon the approval of FINRA on April 16, 2010 and continues until its termination. After the initial term, the agreement may be terminated by either party upon 90 days prior notice. During the initial term, Broadcort may terminate the agreement upon 90 days prior notice, or earlier upon the occurrence of specified events. Hudson must maintain an interest-bearing clearing deposit of $350,000. The monthly minimum clearing fee is $25,000. Broadcort has agreed to waive the initial $185,000 of clearing fees incurred by Hudson.

The above transaction was determined to be insignificant and therefore no proforma information was disclosed herein as the impact was nominal to the operations of the company.

The Company, simultaneous with the entry into the Broadcort agreement, has terminated its agreement dated as of December 1, 2007 with Ridge Clearing & Outsourcing Solutions, Inc., effective as of April 27, 2010. The Company is subject to an early termination fee of $180,600, which has been accrued for as of March 31, 2010.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of December 31, 2010	As of March 31, 2010

	(unaudited)
ASSETS
Cash and cash equivalents	$3,373,179	$7,775,947
Cash - restricted	393,153	378,720
Accounts receivable, net	771,521	406,062
Receivable from clearing brokers	1,350,000	1,717,360
Securities owned, at fair value	4,537,007	4,282,777
Income taxes receivable	111,568	253,240
Furniture, equipment, capitalized software and leasehold improvements, net	209,670	245,415
Other assets	424,343	563,690
Prepaid compensation	190,629	—
Goodwill	—	1,111,179
Other intangible assets, net	—	289,088

	$11,361,070	$17,023,478

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Securities sold, but not yet purchased, at fair value	$1,643,828	$1,912,053
Commissions payable	1,252,240	885,012
Accrued expenses and other liabilities	2,469,009	2,411,485

Total liabilities	5,365,077	5,208,550

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $.001 par value; 200,000,000 shares authorized; 72,281,880 and 69,929,953 shares issued and outstanding at December 31, and March 31, 2010	72,282	69,930
Additional paid-in capital	24,877,219	23,956,958
Accumulated deficit	(18,915,470)	(12,211,960)
Treasury stock, at cost, 453,500 shares at December 31, 2010; none at March 31, 2010	(38,038)	—

Total stockholders’ equity	5,995,993	11,814,928

	$11,361,070	$17,023,478

See notes to these condensed consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2010	2009	2010	2009

Revenues:
Sales and trading	$2,131,453	$5,926,885	$8,256,668	$16,587,944
Commissions and fees	4,366,706	3,934,397	12,958,724	14,067,925
Investment banking revenue	980,577	—	3,333,675	—
Net interest and other income	319,353	150,097	654,688	504,450

	7,798,089	10,011,379	25,203,755	31,160,319

Expenses:
Employee compensation and benefits	5,921,958	6,293,555	18,091,251	19,624,578
Execution and clearing charges	1,146,823	1,197,528	2,970,154	4,712,314
Technology	1,188,752	1,593,964	3,742,204	4,893,552
Occupancy	414,032	580,910	1,342,236	1,623,267
Professional fees	826,306	273,789	1,512,827	1,147,746
Business development	215,206	185,944	630,856	532,396
Impairment loss on intangible assets	1,327,995	—	1,327,995	—
Other	668,328	866,718	2,289,742	2,869,775

	11,709,400	10,992,408	31,907,265	35,403,628

Loss before income tax expense	(3,911,311)	(981,029)	(6,703,510)	(4,243,309)
Income tax expense	—	143,682	—	222,142

Net loss	$(3,911,311)	$(1,124,711)	$(6,703,510)	$(4,465,451)

Loss per share – basic and diluted	$(0.05)	$(0.02)	$(0.10)	$(0.09)

Weighted average number of shares outstanding - basic and diluted	71,189,154	57,945,488	70,345,339	51,190,491

See notes to these condensed consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital		Treasury Stock
				Accumulated Deficit
	Shares	Amount			Shares	Amount	Total

Balance - March 31, 2010	69,929,953	$69,930	$23,956,958	$(12,211,960)	—	$—	$11,814,928

Amortization of option grants - employees	—	—	341,377	—	—	—	341,377

Amortization of option grants - consultants	—	—	(1,068)	—	—	—	(1,068)

Amortization of restricted stock grants - employees	—	—	514,717	—	—	—	514,717

Issuance of restricted stock - directors	482,759	483	67,104	—	—	—	67,587

Issuance of restricted stock	1,869,168	1,869	(1,869)	—	—	—	—

Treasury stock purchased	—	—	—	—	(453,500)	(38,038)	(38,038)

Net loss	—	—	—	(6,703,510)	—	—	(6,703,510)

Balance - December 31, 2010 (unaudited)	72,281,880	$72,282	$24,877,219	$(18,915,470)	(453,500)	$(38,038)	$5,995,993

See notes to these condensed consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended December 31,

	2010	2009

Cash flows from operating activities:
Net loss	$(6,703,510)	$(4,465,451)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	132,547	486,119
Stock-based compensation	922,613	1,070,288
Prepaid compensation amortization	34,371	1,323,667
Prepaid compensation reserve provision	—	289,500
Deferred rent	(44,841)	6,710
Deferred taxes	—	519,000
Amortization of intangible asset	72,272	—
Impairment loss on intangible assets	1,327,995	—
Changes in:
Accounts receivable	(365,459)	(308,384)
Receivable from clearing brokers	367,360	(470,883)
Securities owned	(254,230)	(1,079,839)
Income taxes receivable	141,672	(326,585)
Prepaid expenses and other assets	(85,653)	52,029
Securities sold, but not yet purchased	(268,225)	75,010
Payable to clearing brokers	—	(48,833)
Commissions payable	367,228	(156,500)
Income taxes payable	—	(60,827)
Accounts payable, accrued expenses and other liabilities	102,366	103,552

Net cash used in operating activities	(4,253,494)	(2,991,427)

Cash flows from investing activities:
Purchases of property and equipment	(96,803)	(199,251)
Cash subject to restrictions	(14,433)	(125,777)

Net cash used in investing activities	(111,236)	(325,028)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants, net of issuance costs	—	4,818,768
Purchase of treasury stock	(38,038)	—

Net cash (used in) provided by financing activities	(38,038)	4,818,768

Net (decrease) increase in cash and cash equivalents	(4,402,768)	1,502,313
Cash and cash equivalents - beginning of period	7,775,947	6,694,914

Cash and cash equivalents - end of period	$3,373,179	$8,197,227

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$8,942	$165,630

Non-cash operating activities:
Prepaid compensation contractually forgiven	$—	$1,000,000

See notes to these condensed consolidated financial statements.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE A - ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed consolidated financial position of Hudson Holding Corporation (“Holding”) as of December 31, 2010 and the condensed consolidated results of its operations and cash flows for the three and nine months ended December 31, 2010 and 2009. The results of operations for the three and nine months ended December 31, 2010 are not necessarily indicative of the operating results for the full year. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and related disclosures for the year ended March 31, 2010 included in Holding’s Annual Report on Form 10-K.

The condensed consolidated financial statements include the accounts of Holding and its wholly-owned subsidiaries, Hudson Securities, Inc. (“Hudson”), Hudson Technologies, Inc. (“Technologies”) and Spark Capital Management, LLC (“Spark”) (collectively the “Company”). Holding was formed in 2005, is currently incorporated in the State of Delaware, and is a holding company. Hudson was formed in 1984, is a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). The Company’s operations include institutional sales and market making of equity securities, plus investment banking and research. Hudson is an introducing broker and clears all transactions through clearing organizations on a fully disclosed basis. Accordingly, Hudson is exempt from rule 15c3-3 of the Securities Exchange Act of 1934. On May 22, 2006, Technologies was formed as a Delaware Corporation for the purpose of providing software development and technology services for the Company. On March 8, 2007, Spark was formed as a Delaware limited liability company and is the investment manager of the Spark Fund, a hedge fund.

NOTE B - GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s requirement for funding is, and will be, driven by both working capital and regulatory net capital requirements associated with current operations, recruiting incentives, the enhancement of our technology, software development, and by potential future expansion into related activities and possible acquisition opportunities. As of December 31, 2010, the Company had an accumulated deficit of $18,915,470, which included a net loss of $6,703,510 for the nine months ended December 31, 2010 and net losses of $8,007,334 and $3,611,999 during the fiscal years ended March 31, 2010 and 2009. In addition, cash used in operating activities was $4,253,494 for the nine months ended December 31, 2010 and $3,087,613 and $2,671,478 for the fiscal years ended March 31, 2010 and 2009. As of December 31, 2010, the Company had total net capital of approximately $3,148,000, which is approximately $2,148,000 in excess of the Company’s minimum net capital requirement of $1,000,000. See Note H to the financial statements for additional details related to regulatory net capital requirements.

On January 4, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rodman & Renshaw Capital Group, Inc., a Delaware corporation (“Rodman”), pursuant to which Rodman has agreed to aquire all of the outstanding shares of Holding common stock in a stock-for-stock merger (the “Merger”). The Merger is expected to result in a combined entity with substantially improved capital resources. Consummation of the Merger is subject to various conditions, including: (i) adoption of the Merger Agreement by Holding’s stockholders in accordance with Delaware law; (ii) the absence of any applicable law that prohibits, makes illegal or enjoins the consummation of the Merger; (iii) the joint Registration Statement and Proxy Statement on Form S-4 being declared effective by the U.S. Securities and Exchange Commission (the “SEC”); and (iv) FINRA approval of the transaction. Rodman or the Company are permitted to terminate the Merger Agreement if the Merger is not consummated on or before June 30, 2011. The Company can provide no assurance that it will successfully consummate the Merger.

If the Merger is not consummated, the Company would pursue additional funding in the near term in order to fulfill working capital and regulatory net capital requirements associated with current operations. Historically, the Company has relied on common stock issuances in order to maintain the required levels of working capital or net capital. There can be no assurance that the Company will be successful in attracting such funding on satisfactory terms, if at all.

If the Company is unable to supplement its current capital resources, in order to conserve cash and attempt to maintain adequate regulatory capital, the Company would pursue some combination of, (a) other strategic partnerships; (b) asset sales; (c) a scaling back of the Company’s business operations (including reducing business lines, branch offices, employees and other overhead); and (d) an extension of its payables.

NOTE B - GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS, continued

Based on the Company’s internal forecasts and assumptions regarding its short term cash requirements, in the event the Merger is not consummated and the Company is unable to locate additional funding on acceptable terms, the Company believes that it may not have sufficient working capital or regulatory capital to support its current operating plans through December 31, 2011. This raises substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of income and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the deferred tax asset valuation allowance, the Black-Scholes option valuation model assumptions and the recoverability and useful lives of long lived assets.

[2] Securities transactions and revenue recognition:

Hudson records transactions in securities and the related revenue and expenses on a trade-date basis. Sales and trading revenues are primarily derived from facilitating customer transactions. Commissions and fees include agency commissions and fees earned from customers on riskless principal trades. Riskless principal trades are transacted through the firm’s proprietary account with a customer order in hand, resulting in no market risk to the firm. Securities owned and securities sold, but not yet purchased, are stated at fair value with the resulting unrealized gains and losses reflected in sales and trading revenues. Securities which do not have a readily ascertainable market value are valued at their estimated fair value as determined by management. Because of the inherent uncertainty of valuation estimates, the management determined values may differ from values that would have been used had a ready market for these securities existed.

Investment banking fees are recognized in the condensed consolidated statements of operations when the services related to the underlying transaction are completed under the terms of the engagement. When the Company receives warrants as a component of its compensation for investment banking services, revenue is recognized based on the fair value of those instruments. Revenue from the receipt of warrants is recognized, as of the close of the date on which it is earned, based on the estimated fair value of the securities received using the Black-Scholes option pricing model (“Black Scholes”), which takes into account the exercise price, remaining life of the warrant, the current price and expected price volatility of the underlying stock, expected dividends on the stock and the risk-free interest rate for the remaining term of the warrant. The estimated fair value of warrants is recorded in securities owned, at fair value on the Company’s condensed consolidated statement of financial condition. When a new warrant is received, its fair value is included in investment banking revenue in the condensed consolidated statement of operations on the date on which it is earned. Subsequently, any change in fair value is recorded as sales and trading revenue. When a warrant is exercised, the fair value is adjusted to reflect the value of the securities purchased, net of the exercise price, and the adjustment amount is recorded as income or loss for the relevant period. If a warrant expires unexercised, the fair value is adjusted to zero and the decrease is recorded as a loss in the relevant period. Management cannot assure that it ultimately will be able to liquidate any of the Company’s warrants in a way that will realize the value attributed to the warrants in the financial statements through the application of Black-Scholes.

[3] Stock based compensation:

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the award is measured on the grant date and for non-employees, the award is generally remeasured on interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

[4] Concentrations of credit risk:

Hudson is engaged in trading on a principal and/or agency basis with and for primarily other securities broker-dealers and institutional investors such as mutual funds, hedge funds, banks and similar businesses. Counterparties to Hudson’s business activities include broker-dealers and clearing organizations, and can include banks and other financial institutions. Hudson uses two clearing brokers to process transactions and maintain customer accounts. The clearing brokers may extend credit to Hudson’s clientele which would be secured by cash and securities in the clients’ accounts. Hudson’s exposure to credit risk associated with the non-performance by its customers and counterparties in fulfilling their contractual obligations can be directly impacted by volatile or illiquid trading markets, which may impair the ability of customers and counterparties to satisfy their obligations to Hudson. Additionally, Hudson has agreed to indemnify the clearing brokers for losses they may incur while extending credit to Hudson’s clients. Amounts due from customers that are considered uncollectible are charged back to Hudson by the clearing broker when such amounts become determinable.

In the normal course of business, Hudson may enter into transactions in various derivative instruments for trading purposes. These transactions may include securities sold short, but not yet purchased, and option and warrant contracts.

Securities sold short, but not yet purchased, represent obligations of Hudson to deliver the underlying securities sold; and option and warrant contracts written represent obligations of Hudson to purchase or deliver the specified security at the contracted price. Hudson’s ultimate obligation on such instruments may exceed the amount recognized in the statement of financial condition. Hudson monitors its positions continuously to reduce the risk of the potential loss due to changes in market value or failure of counterparties to perform.

Substantially all of Hudson’s cash and security positions may be deposited with its clearing broker for safekeeping purposes. The clearing brokers are members of major security exchanges.

The Company also maintains cash in bank accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and it is not exposed to any significant credit risk on cash.

[5] Loss per share:

Basic loss per share (“EPS”) has been calculated by dividing net loss by the weighted average shares of common stock outstanding during the year exclusive of shares subject to a contingency provision. Diluted EPS reflects the change in EPS, using the treasury stock method to reflect the impact of common share equivalents as if dilutive securities, such as unvested restricted stock, stock options or warrants were exercised or converted into common stock.

At December 31, 2010 and 2009, 3,810,000 and 6,283,753 shares of unvested restricted stock, 300,000 and 0 shares of escrowed common stock, outstanding stock options to purchase 9,100,000 and 9,276,666 shares of common stock and warrants to purchase 9,362,184 and 9,362,184 shares of common stock, respectively, were excluded from the calculation of diluted earnings per share because their impact would have been anti-dilutive.

[6] Reclassifications:

Certain fiscal 2010 amounts have been reclassified for comparative purposes to conform to the fiscal 2011 presentation. These reclassifications have no impact on previously reported earnings.

[7] Subsequent events:

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued. Based upon the evaluation, the Company did not identify any subsequent events that would have required adjustment to or disclosure in the consolidated interim financial statements.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

[8] Recently issued and adopted accounting standards:

In June 2009, the FASB issued new accounting guidance, which was subsequently added to ASC Topic 810 on Consolidation, which changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. An ongoing reassessment is required of whether a company is the primary beneficiary of a variable interest entity. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. This guidance is effective for fiscal years beginning after November 15, 2009 and interim periods within those fiscal years. The adoption of the guidance did not have a material impact on the Company’s condensed consolidated financial statements.

In February 2010, the FASB issued new accounting guidance, under ASC Topic 810 on Consolidation. The amendments to the consolidation requirements are deferred for a reporting entity’s interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies. An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships. The deferral is effective as of the beginning of a reporting entity’s first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period. Early application is not permitted. The adoption of the guidance did not have a material impact on the Company’s condensed consolidated financial statements.

In July 2010, the FASB issued new accounting guidance, under ASC Topic 310 on Receivables, which requires an entity to enhance the disclosures about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The adoption of the guidance did not have a material impact on the Company’s condensed consolidated financial statements.

The FASB, the Emerging Issues Task Force and the SEC have issued certain other accounting standards updates and regulations as of December 31, 2010 that will become effective in subsequent periods; however, management of the Company does not believe that any of those updates would have significantly affected the Company’s financial accounting measures or disclosures had they been in effect during 2010 or 2009, and it does not believe that any of those pronouncements will have a significant impact on the Company’s consolidated financial statements at the time they become effective.

NOTE D - SECURITIES OWNED AND SECURITIES SOLD, BUT NOT YET PURCHASED

Securities owned and securities sold, but not yet purchased, at December 31, 2010 and March 31, 2010 consisted of the following:

	As of December 31, 2010		As of March 31, 2010

	Securities Owned	Securities Sold Not Yet Purchased	Securities Owned	Securities Sold Not Yet Purchased

Equities	$3,102,875	$1,643,828	$4,282,777	$1,912,053
Equities - not readily marketable, at estimated fair value	85,535	—	—	—
Municipal bonds	945,177	—	—	—
Warrants - not readily marketable, at estimated fair value	403,420	—	—	—

	$4,537,007	$1,643,828	$4,282,777	$1,912,053

Fair Value Measurements

The Company records securities owned and securities sold, but not yet purchased, at fair value, which is deemed to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or developed by the Company. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1 — Valued based on quoted prices at the measurement date for identical assets or liabilities trading in active markets. Financial instruments in this category generally include actively traded equity securities.

NOTE D - SECURITIES OWNED AND SECURITIES SOLD, BUT NOT YET PURCHASED, continued

Level 2 — Valued based on (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in markets that are not active; (c) inputs other than quoted prices that are observable for the asset or liability; or (d) from market corroborated inputs. Financial instruments in this category include certain corporate equities that are not actively traded or are otherwise restricted.

Level 3 — Valued based on valuation techniques in which one or more significant inputs is not readily observable. Included in this category are warrants, certain corporate debt instruments, certain private equity investments, and certain limited partnership interests that are not traded nor have a ready available market.

As of December 31, 2010:

Securities owned, at fair value	Level 1	Level 2	Level 3	Total

Equities	$3,102,875	$85,535	$—	$3,188,410
Municipal bonds	945,177	—	—	945,177
Warrants	—	—	403,420	403,420

Total	$4,048,052	$85,535	$403,420	$4,537,007

Securities sold, but not yet purchased, at fair value	Level 1	Level 2	Level 3	Total

Equities	$1,643,828	$—	$—	$1,643,828
Municipal bonds	—	—	—	—
Warrants	—	—	—	—

Total	$1,643,828	$—	$—	$1,643,828

The following is a summary of changes in fair value of the Company’s securities that have been classified as Level 3 for the three and nine months ended December 31, 2010:

	Warrants

	Three Months Ended December 31, 2010	Nine Months Ended December 31, 2010

Balance, Beginning of Period	$390,760	$—
Purchases/issuances	44,016	751,165
Sales/distributions/settlements	(19,059)	(272,066)
Realized and unrealized losses [1]	(12,297)	(75,679)

Balance, End of Period	$403,420	$403,420

Unrealized gains/losses relating to warrants still held at December 31, 2010	$(12,297)	$(75,679)

[1] - Included in sales and trading revenue in the condensed consolidated statement of operations

NOTE E - STOCKHOLDERS’ EQUITY

[1] Stock option grants:

During the nine months ended December 31, 2010, the Company granted options to purchase an aggregate of 1,480,000 shares of common stock at exercise prices of $0.50 to new employees, pursuant to the 2007 Plan. The options expire after three and a half years. The approximately $164,000 grant date fair value will be amortized over the three year vesting period.

The Company recognized approximately $120,000 and $341,000 of compensation expense during the three and nine months ended December 31, 2010, respectively, and $247,000 and $386,000 during the three and nine months ended December 31, 2009, respectively, related to employee stock option grants, which is reflected as employee compensation and benefits in the consolidated statements of operations. As of December 31, 2010, there was approximately $825,000 of unrecognized employee stock-based compensation expense related to stock option grants that were scheduled to be amortized over a weighted average period of 2.0 years. On January 4, 2011, all non-exercisable options became exercisable. See Note J[3].

The Company has computed the fair value of options granted using the Black-Scholes option pricing model. Forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate will be adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate, when it is material. The expected term of options granted represents the estimated period of time that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” option grants. The company estimates expected volatility based on the historical volatility of its common stock. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the options.

In applying the Black-Scholes option pricing model, the Company used the following weighted average assumptions:

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,

	2010	2009	2010	2009

Risk free interest rate	n/a	1.21%	1.14%	1.42%
Expected term (years)	n/a	2.55	2.75	2.97
Expected volatility	n/a	140%	158%	140%
Expected dividends	n/a	—	—	—

The weighted average estimated fair value of the stock options granted during the nine months ended December 31, 2010 was $0.11 per share, and was $0.21 and $0.24 per share during the three and nine months ended December 31, 2009. No options were granted during the three months ended December 31, 2010.

A summary of the status of the options issued under the Plans during the nine months ended December 31, 2010, is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life In Years	Intrinsic Value

Balance, March 31, 2010	9,345,000	$0.62
Granted	1,480,000	0.50
Exercised	—	—
Expired	(1,000,000)	0.97
Forfeited	(725,000)	0.62

Balance, December 31, 2010	9,100,000	$0.56	2.1	$—

Exercisable, December 31, 2010	3,764,996	$0.65	1.4	$—

NOTE E - STOCKHOLDERS’ EQUITY, continued

[1] Stock option grants, continued:

The following table presents information related to stock options at December 31, 2010:

Options Outstanding		Options Exercisable

Exercise Price	Number of Options	Weighted Average Remaining Life In Years	Exercisable Number of Options

$0.35	70,000	0.2	70,000
0.40	75,000	1.5	75,000
0.49	280,000	0.2	280,000
0.50	7,255,000	2.1	2,049,999
0.60	100,000	0.8	66,666
0.75	290,000	0.9	193,331
1.00	1,000,000	0.4	1,000,000
1.15	30,000	0.6	30,000

	9,100,000	1.4	3,764,996

On January 4, 2011, all non-exercisable options became exercisable. See Note J[3].

[2] Stock grants:

During the nine months ended December 31, 2010, the Company granted an aggregate of 1,275,000 shares of restricted stock to new employees, pursuant to the 2007 Plan, at market values ranging from $0.09 to $0.23 per share. Accordingly, the approximately $234,000 grant date fair value is being amortized over the three year vesting period.

The Company recognized approximately $209,000 and $515,000 of compensation expense during the three and nine months ended December 31, 2010 and $360,000 and $681,000 during the three and nine months ended December 31, 2009, respectively, related to employee stock grants, which is reflected as a component of employee compensation and benefits in the consolidated statements of operations. As of December 31, 2010, there was approximately $901,000 of unrecognized employee stock-based compensation expense related to stock grants that will be amortized over a weighted average period of 1.6 years.

On July 7, 2010, the Company granted and issued an aggregate of 482,759 shares of immediately vested restricted stock to its non-employee directors, pursuant to the 2007 Plan, at a market value of $0.14 per share. Accordingly, the approximately $68,000 grant date fair value was immediately recognized as professional fees expense in the consolidated statements of operations.

A summary of restricted stock activity for the nine months ended December 31, 2010, is presented in the table below:

	Number of Shares	Weighted Average Grant Date Fair Value	Total Grant Date Fair Value

Non-vested, March 31, 2010	4,352,503	$0.31	$1,340,327
Granted	1,757,759	0.17	301,336
Vested	(2,226,927)	0.25	(552,287)
Forfeited	(73,335)	0.33	(24,201)

Non-vested, December 31, 2010	3,810,000	$0.28	$1,065,175

On January 4, 2011, all non-vested restricted stock became vested. See Note J[4].

[3] Treasury stock and stock repurchase program:

On November 19, 2008, the Company’s Board authorized the repurchase of up to $1,000,000 of the Company’s common stock, at the discretion of the Company’s management. During the three and nine months ended December 31, 2010, the Company repurchased 78,500 and 453,500 shares of common stock at a cost of approximately $6,000 and $38,000, respectively.

NOTE F – IMPAIRMENT OF INTANGIBLE ASSETS

Hudson reviews goodwill and other intangible assets for impairment annually and also if an event occurs or circumstances change that more-likely-than-not would reduce the fair value of the reporting unit below its carrying amount. On January 4, 2011, the Company entered into a merger agreement (see Note J[1]) in a transaction that valued Holding at $7,000,000. As a result, Hudson, which is Holding’s principal asset, performed an interim impairment test of goodwill as of December 31, 2010. The analysis indicated that the fair value of the reporting unit with the goodwill was less than the carrying value and, accordingly, the Company recorded a goodwill impairment charge for the entire goodwill amount of $1,111,179.

In addition, based on current and expected cash flows related to the customer relationship intangible asset, Hudson’s management concluded that the asset was fully impaired and recorded a non-cash impairment charge of $216,816 for the quarter ended December 31, 2010.

NOTE G - REVENUE CONCENTRATIONS

The Company considers significant revenue concentrations to be customers or employees who account for 10% or more of the total revenues generated by the Company during the period. The Company has made a concerted effort to diversify its revenue, and as a result, there were no such concentrations during the three and nine months ended December 31, 2010. The Company had one such active employee who accounted for 18% of total revenues during the nine months ended December 31, 2009.

NOTE H - NET CAPITAL REQUIREMENT

The Company is subject to various regulatory requirements, including the SEC Uniform Net Capital Rule (SEC rule 15c3-1), which is intended to ensure the general financial soundness and liquidity of broker-dealers by requiring the maintenance of minimum levels of net capital. These regulations place limitations on certain transactions, such as repaying subordinated borrowings, paying cash dividends, and making loans to its parent, affiliates or employees. Broker-dealers are prohibited from such transactions which would result in a reduction of its total net capital to less than 120% of its required minimum net capital. Moreover, broker-dealers are required to notify the SEC before entering into such transactions which, if executed, would result in a reduction of 30% or more of its excess net capital (net capital less the minimum requirement). The SEC has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer.

At December 31, 2010, the Company under the alternative standard method had net capital of approximately $3,148,000, which was approximately $2,148,000 in excess of its required net capital of $1,000,000.

NOTE I – COMMITMENTS AND CONTINGENCIES

[1] Leases:

As of December 31, 2010, the Company had a deferred lease liability of approximately $206,000 which represents the excess of rent expense recognized on a straight-line basis over the term of the leases as compared to cash rental payments and is included in accounts payable, accrued expenses and other liabilities on the statement of financial condition.

Rent expense, net of sublease income, was approximately $367,000 and $1,169,000 for the three and nine months ended December 31, 2010 and $488,000 and $1,347,000 for the three and nine months ended December 31, 2009, respectively.

[2] Employment agreements:

During the nine months ended December 31, 2010, Hudson entered into employment agreements with certain individuals for one year terms, renewable for an additional year. In exchange for their services, the agreements specify that compensation is to be paid in the form of commissions (and in some cases draws against those commissions), stock compensation (see Note E[2]) and forgivable loans. Hudson has commitments to fund up to an additional $325,000 in aggregate, of loans over the first year of employment, in some cases pending the fulfillment of certain defined revenue goals. The promissory notes will bear interest at the rate of 2% and portions of the principal and interest are scheduled to be forgiven on specified anniversaries of employment. The loans will be amortized as employee compensation and benefits in the condensed consolidated statement of operations over the related forgiveness period.

NOTE I – COMMITMENTS AND CONTINGENCIES, continued

[3] Litigation:

From time to time, Hudson is named as a defendant in various routine actions that are incidental to its activities as a broker-dealer, including civil actions, arbitrations, proceedings and investigation by self-regulatory organizations. Although there can be no assurances that such matters will not have a material adverse effect on the results of operations or financial condition of the Company in any future period, depending in part on the results for such period, in the opinion of the Company’s management, the ultimate resolution of such actions against the Company will have no material adverse effect on the Company’s financial condition.

Except for certain claims as described below, the Company’s management has determined any asserted or unasserted claims to be immaterial to the consolidated financial statements. The Company is a defendant in the following litigation matters:

Strauss FINRA Arbitration Claim and Federal Action

On or about November 29, 2010, Myer Strauss (“Strauss”) commenced an arbitration proceeding against Hudson before FINRA captioned Myer R. Strauss vs. Hudson Securities, Inc., FINRA Case No. 10-05390. In his claim, Strauss initially alleged causes of action for breach of express and/or implied contract, a violation of New York Labor Law, quantum meruit and unjust enrichment or restitution. Strauss initially sought recovery in the amount of $1.2 million claiming he is entitled to double damages for a violation of N.Y. Labor Law § 191-c(3) plus a 25% penalty pursuant to N.Y. Labor Law § 198. Strauss also sought punitive damages and attorneys’ fees.

Strauss claims that the Company breached an alleged unwritten or implied contract to pay him a commission equal to 40% of the Company’s compensation in connection with an investment banking transaction.

On February 14, 2011, Hudson was served with an amended Statement of Claim. In his amended claim, Strauss alleges two new causes of action: (i) breach of implied covenant of good faith and fair dealing and (ii) common law fraud. Strauss reduced his claimed amount to $570,000, plus 25% penalty under N.Y. Labor Law § 198, punitive damages and attorneys’ fees.

On or about November 30, 2010, Strauss filed a petition in the Southern District of New York seeking an order of attachment in aid of the FINRA arbitration, Myer R. Strauss v. Hudson Securities, Inc., Case No. 10-CV-8975. Strauss alleges that given the Company’s recent financial disclosure in its public filings reflecting increased losses over the past twelve months, the Company will not have the funds available to cover a possible award granted in the FINRA arbitration. The Company moved to dismiss the petition. On February 14, 2011, the Court granted the Company’s motion to dismiss and on February 15, 2011, the federal matter was closed. The parties will proceed in FINRA arbitration. The Company intends to vigorously defend against this claim.

NOTE J - SUBSEQUENT EVENTS

[1] Merger:

(a)	Merger agreement:

On January 4, 2011, Rodman, HHC Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Rodman (“Merger Sub”), and Holding, entered into the Merger Agreement. The Merger Agreement provides that Rodman will acquire all of the outstanding shares of Holding common stock in a stock-for-stock merger using an exchange ratio of 0.0338 shares of Rodman common stock for each share of Holding common stock. The deal is valued at approximately $7.0 million, based upon a $2.69 valuation per share of Rodman’s common stock. The exchange ratio and aggregate merger consideration are subject to adjustment, up or down, based upon the net liquid assets of Holding at the effective time of the Merger. The Merger Agreement provides that at the effective time of the Merger, Holding will merge with and into Merger Sub, with Merger Sub continuing as a wholly owned subsidiary of Rodman.

At the effective time of the Merger, each outstanding Holding stock option will terminate and each outstanding Holding warrant will convert into a warrant to acquire 0.0338 shares of Rodman common stock, subject to appropriate adjustment to the exercise price.

The Merger Agreement contains customary representations, warranties and covenants, including, among other things, covenants that, subject to certain exceptions: (i) Holding will conduct its business in the ordinary course consistent with past practice until the earlier of the effective time of the Merger and termination of the Merger Agreement; (ii) Rodman and Holding will each use their reasonable best efforts to take all actions necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by the Merger Agreement; and (iii) Holding will not solicit, initiate or knowingly take any action that it knows or reasonably should know would facilitate or encourage the submission of any alternative acquisition proposal.

Consummation of the Merger is subject to various conditions, including: (i) adoption of the Merger Agreement by Holding’s stockholders in accordance with Delaware law; (ii) the absence of any applicable law that prohibits, makes illegal or enjoins the consummation of the Merger; (iii) the joint Registration Statement and Proxy Statement on Form S-4 being declared effective by the SEC; and (iv) FINRA approval of the transaction. Rodman or the Company are permitted to terminate the Merger Agreement if the Merger is not consummated on or before June 30, 2011. The Company can provide no assurance that it will successfully consummate the Merger.

The Merger Agreement contains certain termination rights for both of Rodman and Holding, including the right of Holding, under certain circumstances, to terminate the Merger Agreement in order to enter into an alternative business combination that constitutes a “Superior Proposal” (as defined in the Merger Agreement). The Merger Agreement further provides that, under specified circumstances, Holding may be required to pay Rodman a termination fee of $350,000.

(b)	Voting agreement:

As a condition to Rodman entering into the Merger Agreement, on January 4, 2011, certain stockholders of Holding who are members of Holding management, Holding directors or holders of 5% or more of the common stock of Holding entered into a voting agreement with Rodman (the “Voting Agreement”), in each case with respect to all of the shares of Holding common stock beneficially owned by such stockholders (collectively, the “Voting Agreement Shares”). The stockholders party to the Voting Agreement own approximately 50% of the voting power of shares entitled to vote on the Merger and have agreed to take the following actions, among others: (1) vote all Voting Agreement Shares in favor of the Merger; and (2) vote the Voting Agreement Shares against any action, transaction or agreement that would result in a breach in respect of any covenant, representation or warranty or any other obligation or agreement of Holding under the Merger Agreement or the Voting Agreement.

NOTE J - SUBSEQUENT EVENTS, continued

[1] Merger, continued:

(c)	Termination of registration rights:

On January 4, 2011, Holding and Seaport entered into that certain Agreement to Terminate Registration Rights Agreement (the “Agreement to Terminate”), whereby the parties agreed to terminate a certain Registration Rights Agreement, dated June 20, 2008, by and between the parties (the “2008 Registration Rights Agreement”), effective upon the effective time of the Merger. The 2008 Registration Rights Agreement provides Seaport with certain registration rights with respect to the shares underlying its warrant to purchase 4,000,000 shares of Holding common stock at an exercise price of $0.75 per share. In conjunction with the execution of the Agreement to Terminate, on January 4, 2011, Holding and Seaport also entered into that certain Amendment to Stock Purchase Warrant (the “Warrant Amendment”) to, among other things, amend the terms of the Warrant to eliminate references to the 2008 Registration Rights Agreement, effective upon the effective time of the Merger.

On January 5, 2011, Holding, Seaport, Ken Pasternak, Anthony M. Sanfilippo and Ajay Sareen entered into that certain Consent of Majority Investor Holders and Majority Management Holders to Termination of Registration Rights Agreement, dated as of January 4, 2011 (the “Consent to Terminate”). Pursuant to the terms of the Consent to Terminate, the parties agreed, among other things, to terminate that certain Registration Rights Agreement, as amended, dated October 14, 2009, by and among Holding, Seaport, Ken Pasternak, Anthony M. Sanfilippo, Ajay Sareen and certain other stockholders and investors as indicated on the signature pages thereto (the “2009 Registration Rights Agreement”), effective upon the effective time of the merger. The 2009 Registration Rights Agreement provides the parties thereto other than Holding with certain demand and incidental registration rights with respect to their holdings of Holding common stock.

[2] Litigation:

Although there can be no assurances that such matters will not have a material adverse effect on the results of operations or financial condition of the Company in any future period, depending in part on the results for such period, in the opinion of the Company’s management, the ultimate resolution of such actions against the Company will have no material adverse effect on the Company’s financial condition.

Except for certain claims as described below, the Company’s management has determined any asserted or unasserted claims to be immaterial to the consolidated financial statements. The Company is a defendant in the following litigation matters:

(a)	Schwartz class action:

On or about January 11, 2011, a putative shareholder class action lawsuit was filed against the Company, various directors of the Company, and Rodman in Superior Court of New Jersey, Hudson County, styled as, Ronald Schwartz v. Kenneth D. Pasternak, Keith Knox, John W. Mascone, Anthony Sanfilippo, John C. Shaw, Jr., Peter J. Zugschwert, Hudson Holding Corporation, Rodman & Renshaw Capital Group, Inc. and HHC Acquisition, Inc., Case No. C-6-11. This action was brought by Ronald Schwartz (“Schwartz”) on behalf of holders of common stock of the Company to enjoin the acquisition of the publicly owned shares of the Company’s common stock by Rodman and its wholly owned subsidiary resulting from the merger.

Schwartz (also a former Company employee) claims that defendants violated applicable law by directly breaching and/or aiding the other defendants’ breach of their fiduciary duties of loyalty, due care, independence, good faith and fair dealing by, among other things, allegedly failing to properly value the Company and to maximize the value of the Company to its public shareholders, and by approving the Merger Agreement, including the non-solicitation and termination fee provisions contained therein. The complaint seeks, among other relief, an order enjoining the defendants from consummating the Merger and directing the defendants to implement a sale or auction process, rescission of the Merger if already implemented, the imposition of a constructive trust in favor of plaintiff upon any benefits received by the defendants as a result of their alleged breaches of duty, and an award of attorneys’ fees and costs of litigation. The Company intends to vigorously defend against this claim.

(b)	OBEX matter:

On January 24, 2011, the Company was notified of a threatened litigation matter by counsel for OBEX Securities LLC (“OBEX”). OBEX is threatening to file suit against the Company in the Superior Court of New Jersey, Hudson County. OBEX has forwarded a draft complaint to the Company which alleges claims of unjust enrichment, tortious interference with contractual relations, tortious interference with prospective economic advantage and declaratory relief related to OBEX’s claim for placement agent fees in a private placement transaction. The draft complaint seeks an unspecified amount of compensatory damages, punitive damages, costs and attorneys’ fees. The Company intends to vigorously defend against this claim.

NOTE J - SUBSEQUENT EVENTS, continued

(c)	Hart and Daiker FINRA Arbitration Claim:

On February 14, 2011, Hudson received service from FINRA of an arbitration claim. On or about January 31, 2011, two former employees, Kenneth Hart and Brian Daiker, commenced an arbitration proceeding against Hudson before FINRA, captioned Kenneth Hart and Brian Daiker v. Hudson Securities, Inc., FINRA Case No. 11-00439. In their claim, Hart and Daiker allege causes of action for breach of express or implied contract, breach of implied duty of good faith and fair dealing, fraud and misrepresentation, quantum meruit, unjust enrichment and conversion. Hart and Daiker seek recovery in the sum of $228,000 in cash plus 82,286 warrants related to a financing. Claimants also seek any residual payments Hudson receives from the transaction, prejudgment and post judgment interest, attorneys’ fees, costs, expenses and exemplary damages. The Company intends to vigorously defend against this claim

[3] Stock options:

On January 4, 2011, in connection with its approval of the Merger, the board of directors of Holding accelerated the vesting of all outstanding unvested stock option awards, such that on January 4, 2011, all options to purchase Holding common stock became immediately exercisable. As a result of such acceleration, Hudson immediately recognized the remaining non-cash stock-based compensation expense for these unvested options to purchase 5,335,004 shares of common stock for which vesting was subject only to the passage of time. Hudson estimates the non-cash compensation stock-based compensation charge to be approximately $825,000.

All outstanding options will terminate at the effective time of the Merger.

[4] Restricted stock:

On January 3, 2011, the Company granted and issued an aggregate of 873,487 shares of immediately vested restricted stock to its non-employee directors, pursuant to the 2007 Plan, at a market value of $0.10 per share, as compensation for their fiscal year-to-date service. Accordingly, the approximately $87,000 grant date fair value will be fully recognized as of the grant date.

On January 4, 2011, in connection with its approval of the Merger, the board of directors of Holding accelerated the vesting of all outstanding unvested restricted stock, such that on January 4, 2011, all unvested shares of restricted stock vested. As a result of such acceleration, Holding immediately recognized the remaining non-cash stock-based compensation expense for these 3,810,000 shares of unvested restricted stock for which vesting was subject only to the passage of time. Holding estimates the non-cash stock-based compensation charge to be approximately $900,000.

[5] Release of escrowed shares:

On January 4, 2011, in connection with its approval of the Merger, the board of directors of Holding approved the acceleration of the release of the 300,000 shares of Holding common stock that were escrowed and represented a portion of the purchase consideration for the acquisition of the Next Generation assets. On January 5, 2011, Holding issued instructions to the escrow agent to release the shares.

[6] Demand letter:

On January 7, 2011, the Company’s attorneys issued a demand letter to the landlord of its headquarters space alleging approximately $1.1 million of overcharges associated with certain operating costs during the period from July 2006 to November 2010. The Company has made no accrual in the accompanying unaudited condensed consolidated financial statements for the potential future credit back of these overcharges, pending settlement of the matter with the landlord. There can be no assurance that the Company will be successful in pursuing this claim and, if the Company is successful, some or all of the overcharges could result in credits against future rent payments, rather than an immediate return of the overpayments.

[7] Regulatory matter:

Hudson has concluded an understanding in principle with the staff of FINRA and on February 11, 2011 submitted two Letters of Acceptance, Waiver and Consent (“AWC”) consistent with that understanding for the purpose of proposing a settlement of rule violations alleged by FINRA arising from seven outstanding regulatory reviews conducted during the years 2007 through 2009. The AWCs propose that Hudson will pay an aggregate fine of $95,000, plus $3,395 in disgorgement, and would accept and consent, without admitting or denying the allegations or findings, prior to a hearing and without an adjudication of any issue of law or fact, to the entry of the findings by FINRA. The proposed fine amount is accrued in the unaudited condensed consolidated financial statements as of December 31, 2010. The AWC will not become effective unless it is accepted by FINRA. There can be no assurance that the AWC will be accepted by FINRA.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

          The following unaudited pro forma condensed combined financial statements are based on the consolidated historical financial statements of Rodman and Hudson, combined and adjusted to give effect to the Merger. The unaudited pro forma condensed statement of financial condition assumes that the Merger took place on December 31, 2010 and combines Rodman’s December 31, 2010 unaudited consolidated statement of financial condition with Hudson’s December 31, 2010 unaudited consolidated statement of financial condition.

          The unaudited pro forma condensed combined income statement for the fiscal years ended December 31, 2010 and 2009 assume that the Merger took place on January 1, 2009. Rodman’s audited consolidated income statement for the fiscal year ended December 31, 2010 and 2009 has been combined with Hudson’s unaudited consolidated income statement for the years ended December 31, 2010 and 2009.

          The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the income statement, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Rodman and Hudson for the applicable periods, which appear elsewhere in this proxy statement/prospectus:

•

Separate historical financial statements of Rodman as of and for the years ended December 31, 2010 and 2009 and the related notes included in Rodman’s Annual Report on Form 10-K for the years ended December 31, 2010 and 2009;

•

Separate historical financial statements of Hudson as of and for the year ended March 31, 2010 and the related notes included in Hudson’s Annual Report on Form 10-K for the year ended March 31, 2010; and

•

Separate unaudited historical financial statements of Hudson as of and for the three and nine month periods ended December 31, 2010 and the related notes included in Hudson Quarterly Report on Form 10-Q for the period ended December 31, 2010.

          The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma information is not necessarily indicative of what the combined financial position or results of operations actually would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the combined financial position or operating results for any future period.

          The pro forma condensed combined financial statements do not reflect any cost savings that Rodman expects to achieve from operating efficiencies or synergies, or any expenditure related to restructuring actions to achieve cost savings. The effects of both cost savings and expenditures for restructuring could materially impact these pro forma condensed combined financial statements.

          The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting for business combinations under accounting principles generally accepted in the United States, or GAAP standards. Rodman is the acquirer for accounting purposes. The purchase method of accounting requires management to obtain independent valuations that have yet to commence or progress to a point where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made by Rodman management solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between the preliminary estimates made during the preparation of the unaudited pro forma condensed combined financial statements and the final acquisition accounting could be material.

RODMAN & RENSHAW CAPITAL GROUP, INC.

Pro Forma Combined Statement of Financial Condition
(Unaudited)
December 31, 2010

(amounts in thousands, except per share amounts)

	Rodman	Hudson	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and cash equivalents:
Unrestricted	$13,350	3,373	—		16,723
Restricted	1,448	393	—		1,841

Total cash and cash equivalents	14,798	3,766	—		18,564
Financial instruments owned, at fair value:
Corporate equity securities	7,497	3,188	—		10,685
Merchant banking investments	10,557	—	—		10,557
Warrants	15,570	404	—		15,974
Notes	2,197	—	—		2,197
Investments in shell companies	1,654	—	—		1,654
Other investments	505	945	—		1,450

Total financial instruments owned, at fair value	37,980	4,537	—		42,517
Private placement and other fees receivable	3,598	—	—		3,598
Receivable from brokers, dealers & clearing agencies	7,706	1,350	—		9,056
Prepaid expenses	2,549	191	—		2,740
Property and equipment, net	3,263	210	—		3,473
Other assets	10,608	1,307	624	B	12,539
Goodwill and other intangible assets, net	601	—	1,004	A	1,605

Total Assets	$81,103	11,361	1,628		94,092

Liabilities and Stockholders’ Equity
Accrued compensation payable	$19,287	1,252	—		20,539
Accounts payable and accrued expenses	4,947	2,469	1,600	B	9,016
Acquisitions related payables	690	—	—		690
Financial instruments sold, not yet purchased, at fair value	3,918	1,644	—		5,562

Total Liabilities	28,842	5,365	1,600		35,807

Stockholders’ Equity
Common stock	33	72	(70	) B	35
Preferred stock	—	—	—		—
Additional paid-in capital	69,654	24,877	(17,879	) B	76,652
Treasury stock	(260)	(38)	38	B	(260)
Accumulated deficit	(17,166)	(18,915)	17,939	B	(18,142)

Total common stockholders’ equity	52,261	5,996	28		58,285

Non-controlling interest	—	—	—		—

Total Stockholders’ Equity	52,261	5,996	28		58,285

Total Liabilities and Stockholders’ Equity	$81,103	11,361	1,628		94,092

Shares outstanding	33,387	71,828			33,387
Shares issued					2,602

Revised shares outstanding	33,387	71,828			35,989

Book value per share	1.57	0.08			1.62

		Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit

A	Goodwill
	Reflects goodwill related to Hudson acquistion

B	Stockholders’ equity
	Estimated value of merger consideration to be paid in Rodman common stock	2	6,998
	Eliminate Hudson common stock, additional paid in capital, treasury stock and accumulated deficit	(72)	(24,877)	38	18,915
	Estimated merger-related transaction cost, net of tax				(976)

		(70)	(17,879)	38	17,939

RODMAN & RENSHAW CAPITAL GROUP, INC.

Pro Forma Combined Statement of Operations
(Unaudited)
For the Year Ended December 31, 2010

(amounts in thousands, except per share amounts)

	Rodman	Hudson	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Investment banking	$87,245	3,333	—		90,578
Merchant banking	1,573	—	—		1,573
Commissions	4,102	18,066	—		22,168
Conference fees	3,158	—	—		3,158
Principal transactions	(12,597)	12,072	—		(525)
Interest and other income	134	805	—		939

Total revenues	83,615	34,276	—		117,891

Operating expenses:
Compensation and benefits	54,653	23,708	—		78,361
Conference expense	9,932	—	—		9,932
Professional and consulting	6,504	2,198	—		8,702
Occupancy and equipment rentals	3,111	1,792	—		4,903
Advertising and marketing	1,520	—	—		1,520
Communication and market research	3,545	5,306	—		8,851
Depreciation and amortization	1,613	—	—		1,613
Business development	5,522	796	—		6,318
Office supplies	662	—	—		662
Impairment of goodwill / other intangibles	933	1,328	—		2,261
Bad debt expense	666	—	—		666
Other	2,998	8,391	(72	) B	11,317

Total operating expenses	91,659	43,519	(72)		135,106

Operating loss	(8,044)	(9,243)	72		(17,215)
Income tax expense (benefit)	(2,487)	1,003	—		(1,484)

Net loss	$(5,557)	(10,246)	72		(15,731)

Net loss per common share:
Basic	$(0.15)	(0.15)			(0.41)

Diluted	$(0.15)	(0.15)			(0.41)

Weighted average common shares outstanding:
Basic	36,079	70,026			38,681	A

Diluted	36,079	70,026			38,681	A

A
Historical Rodman average shares oustanding	36,079
Pro forma Rodman equivalent shares to be issued	2,602

	38,681

B
Elimination of Hudson’s historical intangible asset amortization	72

RODMAN & RENSHAW CAPITAL GROUP, INC.

Pro Forma Combined Statement of Operations
(Unaudited)
For the Year Ended December 31, 2009

(amounts in thousands, except per share amounts)

	Rodman	Hudson	Pro Forma Adjustments	Pro Forma Combined

Revenues:
Investment banking	$90,433	—	—	90,433
Merchant banking	36,018	—	—	36,018
Commissions	4,423	16,983	—	21,406
Conference fees	1,598	—	—	1,598
Principal transactions	(512)	21,482	—	20,970
Interest and other income	265	669	—	934

Total revenues	132,225	39,134	—	171,359

Operating expenses:
Compensation and benefits	62,437	25,472	—	87,909
Conference expense	3,379	—	—	3,379
Professional and consulting	7,450	1,504	—	8,954
Occupancy and equipment rentals	3,125	1,667	—	4,792
Advertising and marketing	1,582	—	—	1,582
Communication and market research	2,750	6,507	—	9,257
Depreciation and amortization	2,282	—	—	2,282
Business development	2,228	750	—	2,978
Office supplies	677	—	—	677
Impairment of goodwill / other intangibles	1,327	—		1,327
Other	2,908	10,182	—	8,888

Total operating expenses	90,145	46,082	—	136,227

Operating income (loss)	42,080	(6,948)	—	35,132
Income tax benefit	3,913	12	—	3,925

Net income (loss)	45,993	(6,936)	—	39,057
Less: Net income to non-controlling interest	18,695	—	—	18,695

Net income (loss) to common stockholders	$27,298	(6,936)	—	20,362

Net income (loss) per common share:
Basic	$0.77	(0.14)		0.53

Diluted	$0.73	(0.14)		0.51

Weighted average common shares outstanding:
Basic	35,588	50,128		38,190	A

Diluted	37,399	50,128		40,001	A

A	Basic	Diluted
Historical Rodman average shares oustanding	35,588	37,399
Pro forma Rodman equivalent shares to be issued	2,602	2,602

	38,190	40,001

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1—Description of the Transaction

          On January 4, 2011, Rodman & Renshaw Capital Group, Inc. (“Rodman”) and Hudson Holding Corporation (“Hudson”) entered into a definitive agreement for Rodman to acquire for stock, 100% of the outstanding shares of Hudson common stock (the “Merger”).

          At the effective time of the Merger, each share of Hudson common stock issued and outstanding, except for shares of Hudson common stock that are owned by Hudson or Rodman or by any direct or indirect wholly owned subsidiary of Hudson (which will be canceled as a result of the Merger) will be converted into the right to receive, subject to certain adjustments as described below, that number of shares of Rodman common stock (referred to as the “Exchange Ratio”) as shall be equal to (i) (a) $7,000,000 plus or minus, as the case may be, (b) 50% of the Adjustment Amount divided by (ii) $2.69, divided by (iii) the aggregate number of shares of Hudson common stock issued and outstanding on the closing date of the Merger.

NOTE 2—Basis of Presentation

          The unaudited pro forma condensed combined financial information is based on the historical financial statements of Rodman and Hudson and are prepared and presented pursuant to the regulations of the Securities and Exchange Commission regarding pro forma financial information. The pro forma adjustments include the application of the acquisition method under FASB Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” with respect to the merger. ASC Topic 805 requires, among other things, that identifiable assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date, which is presumed to be the closing date of the Merger.

          The Merger is expected to close on or around April 8, 2010. Accordingly, the pro forma adjustments reflected in the accompanying condensed combined pro forma financial statements may be materially different from the actual acquisition accounting adjustments required as of the acquisition date. In addition, ASC Topic 805 establishes that the value of equity related consideration transferred in a business combination be measured as of the acquisition date. Depending on the magnitude of changes in the value of Rodman common stock between this filing date and the acquisition date, the aggregate value of the merger consideration paid to the stockholders of Hudson could differ from the amount assumed in these unaudited pro forma condensed combined financial statements.

          Under ASC Topic 820, “Fair Value Measurements and Disclosures,” “fair value” is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be unrelated buyers and sellers in the principal or the most advantageous market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

          Under ASC Topic 805, merger-related transaction costs (such as advisory, legal, valuation and other professional fees) are not included as components of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. We have estimated that total transaction related costs will be approximately $1.6 million ($1.0 million, net of tax). These costs are reflected in “accounts payable and accrued expenses” in the accompanying unaudited pro forma condensed combined statement of financial condition. Because we are required to expense these costs as they are incurred, we have charged them to retained earnings. No adjustment has been made to the unaudited pro forma condensed combined statement of operations for these costs as they do not have a continuing impact on the results of the combined company.

          The pro forma condensed combined financial statements do not reflect any cost savings that Rodman expects to achieve from operating efficiencies or synergies, or any expenditure related to restructuring actions to achieve such cost savings. The effects of both cost savings and expenditures for restructuring could materially impact these pro forma condensed combined financial statements.

          There were no material transactions between Rodman and Hudson during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

NOTE 3—Accounting Policies

          Upon completion of the Merger, Rodman will perform a detailed review of Hudson’s accounting policies. As a result of that review, Rodman may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Rodman is not aware of any differences that would have a material impact on the combined financial statements and the unaudited pro forma condensed combined financial statements do not assume any significant differences in accounting policies.

NOTE 4—Estimate of Consideration Expected to be Transferred and Purchase Price to be Allocated

          A preliminary estimate of consideration expected to be transferred to effect the Merger and the aggregate purchase price to be allocated is presented in the table below. These estimates are based upon 76,965,000 outstanding shares of Hudson common stock as of January 4, 2011 (in thousands, except exchange ratio and share price):

Estimate of Consideration Expected to be Transferred and Purchase Price to be Allocated
Estimated Hudson shares outstanding as of January 4, 2011	76,965
Estimated shares issuable pursuant to conversions of warrants	—

Total Hudson shares and share equivalents	76,965
Exchange Ratio	0.0338
Total Rodman shares to be issued	2,602
Rodman closing price on November 19, 2010	$2.69

Purchase price to be allocated	$7,000

          The estimated value of Rodman shares issuable as Merger consideration is based upon the closing Rodman common stock price as of January 4, 2011 of $2.69 per share. Accordingly, the unaudited pro forma condensed combined financial statements assume that Rodman will issue 2,602 shares with a value of approximately $7,000,000 in connection with the Merger.

          On January 4, 2011, the Hudson board of directors accelerated the vesting of all unvested shares of restricted Hudson common stock and options to purchase shares of Hudson common stock. At the effective time of the Merger, all outstanding Hudson stock options that have not been exercised will expire and terminate, all outstanding shares of restricted stock will convert into the right to receive approximately $0.09 in value for each share of Hudson common stock and any outstanding Hudson warrants will be converted into the right to purchase and receive a number of shares of Rodman common stock equal to the number of shares of Hudson common stock subject to the warrant multiplied by the Exchange Ratio, and the exercise price of the warrant will equal the exercise price per share of Hudson common stock of such warrant divided by the Exchange Ratio.

NOTE 5—Estimate of Assets to be Acquired and Liabilities to be Assumed

          The following is a discussion of the adjustments made to Hudson’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements. Each of these adjustments represent preliminary estimates of the fair values of Hudson’s assets and liabilities. Based on Rodman’s acquisition history and a review of Hudson’s consolidated statement of financial condition as of December 31, 2010, Rodman believes that only a portion of the purchase price will be allocated to intangible assets and goodwill. Given the nature of the industries in which Rodman and Hudson operate, the majority of assets and liabilities are recorded at fair value, Rodman has limited its adjustments to these areas. For purposes of preparing the unaudited pro forma condensed combined financial statements, the carrying value of assets and liabilities in Hudson’s financial statements, other than the ones described below, are considered to approximate fair value of those assets and liabilities.

The following is a preliminary estimate of the assets to be acquired and liabilities to be assumed by Rodman in the Merger, reconciled to the estimate of consideration expected to be transferred upon the completion of the Merger (in thousands):

Estimate of Assets to be Acquired and Liabilities to be Assumed
Book value of Hudson net assets acquired December 31, 2010	$5,996
Adjustments to:
Goodwill and intangible assets	1,004

Purchase price to be allocated	$7,000

          Goodwill: Goodwill is calculated as the excess of the Merger date fair value of the consideration expected to be transferred over the fair value assigned to the identifiable assets acquired, including identifiable intangible assets, and liabilities assumed. Goodwill is not amortized but rather is subject to an annual impairment test.

          Intangible assets: Reflects a preliminary estimate of the fair value of potential identifiable intangible assets as a result of the Merger. As previously noted, the final allocation of the purchase price to identifiable intangible assets may differ significantly from amounts in these unaudited pro forma condensed combined financial statements.

          Gain from bargain purchase: An acquirer recognizes a gain from bargain purchase when the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed exceeds the aggregate of the fair value of the consideration transferred. Before recognizing a gain on a bargain purchase, the acquirer shall reassess whether it has correctly identified all of the assets acquired and all of the liabilities assumed and shall recognize any additional assets or liabilities that are identified in that review.

          The fair value of Hudson’s assets and liabilities and the appropriate useful lives will be determined after the completion of the Merger based on a valuation performed by Rodman management. Actual adjustments will be made when the Merger is completed and will be based on Hudson’s assets and liabilities at that time. Accordingly, the actual adjustments to Hudson’s assets and liabilities may differ materially from the estimates reflected in these unaudited pro forma combined financial statements. Any changes to the initial estimates of the fair value of the assets acquired and liabilities assumed, after recording any identifiable intangible assets at fair value, will be allocated to residual goodwill.

NOTE 6—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Condition

Goodwill and Other Intangible Assets, Net

A.	Reflects adjustment to Hudson’s goodwill and other intangible assets (See Note 5).

Shareholders’ equity

B.	Reflects adjustments for the following (in thousands):

	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit

Stockholders’ equity
Estimated value of Merger consideration to be paid in Rodman common stock	2	6,998
Eliminate Hudson common stock, additional paid in capital, treasury stock and accumulated deficit	(72)	(24,877)	38	18,915
Estimated Merger-related transaction cost, net of tax				(976)

	(70)	(17,879)	38	17,939

NOTE 7—Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

Earnings per common share

          A. Pro forma earnings per common share for the years ended December 31, 2010 and 2009 has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding for the years ended December 31, 2010 and 2009 has been calculated as if the acquisition shares had been issued and outstanding on January 1, 2009. No dilutive effect is assumed for the exchange of Hudson’s stock options, restricted stock, or warrants as the exchange is assumed to occur at the then current market price of Rodman common stock.

          The following table sets forth the computation of pro forma diluted earnings per share for the years ended December 31, 2010 and 2009 (in thousands):

Year Ended December 31, 2010

Historical Rodman average shares oustanding	36,079
Pro forma Rodman equivalent shares to be issued	2,602

38,681

	Years Ended December 31, 2009

	Basic	Diluted

Historical Rodman average shares oustanding	35,588	37,399
Pro forma Rodman equivalent shares to be issued	2,602	2,602

	38,190	40,001

Other operating expenses

          B. Reflects adjustments for the following (in thousands):

	Year Ended December 31, 2010	Year Ended December 31, 2009

Elimination of Hudson’s historical intangible asset amortization	72	—

	72	—

EXECUTION COUNTERPART

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

dated as of

January 4, 2011

among

RODMAN & RENSHAW CAPITAL GROUP, INC.

HHC ACQUISITION, INC.

and

HUDSON HOLDING CORPORATION

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

          AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 4, 2011 (the “Signing Date”) among RODMAN & RENSHAW CAPITAL GROUP, INC., a Delaware corporation (“Parent”), HHC ACQUISITION, INC., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”) and HUDSON HOLDING CORPORATION, a Delaware corporation (the “Company”).

          WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Parent and certain stockholders of the Company listed on Schedule A hereto entered into an agreement (the “Voting Agreement”) pursuant to which such persons agreed to vote in favor of approval of this Agreement and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Voting Agreement; and

          WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

          Section 1.01 Definitions.

                    (a) As used herein, the following terms have the following meanings:

          “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (B) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. If the Person referred to is a natural person, the term “Affiliate” refers to any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          “Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

          “Appraisal Shares” means shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by any Person that shall not have voted such shares in favor of, or consented in writing to, the Merger and shall have timely and properly provided written notice to the Company setting forth such Person’s intent to demand appraisal of such shares of Company Common Stock in accordance with Section 262 of the Delaware Law.

          “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

          “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2010.

          “Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2010 included in the Company 10-K.

          “Company Balance Sheet Date” means March 31, 2010.

          “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

          “Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

          “Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.

          “Delaware Law” means the Delaware General Corporation Law.

          “Environmental Law” means any Applicable Law currently in effect, or any agreement with any Governmental Authority, relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, (iv) the environment or (v) hazardous substances as that term is defined in the Comprehensive Environmental Response Compensation and Liability Act, 42. U.S.C. § 9601 et seq.

          “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

          “FINRA” means the Financial Industry Regulatory Authority, including any predecessor entity, including without limitation, the National Association of Securities Dealers, Inc.

          “FINRA Rules” means the Constitution, Bylaws, and the Rules and Regulations of FINRA.

          “GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

          “Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, and any non-governmental self-regulatory agency, commission or authority, including the SEC and FINRA.

          “Hazardous Substance” means any pollutant, contaminant or waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material regulated under any Environmental Law.

          “Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under leases accounted for as financing or capital leases under GAAP, (d) all obligations in respect of acceptances issued or created,

(e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property other than Liens relating to equipment leased by the Company not constituting a capital lease, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

          “Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any similar intellectual property or proprietary rights.

          “IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

          “Knowledge” means, with respect to the Company the knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule after reasonable due inquiry and with respect to Parent, means the knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule after reasonable due inquiry.

          “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or less or under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          “Made Available” means the Company or its representatives made the referenced materials available to Parent, Merger Subsidiary and/or Parent’s representatives by posting such materials to the electronic data site at http://www.dropbox.com, with access thereto granted, prior to 5:00 p.m. Eastern Time on December 23, 2010.

           “Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact or change that (i) is, or would reasonably be expected to become,

individually or in the aggregate, materially adverse to the condition (financial or otherwise) of the business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any effect resulting from (A) any changes resulting from general economic, regulatory or political conditions, (B) general changes in the industry in which such Person and its Subsidiaries operate, (C) any changes resulting from the announcement, pendency or Closing of the transactions provided for in this Agreement, including the impact thereof on relationships with customers of the Company or any of its Affiliates, suppliers, vendors, lenders, or joint venture participants or employees, (D) disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war (E) any act expressly required under this Agreement or for which the consent of Parent is required pursuant to this Agreement and as to which Parent has withheld its consent or (F) any adverse effect that such Person otherwise cures prior to Closing; except with respect to clauses (A), (B) and (D) above, to the extent that such effect or change is disproportionately adverse to such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate; or (ii) materially impairs the ability of such Person to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

          “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

          “Net Liquid Assets” means (i) (a) all cash and cash equivalents, (b) level I assets, (c) all bonds classified as level II assets and restricted equity securities valued at 50% of their freely tradable value, (d) the intrinsic value of level III warrants that are currently exercisable, (e) due from brokers, (f) current account receivables, and (g) prepaid expenses, less (ii) all liabilities, excluding deferred rent payable; all as determined in accordance with GAAP.

          “Net Liquid Assets Deficiency” means fifty (50%) percent of any amount by which the Company’s actual Net Liquid Assets, determined as of the close of business two Business Days prior to the Closing Date is less than the Net Liquid Assets Target Amount.

          “Net Liquid Assets Surplus” means fifty (50%) percent of any amount by which the Company’s actual Net Liquid Assets, determined as of the close of business two Business Days prior to the Closing Date, exceeds the Net Liquid Assets Target Amount.

          “Net Liquid Assets Target Amount” means $4 million reduced by any non-ordinary course expenditure amount actually incurred by the Company between the date hereof and the Closing Date that the Parent and Company shall agree to in writing (an “Agreed Upon Expenditure Amount”).

          “Ownership Evidence” shall mean (i) a Certificate (or affidavit of loss with respect to such Certificate and such other documentation as is described in Section 3.02(h)), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the

Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Company Shares.

          “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

          “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

          “Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

          “Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2009 included in the Parent 10-K.

          “Parent Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by Parent to the Company.

          “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

          “SEC” means the Securities and Exchange Commission.

          “Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person if such Subsidiary would meet the definition of “significant subsidiary” within the meaning of Regulation S-X.

          “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

          “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

          “WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

                    (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Action	Section 5.12
Adverse Recommendation Change	Section 7.03
Affected Employees	Section 8.04
Affected Employees Comp and Benefits	Section 8.04
Agreement	Preamble
Certificate	Section 3.01
Closing	Section 2.01
Closing Date	Section 2.01
Code	Preamble
Company	Preamble
Company Board	Section 3.05
Company Board Recommendation	Section 5.02
Company Broker-Dealer Subsidiaries	Section 5.25
Company Financial Advisor	Section 5.23
Company Material Contract	Section 5.14
Company Permits	Section 5.13
Company Preferred Stock	Section 5.05
Company SEC Documents	Section 5.07
Company Securities	Section 5.05
Company Share	Section 3.01
Company Stockholder Approval	Section 5.02
Company Stockholder Meeting	Section 7.02
Company Stock Option	Section 3.05
Company Subsidiary Securities	Section 5.06
Company Warrant	Section 3.05
Confidentiality Agreement	Section 7.04
Effective Time	Section 2.01
Employee Plans	Section 5.16
End Date	Section 11.01
Evaluation Time	Section 5.07
Exchange Agent	Section 3.02
Exchange Fund	Section 3.02
Exchange Ratio	Section 3.01
Excluded Company Share	Section 3.01
Indemnified Person	Section 8.03
internal controls	Section 5.07
Intervening Event	Section 7.03
Leased Real Property	Section 5.19
Merger	Section 2.01
Merger Consideration	Section 3.01
Merger Subsidiary	Preamble
NASDAQ	Section 3.02
New Company Plans	Section 8.04
Order	Section 5.12

Parent	Preamble
Parent Common Stock	Section 3.01
Parent Preferred Stock	Section 6.05
Parent Securities	Section 6.05
Parent SEC Documents	Section 6.06
Payment Event	Section 12.04
Proxy Statement/Prospectus	Section 5.09
Registration Statement	Section 6.12
Representatives	Section 7.03
Required Governmental Authorizations	Section 5.03
Signing Date	Preamble
Superior Proposal	Section 7.03
Surviving Corporation	Section 2.01
Tax	Section 5.15
Taxing Authority	Section 5.15
Tax Return	Section 5.15
Termination Fee	Section 12.04
Uncertificated Company Share	Section 3.01
Voting Agreement	Preamble

          Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “delivered”, “made available”, “furnished”, “provided” and words of like import used in this Agreement include any information referred to that (i) was delivered to Parent or the Company, as the case may be, prior to 5:00 p.m. Eastern Time on the Business Day prior to the Signing Date or (ii) is contained in a document filed with the SEC on any date preceding the Signing Date or (iii) is set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule.

          Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

THE MERGER

          Section 2.01 The Merger.

                    (a) At the Effective Time, the Company shall be merged (the “Merger”) with and into the Merger Subsidiary in accordance with Delaware Law, whereupon the separate existence of the Company shall cease, and the Merger Subsidiary shall be the surviving corporation wholly owned by the Parent (the “Surviving Corporation”).

                    (b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place at the offices of Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, Suite 1401, New York, NY 10022 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

                    (c) Upon the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the certificate of merger).

                    (d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

ARTICLE 3

CONVERSION OF THE COMMON STOCK; EXCHANGE OF CERTIFICATES

          Section 3.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Subsidiary, Parent or any holder of any shares of the capital stock of the Company, Merger Subsidiary or Parent, the following shall occur:

                    (a) Each share of Company Common Stock (each, a “Company Share”, and together, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are owned by Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and in each case not held on behalf of Third Parties (each an “Excluded Company Share”, and collectively, the “Excluded Company Shares”) shall be converted into and shall become exchangeable for that number of shares of common stock, par value $.001 per share, of Parent (“Parent Common Stock”) as shall be equal to (i) (A) $7,000,000, (B) minus the Net Liquid Assets Deficiency, if any, or plus the Net Liquid Asset Surplus, if any, divided by (ii) $2.69, divided by (iii) the aggregate number of shares of common stock of the Company issued and outstanding on the Closing Date (the “Exchange Ratio”) (the “Merger Consideration”).

                    At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and (i) each certificate (a “Certificate”) formerly representing any of such Company Shares (other than Excluded Company Shares) and (ii) each uncertificated Company Share (an “Uncertificated Company Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Company Shares), shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.02(g) cash in lieu of fractional shares otherwise receivable pursuant to this Section 3.01(a) and any distributions or dividends pursuant to Section 3.02(f), in each case without interest.

                    (b) Each Excluded Company Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                    (c) Each share of common stock, par value $0.001 per share, of the Merger Subsidiary outstanding immediately prior to the Effective Time, each of which is owned by the Parent, shall remain outstanding and held by the Parent and shall constitute all of the issued and outstanding shares of stock of the Surviving Corporation.

          Section 3.02 Surrender and Payment.

                    (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) reasonably acceptable to the Company for the purpose of exchanging Certificates or Uncertificated Company Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Shares, for exchange in accordance with this Section through the Exchange Agent, securities representing shares of Parent Common

Stock issuable and payable pursuant to Section 3.01 in exchange for outstanding Company Shares, after the Effective Time (the “Exchange Fund”). Promptly after the Effective Time (and in any event within five Business Days), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Company Shares to the Exchange Agent) for use in such exchange.

                    (b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon delivery of the Ownership Evidence, the Merger Consideration in respect of the Company Shares represented by a Certificate or Uncertificated Company Share and the right, if any, to receive pursuant to Section 3.02(g) cash in lieu of fractional shares otherwise receivable pursuant to this Section 3.01(a) and any distributions or dividends pursuant to Section 3.02(f), in each case without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Company Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

                    (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Company Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Company Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Company Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                    (d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Company Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article 3.

                    (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 3.02(a) that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 3.01 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

                    (f) Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered or undelivered Ownership Evidence until such Ownership Evidence is provided to the Exchange Agent or Parent in accordance with this Article 3. Subject to the effect of Applicable Laws, following surrender or delivery, as applicable, of any such Ownership Evidence to the Exchange Agent or Parent in accordance with this Article 3, there shall be issued and/or paid to the holder of the Ownership Evidence representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or delivery, as the case may be, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time on the Closing Date but with a payment date subsequent to surrender or delivery and not previously paid.

                     (g) Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in respect of any Company Shares and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.02(g) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing sale prices for a share of Parent Common Stock on the NASDAQ Global Market (“NASDAQ”) Composite Transactions Tape (as reported by The Wall Street Journal (New York edition), or, if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date).

                    (h) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, provincial, local or foreign Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

                    (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, and the submission of such other documentation as Parent customarily requires for the replacement of lost, stolen or destroyed certificates, the Exchange Agent (or Parent pursuant to Section 3.02(e)) will deliver a certificate evidencing the ownership of such number of shares of Parent Common Stock and/or any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to this Agreement.

          Section 3.03 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 3.01(a), but rather each of the Appraisal Shares shall represent only the right to receive payment of the appraised value of such Appraisal Shares in accordance with the Delaware Law; provided, however, that if any holder of Appraisal Shares shall (i) fail to establish its entitlement to appraisal rights as provided in the Delaware Law or (ii) otherwise shall waive, withdraw or lose the right to appraisal under the Delaware Law, then such Appraisal Shares shall thereupon be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration, otherwise payable in accordance with Section 3.01(a). The Company shall give Parent (a) prompt written notice of each notice of intent to demand appraisal received by the Company or any of its subsidiaries, the withdrawal of any such demand, and any other notice or instrument delivered or served relating to appraisal pursuant to the Delaware Law and (b) the opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal under the Delaware Law. Prior to the Effective Time, neither the Company, Parent nor any of their respective subsidiaries shall, except with the prior written consent of Parent, (i) make any payment with respect to any demand for appraisal, (ii) offer to settle or settle any such demand for appraisal, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the Delaware Law, or (iv) agree to do any of the foregoing.

          Section 3.04 Adjustments to Prevent Dilution. In the event that at any time subsequent to the date hereof and prior to the Effective Time there is a change in the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

          Section 3.05 Company Stock Options and Other Equity Awards; Warrants.

                    (a) At the Effective Time, each outstanding option to purchase Company Shares (a “Company Stock Option”) under any employee stock option or compensation plan or arrangement of the Company, whether vested or unvested, shall be terminated or shall have expired in accordance with the terms of such Company Stock Option.

                    (b) At or prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) shall, if necessary, adopt such resolutions, and the Company shall otherwise take all actions, as are necessary to effectuate the provisions of Sections 3.05(a).

                    (c) Prior to the Effective Time, the Company shall obtain any consents from holders of Company Stock Options, and make any amendments to the terms of such equity or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 3.05 and to ensure compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any Company Stock Option until such necessary consents are obtained. The Company shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, or other rights, awards or arrangements under any employee stock option or compensation plan or arrangement or other third party agreements of the Company (except the Company Warrants) that would entitle any Person after the Effective Time to beneficially own any Company Shares or to receive any payments in respect thereof.

                    (d) At the Effective Time, each outstanding warrant to purchase Company Shares (a “Company Warrant”) that has not been cancelled, terminated or otherwise disposed of as a result of the Company’s commercially reasonable best efforts shall be converted into a warrant to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Shares subject to the Company Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Share of such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Company Warrant shall continue to be governed by the same terms and conditions as were applicable under such Company Warrant immediately prior to the Effective Time.

ARTICLE 4

THE SURVIVING CORPORATION

          Section 4.01 Certificate of Incorporation. The certificate of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and Applicable Law.

          Section 4.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law.

          Section 4.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in (i) the Company SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Company Disclosure Schedule, the Company represents and warrants to Parent that:

          Section 5.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has delivered or Made Available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

          Section 5.02 Corporate Authorization.

                    (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

                    (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously declared this Agreement and the transactions contemplated hereby advisable, fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”) (iv) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption; (v) determined that all unvested shares of restricted stock will vest immediately prior to the Effective Time; and (vi) determined that all shares of restricted stock shall be eligible to vote with respect to the Merger.

          Section 5.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state, provincial or federal securities laws and national securities instruments, (iii) compliance with applicable requirements of FINRA, (iv) those additional consents, approvals, orders, authorizations, registrations, declarations and filings, if any, listed in Section 5.03 of the Company Disclosure Schedule (the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (iv) above, the “Required Governmental Authorizations”) and (v) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          Section 5.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          Section 5.05 Capitalization.

                    (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock of the Company, par value $0.001 per share, and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock”). As of January 3, 2011, there were outstanding (A) 76,965,365 shares of Common Stock, (B) no shares of Company Preferred Stock, (C) employee stock options to purchase an aggregate of 9,100,000 shares of Company Common Stock (of which options to purchase an aggregate of 3,764,996 shares of Common Stock were exercisable), and (D) warrants to purchase an aggregate of 9,362,184 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 5.05(a) of the Company Disclosure Schedule contains a complete and correct list of (x) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Common Stock subject thereto and (y) each outstanding Company Warrant, including with respect to each such warrant the holder, date of grant, exercise price, and number of shares of Common Stock subject thereto and with respect to (x) and (y) above, the comparable information with respect to such securities immediately after the Effective Time.

                    (b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 5.05 and for changes since December 31, 2010 resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. The Company is not a party to any agreement obligating it to file or maintain the effectiveness of any registration statement under the 1933 Act with respect to any Company Securities.

                    (c) As of December 31, 2010, the amount of outstanding Indebtedness of the Company and its Subsidiaries (excluding intercompany Indebtedness) does not exceed $393,000 in the aggregate.

          Section 5.06 Subsidiaries.

                    (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 5.06(a) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company together with the federal employer or equivalent identification number of each such Subsidiary.

                    (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

          Section 5.07 SEC Filings and the Sarbanes-Oxley Act.

                    (a) Since April 1, 2008, the Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

                    (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

                    (c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                    (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                    (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. To the Knowledge of the Company, based on its evaluation of internal controls as of the end of the period covered by its most recent quarterly report on Form 10-Q (the “Evaluation Time”), such disclosure controls and procedures were effective at the Evaluation Time in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

                    (f) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). To the Knowledge of the Company, based on the evaluation of the Company’s internal controls at the Evaluation Time by the Company’s principal executive officer and principal financial officer, such internal controls were, at the Evaluation Time, sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its evaluation of internal controls at the Evaluation Time, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses known to the Company’s principal executive officer and principal financial officer in the design or operation of the Company’s internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud known to the Company’s principal executive officer and principal financial officer that involves management or other employees who have a significant role in the Company’s internal controls. The Company has delivered or Made Available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since April 1, 2008.

                    (g) There are no outstanding loans or other extensions of credit, including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act), made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

                    (h) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

                    (i) Section 5.07(i) of the Company Disclosure Schedules describes all material securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) effected or maintained in effect by the Company or its Subsidiaries since April 1, 2008. The Company has delivered or Made Available to Parent copies of the documentation creating or governing, all such transactions.

          Section 5.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

          Section 5.09 Disclosure Documents. The proxy statement/prospectus to be filed by the Company with the SEC in connection with the Merger (the “Proxy Statement/Prospectus”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company and at the Effective Time, the Proxy Statement/Prospectus, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Section 5.09, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement/Prospectus supplied by or on behalf of by Parent or Merger Subsidiary in writing specifically for inclusion or incorporation by reference therein.

          Section 5.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         Section 5.11 No Undisclosed Material Liabilities. Except as described on Section 5.11 of the Company Disclosure Schedules, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto and (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.12 Litigation. Except as described on Section 5.12 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding (each, an “Action”) pending against, or, to the Knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to or would prevent, enjoin, alter or materially alter or delay the consummation of the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against (each, an “Order”), or, to the Knowledge of the Company, is under investigation by any Governmental Authority involving the Company or any of its Subsidiaries with respect to any violation of any Order, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.13 Compliance with Applicable Laws. The Company and each of its Subsidiaries is and, since April 1, 2008, has been in compliance with, and is not under investigation with respect to and, to the Knowledge of the Company, has not been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the

Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.14 Material Contracts.

                    (a) Section 5.14 of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

                    (i) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving future payments by or to the Company or any of its Subsidiaries of more than $200,000 in the aggregate (other than Contracts involving payments to the Company entered into in the ordinary course of business, including investment banking contracts);

(ii) any material sales agency, sales representation, distributorship or franchise agreement;

                    (iii) any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $50,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement, in each case that would reasonably be expected to have a Material Adverse Effect on the Company;

                     (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $25,000 in the aggregate;

(v) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(vi) any collective bargaining agreements;

(vii) any material joint venture, profit sharing, partnership agreements or other similar agreements;

                    (viii) any Contracts or series of related Contracts relating to the acquisition or disposition of a material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(ix) all leases or subleases for real or personal property involving annual expense in excess of $1,000 and not cancelable by the Company (without premium or penalty) within six months;

                    (x) any Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains any material exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

                    (xi) agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements), in each case entered into outside the ordinary course of business;

                    (xii) any material Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person, in each case entered into outside the ordinary course of business;

                    (xiii) any material Contracts with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty most highly compensated employees of the Company and its Subsidiaries) for the twelve-month periods ended November 30, 2009 and 2010; (B) record or beneficial owner of five percent or more of the voting securities of Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xiv) any other Contract required to be filed by the Company pursuant to Item 601(a)(10) of Regulation S-K of the SEC.

                    (b) The Company has prior to the date of this Agreement delivered or Made Available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 5.14 of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are valid and binding obligations of the Company and its Subsidiaries, and to the Knowledge of the Company are binding obligations of the other parties thereto, and are in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be valid and binding and in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate and no written notice of an intent to terminate, in whole or part, any Material Contract has been received by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that would not be reasonably likely to result in a Material Adverse Effect on the Company.

          Section 5.15 Taxes.

                    (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are, true, correct and complete in all material respects.

                    (b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to Taxes that are being contested in good faith and disclosed in Section 5.15(b) of the Company Disclosure Schedule. The Company has properly reserved or accrued, in accordance with GAAP, (i) all uncertain tax positions required to be accounted for under FASB Interpretation No. 48, and (ii) all Taxes not due and payable through the date of this Agreement.

                    (c) Except as set forth in Section 5.15(c) of the Company Disclosure Schedule, the federal income Tax Returns and all state, local and foreign income, and franchise Tax Returns of the Company and its Subsidiaries through tax years ending on or prior to March 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

                    (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

                    (e) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

                    (f) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person or (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member.

                    (g) Neither the Company nor any Subsidiary has a material permanent establishment in any foreign country.

                    (h) Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation §1.6011-4 nor has the Company or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

                    (i) The Company and each of its Subsidiaries have complied with all reporting and recordkeeping requirements under Section 6038A of the Code.

                    (j) Except as set forth in Section 5.15(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany item under Treasury Regulation section 1.1502-13, or (v) change in accounting method for a taxable period ending on or before the Closing Date.

                    (k) Except as set forth in Section 5.15(k) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

                    (l) Except as set forth in Section 5.15(l) of the Company Disclosure Schedule, there is no power of attorney granted by the Company or any Significant Subsidiary relating to Tax that is currently in place and in effect.

                    (m) The Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                    (n) The Company has adequately disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.

                    (o) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement other than any agreement, contract or arrangement between the Company and its Subsidiaries.

                    (p) There are no Liens for Taxes (other than for current Taxes not yet due and payable or the Taxes being contested in good faith that are set forth in Section 5.15(p) of the Company Disclosure Schedule) upon the assets of the Company or any of its Subsidiaries.

                         “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          Section 5.16 Employees and Employee Benefit Plans.

                    (a) Section 5.16 of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other forms of benefits which are maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee, director or former employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

                    (b) To the Knowledge of the Company, none of the Company’s employees has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

                    (c) The Company has never made any contributions to any Employee Plan which is subject to the provisions of Title IV of ERISA, and the Company has not been under common control within the six year period ending on the date hereof, with an employer which contributed to any such Employee Plan.

                    (d) The Company has never made any contributions to any Multiemployer Plan (as defined in ERISA Section 3(37) or 4001(a)(3)), and the Company has never been under common control with an employer which contributed to any such plan.

                    (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is maintained pursuant to a prototype document approved by the Internal Revenue Service, or has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has delivered or Made Available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Employee Plan which provides “nonqualified deferred compensation” as defined in Code Section 409A has been administered in accordance with and meets the requirements of Code Section 409A except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All required contributions with respect to the Employee Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all Subsidiaries. All required contributions to the Employee Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date.

                    (f) Except as set forth in Section 5.16(f) of the Company Disclosure Schedule, with respect to each current or former employee or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. There is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 5.16(f) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement.

                    (g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code, all of such benefits being set forth on Schedule 5.16(g) of the Company Disclosure Schedule.

                    (h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the period ended on the Company Balance Sheet Date, except as set forth in Section 5.16(h) of the Company Disclosure Schedule.

                    (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

                    (j) Neither the Company nor any of its ERISA Affiliates maintain any Employee Plan or other benefit arrangement covering any employee or former employee outside of the United States nor has ever been obligated to contribute to any such plan.

                    (k) The Company and its Subsidiaries have acted in good faith and complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                    (l) Except as set forth in Section 5.16(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been, to the Knowledge of the Company, any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.

                    (m) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

          Section 5.17 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.17 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; and (vii) neither the Company nor any of its Subsidiaries has granted any exclusive licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for any material Intellectual Property.

          Section 5.18 Information Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.18 of the Company Disclosure Schedule, (i) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (ii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

          Section 5.19 Properties. Neither the Company nor any of its Subsidiaries owns any real property. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) except as set forth on Section 5.19 of the Company Disclosure Schedule, with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property (true, accurate and complete copies of which have been provided to Parent) is a valid, legally binding, and enforceable obligation of the Company or its Subsidiaries, is in full force and effect, and none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any lessor or other third party thereto, is in material breach of or default under such lease, sublease or license, and, to the Knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date of this

Agreement, materially impair the consummation of the transactions contemplated by this Agreement, and the execution, delivery and performance by the Company of this Agreement; and (ii) to the Knowledge of the Company, there are no facts or conditions (including any covenants, restrictions, easements or similar instruments, and any condemnation proceedings or threats thereof) affecting any of the Leased Real Property that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Section 5.19 of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property.

          Section 5.20 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary arising under any Environmental Law; (ii) the Company and its Subsidiaries comply, and have in the past five years complied, with all Environmental Laws and all Environmental Permits; (iii) there has been no spill, discharge, leak, leaching, emission, injection, disposal, escape, dumping, or release of Hazardous Substances into the environment on, beneath, above, or into any property or facility now owned or leased by the Company or any of its Subsidiaries or any property formerly owned or leased by the Company or any of its Subsidiaries during the term of such ownership or lease (iv) during the term of Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos in friable form (unless handled in compliance with Environmental Law) or underground storage tanks or related piping used by the Company or any Subsidiary on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries; and (v) the Company has delivered or Made Available to Parent prior to the date of this Agreement copies of all environmental investigations, studies, audits, tests, reviews or other analyses in its possession relating to the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries. The representations and warranties made pursuant to this Section 5.20 are the exclusive representations and warranties by the Company regarding (x) compliance within liability under Environmental Laws or Environmental Permits; or (y) Hazardous Substances.

          Section 5.21 Anti-takeover Statutes. The Company has taken all action necessary to exempt or exclude the Merger, the Voting Agreement, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and, accordingly, neither such Section nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

          Section 5.22 Foreign Operations. The Company, each of its Subsidiaries, and to the Knowledge of the Company each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since the Company Balance Sheet Date acted without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any

Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law.

          Section 5.23 Opinion of Financial Advisor. The Company has received the opinion of New Century Capital Partners, Inc. (the “Company Financial Advisor”), to the effect that, as of the date of the approval of this Agreement by the Company Board, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

          Section 5.24 Finders’ Fees. Except for the Company Financial Advisor, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          Section 5.25 Broker-Dealer Matters.

                    (a) Each Subsidiary of the Company identified on Section 5.25 of the Company Disclosure Schedule (collectively, the “Company Broker-Dealer Subsidiaries”) is registered as a broker-dealer with the SEC and with each of the state securities agencies set forth on Section 5.25 of the Company Disclosure Schedule. Each of the Company Broker-Dealer Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer, investment adviser, futures commission merchant or (ii) a registered principal, registered representative, investment adviser representative, insurance agent or salesperson with the SEC or any securities or insurance commission or other Governmental Authority are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by Applicable Law, except in each case for any failures to be so registered, licensed or qualified that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each of the Company Broker-Dealer Subsidiaries and each of their respective officers and employees are in compliance with all Applicable Laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of failure to be so registered, licensed or qualified, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                    (b) Each of the Company Broker-Dealer Subsidiaries and, to the Knowledge of the Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in compliance with all Applicable Laws governing sales processes and practices, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                    (c) Each of the Company Broker-Dealer Subsidiaries is, and at all times since October 10, 2009 has been, in compliance with Rule 15c-3(1) and Rule 15c-3(3) of the

1934 Act and in substantial compliance with the other provisions of Rule 15c-3 of the 1934 Act.

                    Section 5.26. FINRA Matters. The Company is currently a member of FINRA and since its admission to membership, the Company has been in material compliance with FINRA Rules. There is no restriction imposed by FINRA upon the operations of the Company’s business except as otherwise indicated in the membership agreement between the Company and FINRA, dated October 10, 2009. Since its admission to membership in FINRA, the Company has not received any notice of censure, suspension or revocation with respect to such membership.

                    Section 5.27. USA Patriot Act. The business of the Company has been conducted at all times in compliance with the USA Patriot Act and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority and no action involving the Company with respect to the foregoing is pending or, to the Knowledge of the Company, threatened.

                    Section 5.28. Certain Payments. To the Knowledge of the Company, no employee of the Company has: (a) used any funds of for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of Applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other similar payment in violation of Applicable Law.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUBSIDIARY

          Except as set forth in (i) the Parent SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Parent Disclosure Schedule, Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that:

          Section 6.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not incurred any material obligations or liabilities, and has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the date of this Agreement, the

Parent has delivered to the Company true and complete copies of the certificate of incorporation and bylaws of the Parent and the Merger Subsidiary as in effect on the date of this Agreement.

          Section 6.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. Assuming due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

          Section 6.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations, (ii) any actions or filings set forth in Section 6.03 of the Parent Disclosure Schedule, and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

          Section 6.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

          Section 6.05 Capitalization.

                    (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of common stock of Parent, par value $0.001 per share and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”). As of December 31, 2010, there were outstanding (A) 33,386,598 shares of Parent Common Stock, (B) no shares of Parent Preferred Stock, (C) stock options to purchase an aggregate of 4,106,812 shares of Parent Common Stock (all of which options are exercisable), and (D) 7,277,234 restricted stock units which provide the holders thereof the right to receive up to an aggregate of 7,277,234 shares of Parent Common Stock. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

                    (b) Except as set forth in this Section 6.05 and the Parent SEC Documents and for changes since December 31, 2010, resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue (i) shares of capital stock or other voting securities of or other ownership interest in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in Parent, (iii) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, Parent (the items in clauses (i) though (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

          Section 6.06 Sec Filings and the Sarbanes-Oxley Act.

                    (a) Since January 1, 2008, Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

                    (b) As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

                    (c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Parent SEC

Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                    (d) Parent and, to the Knowledge of Parent, each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

                    (e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. To the Knowledge of Parent, based on its evaluation of internal controls as of the end of the period covered by the Evaluation Time, such disclosure controls and procedures were effective at the Evaluation Time in alerting in a timely manner Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

                    (f) Parent and its Subsidiaries have established and maintained a system of internal controls. To the Knowledge of Parent, based on the evaluation of Parent’s internal controls at the Evaluation Time by Parent’s principal executive officer and principal financial officer, such internal controls were, at the Evaluation Time, sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its evaluation of internal controls at the Evaluation Time, to Parent’s auditors and audit committee (x) any significant deficiencies and material weaknesses known to Parent’s principal executive officer and principal financial officer in the design or operation of Parent’s internal controls which are reasonably likely to adversely affect in a material respect Parent’s ability to record, process, summarize and report financial information and (y) any fraud known to Parent’s principal executive officer and principal financial officer that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2008.

                    (g) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

                    Section 6.07 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Parent included or incorporated by reference in the Parent SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

          Section 6.08 Absence of Certain Changes. Since December 31, 2009, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          Section 6.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto and (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          Section 6.10 Litigation. There is no Action, pending against, or, to the Knowledge of Parent, threatened against, Parent, any of its Subsidiaries, or any officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that would prevent or materially alter or delay the consummation of the Merger or any of the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any Order, or, to the Knowledge of Parent, under investigation by any Governmental Authority with respect to any violation of any Order, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          Section 6.11 Tax Matters. As of the date of this Agreement, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any Knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

          Section 6.12 Disclosure Document.

          (a) None of the information provided, or to be provided, by Parent for inclusion in the Proxy Statement/Prospectus or any amendment or supplement thereto, at the time the

Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the Company’s stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Common Stock in connection with the Merger (the “Registration Statement”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time each Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, such Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 6.12 will not apply to statements or omissions in a Registration Statement or any amendment or supplement thereto based upon information furnished to Parent by the Company in writing specifically for use therein.

          Section 6.13. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF THE COMPANY

          The Company agrees that:

          Section 7.01 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its commercially reasonable best efforts to preserve intact its present business organization, maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain existing relations with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 7.01 of the Company Disclosure Schedule or as contemplated by this Agreement, or with Parent’s prior written consent (not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

                    (a) amend their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

                    (b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options or Company Warrants in connection with the exercise thereof;

                    (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

                    (d) incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $25,000 individually or $50,000 in the aggregate;

                    (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business or any material amount of assets from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

                    (f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $25,000 in the aggregate;

                    (g) create or incur any material Lien on any material asset;

                    (h) make any loan, advance or investment outside the ordinary course of business either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments or capital contributions to any affiliated or unaffiliated investment partnerships pursuant to the terms of the fund documents for such partnerships as of the date of this Agreement;

                    (i) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or extend or modify the same outside the ordinary course of business provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium;

                    (j) enter into capital commitments for investment partnerships or enter into any agreement to or otherwise agree to accelerate or increase investments in existing investment partnerships;

                    (k) (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xiii) of Section 5.14) in the ordinary course of business consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder;

                    (l) terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit;

                    (m) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing Employee Plans, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors or officers, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice;

                    (n) make any change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the 1934 Act;

                    (o) settle, or offer or propose to settle any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries involving a payment by the Company or its Subsidiaries in excess of $25,000;

                    (p) take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing;

                    (q) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies;

                    (r) change, terminate or fail to exercise any right to renew any material lease or sublease of real property listed or required to be listed on the Company Disclosure Schedule pursuant to Section 5.14(a)(ix); or

                    (s) agree, resolve or commit to do any of the foregoing.

          Section 7.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 7.03(b), the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement/Prospectus (which shall be filed as part of the Registration Statement) and all other proxy materials for such meeting, (ii) use its commercially reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting as soon as reasonably practicable whether or not (A) an Adverse Recommendation Change shall have occurred or (B) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

          Section 7.03 No Solicitation; Other Offers.

                    (a) Subject to Section 7.03(b), the Company shall not, and shall cause its Subsidiaries and its and their officers and directors, and shall direct and use commercially reasonable best efforts to cause its employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or take any action that it knows or reasonably should know would facilitate or encourage the submission of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal, other than a statement contemplated by Rule 14d-9(f) under the 1934 Act during the initial period of ten Business Days following the commencement of the Acquisition Proposal, shall be considered to be a modification of the Company Board Recommendation in a manner adverse to Parent), or take any action or make any statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its commercially reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

                    (b) Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s stockholders (and in no event after the adoption of this Agreement by the Company’s stockholders), the Company Board, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 7.03(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 7.03(a) has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Company Board reasonably believes (after considering the advice of its financial advisor and outside legal counsel) is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party and (iii) following receipt of a Superior Proposal after the date of this Agreement or a development or a change in circumstances occurs or arises after the date of this Agreement that was not known by the Company

Board as of the date of this Agreement (such material development or change in circumstance, an “Intervening Event”), make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Company Board determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that in light of such Superior Proposal or Intervening Event, such action is required in order for the Company Board to comply with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Company Board from complying with requirements of Rule 14e-2(a) and Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.03; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

                    (c) The Company Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all significant correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.

                              “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (it being understood that for purposes of this definition all references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”) on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

          Section 7.04 Access to Information; Confidentiality. From the date of this Agreement until the Effective Time or the termination of this Agreement and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records during normal business hours upon reasonable prior notice, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section 7.04 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company. All information furnished pursuant to this Section 7.04 shall be subject to the confidentiality agreement, dated as of September 30, 2010, between Parent and the Company, as thereafter amended or modified from time to time, (the “Confidentiality Agreement”). No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

          Section 7.05 Tax Matters.

                    (a) Except in the ordinary course of business or, as required by Applicable Law or with Parent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for Tax refunds, settle or resolve any material Tax controversy or surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to a material amount of Taxes.

                    (b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

               Section 7.06 Stockholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any stockholder of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

               Section 7.07 Cancellation of Warrants. The Company shall use its commercially reasonable best efforts to cause all Company Warrants to be cancelled, terminated or otherwise disposed of prior to the Effective Time.

ARTICLE 8

COVENANTS OF PARENT

          Parent agrees that:

          Section 8.01 Conduct of Parent. To the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except with the Company’s prior written consent (not to be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

                    (a) amend their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

                    (b) split, combine or reclassify any shares of its capital stock;

                    (c) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), provided that the foregoing shall not limit the Company in respect of repurchasing its own shares in compliance with Applicable Law;

                    (d) take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing; or

                    (e) agree, resolve or commit to do any of the foregoing with an effective date prior to the Effective Time.

          Section 8.02 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          Section 8.03 Director and Officer Liability.

                    (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law and the Surviving Corporation shall also advance expenses as incurred to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification in a form reasonably satisfactory to Parent.

                    (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation to provide such insurance coverage, the Surviving Corporation shall not be obligated to pay an annual premium in excess of 125% of the Company’s current annual premium for such insurance, which amount the Company has disclosed to Parent in writing prior to the date of this Agreement; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, at the Company’s election (prior to the Closing) or Parent’s election (subsequent to the Closing), in lieu of obtaining or providing the officers’ and directors’ liability insurance coverage contemplated above, Company may prior to the Closing or the Surviving Corporation may subsequent to the Closing purchase a non-cancelable “tail” coverage insurance policy under the Company’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than provided by such insurance in effect on the date hereof), which tail policy shall be effective for a period from the Effective Time through and including the date six years from the Closing Date, covering each Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time; provided that the Company shall not pay a premium for such tail insurance prior to the Closing in an amount that exceeds 125% of the Company’s current annual premium for such insurance.

                    (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

                    (d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

          Section 8.04 Employee Matters.

                    (a) As of the Effective Time, Parent shall cause to be provided to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remain employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”) compensation and employee benefits (“Affected Employee Comp and Benefits”) substantially comparable in the aggregate, to (i) the compensation and benefits provided to the Affected Employee under the

Employee Plans immediately prior to the Effective Time or (ii) the compensation (including base salary and participation in the bonus program(s) for Parent and its Subsidiaries) and benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries; it being understood that Parent may, at any time thereafter make such changes to the Affected Employee Comp and Benefits as it may in its sole and absolute discretion determine.

                    (b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall to the extent permissible under such Plan: (i) waive all waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time and (ii) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate, vesting and level of benefits (but not for the purposes of benefit accrual under any such New Company Plans, including, but not limited to, defined benefit pension plans) under any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

                    (c) It is understood that Parent’s expressed intention to extend offers of continued employment as set forth in this Section 8.04 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Parent or its Subsidiaries to a post Closing employment relationship of any fixed term or duration or upon any terms or conditions other than the provisions of Section 8.04(a) above. Employment offered by Parent or its Subsidiaries is “at will” and such employment may be terminated by Parent or its Subsidiaries or by an employee at any time for any reason (subject to any written commitments to the contrary made by Parent or its Subsidiaries or an employee and legal requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any of the Affected Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions locations, salaries, other compensation, benefits or terms or conditions of employment of such employees.

          Section 8.05 Registration Statement. Parent shall use its commercially reasonable best efforts to (a) prepare and file with the SEC under the 1933 Act the Registration Statement within fifteen Business Days of the announcement of the transactions contemplated by this Agreement and (b) cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

          Section 8.06 Stock Exchange Listing. Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

          The parties hereto agree that:

          Section 9.01 Efforts

                    (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary, or in the reasonable judgment of Parent or the Company, advisable to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

                    (b) The Parties shall use their commercially reasonable best efforts to: (i) take all other actions necessary to cause the expiration or termination of any applicable waiting periods under Applicable Law as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (iii) take, or cause to be taken, all actions necessary to obtain each consent, approval or waiver (if any) required to be obtained (pursuant to any Applicable Law or contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement and to make effective such transactions. If any Governmental Authority seeks amendments to the transactions contemplated by this Agreement or commitments to be undertaken by any Party as a condition to refraining from seeking to block such transactions, allowing the applicable waiting period to expire or releasing such Governmental Authority’s consent with respect to such transactions, the Parties shall commence and conduct good faith negotiations with each other for no less than fifteen (15) days and use their commercially reasonable best efforts to agree upon amendments to this Agreement which are necessary in order to resolve the issues raised by such Governmental Authority and permit the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, neither Party shall be required to agree to any material divestiture, sale, license or Lien of any properties, assets or businesses by any Party or any of their respective Affiliates, or the imposition of any material limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

          Section 9.02 Certain Filings.

                    (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement/Prospectus, and the Registration Statement (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers (including, but not limited to, any filings required in connection with the approval by FINRA of the transactions contemplated by this Agreement).

                    (b) The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Prospectus, in each case, each time before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of the Company and the Parent shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Prospectus promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

                    (c) The Company shall use its commercially reasonable best efforts to cause to be delivered to Parent and its directors a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) the Closing Date, and addressed to Parent and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          Section 9.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

          Section 9.04 1934 Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws to enable the deregistration of the

Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

          Section 9.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          Section 9.06 Tax-Free Qualification

                    (a) Each of the Company and Parent shall use its commercially reasonable best efforts to and to cause each of its respective Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 10.03(e) of this Agreement, including the execution and delivery of the tax representation letters referred to therein.

                    (b) If the opinion conditions contained in Section 10.03(e) of this Agreement have been satisfied, each of the Company and Parent shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

          Section 9.07 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

                    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                    (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, including as to Tax matters, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

                    (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Section 10.02(a), Section 10.02(b), Section 10.03(a) or Section 10.03(b) not to be satisfied; and

                    (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 9.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

ARTICLE 10

CONDITIONS TO THE MERGER

          Section 10.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

                    (a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

                    (b) no Applicable Law currently in effect or adopted subsequent to the date hereof and prior to the Effective Time shall prohibit, make illegal or enjoin the consummation of the Merger in a manner that would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent; and

                    (c) the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

                    (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

                    (e) the Company and the Parent shall have received the opinion of Haynes and Boone, LLP, counsel to the Company, or other counsel reasonably acceptable to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on tax representation letters delivered to it by the Company, Merger Subsidiary and Parent containing customary representations with respect to such matters; and

                    (f) such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority as set forth on Schedule 10.01(e) shall have been obtained, made or occurred to the extent that any failure to obtain such authorizations, consents, orders, declarations or approvals of, or to make filings with, or to have terminations or expirations of waiting periods occur that would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent.

          Section 10.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

                    (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time,

                    (b) the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time, except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or Material Adverse Effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided that the representations and warranties set forth in Sections 5.01, 5.02 and 5.05 shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made as of such date;

                    (c) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

                    (d) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

                    (e) Parent shall have received the opinion of Haynes and Boone, LLP, counsel to the Company, dated the Closing Date, in the form of Exhibit A hereto;

                    (f) Parent shall have received, in form and substance reasonably satisfactory to Parent, from Marcum LLP the “comfort” letter described in Section 9.02;

                    (g) the Company shall have delivered a certificate in a form reasonably satisfactory to Parent dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

                    (h) Anthony M. Sanfilippo and Ajay Sareen shall have entered into employment agreements with the Parent, effective as of the Effective Time, on terms mutually agreed upon between each such individual and Parent;

                    (i) the Net Liquid Assets of the Company as of the Closing Date shall exceed $2.5 million, less any Agreed Upon Expenditure Amount;

                    (j) the Company Warrants outstanding immediately prior to the Effective Time, shall, immediately after the Effective Time, (A) (i) represent the right to purchase no more than 325,000 shares of Parent Common Stock; (ii) have an exercise price of at least $17.50 per share; and (iii) not contain any weighted average, full-ratchet or other extraordinary “anti-dilution” provisions; and (B) the holders of the Company Warrants shall not have any registration rights with respect to any securities underlying the Company Warrants (or any Parent Warrants issued in exchange therefore); and

                    (k) not more than 5% of the outstanding shares of Company Common Stock shall be Appraisal Shares.

                    Section 10.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

                    (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

                    (b) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by the Parent pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time, except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or Material Adverse Effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent;

                    (c) the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the foregoing effect; and

                    (d) the Company shall have received the opinion of Morse, Zelnick, Rose & Lander LLP, counsel to the Parent, dated the Closing Date, in the form of Exhibit B hereto.

ARTICLE 11

TERMINATION

          Section 11.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                    (a) by mutual written agreement of the Company and Parent;

                    (b) by either the Company or Parent, if:

                    (i) the Merger has not been consummated on or before June 30, 2011 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

                    (ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

                    (c) by Parent, if:

                     (i)(A) as permitted by Section 7.03, an Adverse Recommendation Change shall have occurred or (B) the Company Board shall have failed to publicly confirm the Company Board Recommendation within five Business Days of a written request by Parent that it do so; or

                    (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

                    (d) by the Company if:

                     (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within four days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such four day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three day period); or

                    (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

          Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 12.04(b)); provided that, if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) willful or reckless breach by any party of any representation or warranty contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02 and Article 12 (other than Section 12.12) shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

          Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

          if to Parent or Merger Subsidiary, to:

Rodman & Renshaw Capital Group, Inc.
1251 Avenue of the Americas
New York, New York 10020
Attention: General Counsel
Facsimile: (212) 430-1711

          with a copy to:

Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue, Suite 1401
New York, New York 10022
Attention: Kenneth S. Rose, Esq.
Facsimile: (212) 208-6809

          if to the Company, to:

Hudson Holding Corporation
111 Town Square Place, Suite 1500A
Jersey City, NJ 07310
Attention: Chief Executive Officer
Facsimile: (201) 610-0478

          with a copy to:

Haynes & Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219-7673
Attention: Darrel Rice, Esq.
Facsimile: (214) 200-0664

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

          Section 12.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

          Section 12.03 Amendments and Waivers.

                    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Stockholder Approval without their further approval.

                    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

          Section 12.04 Expenses.

                    (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                    (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within two Business Days following such Payment Event, $350,000 (the “Termination Fee”).

                              “Payment Event” means the termination of this Agreement pursuant to (x) Section 11.01(d)(i) or (y) Section 11.01(c)(i) but only if, in the case of clause (y) such Adverse Recommendation Change or failure to confirm the Company Board Recommendation was not solely the result of the occurrence of a Material Adverse Effect on Parent.

                    (c) The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent or Merger Subsidiary pursuant to this Section 12.04, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to 3% over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.

          Section 12.05 Binding Effect; Benefit; Assignment.

                    (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

                    (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

          Section 12.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that Delaware Law is mandatorily applicable to the Merger.

          Section 12.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the City of New York, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

          Section 12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 12.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including facsimile or .pdf counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this

Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

          Section 12.10 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

          Section 12.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 12.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.

          Section 12.13 Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          Section 12.14 Third Party Beneficiaries. Except for the provisions of Section 8.03 hereof, nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties to this Agreement and their respective successors or assigns, any rights, remedies, obligations or liabilities whatsoever.

[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RODMAN & RENSHAW CAPITAL GROUP, INC.

By:

Name:	Edward Rubin
Title:	Chief Executive Officer

HHC ACQUISITION, INC.

By:

Name:	Edward Rubin
Title:	Chief Executive Officer

HUDSON HOLDING CORPORATION

By:

Name:	Anthony M. Sanfilippo
Title:	Chief Executive Officer

SCHEDULE A

Keith R. Knox
Anthony M. Sanfilippo
Peter Zugschwert
John C. Shaw, Jr.
John W. Mascone
Kenneth D. Pasternak
Seaport Hudson LLC
Ajay Sareen
Frank Drazka

ANNEX B

CONFIDENTIAL

Presentation to the

Board of Directors of
Hudson Holding Corporation

JANUARY 4, 2011

STRICTLY CONFIDENTIAL	New Century Capital Partners

Scope of Assignment and Background

New Century Capital Partners, Inc. (“New Century Capital Partners”) understands that Hudson Holding Corporation (the “Company” or “Hudson”) intends to merge with Rodman & Renshaw Capital Group, Inc. (“Rodman”) (the “Transaction”). The terms and conditions of the Transaction are set forth in a draft of the Agreement and Plan of Merger, dated January 4, 2011 (the “Agreement”). Hudson has engaged New Century Capital Partners as Hudson’s exclusive financial advisor as to the Transaction. Hudson has requested that New Century Capital Partners provide an opinion as to the fairness (“Opinion”), from a financial point of view, of the Transaction to the shareholders of Hudson as of the date of this Opinion.

New Century Capital Partners does not own any interest in Hudson or Rodman. New Century Capital Partners will receive a fee from Hudson for providing this Opinion (“Opinion Fee”), all of which is payable upon delivery of this Opinion. As Hudson’s exclusive financial advisor, New Century Capital Partners received an initial engagement fee (“Initial Fee”) when it was retained as Hudson’s exclusive financial advisor, and will receive a monthly engagement fee (“Monthly Fee”) beginning on March 1, 2011. In addition, New Century Capital Partners is entitled to receive an advisory fee from Hudson upon successful completion of the Transaction (“Advisory Fee”). If New Century Capital Partners becomes entitled to receive an Advisory Fee, the Opinion Fee and the Initial Fee will be fully credited against the Advisory Fee. The Monthly Fee, however, will not be credited against the Advisory Fee. New Century Capital Partners may provide investment banking services to Hudson and/or Rodman in the future. Hudson additionally has agreed to indemnify New Century Capital Partners against certain liabilities, and to reimburse it for certain expenses, in connection with New Century Capital Partners providing the Opinion and acting as the exclusive financial advisor.

The Opinion is given in good faith but neither New Century Capital Partners nor its officers or directors shall be held responsible for any errors or omissions. In rendering its Opinion, New Century Capital Partners has undertaken such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. New Century Capital Partners has reviewed: (i) certain financial, operational and business information and data regarding Hudson and Rodman; (ii) certain financial, market performance and other data of certain other public companies that New Century Capital Partners deemed relevant; (iii) certain historical financial, operational and business information and data regarding Hudson, including its financial statements, 10-Ks, 10-Qs and proxy statements for the fiscal years ending March 31, 2009 and March 31, 2010 (collectively the “Hudson’s Financial Statements”); (iv) Hudson’s internal Financial Forecast and Projections for the year ending March 31, 2011 (“Hudson’s Financial Forecasts”); (v) certain focus reports (the “Focus Reports”) and a cash analysis (the “Cash Analysis”) regarding Hudson that the senior management of Hudson prepared; (vi) certain information regarding the stock price and trading history of the common stock of Hudson and Rodman; (vii) certain historical financial, operational and business information and data regarding Rodman, including its financial statements, 10-Ks, 10-Qs and proxy statements for the year ending December 31, 2009 (“Rodman’s Financial Statements”); (viii) Rodman’s internal Financial Forecast and Projections for the years ending December 31, 2010, December 31, 2011 and December 31, 2012 (collectively “Rodman’s Financial Forecasts”); (ix) the Agreement and (x) industry information that New Century Capital Partners deemed relevant for purposes

STRICTLY CONFIDENTIAL	New Century Capital Partners	3

Scope of Assignment and Background (continued)

of its Opinion. New Century Capital Partners also reviewed and discussed with senior management of Hudson and Rodman and their respective accountants certain financial, operational and business information and data regarding Hudson, Rodman, and the financial services, investment banking, clearing, sales and trading, and private equity industries.

In rendering its Opinion, New Century Capital Partners has assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that was publicly available regarding Hudson and Rodman. New Century Capital Partners has also assumed and relied upon, without assuming responsibility or liability for independently verifying, the accuracy, completeness and fairness of all financial and other information and data that Hudson, Rodman and their respective accountants provided to, reviewed with or discussed with New Century Capital Partners. New Century Capital Partners has assumed, with the assurances of senior management of Hudson, that the Hudson Financial Statements have been reasonably prepared in accordance with industry and GAAP accounting standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century Capital Partners, or that would make the Hudson Financial Statements incomplete or misleading. New Century Capital Partners has assumed, with the assurances of senior management of Rodman, that the Rodman Financial Statements have been reasonably prepared in accordance with industry and GAAP accounting standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century Capital Partners, or that would make the Rodman Financial Statements incomplete or misleading. New Century Capital Partners also has assumed, with the assurances of senior management of Hudson, that all other financial information and data provided to New Century Capital Partners regarding Hudson, including Hudson’s Financial Forecasts, Focus Reports and Cash Analysis have been reasonably prepared in accordance with industry standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century Capital Partners, or that would make any of the information or data provided to New Century Capital Partners incomplete or misleading. New Century Capital Partners has assumed, with the assurances of senior management of Rodman, that all other financial information and data provided to New Century Capital Partners regarding Rodman, including Rodman’s Financial Forecasts, have been reasonably prepared in accordance with industry standards, and that they are not aware of any relevant information that has been omitted, or not disclosed to New Century Capital Partners, or that would make any of the information or data provided to New Century Capital Partners incomplete or misleading.

In rendering its Opinion, New Century Capital Partners has assumed that the Transaction will be consummated as described in the Agreement, and that the Agreement will be further revised, but that further revisions to the Agreement will not materially change the analysis or conclusions of New Century Capital Partners in its Opinion. New Century Capital Partners has assumed and relied upon,

STRICTLY CONFIDENTIAL	New Century Capital Partners	4

Scope of Assignment and Background (continued)

without assuming responsibility or liability for verifying, that the Transaction will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. New Century Capital Partners also has assumed and relied upon, without assuming responsibility or liability for verifying, that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1993, as amended, the Securities and Exchange Act of 1934, as amended, and any other applicable federal, state and/or international laws, statutes, rules and regulations. New Century Capital Partners has further assumed and relied upon, without assuming responsibility or liability for independently verifying, that the operational, financial and strategic benefits that Hudson and Rodman represented to New Century Capital Partners will be achieved by the Transaction. New Century Capital Partners expresses no opinion as to whether Hudson and Rodman will be able to achieve any such operational, financial or strategic benefits in connection with the Transaction. In addition, New Century Capital Partners has assumed and relied upon, without assuming responsibility or liability for independently verifying, that there will be no material change in Hudson or Rodman’s business, customers, assets, prospects, operations or financial conditions prior to the consummation of the Transaction. New Century Capital Partners has further assumed that the representations and warranties made by Hudson and Rodman in the Agreement are and will be true and correct in all respects that would be material to its analysis. Furthermore, New Century Capital Partners has assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Hudson or Rodman that would be material to its analysis.

New Century Capital Partners is not a legal, regulatory or tax expert. Accordingly, New Century Capital Partners expresses no opinion regarding the legal, regulatory or tax effect of the Transaction. New Century Capital Partners also does not express any opinion regarding the effect on the Transaction of any credit rating, accounting rules or regulations pertaining to Hudson or Rodman, or any potential changes thereto. New Century Capital Partners has relied upon the assessments made by Hudson and Rodman with respect to such issues. Furthermore, New Century Capital Partners does not express any opinion regarding any financial assumptions relied upon by the senior management of Hudson or Rodman regarding the future operations of Rodman. New Century Capital Partners has not (i) undertaken to determine whether there is any pending or threatened litigation, regulatory action, contingent liabilities or unasserted claims against Hudson or Rodman, or an analysis of same; (ii) performed appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of Hudson or Rodman; (iii) received or reviewed any executed or definitive purchase, acquisition or merger agreement involving Hudson and Rodman; (iv) conducted a physical inspection, or performed an independent evaluation or appraisal, of any investments, real estate or other assets of Hudson or Rodman; (v) contacted any of the customers of Hudson or Rodman, or completed any customer due diligence; (vi) reviewed books and records of Hudson or Rodman other than as referenced in this Opinion; or (vi) received or reviewed any title documents or confirmed whether Hudson or Rodman, or their respective affiliates, have good title or ownership of any of their investments, real estate or other assets.

STRICTLY CONFIDENTIAL	New Century Capital Partners	5

Scope of Assignment and Background (continued)

This Opinion is based on economic, monetary, market and other conditions as they exist, and the information made available to New Century Capital Partners, as of the date of this Opinion. New Century Capital Partners expresses no opinion regarding any potential changes to economic, monetary, market or other conditions that may occur after the date of this Opinion. New Century Capital Partners has not performed any analysis regarding the value of liquidating Hudson or any of its assets. Hudson’s senior management has expressed doubt to New Century Capital Partners as to Hudson’s ability to continue as a going concern. In addition, Hudson’s accountants have not completed their audit of Hudson for the fiscal year ending March 31, 2011. New Century Capital Partners expresses no opinion regarding: (i) whether or when Hudson’s accountant will complete their audit of Hudson for fiscal year ending March 31, 2011; (ii) what the accountant’s opinions or findings will be in connection with any such audit; or (iii) whether the accountant will express doubt about Hudson’s ability to continue as a going concern and their audit of Hudson. Based on the representation of, and information and data provided to New Century Capital Partners by, the senior management of Hudson, Hudson currently has negative cash flow, is not profitable, and has significant liabilities that may soon exceed the value of its assets. New Century Capital Partners has assumed that neither Hudson nor Rodman is a party to any material pending transaction other than this Transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off. It should be understood that subsequent developments may affect this Opinion and that New Century Capital Partners does not have any obligation and assumes no responsibility to update, revise or reaffirm its Opinion based upon circumstances and events occurring after the date of this Opinion, New Century Capital Partners has been advised by Rodman that Rodman conducts a significant portion of its business with companies based in China. New Century Capital Partners expresses no opinion about Rodman’s business relationship with any such companies, whether Rodman will continue to maintain any relationship with such companies and what affect changes to the political and economic policies of the government of the People’s Republic of China or any other government will have on such relationship. New Century Capital Partners expresses no opinion regarding whether the necessary approvals or other conditions to the consummation of the Transaction will be obtained or satisfied. New Century Capital Partners does not express any opinion as to the price at which Rodman’s shares may trade upon consummation of the Transaction, or at any future time. New Century Capital Partners also expresses no opinion on whether the applicable stock market will react favorably to the Transaction, or whether any party to the Agreement will decide to cancel or terminate the Transaction. New Century Capital Partners was not requested to opine as to, and this Opinion does not address, the business decision to proceed with the Transaction or the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Hudson. Furthermore, New Century Capital Partners expresses no opinion as to whether any alternative transaction might produce consideration for the stockholders of Hudson in excess of the amount contemplated by this Transaction, and New Century Capital Partners was specifically not engaged to perform a market test of interest from any other potential acquirers.

STRICTLY CONFIDENTIAL	New Century Capital Partners	6

Scope of Assignment and Background (continued)

New Century Capital Partners did not attribute any particular weight to any analyses considered by it or the various valuation approaches contained herein, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in the Opinion. No company mentioned in the Opinion, whether it is a public or private company, is identical to Hudson or Rodman. Accordingly, these analyses must take into account differences in the financial and operational characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

This Opinion is solely for the benefit and use of the board of directors of Hudson in considering the Transaction and may not be relied upon by any other person or entity. New Century Capital Partners’ Opinion is limited to the fairness, from a financial point of view, to the stockholders of the consideration to be received by Hudson in connection with the Transaction, and New Century Capital Partners expresses no opinion as to the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of Hudson. The Opinion, and the analysis and assumptions contained therein, must be considered as a whole, and selecting only portions of the analysis could create an incomplete or misleading view of the process underlying the analysis performed by New Century Capital Partners in connection with the preparation of this Opinion. This Opinion is not intended to be and does not constitute a recommendation to the stockholders or the board of directors of Hudson as to how they should vote or otherwise act with respect to the Transaction, and should not be relied upon by any stockholder or director as such. This Opinion, and the analysis contained therein, may not be quoted or referred to or used for any purpose without the prior written consent of New Century Capital Partners, except that this Opinion may be disclosed in connection with any information statement or proxy statement used in connection with the Transaction, provided that New Century Capital Partners expressly approves all statements in such documents relating to New Century Capital Partners or its Opinion in advance of any such disclosure, and provided that the Opinion is reproduced in full and any description of or reference to New Century Capital Partners, its Opinion, any summary thereof or presentation is in a form and substance reasonably acceptable to New Century Capital Partners and its legal counsel.

STRICTLY CONFIDENTIAL	New Century Capital Partners	7

Scope of Assignment and Background (continued)

On the basis of and subject to the foregoing, it is the opinion of New Century Capital Partners as of the date of this Opinion that the Transaction is fair, from a financial point of view, to the shareholders of Hudson.

Sincerely,

New Century Capital Partners, Inc.

Mark J. Salter

President and Chief Executive Officer

STRICTLY CONFIDENTIAL	New Century Capital Partners	8

Market Overview

Using publicly available information, New Century Capital Partners compared selected financial data of Hudson with similar data of selected publicly traded financial services companies considered by New Century Capital Partners to be comparable to Hudson (the “Comparable Companies”). The methodology assumes that companies in the same industry share similar markets. The potential for earnings growth is usually dependent upon the characteristics of the growth rates of these markets, and companies in the same industry experience similar operating characteristics. New Century Capital Partners noted that although such companies were considered similar, none of the companies have the same management, makeup, size or combination of business as Hudson or Rodman. The comparable group is comprised of three groups: Boutique Investment Banks, Middle Market Investment Banks, and Brokerage Trading Firms. The Boutique Investment Bank group includes: JMP Group, Keefe Bruyette & Woods, Landenburg Thalmann, Merriman Curhan Ford, Oppenheimer, Rodman & Renshaw Capital Group, Sanders Morris Harris, and Stifel Financial. The Middle Market Investment Bank Group includes: Canaccord Financial, Duff & Phelps, Evercore Partners, Jefferies Group, Lazard, Piper Jaffray, and Raymond James Financial. The Brokerage Trading Firm Group includes: BGC Partners, Charles Schwab, Cohen & Company, E*Trade Financial, GFI Group, Interactive Brokers, Investment Technology Group, Knight Capital Group, MarketAxess, MF Global, OptionsXpress, Primerica, and TD Ameritrade.

New Century Capital Partners reviewed selected price and volume data and illustrated the relative stock price performance of the Comparable Companies against the NASDAQ index, the S&P 500 index and the Dow Jones Industrial Average index for the period January 1, 2010 through January 3, 2011, as shown on page 10.

STRICTLY CONFIDENTIAL	New Century Capital Partners	9

Market Overview

Trading Activity of Comparable Group vs. Selected Indices

(1)

Brokerage / Trading Firms Group includes: BGC Partners, Charles Schwab, Cohen & Company, E*Trade Financial, GFI Group, Interactive Brokers, Investment Technology Group, Knight Capital Group, MarketAxess, MF Global, OptionsXpress, Primerica, and TD Ameritrade.

(2)

Boutique Investment Banks Group includes: JMP Group, Keefe Bruyette & Woods, Landenburg Thalmann, Merriman Curhan Ford, Oppenheimer, Rodman & Renshaw Capital Group, Sanders Morris Harris, and Stifel Financial.

(3)	Middle Market Investment Banks Group includes: Canaccord Financial, Duff & Phelps, Evercore Partners, Jefferies Group, Lazard, Piper Jaffray, and Raymond James Financial.

STRICTLY CONFIDENTIAL	New Century Capital Partners	10

Market Overview

Trading Activity of Hudson and Rodman vs. Selected Indices

	Hudson	Rodman	NASDAQ	DJIA	S&P 500	Fin. Services

% Off High	25.0%	48.6%	100.0%	100.0%	100.0%	97.1%

% Off Low	166.7%	135.2%	128.7%	120.5%	124.4%	121.3%

Index Value on 1/3/2011	37.0%	62.7%	116.6%	110.3%	112.3%	112.6%

Source: Thomson One, as of January 3, 2011

STRICTLY CONFIDENTIAL	New Century Capital Partners	11

Market Overview

Trading Activity of Hudson and Rodman vs. Selected Indices (continued)

	Hudson	Rodman	NASDAQ	DJIA	S&P 500	Fin. Services

% Off High	52.6%	58.2%	100.0%	100.0%	100.0%	99.9%

% Off Low	166.7%	135.2%	128.7%	120.5%	124.4%	121.3%

Index Value on 1/3/2011	58.8%	58.2%	107.7%	104.7%	105.8%	99.9%

Source: Thomson One, as of January 3, 2011

STRICTLY CONFIDENTIAL	New Century Capital Partners	12

Market Overview

Trading Activity of Hudson and Rodman vs. Selected Indices (continued)

	Hudson	Rodman	NASDAQ	DJIA	S&P 500	Fin. Services

% Off High	17.5%	41.9%	100.0%	99.7%	100.0%	89.3%

% Off Low	183.3%	738.9%	158.5%	140.1%	141.4%	140.7%

Index Value on 1/3/2011	30.3%	542.9%	153.4%	138.9%	141.4%	140.7%

Source: Thomson One, as of January 3, 2011

STRICTLY CONFIDENTIAL	New Century Capital Partners	13

Hudson Stock Performance

Trading Range		Average Price		Daily Volume (000’s)
Spot	$0.10	5 Days	$0.11	Spot	20,500
High	$0.40	10 Days	$0.11	High	755,100
Low	$0.06	20 Days	$0.11	Low	0
		30 Days	$0.10	Average	54,681
		60 Days	$0.09
		90 Days	$0.09
		100 Days	$0.09
		120 Days	$0.10
		180 Days	$0.12

Source: Thomson One, as of January 3, 2011

STRICTLY CONFIDENTIAL	New Century Capital Partners	14

Hudson Stock Performance

Hudson Trading Volume Analysis: January 1, 2010 – January 3, 2011

Source: Thomson One, as of January 3, 2011

STRICTLY CONFIDENTIAL	New Century Capital Partners	15

Rodman Stock Performance

Trading Range		Average Price		Daily Volume (000’s)
Spot	$2.69	5 Days	$2.64	Spot	199,007
High	$5.53	10 Days	$2.65	High	1,749,600
Low	$1.99	20 Days	$2.63	Low	26,800
Average	$3.25	30 Days	$2.57	Average	164,170
		60 Days	$2.61
		90 Days	$2.50
		100 Days	$2.47
		120 Days	$2.51
		180 Days	$2.79
		LTM	$3.25

Source: Thomson One, as of January 3, 2011

STRICTLY CONFIDENTIAL	New Century Capital Partners	16

Rodman Stock Performance

Rodman Trading Volume Analysis: January 1, 2010 – January 3, 2011

Source: Thomson One, as of January 3, 2011

STRICTLY CONFIDENTIAL	New Century Capital Partners	17

Exchange Ratio Analysis

Exchange Ratio Analysis

Trading Statistics	Spot	10 Day	20 Day	30 Day	60 Day	90 Day
Current (1/3/2011)	0.037	0.040	0.040	0.038	0.034	0.037
Period High		0.046	0.046	0.046	0.046	0.055
Period Low		0.037	0.034	0.033	0.021	0.021
Relative Level(1)		33.4%	51.4%	43.0%	53.4%	47.1%

•          Per the Agreement, the exchange ratio is .0338

(1) Relative Level is an indicator of the average, relative to the high (100%) and low (0%) values.

STRICTLY CONFIDENTIAL	New Century Capital Partners	18

Valuation Analysis

Public Comparable Companies Analysis

New Century Capital Partners prepared a public comparable companies analysis, which analyzed the public market information and trading multiples of companies comparable to those involved in the Transaction.

Selected Public Comparable Group - Valuation Metrics ($ millions except per share data)
					EV / Revenue			Book Value				Tangible Book Value
Company Name	Price 1/3/2011	% of 52 wk high	Market Cap	Enterprise Value	LTM	2010E	2011E	Book Value (BV)	BV/ Share	Price/ BVPS		Tangible BV (TBV)	TBV/ Share	Price/ TBVPS

Middle-Market Investment Banks
Canaccord Financial	$14.25	100%	$1,178	$616	1.0x	0.9x	0.8x	$684	$8.29	1.7x		$364	$4.41	3.2x
Duff & Phelps	$17.01	90%	$697	$703	1.9x	1.9x	1.7x	$330	$8.06	2.1x		$168	$4.09	4.2x
Evercore Partners	$35.56	93%	$702	$694	1.7x	1.8x	1.4x	$331	$16.78	2.1x		$140	$7.09	5.0x
Jefferies Group	$26.99	100%	$4,638	$8,144	3.4x	3.7x	3.3x	$2,654	$15.45	1.7x		$2,290	$13.33	2.0x
Lazard	$39.67	96%	$4,732	$5,259	2.8x	2.9x	2.5x	$636	$5.45	7.3x	(1)	$317	$2.72	14.6x	(1)
Piper Jaffray	$35.76	68%	$743	$932	1.8x	1.9x	1.7x	$805	$38.70	0.9x		$426	$20.49	1.7x
Raymond James Financial	$33.01	98%	$4,124	$1,831	0.6x	0.6x	0.5x	$2,597	$20.79	1.6x		$2,534	$20.28	1.6x
Middle-Market Investment Banks High			$4,732	$8,144	3.4x	3.7x	3.3x	$2,654	$38.70	2.1x		$2,534	$20.49	5.0x
Middle-Market Investment Banks Mean			$2,402	$2,597	1.9x	2.0x	1.7x	$1,234	$18.01	1.7x		$987	$11.61	3.0x
Middle-Market Investment Banks Median			$1,178	$932	1.8x	1.9x	1.7x	$744	$16.11	1.7x		$395	$10.21	2.6x
Middle-Market Investment Banks Low			$697	$616	0.6x	0.6x	0.5x	$330	$5.45	1.6x		$140	$4.09	1.6x

Boutique Investment Banks
Gleacher & Company	$2.51	52%	$329	$309	1.0x	1.1x	0.9x	$350	$2.67	0.9x		$228	$1.74	1.4x
Greenhill & Co.	$81.69	92%	$2,396	$2,411	8.5x	7.9x	5.5x	$382	$13.03	6.3x	(1)	$228	$7.78	10.5x	(1)
JMP Group	$7.86	78%	$171	$150	0.8x	NA	1.3x	$133	$6.10	1.3x		$133	$6.10	1.3x
Keefe Bruyette & Woods (KBW)	$28.44	94%	$1,007	$818	2.0x	1.9x	1.6x	$491	$13.85	2.1x		$491	$13.85	2.1x
Ladenburg Thalmann Financial Services	$1.23	71%	$224	$246	1.3x	1.4x	1.4x	$46	$0.25	4.9x	(1)	-$11	-$0.06	-20.4x	(1)
Merriman Curhan Ford Group	$2.13	27%	$5	$4	0.1x	NA	NA	$3	$1.27	1.7x		$3	$1.27	1.7x
Oppenheimer Holdings	$26.83	80%	$356	$538	0.5x	0.5x	0.5x	$479	$35.86	0.7x		$305	$22.80	1.2x
Rodman & Renshaw Capital Group	$2.69	48%	$91	$83	0.9x	0.8x	0.6x	$53	$1.56	1.7x		$52	$1.54	1.8x
Sanders Morris Harris Group	$7.40	96%	$214	$212	1.2x	1.1x	1.1x	$239	$8.29	0.9x		$134	$4.63	1.6x
Stifel Financial	$63.01	99%	$2,217	$2,217	1.7x	1.7x	1.4x	$1,213	$34.46	1.8x		$877	$24.91	2.5x
Boutique Investment Banks High			$2,396	$2,411	8.5x	7.9x	5.5x	$1,213	$35.86	2.1x		$877	$24.91	2.5x
Boutique Investment Banks Mean			$701	$699	1.8x	2.1x	1.6x	$370	$13.01	1.4x		$278	$9.60	1.7x
Boutique Investment Banks Median			$277	$277	1.1x	1.3x	1.3x	$295	$7.19	1.5x		$181	$5.36	1.6x
Boutique Investment Banks Low			$5	$4	0.1x	0.5x	0.5x	$3	$1.27	0.7x		$3	$1.27	1.2x

Source: Thomson One Banker, as of January 3, 2011
(1) Excluded from the high, mean, median, and low calculation.

STRICTLY CONFIDENTIAL	New Century Capital Partners	19

Valuation Analysis

Public Comparable Companies Analysis (continued)

Selected Public Comparable Group - Valuation Metrics
($ millions except per share data)
					EV / Revenue			Book Value			Tangible Book Value
Company Name	Price 1/3/2011	% of 52 wk high	Market Cap	Enterprise Value	LTM	2010E	2011E	Book Value (BV)	BV/ Share	Price/ BVPS	Tangible BV (TBV)	TBV/ Share	Price/ TBVPS

Trading/Brokerage Firms
BGC Partners	$8.58	98%	$583	$552	0.4x	0.4x	0.4x	$420	$4.47	1.9x	$321	$3.42	2.5x
Charles Schwab	$17.50	88%	$20,909	$17,216	4.2x	4.1x	3.6x	$6,035	$5.05	3.5x	$5,507	$4.61	3.8x
Cohen & Company	$4.60	49%	$48	$92	0.7x	NA	NA	$87	$8.29	0.6x	$83	$7.91	0.6x
E*Trade Financial	$16.28	82%	$3,595	$5,366	2.6x	4.1x	3.5x	$4,164	$18.86	0.9x	$1,892	$8.57	1.9x
GFI Group	$4.78	68%	$581	$453	0.5x	0.5x	0.5x	$523	$4.30	1.1x	$206	$1.69	2.8x
Interactive Brokers Group	$18.00	92%	$760	$4,328	4.3x	4.3x	3.3x	$5,115	$121.14	0.1x	$5,115	$121.14	0.1x
Investment Technology Group	$16.54	77%	$693	$385	0.7x	0.7x	0.6x	$868	$20.72	0.8x	$423	$10.09	1.6x
Knight Capital	$13.86	82%	$1,360	$1,188	1.0x	1.1x	1.0x	$1,347	$13.73	1.0x	$938	$9.56	1.5x
MarketAxess Holdings	$20.48	96%	$633	$525	3.7x	3.6x	3.3x	$256	$8.28	2.5x	$220	$7.10	2.9x
MF Global Holdings	$8.39	84%	$1,369	$1,408	0.6x	1.3x	1.1x	$1,507	$9.24	0.9x	$1,444	$8.85	0.9x
optionsXpress Holdings	$15.43	73%	$886	$656	2.8x	2.9x	2.7x	$352	$6.12	2.5x	$261	$4.54	3.4x
Primerica	$24.31	94%	$1,771	$1,996	1.2x	2.1x	1.8x	$1,396	$19.17	1.3x	$1,320	$18.12	1.3x
TD Ameritrade	$18.83	91%	$10,854	$11,414	4.5x	4.2x	3.8x	$3,772	$6.54	2.9x	$181	$0.31	60.1x	(1)
Trading/Brokerage Firms High			$20,909	$17,216	4.5x	4.3x	3.8x	$6,035	$121.14	3.5x	$5,507	$121.14	3.8x
Trading/Brokerage Firms Mean			$3,388	$3,506	2.1x	2.4x	2.2x	$1,988	$18.92	1.5x	$1,477	$17.13	2.0x
Trading/Brokerage Firms Median			$886	$1,188	1.2x	2.5x	2.3x	$1,347	$8.29	1.1x	$680	$8.24	1.8x
Trading/Brokerage Firms Low			$48	$92	0.4x	0.4x	0.4x	$87	$4.30	0.1x	$83	$1.69	0.1x

High(2)			$20,909	$17,216	8.5x	7.9x	5.5x	$6,035	$121.14	7.3x	$5,507	$121.14	5.0x
Mean(2)			$2,262	$2,358	2.0x	2.2x	1.9x	$1,316	$16.55	1.7x	$995	$13.54	2.1x
Median(2)			$752	$698	1.3x	1.8x	1.4x	$579	$8.29	1.6x	$342	$7.51	1.7x
Low(2)			$5	$4	0.1x	0.4x	0.4x	$3	$1.27	0.1x	$3	$1.27	0.1x

Hudson	$0.10	23%	$8	$0	NM	NM	NA	$10	$0.12	0.8x	$8	$0.11	0.9x
Rodman	$2.69	48%	$91	$83	0.9x	0.9x	0.8x	$53	$1.56	1.7x	$52	$1.54	1.8x
Combined Entity	$2.69	48%	$98	$82	0.7x	0.7x	NA	$62	$1.71	1.6x	$60	$1.65	1.6x

Source: Thomson One Banker, as of January 3, 2011
(1)	Excluded from the high, mean, median, and low calculation.
(2)	Includes the Trading/Brokerage Firms, Middle-Market Investment Banks (page 19) and Boutique Investment Banks (page 19).

STRICTLY CONFIDENTIAL	New Century Capital Partners	20

Valuation Analysis

Precedent Transactions Analysis

New Century Capital Partners reviewed certain publicly available information regarding 26 selected merger and acquisition transactions that New Century Capital Partners deemed relevant from September 1, 2005 to January 3, 2011 in which financial services companies were acquired (the “Precedent Transactions”), as shown below. New Century Capital Partners believes that the Company’s shares will be acquired at a discount to the Precedent Transactions for one or more of the following factors, including but not limited to the following: the limited size of the Transaction when compared to the Precedent Transactions, negative cash flow from operations, negative earnings, negative impact of declining capital reserve on monthly FOCUS reports, and retention of customers and employees.

Premiums Paid to U.S. Financial Services Companies

			Transaction Value	TV / LTM . Rev	Price / BVPS	Target Stock Offer Premium %
Date	Company	Acquiror				1 Day	1 Month	6 Month	1 Year

12/29/10	Howe Barnes Hoefer & Arnett	Raymond James	NA	NA	NA	NA	NA	NA	NA
12/7/10	Seymour Pierce	Gerova Financial Group	NA	NA	NA	NA	NA	NA	NA
12/7/10	Ticonderoga Securities	Gerova Financial Group	NA	NA	NA	NA	NA	NA	NA
9/20/10	Provident Group	International Assets	NA	NA	NA	NA	NA	NA	NA
9/1/10	CRT Capital Group(1)	Aquiline Capital Partners	$225.0	NA	NA	NA	NA	NA	NA
8/10/10	Dahlman Rose	Lovell Minnick Partners	$40.0	NA	NA	NA	NA	NA	NA
6/16/10	Terra Nova Financial	Lightspeed Financial	$27.6	NA	NA	NA	NA	NA	NA
4/26/10	Thomas Weisel Partners Group	Stifel Financial Corp	$384.4	1.9x	2.0x	74.4%	94.9%	55.3%	82.4%
3/19/10	LBBW Securities	Guggenheim Partners	NA	NA	NA	NA	NA	NA	NA
12/14/09	Mercanti Group	Imperial Capital	NA	NA	NA	NA	NA	NA	NA
11/12/09	Sanders Morris Harris	Fletcher International	$7.5	1.0x	0.9x	19.7%	23.9%	35.7%	19.7%
11/2/09	Cowen Group	Ramius	$194.8	1.0x	0.7x	70.6%	80.6%	122.8%	89.4%
9/30/09	Fox-Pitt Kelton Cochran	Macquarie Group	$146.7	NA	NA	NA	NA	NA	NA
8/27/09	Merriman Curhan Ford(2)	C.E. Unterberg	$10.2	NA	NA	NA	NA	NA	NA
7/31/09	Watch Hill Partners	FBR Capital Markets Corp	NA	NA	NA	NA	NA	NA	NA
6/2/09	Spectrum Capital Group	Morgan Keegan	NA	NA	NA	NA	NA	NA	NA
3/3/09	Gleacher Partners(3)	Broadpoint Securities Group	$75.2	9.1x	17.0x	NA	NA	NA	NA
1/12/09	Pacific Growth Equities	Wedbush Morgan Securities	NA	NA	NA	NA	NA	NA	NA
12/15/08	Burke Capital Group	Morgan Keegan	$0.8	NA	NA	NA	NA	NA	NA
12/8/08	Revolution Partners	Morgan Keegan	NA	NA	NA	NA	NA	NA	NA
11/17/08	First Horizon National	US Dept of the Treasury	$130.0	0.7x	0.7x	4.3%	-10.1%	2.9%	-51.6%
9/24/08	Peacock, Hislop, Staley	Wedbush Morgan Securities	$11.9	NA	NA	NA	NA	NA	NA
9/14/08	Merrill Lynch	Bank of America	$36,961.0	0.8x	1.4x	130.3%	65.8%	44.2%	26.1%
8/21/08	Evercore Partners(4)	Mizuho Corporate Bank	$120.0	1.0x	1.1x	71.3%	91.5%	7.8%	-5.1%
3/16/08	Bear Stearns	JPMorgan Chase	$14,780.3	12.5x	0.1x	-66.7%	-87.9%	-91.3%	-93.1%
1/25/08	Centerline Holding	Related Cos	$131.2	1.0x	0.1x	97.3%	51.9%	-16.1%	-41.8%
9/13/05	Adams Harkness Fin. Group	Canaccord Capital	$21.2	NA	NA	NA	NA	NA	NA

High	12.5x	17.0x	130.3%	94.9%	122.8%	89.4%
Mean	3.2x	0.9x	50.2%	38.8%	20.2%	3.2%
Median	1.0x	0.8x	71.0%	58.9%	21.8%	7.3%
Low	0.7x	0.1x	-66.7%	-87.9%	-91.3%	-93.1%

1/4/11	Hudson	Rodman	$6.9	0.2x	0.7x	NA	16.7%	-37.8%	-66.7%

Source: Thomson One Banker, as of January 3, 2011.
(1)	Aquiline Capital Partners acquired an undisclosed majority stake in CRT Capital Group.
(2)	Merriman Curhan Ford raised $10.2 in preferred stock to C.E. Unterberg.
(3)	The Gleacher Partners/Broadpoint transaction PV/BVPS is excluded from the Mean calculation.
(4)	Mizuho Corporate Bank acquired a 46.7% stake in Evercore Partners.

STRICTLY CONFIDENTIAL	New Century Capital Partners	21

Valuation Analysis

Premiums Paid Analysis

New Century Capital Partners prepared a Premiums Paid Analysis for public precedent transactions and analyzed the premiums relative to the relative historical exchange ratios. The discount and premium to the historical exchange ratios was within the range of premiums paid on precedent transactions of 30% premium to 90% discount.

	Deal Value Summary

Premium / (Discount) to Spot Price		-11.1%	-10.6%	-10.1%	-9.6%	-9.1%	-6.4%	-3.7%	-1.0%	1.7%
Relative Exchange Ratio(1)		0.0298x	0.0308x	0.0318x	0.0328x	0.0338x	0.0348x	0.0358x	0.0368x	0.0378x
Deal Price Per Share		$0.080	$0.083	$0.086	$0.088	$0.091	$0.094	$0.096	$0.099	$0.102
Tgt Shares (MM)(2)		x 77.0	x 77.0	x 77.0	x 77.0	x 77.0	x 77.0	x 77.0	x 77.0	x 77.0
Equity Transaction Value ($MM)		$6.17	$6.38	$6.59	$6.79	$7.00	$7.21	$7.41	$7.62	$7.83
Net Debt ($MM)(3)		($7.2)	($7.2)	($7.2)	($7.2)	($7.2)	($7.2)	($7.2)	($7.2)	($7.2)
Enterprise Value ($MM)		($1.0)	($0.8)	($0.6)	($0.4)	($0.2)	($0.0)	$0.2	$0.4	$0.6

	Implied Multiples Paid

Equity Transaction Value ($MM)		$6.17	$6.38	$6.59	$6.79	$7.00	$7.21	$7.41	$7.62	$7.83
Operating Statistic
CY 2009 Hudson Revenue(4)	$39.1	0.16x	0.16x	0.17x	0.17x	0.18x	0.18x	0.19x	0.19x	0.20x
CY 2010 Hudson Revenue(4)	$34.1	0.18x	0.19x	0.19x	0.20x	0.21x	0.21x	0.22x	0.22x	0.23x

	Premium / (Discount) to Historical Exchange Ratio

Premium / (Discount) to Spot Price		-11.1%	-10.6%	-10.1%	-9.6%	-9.1%	-6.4%	-3.7%	-1.0%	1.7%
Relative Exchange Ratio		0.0298x	0.0308x	0.0318x	0.0328x	0.0338x	0.0348x	0.0358x	0.0368x	0.0378x
Exchange Ratio Period
Spot (January 3, 2011)	0.0372x	(19.8)%	(17.1)%	(14.4)%	(11.7)%	(9.1)%	(6.4)%	(3.7)%	(1.0)%	1.7%
10-Day	0.0349x	(14.6)%	(11.7)%	(8.9)%	(6.0)%	(3.1)%	(0.3)%	2.6%	5.5%	8.3%
20-Day	0.0317x	(5.9)%	(2.7)%	0.4%	3.6%	6.7%	9.9%	13.1%	16.2%	19.4%
30-Day	0.0305x	(2.2)%	1.1%	4.4%	7.6%	10.9%	14.2%	17.5%	20.8%	24.0%
60-Day	0.0346x	(13.8)%	(10.9)%	(8.0)%	(5.1)%	(2.2)%	0.7%	3.6%	6.5%	9.4%
90-Day	0.0398x	(25.1)%	(22.6)%	(20.1)%	(17.6)%	(15.1)%	(12.6)%	(10.1)%	(7.5)%	(5.0)%
180-Day	0.0452x	(34.0)%	(31.8)%	(29.6)%	(27.4)%	(25.2)%	(23.0)%	(20.8)%	(18.5)%	(16.3)%
LTM	0.0484x	(38.4)%	(36.4)%	(34.3)%	(32.2)%	(30.2)%	(28.1)%	(26.1)%	(24.0)%	(21.9)%

(1)	Exchange ratio calculated per the Agreement.
(2)	Provided by Hudson’s management on January 3, 2011. The total shares outstanding includes the shares outstanding plus the accelerated restricted stock.
(3)	From Hudson’s 10Q period ended September 30, 2010, net debt equals negative $7.2 MM. Net debt excludes restricted cash.
(4)	Historical financials from Hudson’s public filings and projections from Hudson’s management.

STRICTLY CONFIDENTIAL	New Century Capital Partners	22

Valuation Analysis

Summary of Valuation Analyses Methodologies

New Century Capital Partners has employed multiple valuation methodologies in forming our overall valuation perspective on the Company. More specifically, New Century Capital Partners utilized public company data and applied those multiples to the Company’s financial statistics, specifically Book Value, and applied discounts and premiums that New Century Capital Partners deemed relevant for a company in the finance sector. New Century Capital Partners believes that the Company should be valued at a discount to companies shown in the Public Comparable Companies and those in the Precedent Transactions. Additionally, New Century Capital Partners believes the Company should be valued at a discount to these metrics due to one or more of a number of factors, including but not limited to, the following: declining revenues, negative operating income, significant monthly cash burn rate, limited ability to raise capital to fund operations, significant operating and lease liabilities and significant business concentration.

In summary, New Century Capital Partners evaluated a variety of financial data and performed various analyses in determining the Company’s valuation. These analyses and data included, but were not limited to, the following:

•

In evaluating the Public Comparable Companies, New Century Capital Partners noted that the current trading multiples for those companies deemed relevant to the Company trade at valuations in the range 0.1x to 0.9x (Price/BVPS);

•

In evaluating the Public Comparable Companies, New Century Capital Partners noted that the current trading multiples for those companies deemed relevant to the Company trade at valuations in the range 0.2x to 0.7x (Price/TBVPS);

•

In evaluating the Public Comparable Companies, New Century Capital Partners noted that the current trading multiples for those companies deemed relevant to the Company trade at valuations in the range 0.1x to 0.5x (EV/2010 Revenue);

•

In evaluating the Precedent Transaction, New Century Capital Partners noted that the transaction multiples for companies deemed relevant to the Company were acquired with valuations in the range 0.1x to 0.7x (Transaction Value/ LTM Revenue);

•

In evaluating the Precedent Transactions, New Century Capital Partners noted that the transaction multiples for companies deemed relevant to the Company were acquired with valuations in the range 0.1x to 0.7x (Transaction Value/Book Value);

•	In evaluating the Discounted Cash Flow Analysis, New Century Capital Partners noted that the analysis was not meaningful due to the lack of Hudson financial projections beyond March 31, 2011;

New Century Capital Partners’ analyses takes all of the considerations described above into consideration and values the shares of the Company that will be acquired by the Rodman in the range of $2.0 million to $11.0 million. The Purchase Price of $7.0 million is within the range.

STRICTLY CONFIDENTIAL	New Century Capital Partners	23

Valuation Analysis for Hudson

Hudson Valuation Summary ($ in millions, except per share amounts)
Methodology	Hudson Financial Statistic	Multiple Range			Implied Enterprise Value Range			Implied Equity Value Range(4)			Implied Value per Share(5)
Comparable Companies Analysis

Trading Value

Book Value(1)	$9.6	0.1x	-	0.9x	($6.3)	-	$1.4	$1.0	-	$8.6	$0.01	-	$0.11

Tangible Book Value(1)	$8.2	0.2x	-	0.7x	($5.6)	-	($1.5)	$1.6	-	$5.7	$0.02	-	$0.07

CY 2010E Revenue(2)	$34.1	0.1x	-	0.5x	$3.4	-	$17.1	$10.6	-	$24.3	$0.14	-	$0.32

Precedent Transaction Analysis
Book Value(1)	$9.6	0.1x	-	0.7x	($6.3)	-	($0.5)	$1.0	-	$6.7	$0.01	-	$0.09

CY 2010E Revenue(2)	$34.1	0.1x		0.7x	$3.4	-	$23.9	$10.6	-	$31.1	$0.14	-	$0.40

Premium Paid Analysis(3)

1-Day	$0.11	-60%	-	30%	---		---	$3.4	-	$11.0	$0.04	-	$0.14

1-Month	$0.08	-80%	-	20%	---		---	$1.2	-	$7.4	$0.02	-	$0.10

6-Month	$0.15	-90%	-	10%	---		---	$1.2	-	$12.7	$0.02	-	$0.17

1-Year	$0.29	-90%	-	15%	---		---	$2.2	-	$25.7	$0.03	-	$0.33

(1)	Book value and tangible book value, as of September 30, 2010.
(2)	Projections provided by Hudson’s management.
(3)	Premium paid analysis, as of January 3, 2011.
(4)	Enterprise Value includes net debt of negative $7.2 MM, as of September 30, 2010. Net debt excludes restricted cash.
(5)	Per Hudson’s management on December 29, 2010. The total shares outstanding includes the shares outstanding plus the accelerated restricted stock.

STRICTLY CONFIDENTIAL	New Century Capital Partners	24

Historical and Projected Income Statements

Stand-Alone Income Statement - Hudson

	CY2009 Total	CY2010E Total

Net Revenues	$39.1	$34.1
Operating Expenses	$46.1	$41.6

Operating (Gross) Income	($6.9)	($7.5)

Tax Benefit (expense)	0.0	(1.0)

Net Income	($6.9)	($8.5)
Extraordinary Items	$0.0	$0.0

Reported Net Income	($6.9)	($8.5)
Earnings (1)	($6.9)	($8.5)

Weighted Average Shares Outstanding	57.9	70.2

Revenue/Share	$0.68	$0.49
EPS	($0.12)	($0.12)

Source: SEC Filings and Hudson estimates.
(1) Excludes extraordinary expenses.

STRICTLY CONFIDENTIAL	New Century Capital Partners	25

Historical and Projected Income Statements

Stand-Alone Income Statement - Rodman

	CY2009 Total	CY2010E Total	CY2011P Total	CY2012P Total

Net Revenues	$132.2	$87.9	$108.4	$116.4
Operating Expenses	$90.1	$95.0	$90.4	$94.8

Operating (Gross) Income	$42.1	($7.1)	$18.0	$21.6

Tax Benefit (expense)	3.9	$1.9	($7.0)	($8.4)

Net Income	$46.0	($5.2)	$11.0	$13.2
Extraordinary Items	($18.7)	$0.0	$0.0	$0.0

Reported Net Income	$27.3	($5.2)	$11.0	$13.2
Earnings (1)	$46.0	($5.2)	$11.0	$13.2

Weighted Average Shares Outstanding	37.4	36.1	36.1	36.1

Revenue/Share	$3.54	$2.43	$3.00	$3.22
EPS	$0.73	($0.14)	$0.30	$0.36

Source: SEC Filings and Rodman estimates.
(1) Excludes extraordinary expenses.

STRICTLY CONFIDENTIAL	New Century Capital Partners	26

Merger Analysis

New Century Capital Partners prepared a merger analysis that shows the relative contribution as a percent of the Pro Forma company. New Century Capital Partners noted that Hudson has a positive contribution on a revenue basis and a negative contribution on an Operating Income and Earnings basis.

Contribution Analysis

	Rodman(1)		Hudson(2)
	Amount	%	Amount	%

Revenues
CY2009	$132.2	77.2%	$39.1	22.8%
CY2010E	87.9	72.0%	34.1	28.0%
Q3 CY2010	17.4	66.2%	8.9	33.8%
Q4 CY2010E	26.4	77.6%	7.6	22.4%

Operating Income
CY2009	$42.1	NMF	($6.9)	NMF
CY2010E	(7.1)	NMF	(7.5)	NMF
Q3 CY2010	(6.0)	NMF	(1.2)	NMF
Q4 CY2010E	2.5	NMF	(2.2)	NMF

Earnings
CY2009	$46.0	NMF	($6.9)	NMF
CY2010E	(5.2)	NMF	(8.5)	NMF
Q3 CY2010	(4.3)	NMF	(1.2)	NMF
Q4 CY2010E	1.5	NMF	(2.2)	NMF

(1)	Figures based on SEC filings and Rodman projections.
(2)	Figures based on SEC filings and Hudson projections.

STRICTLY CONFIDENTIAL	New Century Capital Partners	27

Merger Analysis

Pro Forma Income Statement

	CY2010E
	Rodman (1)	Hudson (1)	Total (2)

Revenues	$87.9	$34.1	$122.0
Operating Expenses	$95.0	$41.6	136.6

Operating (Gross) Income	(7.1)	(7.5)	(14.6)

Tax Benefit (expense)	1.9	(1.0)	0.9

Net Income	(5.2)	(8.5)	(13.7)

Extraordinary Items	0.0	0.0	0.0

Reported Net Income	(5.2)	(8.5)	(13.7)
Earnings	(5.2)	(8.5)	(13.7)

Weighted Average Shares Outstanding (3)	36.8	70.2	39.4

Rev/Share	$2.39	$0.49	$3.10
EPS	($0.14)	($0.12)	($0.35)

(1)	Figures based on SEC filings as of September 30, 2010 and company estimates.
(2)	Assumes full year financials to calculate annual run rates. Accounts for purchase transaction at a -16.9% premium to the spot price and an exchange ratio of 0.0338x.
(3)	Pro forma share count includes 2.6 million shares issued to Hudson.

STRICTLY CONFIDENTIAL	New Century Capital Partners	28

Merger Analysis

Pro Forma Balance Sheet - Assets
Amounts in millions, except per share amounts
	Rodman(1)	Hudson(2)	Pro Forma
Assets
Cash and cash equivalents
Unrestricted	$8.2	$7.2	$15.4
Restricted	1.4	0.4	1.9
Total cash and cash equivalents	9.7	7.6	17.3
Financial instruments owned, at fair value
Corporate equity securities	10.6	2.8	13.4
Merchant banking investments	9.7	-	9.7
Warrants	13.8	-	13.8
Other investments	4.8	-	4.8
Total financial instruments owned, at fair value	38.9	2.8	41.7
Private placement and other fees receivable	3.7	-	3.7
Receivable from brokers, dealers & clearing agencies	1.5	1.4	2.8
Prepaid expenses	0.9	1.0	1.8
Property and equipment, net	3.4	0.2	3.6
Income Taxes Receivable	-	0.1	0.1
Other assets	12.0	-	12.0
Goodwill and other intangible assets, net	0.7	1.4	2.0
Total Assets	$70.7	$14.5	$85.2

(1)	Rodman figures based on SEC filings, as of September 30, 2010.
(2)	Hudson figures based on SEC filings, as of September 30, 2010.

STRICTLY CONFIDENTIAL	New Century Capital Partners	29

Merger Analysis

Pro Forma Balance Sheet - Liabilities and Stockholders’ Equity
Amounts in millions, except per share amounts
	Rodman(1)	Hudson(2)	Pro Forma
Liabilities and Stockholders’ Equity
Accrued compensation payable	$12.3	$0.9	$13.2
Accounts payable and accrued expenses	5.0	2.7	7.7
Acquisitions related payables	0.8	-	0.8
Financial instruments sold, not yet purchased, at fair	0.0	1.3	1.4
Total Liabilities	18.2	4.9	23.1

Stockholders’ Equity
Common stock	0.0	0.1	0.1
Preferred stock	-	-	-
Additional paid-in capital	71.0	24.5	95.5
Treasury stock	(0.1)	(0.0)	(0.2)
Accumulated deficit	(18.4)	(15.0)	(33.4)
Total common stockholders’ equity	52.5	9.6	62.1
Non-controlling interest	-	-	-
Total Stockholders’ Equity	52.5	9.6	62.1
Total Liabilities and Stockholders’ Equity	$70.7	$14.5	$85.2

(1)	Rodman figures based on SEC filings, as of September 30, 2010.
(2)	Hudson figures based on SEC filings, as of September 30, 2010.

STRICTLY CONFIDENTIAL	New Century Capital Partners	30

Cash Analysis for Hudson

New Century Capital Partners prepared an analysis projecting the reduction of Hudson’s cash position based upon the Hudson Management projections and current cash and equivalents per the the September 30, 2010 10-Q report and the expected Transaction fees and expenses. New Century Capital Partners utilized the actual FOCUS reports for September, October and November 2010 and projected the potential changes to Excess Net Capital for Hudson.

I. Cash Analysis

Cash Analysis - Worst Case Scenario
	Sep. 2010	Oct. 2010	Nov. 2010	Dec. 2010	Jan. 2011	Feb. 2011	Mar. 2011	Apr. 2011
Cash and Restricted Cash Beginning of Month(1)		$7,272,919	$4,633,697	$2,197,264	$1,700,118	$809,974	$215,928	($375,033)
Investment Banking Fees and Expenses(2)		($50,000)	$0	$0	($275,000)	$0	($20,000)	($45,000)
Legal Fees and Expenses(2)		$0	($50,000)	($100,000)	($50,000)	($50,000)	$0	$0
Changes in Working Capital(1)		($1,950,405)	($1,740,682)	$0	$0	$0	$0	$0
Cash Flow From Operations (3)		($638,817)	($645,751)	($397,146)	($565,144)	($544,046)	($570,961)	($570,961)
Cash Position End of Month(1)	$7,272,919	$4,633,697	$2,197,264	$1,700,118	$809,974	$215,928	($375,033)	($990,994)

II. Selected FOCUS Report Data

FOCUS Reports(4)
	Act. Sept. ‘10	Act. Oct. ‘10	Act. Nov. ‘10	Est. Dec. ‘10	Est. Jan. ‘11	Est. Feb. ‘11	Est. Mar. ‘11	Est. Apr. ‘11
Total Net Capital(4)	$5,774,826	$4,430,598	$3,494,363	$3,219,985	$2,329,841	$1,735,795	$1,144,834	$528,873
Net Capital Requirement(4)	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,000,000
Excess Net Capital	$4,774,826	$3,430,598	$2,494,363	$2,219,985	$1,329,841	$735,795	$144,834	($471,127)

(1)	Projections provided by Hudson’s management on January 2, 2011.
(2)	Estimates provided by Hudson’s management and per the Engagement Letter dated October 29, 2010.
(3)	From the Hudson’s adjusted cash flows from operations projection.
(4)	Except for cash, all allowable assets, non-allowable assets, liabilities, and haircuts assumed from the FOCUS report period ended November 30, 2010.
FOCUS reports period ended September, October, and November provided by Hudson’s management.

STRICTLY CONFIDENTIAL	New Century Capital Partners	31

Cash Analysis for Hudson

New Century Capital Partners reproduced the Hudson Management calculation and analysis of the Net Liquid Asset definition, requirement and potential purchase price adjustment per the Agreement and per the Management projections. Hudson s expected negative cash flow and anticipated Transaction fees and expenses may reduce the overall Net Liquid Assets such that the Purchase Price would be adjusted negatively and the adjusted Purchase Price would fall within the range of total equity value of $1.0 million to $11.0 million.

III.	Net Liquid Assets

		Net Liquid Assets
	Sep. 2010	Oct. 2010	Nov. 2010	Dec. 2010	Jan. 2011	Feb. 2011	Mar. 2011	Apr. 2011
Cash and Cash Equivalents	$7,272,919	$4,633,697	$2,197,264	$1,700,118	$809,974	$215,928	($375,033)	($990,994)
Receivable from clearing brokers(1)	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000	1,350,000
Level 1 Assets(1)	2,349,416	4,110,470	5,275,534	5,275,534	5,275,534	5,275,534	5,275,534	5,275,534
Level 2 Assets(1)	46,828	69,562	62,655	62,655	62,655	62,655	62,655	62,655
Level 3 Assets - Intrinsic Value of Warrants(1)	0	0	0	0	0	0	0	0
Accounts Receivables(1)	906,731	982,613	1,062,610	1,062,610	1,062,610	1,062,610	1,062,610	1,062,610
Prepaid Expenses(1)	380,960	369,345	266,209	266,209	266,209	266,209	266,209	266,209
Security Deposits(1)	25,062	25,062	25,062	25,062	25,062	25,062	25,062	25,062
Liabilities Except Deferred Rent(1)	(4,703,747)	(4,729,951)	(4,059,266)	(4,059,266)	(4,059,266)	(4,059,266)	(4,059,266)	(4,059,266)
Net Liquid Assets	7,628,170	6,810,797	6,180,068	5,682,922	4,792,778	4,198,732	3,607,771	2,991,810
Net Liquid Asset Requirement(2)	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000
Excess Net Liquid Assets	$3,628,170	$2,810,797	$2,180,068	$1,682,922	$792,778	$198,732	($392,229)	($1,008,190)

IV.	Change in Purchase Price

		Net Liquid Assets’ Effect on Purchase Price
	Sep. 2010	Oct. 2010	Nov. 2010	Dec. 2010	Jan. 2011	Feb. 2011	Mar. 2011	Apr. 2011
Net Liquid Assets					$4,792,778	$4,198,732	$3,607,771	$2,991,810
Net Liquid Asset Requirement(2)					4,000,000	4,000,000	4,000,000	4,000,000
Excess Net Liquid Assets					792,778	198,732	(392,229)	(1,008,190)
Change in Purchase Price					396,389	99,366	(196,115)	(504,095)
Purchase Price					$7,396,389	$7,099,366	$6,803,885	$6,495,905

•	Net liquid asset requirement per the Agreement is $4 million subject to mutually agreeable carve-outs.
•	Minimum required net liquid asset requirement per the Agreement is $2.5 million.

(1)	Projections provided by Hudson’s management on January 2, 2011.
(2)	Per the Agreement.

STRICTLY CONFIDENTIAL	New Century Capital Partners	32

Rodman - Discounted Cash Flow Analysis

Calculation of Free Cash Flow
($ in millions)	Calendar Year Ending
Projected Cash Flow	2011E	2012E

Free Cash Flow(1)	$19.5	$23.1

Calculation of Terminal Value
Terminal Value Based on 1 Yr Forward Revenue Mult.

FY 2012E Revenue	$116.4		$116.4		$116.4
1 Yr Forward Multiple	1.00	x	1.25	x	1.50	x
Enterprise Value	116.4		145.5		174.6

Calculation of Present Value of the Company

	Terminal Value				Terminal Value				Terminal Value
PRESENT VALUE	Based on 1.00x Revenue Multiple				Based on 1.25x Revenue Multiple				Based on 1.50x Revenue Multiple
Discount Rate	17.0%	19.5%	22.0%	24.5%	17.0%	19.5%	22.0%	24.5%	17.0%	19.5%	22.0%	24.5%
PV of Cash Flows FYE 2011 - 2012	$ 33.5	$ 32.5	$ 31.5	$ 30.5	$ 33.5	$ 32.5	$ 31.5	$ 30.5	$ 33.5	$ 32.5	$ 31.5	$ 30.5
PV of Terminal Value at 2012 Year End	85.0	81.5	78.2	75.1	106.3	101.9	97.8	93.9	127.5	122.3	117.3	112.6
Total Present Enterprise Value	$118.5	$114.0	$109.7	$105.6	$139.8	$134.4	$129.2	$124.4	$161.1	$154.7	$148.8	$143.2

Less: Net Debt(2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)	($8.2)
Present Equity Value	$110.3	$105.7	$101.5	$97.4	$131.6	$126.1	$121.0	$116.2	$152.8	$146.5	$140.6	$135.0

(1)	Free cash flow equals Operating Income + Depreciation/Amortization – Changes in Working Capital. Projections provided by Rodman’s management.
(2)	From Rodman’s 10Q period ended September 30, 2010, net debt equals negative $8.2 MM. Net debt excludes restricted cash.

STRICTLY CONFIDENTIAL	New Century Capital Partners	33

Valuation Analysis for Rodman

Rodman Valuation Summary ($ in millions, except per share amounts)
Methodology	Rodman Financial Statistic	Multiple Range			Implied Enterprise Value Range			Implied Equity Value Range(3)			Implied Value per Share(4)
Comparable Companies Analysis
Trading Value
Book Value(1)	$52.5	1.0x	-	2.0x	$44.3	-	$96.8	$52.5	-	$105.0	$1.46	-	$2.92

Tangible Book Value(1)	$51.8	1.2x	-	2.8x	$54.0	-	$136.9	$62.2	-	$145.1	$1.73	-	$4.04

CY 2010E Revenue(2)	$87.9	0.5x	-	1.5x	$43.9	-	$131.8	$52.2	-	$140.0	$1.45	-	$3.90

Discounted Cash Flow Analysis
Revenue	---	---		---	$105.6	-	$161.1	$113.9	-	$169.3	$3.17	-	$4.71

New Century Capital Partners’ analyses takes all of the considerations described above into consideration and values the shares of Rodman that will be used as consideration in Transaction in the range of $1.50 to $4.00 per share. The Exchange Ratio per the Agreement was calculated based on a Rodman common stock price of $2.69 which is within the range.

(1)	Book value and tangible book value, as of September 30, 2010.
(2)	Projections provided by Rodman’s management.
(3)	Enterprise Value includes net debt of negative $8.2 MM, as of September 30, 2010. Net debt excludes restricted cash.
(4)	Based on Rodman’s outstanding diluted shares of 35.9 MM, as of September 30, 2010.

STRICTLY CONFIDENTIAL	New Century Capital Partners	34

Conclusion

On the basis of and subject to the foregoing, it is the opinion of New Century Capital Partners that as of the date of this Opinion, the Transaction is fair, from a financial point of view, to the shareholders of the Company.

STRICTLY CONFIDENTIAL	New Century Capital Partners	35

FORM OF STOCKHOLDER VOTING AGREEMENT

                    This VOTING AGREEMENT, dated as of January 4, 2011 (this “Agreement”), by and among Rodman & Renshaw Capital Group, Inc., a Delaware corporation (“Parent”), and the Persons set forth on Schedule A hereto (each, a “Stockholder”, and collectively, the “Stockholders”).

                    WHEREAS, concurrently with the execution of this Agreement, Hudson Holding Corporation (“Target”) and HHC Acquisition, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or modified from time to time, the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, that Target shall merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation in such merger (the “Merger”); capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;

                    WHEREAS, each Stockholder is the record owner and/or Beneficial Owner (as defined below) of the number of shares of common stock, par value $0.001 per share, of Target (“Target Common Stock”), set forth opposite such Stockholder’s name on Schedule A hereto (such shares of Target Common Stock, the “Owned Shares”, and together with any other shares of Target Common Stock, or other equity securities of Target acquired by such Stockholder after the date hereof, whether by stock dividend, stock split, conversion of shares of convertible securities, exercise of warrants or options, or otherwise acquired, being collectively referred to herein as such Stockholder’s “Subject Shares”); and

                    WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, Parent has requested that the Stockholders agree, and each Stockholder has agreed, to enter into this Agreement.

                    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                    Section 1. Representations and Warranties of Each Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants as to himself or itself to Parent as follows:

                     (a) Authority; Execution and Delivery; Enforceability. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. Such Stockholder has duly and validly executed and delivered this Agreement and (assuming its due authorization, execution and delivery by the other parties hereto other than such Stockholder’s Affiliates), this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity). The execution and delivery by such Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon the Subject Shares or upon any of the properties or assets of such Stockholder, under, (i) any provision of any Contract to which such

Stockholder is a party or by which the Subject Shares or any properties or assets of such Stockholder are bound, (ii) in the case of a Stockholder that is an entity, such Stockholder’s organizational documents, or (iii) subject to the filings and other matters referred to in the next sentence, any provision of any Order or Law applicable to such Stockholder, the Subject Shares or any properties or assets of such Stockholder; except in the case of clauses (i) and (iii) for conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to restrict, prevent or delay in any material respect the performance by such Stockholder of its obligations under this Agreement. No Consent or exemption of, or registration, declaration or filing with, any Governmental Entity or any other Person is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than the applicable requirements, if any, of the Exchange Act (including such reports and schedules under Sections 13(d), 13(e) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby) and any other Consent, exemption, registration, declaration or filing the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to restrict, prevent or delay in any material respect the performance by such Stockholder of its obligations under this Agreement.

                    (b) The Owned Shares. Except as expressly stated otherwise on Schedule A hereto, such Stockholder is the record owner and Beneficial Owner of, and has good and valid title to, the Owned Shares, free and clear of any Liens (except for restrictions under the Target Charter and Target By-Laws or federal or state securities laws). Such Stockholder does not Beneficially Own, or own of record, any equity securities of Target other than the Subject Shares (including the options set forth opposite such Stockholder’s name on Schedule A hereto, as applicable) and, except for any Affiliate of such Stockholder party hereto, no Affiliate of such Stockholder Beneficially Owns, or owns of record, any equity securities of Target. Except as expressly stated otherwise on Schedule A hereto, such Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares is subject to any voting trust or other Contract, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Merger Agreement. Such Stockholder has not appointed or granted any proxy or similar agreement inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Subject Shares. Notwithstanding any other provision of this Agreement, Stockholder will not be required to vote in favor of the Merger (nor will the irrevocable proxy apply) if the Target and Parent amend the Merger Agreement and either (i) such amendment is not approved by the Board of Directors of the Target or a special committee thereof, or (ii) such amendment results in the Stockholder receiving different treatment or consideration for his, her, or its Subject Shares than is received on a per share basis by the other stockholders of the Target who have executed an agreement with Parent similar to this Agreement.

                     As used in this Agreement, “Beneficial Owner” means, with respect to any security, any Person who, directly or indirectly, through any Contract, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act. For purposes of this Agreement, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person include securities Beneficially Owned by all other persons with whom such Person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to securities of the same issuer. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Ownership” shall have correlative meanings to “Beneficial Owner”.

                     (c) Merger Agreement. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

                    Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows: Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly and validly executed and delivered this Agreement, and (assuming its due authorization, execution and delivery by the other parties hereto) this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity).

                    Section 3. Covenants of Each Stockholder. Each Stockholder covenants and agrees as follows:

                    (a) (i) At every meeting of the stockholders of Target called to seek the Target Stockholder Approval, at every adjournment or postponement thereof, and in each other circumstance upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement or any of the transactions contemplated thereby (including the Target Merger and the Parent Merger), and any actions that would reasonably be considered to be in furtherance thereof, is sought, such Stockholder shall, (A) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and (B) vote (or cause to be voted), including by executing a written consent solicitation if requested by Parent, the Subject Shares in favor of the Merger Agreement and the other transactions contemplated thereby, and take any other actions reasonably requested by Parent in furtherance thereof (including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of Target’s stockholders at which any of the foregoing matters are submitted for consideration and vote of Target’s stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters). Such Stockholder represents that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

                    (ii) Such Stockholder hereby irrevocably grants to, and appoints, Parent and any individual designated in writing by Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, in a manner consistent with this Section 3. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a)(ii) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. Upon delivery of written request to do so by Parent, such Stockholder shall as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 3(a)(ii); provided that such written instrument or proxy shall (i) be in a form reasonably acceptable to such Stockholder, and (ii) terminate upon the termination of this Agreement. Parent agrees that to the extent it exercises its rights under this Section 3(a)(ii), Parent shall comply with the appearance and voting requirements imposed on such Stockholder by Section 3(a)(i) with respect to such Stockholder’s Subject Shares.

                    (b) At any meeting of the stockholders of Target or at any adjournment or postponement thereof or in any other circumstances upon which such Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) the Subject Shares against (and shall not provide consents in favor of) (i) any consolidation, combination, sale of substantial assets, merger, reorganization, recapitalization, dissolution, liquidation or winding up of or by Target (other than the Merger Agreement and the transactions contemplated thereby), (ii) any Alternative Transaction or Target Alternative Proposal (including any Superior Proposal), and (iii) any amendment of the Target Charter or the Target By-Laws or other proposal or transaction involving Target or any of its Subsidiaries, which amendment or other proposal or transaction would reasonably be expected to in any manner impede, frustrate, prevent, delay or nullify any provision of the Merger Agreement or any of the transactions contemplated hereby or thereby, or change in any manner the voting rights of any class of capital stock of Target. Such Stockholder shall not commit or agree to take any action inconsistent with the foregoing requirements in this Section 3(b).

                    (c) Except as set forth in this Agreement, such Stockholder shall not, without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion) (i) sell, transfer, pledge, hypothecate, assign or otherwise dispose of (including by gift), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, or propose to Transfer, any Subject Shares to any Person, (ii) grant any proxies, options or right of first offer or right of first refusal with respect to the Subject Shares, (iii) enter into, or propose to enter into, any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to any Subject Shares, (iv) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations hereunder or (v) commit or agree to take any of the foregoing actions in clauses (i), (ii), (iii) or (iv). Notwithstanding anything to the contrary in the preceding sentence, nothing in this Section 3(c) shall prohibit (x) any Transfer in the case of such Stockholder’s death, by will or by the laws of interstate succession, or (y) any Transfer by a Stockholder to a trust for the benefit of any immediate family member of such Stockholder in connection with estate planning purposes so long as all of the beneficial interests in such trust are held by such Stockholder or one or more immediate family members of such Stockholder; in each case, so long as the other party to such Transfer or arrangement executes this Agreement (or a joinder thereto in a form reasonably satisfactory to Parent) and agrees to be bound by its terms; provided, however, that notwithstanding such Transfer or arrangement, such Stockholder shall continue to be liable for any breach by such transferee of its agreements and covenants under this Agreement.

                    (d) Such Stockholder shall not, and shall use its commercially reasonable best efforts to cause any manager, officer, director, employee, agent, representative, consultant, financial advisor, attorney, accountant, other agent or controlled affiliate of such Stockholder not to, directly or indirectly, (i) solicit, initiate, or take any action that it knows or reasonably should know would facilitate or encourage the submission of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiation with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to the Subject Shares. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any manager, officer, director, employee, agent, representative, consultant, financial advisor, attorney, accountant, other agent, or controlled affiliate of such Stockholder shall be deemed to be a breach of this Section 3(d) by such Stockholder. Each Stockholder shall, and shall use its commercially reasonable best efforts to cause its managers, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants, other agents, and controlled affiliates, as applicable, to, cease immediately and cause to be terminated any and all existing discussions, conversations, negotiations and other communications with any Person (other than any party to the Merger Agreement) conducted heretofore with respect to, or that would reasonably be expected to lead to, an Alternative Transaction or an Alternative Proposal.

                    (e) Such Stockholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby, without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion), except to the extent required by applicable Law.

                     (f) Such Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under the Delaware General Corporation Law) in connection with the Merger Agreement and the transactions contemplated thereby.

                    (g) Notwithstanding anything to the contrary in this Agreement and in this Section 3 in particular, such Stockholder is only executing this Agreement in his capacity as the Beneficial Owner, or owner of record, of the Subject Shares.

                    Section 4. Termination. This Agreement shall terminate upon the earlier of (a) the Effective Time, and (b) the termination of the Merger Agreement in accordance with its terms; except that (Section 3(e), Section 6(b), Sections 6(d) through 6(n) and this Section 4 shall survive any termination of this Agreement; and (y) no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                     Section 5. Additional Matters. Each Stockholder and Parent shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the other party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                    Section 6. General Provisions.

                     (a) Parent acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Subject Shares (and not in any other capacity, including any capacity as a director or officer of Target). To the extent that any Stockholder or any of its Affiliates, managers, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents is a director or officer of Target nothing herein shall limit or affect any actions taken by any such officer or director in their capacities as such, or require such Stockholder or any of its Affiliates, managers, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents to take any action, in each case, in his capacity as a director or officer of Target, including to disclose information acquired solely in his capacity as a director or officer of Target, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by him in such capacity as a director or officer of Target, shall not be deemed to constitute a breach of this Agreement. Without limiting the foregoing, and for the avoidance of doubt, nothing in this Section 6(a) shall affect any of the rights or remedies of Parent under the Merger Agreement or relieve Target from any breach or violation of the Merger Agreement caused by any action or omission of any Stockholder or any of its Affiliates, managers, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants or other agents (in its capacity as a director or officer of Target, or otherwise).

                    (b) Each Stockholder agrees that it shall not assert or bring any claims against any other Stockholder, under any circumstance, for any matter whatsoever arising out of this Agreement.

                    (c) Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares, other than the right of Parent to vote the Subject Shares upon the terms and subject to the conditions of this Agreement. Except as provided in this Agreement, all rights, ownership and economic benefits of and relating to such Stockholder’s Shares shall remain vested in and belong to such Stockholder, and Parent or Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Target or exercise any power or authority to direct such Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein, or in the performance of such Stockholders’ duties or responsibilities as stockholders of Target. Nothing in this Agreement shall be interpreted as (i) obligating a Stockholder to exercise any warrants, options, conversion of convertible securities or otherwise to acquire any equity securities of Target or (ii) creating or forming a “group” with any other Person, including Parent or Merger Sub or any other Stockholder, for purposes of Rule 13d-5(b)(1) under the Exchange Act or any other similar provision of applicable Law.

                     (d) Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

                     (e) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                    (f) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given in accordance with Section 12.1 of the Merger Agreement to Parent at the address set forth in Section 12.1 of the Merger Agreement and to any Stockholder at such Stockholder’s address set forth opposite its name on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

                    (g) Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes’ or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words defined in the singular have the parallel meaning in the plural and vice versa. Words of one gender shall be construed to apply to each gender and the neutral gender. The term “party” refers to a party to this Agreement and the term “parties” refers to the parties to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

               (h) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

               (i) Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

               (j) Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

               (k) Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the Borough of Manhattan, State of New York. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

               (l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(l).

               (m) Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

               (n) Enforcement. The parties agree that irreparable injury would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents (in addition to any other remedy that may be available to the non-breaching party whether in Law or equity) to: (1) any decree or order of specific performance to enforce the observance and performance of such covenant or obligation; or (2) any injunction restraining such breach or threatened breach, in each case, without requiring proof of actual damages and without any requirement to obtain, furnish or post any bond or similar instrument. The parties further agree that no other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to such first party obtaining any remedy referred to in this Section 6(n), and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary herein, to the extent the terms of this Section 6(n) conflict with the rights and remedies of Parent under the Merger Agreement with respect to any claim arising out of or related to the Merger Agreement, the Merger Agreement shall control.

               IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.

RODMAN & RENSHAW CAPITAL GROUP, INC.

By:

Name: Edward Rubin
Title: President and Chief Executive Officer

THE STOCKHOLDERS:

KEITH R. KNOX

ANTHONY M. SANFILIPPO

PETER ZUGSCHWERT

JOHN C. SHAW, JR.

JOHN W. MASCONE

KENNETH D. PASTERNAK

SEAPORT HUDSON LLC

By:

Name:
Title:

AJAY SAREEN

FRANK DRAZKA

Section 262 of the General Corporation Law of the State of Delaware

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

          Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s certificate of incorporation provides that none of its directors shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

          Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          The Company’s certificate of incorporation provides that it will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Company’s certificate of incorporation provides that it will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in the Company’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

          The Company entered into indemnification agreements with each of its directors and intends to enter into indemnification agreements with each of its executive officers. These indemnification agreements may require the Company, among other things, to indemnify our directors and executive officers for some expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his service as one of the Company’s directors or executive officers, or any other company or enterprise to which the person provides services at the request of the Company.

          The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit No.	Description

2.1*

Amended and Restated Agreement and Plan of Merger dated as of January 4, 2011 among Rodman & Renshaw Capital Group, Inc., HHC Acquisition, Inc., and Hudson Holding Corporation (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

3.1(a)

Restated Certificate of Incorporation of Rodman & Renshaw Capital Group, Inc., as amended (filed as an exhibit to a Current Report on Form 8-K filed on January 22, 2007 and incorporated herein by reference)

3.1(b)

Amendment to Certificate of Incorporation of Rodman & Renshaw Capital Group, Inc. (filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 (SEC No. 333-144684) on September 20, 2007 and incorporated herein by reference)

3.2	Amended and Restated Bylaws of Rodman & Renshaw Capital Group, Inc. (filed as an exhibit to a Current Report on Form 8-K filed on January 22, 2007 and incorporated herein by reference)

4.1	Specimen stock certificate (filed as an exhibit to Amendment No.1 to the Registration Statement on Form S-1 (SEC No. 333-144684) on September 20, 2007 and incorporated herein by reference)

5.1*	Opinion of Morse, Zelnick, Rose & Lander, LLP

8.1	Opinion of Haynes and Boone, LLP relating to certain U.S. tax matters

10.1	2007 Amended and Restated Stock and Incentive Plan (filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference)

10.2	2010 Stock Award and Incentive Plan (filed as Appendix A to Schedule 14A on March 26, 2010 and incorporated herein by reference)

10.3	Michael Vasinkevich Employment Agreement (filed as an exhibit to the Current Report on Form 8-K filed on December 2, 2010 and incorporated herein by reference)

10.4	John J. Borer III Employment Agreement (filed as an exhibit to the Current Report on Form 8-K filed on December 2, 2010 and incorporated herein by reference)

10.5	Edward Rubin Employment Agreement (filed as an exhibit to the Current Report on Form 8-K filed on December 2, 2010 and incorporated herein by reference)

10.6	Amended and Restated Wesley Clark Employment Agreement (filed as an exhibit to the Current Report on Form 8-K on July 11, 2007 and incorporated herein by reference)

10.7	Form of Tax Indemnification Agreement, dated as of July 10, 2007 (filed as an exhibit to the Current Report on Form 8-K on July 11, 2007 and incorporated herein by reference)

10.8	Form of Indemnification Agreement, dated as of July 10, 2007 (filed as an exhibit to the Current Report on Form 8-K on July 11, 2007 and incorporated herein by reference)

10.9	Executive Bonus Plan (filed as an exhibit to Amendment No.1 to the Registration Statement on Form S-1 (SEC No. 333-144684) on September 20, 2007 and incorporated herein by reference)

10.10	David Horin Employment Agreement (filed as an exhibit to the Current Report on Form 8-K on March 18, 2008 and incorporated herein by reference)

10.11

Asset Purchase Agreement, dated May 9, 2008, between COSCO Capital Management LLC and its related companies and Rodman & Renshaw Capital Group, Inc. (filed as an exhibit to the Current Report on Form 8-K on December 2, 2010 and incorporated herein by reference)

10.12	Operating Agreement of Aceras BioMedical LLC, as amended (filed as an exhibit to the Quarterly Report on Form 10-Q on September 30, 2010 and incorporated herein by reference)

10.13

Form of Restricted Stock Unit Agreement between Rodman & Renshaw Capital Group, Inc. and each Messrs. Vasinkevich, Rubin, and Borer (filed as an exhibit to the Current Report on Form 8-K on December 2, 2010 and incorporated herein by reference)

10.14

Form of Voting Agreement, dated January 4, 2011, among Rodman & Renshaw Capital Group, Inc. and Certain Stockholders of Hudson Holding Corporation (filed as an exhibit to the Current Report on Form 8-K dated January 5, 2011 and incorporated herein by reference)

21.1	Subsidiaries (filed as an exhibit to the Annual Report on Form 10-K filed on March 16, 2010 and incorporated herein by reference)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Rodman & Renshaw Capital Group, Inc.

23.2	Consent of Marcum LLP, Independent Registered Public Accounting Firm of Hudson Holding Corporation

23.4*	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)

23.5	Consent of Haynes and Boone, LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included in the Signature Page)

99.1	Form of Hudson Holding Corporation proxy card

99.2*	Consent of New Century Capital Partners

* Previously filed.

          (b) Financial Statement Schedules. The information required by the schedules called for under Regulation S-X is either not applicable or is included in the financial statements or notes thereto.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser.

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

          A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

          B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 16, 2011.

RODMAN & RENSHAW CAPITAL GROUP, INC.

By:	/s/ Edward Rubin

Edward Rubin — Chief Executive Officer
(Principal Executive Officer)

/s/ Edward Rubin	Chief Executive Officer, President and
Director
Edward Rubin	(Principal Executive Officer)

/s/ David Horin	Chief Financial Officer
(Principal Financial and Accounting Officer)
David Horin

/s/ Wesley K. Clark*	Chairman and Director

Wesley K. Clark

/s/ Michael Vasinkevich*	Vice Chairman and Director

Michael Vasinkevich

/s/ John J. Borer III*	Senior Managing Director and Director

John J. Borer III

/s/ Winston Churchill*	Director

Winston Churchill

/s/ Richard M. Cohen*	Director

Richard M. Cohen

/s/ Peter F. Drake*	Director

Peter F. Drake

/s/ Sam Dryden*	Director

Sam Dryden

/s/ Mark L. Friedman*	Director

Mark L. Friedman

/s/ Marvin I. Haas*	Director

Marvin I. Haas

*By:	/s/ Edward Rubin

Edward Rubin Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.		Description

2.1	*

Amended and Restated Agreement and Plan of Merger dated as of January 4, 2011 among Rodman & Renshaw Capital Group, Inc., HHC Acquisition, Inc., and Hudson Holding Corporation (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)

3.1	(a)

Restated Certificate of Incorporation of Rodman & Renshaw Capital Group, Inc., as amended (filed as an exhibit to a Current Report on Form 8-K filed on January 22, 2007 and incorporated herein by reference)

3.1	(b)

Amendment to Certificate of Incorporation of Rodman & Renshaw Capital Group, Inc. (filed as an exhibit to Amendment No. 1 to the Registration Statement on Form S-1 (SEC No. 333-144684) on September 20, 2007 and incorporated herein by reference)

3.2		Amended and Restated Bylaws of Rodman & Renshaw Capital Group, Inc. (filed as an exhibit to a Current Report on Form 8-K filed on January 22, 2007 and incorporated herein by reference)

4.1		Specimen stock certificate (filed as an exhibit to Amendment No.1 to the Registration Statement on Form S-1 (SEC No. 333-144684) on September 20, 2007 and incorporated herein by reference)

5.1	*	Opinion of Morse, Zelnick, Rose & Lander, LLP

8.1		Opinion of Haynes & Boone, LLP relating to certain U.S. tax matters

10.1		2007 Amended and Restated Stock and Incentive Plan (filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference)

10.2		2010 Stock Award and Incentive Plan (filed as Appendix A to Schedule 14A on March 26, 2010 and incorporated herein by reference)

10.3		Michael Vasinkevich Employment Agreement (filed as an exhibit to the Current Report on Form 8-K filed on December 2, 2010 and incorporated herein by reference)

10.4		John J. Borer III Employment Agreement (filed as an exhibit to the Current Report on Form 8-K filed on December 2, 2010 and incorporated herein by reference)

10.5		Edward Rubin Employment Agreement (filed as an exhibit to the Current Report on Form 8-K filed on December 2, 2010 and incorporated herein by reference)

10.6		Amended and Restated Wesley Clark Employment Agreement (filed as an exhibit to the Current Report on Form 8-K on July 11, 2007 and incorporated herein by reference)

10.7		Form of Tax Indemnification Agreement, dated as of July 10, 2007 (filed as an exhibit to the Current Report on Form 8-K on July 11, 2007 and incorporated herein by reference)

10.8		Form of Indemnification Agreement, dated as of July 10, 2007 (filed as an exhibit to the Current Report on Form 8-K on July 11, 2007 and incorporated herein by reference)

10.9		Executive Bonus Plan (filed as an exhibit to Amendment No.1 to the Registration Statement on Form S-1 (SEC No. 333-144684) on September 20, 2007 and incorporated herein by reference)

10.10		David Horin Employment Agreement (filed as an exhibit to the Current Report on Form 8-K on March 18, 2008 and incorporated herein by reference)

10.11

Asset Purchase Agreement, dated May 9, 2008, between COSCO Capital Management LLC and its related companies and Rodman & Renshaw Capital Group, Inc. (filed as an exhibit to the Current Report on Form 8-K on December 2, 2010 and incorporated herein by reference)

10.12		Operating Agreement of Aceras BioMedical LLC, as amended (filed as an exhibit to the Quarterly Report on Form 10-Q on September 30, 2010 and incorporated herein by reference)

10.13

Form of Restricted Stock Unit Agreement between Rodman & Renshaw Capital Group, Inc. and each Messrs. Vasinkevich, Rubin, and Borer (filed as an exhibit to the Current Report on Form 8-K on December 2, 2010 and incorporated herein by reference)

10.14

Form of Voting Agreement, dated January 4, 2011, among Rodman & Renshaw Capital Group, Inc. and Certain Stockholders of Hudson Holding Corporation (filed as an exhibit to the Current Report on Form 8-K dated January 5, 2011 and incorporated herein by reference)

21.1		Subsidiaries (filed as an exhibit to the Annual Report on Form 10-K filed on March 16, 2010 and incorporated herein by reference)

23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm of Rodman & Renshaw Capital Group, Inc.

23.2		Consent of Marcum LLP, Independent Registered Public Accounting Firm of Hudson Holding Corporation

23.4	*	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)

23.5		Consent of Haynes and Boone, LLP (included in Exhibit 8.1)

24.1	*	Power of Attorney (included in the signature page)

99.1		Form of Hudson Holding Corporation proxy card

99.2	*	Consent of New Century Capital Partners

* Previously filed.